As filed with the Securities and Exchange Commission on January 20, 2023.

Registration No. 333-269001

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ideanomics, Inc.

(Exact name of registrant as specified in our charter)

Nevada	7380	20-1778374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1441 Broadway, Suite 5116

New York, NY 10018

(212) 206-1216

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred P. Poor

Chief Executive Officer

1441 Broadway, Suite 5116

New York, NY 10018

(212) 206-1216

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Haddad, Esq.

Venable LLP

1270 Avenue of the Americas, 24th Floor

New York, NY 10020

(212) 503-9812

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:        ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2023

PRELIMINARY PROSPECTUS

483,016,666 Shares

Common Stock

This prospectus relates to the disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders” on page 105 of up to 483,016,666 shares of our common stock.

The selling stockholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our common stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” on page 111 for a description of how the selling stockholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

We are not a Chinese operating company but a Nevada operating company with the majority of operations conducted by our subsidiaries established in multiple jurisdictions including various states of the United States, Italy, Spain, the People’s Republic of China (“PRC” or “China”), Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), Malaysia, and England and Wales. Such a corporate structure involves unique risks to investors. Therefore, investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk. You should carefully read and consider the risk factors beginning on page 21 of this prospectus and, in particular, section “Risks Related to Doing Business in China” beginning on page 24 before you make your investment decision. The legal and operational risks associated with operating in China also apply to our operations in Hong Kong.

Investors in our securities are not purchasing equity interests in any of our subsidiaries but instead are purchasing equity interests in the Nevada corporation. Our investors may never hold equity interests in the Chinese operating companies or in any other of our subsidiaries as a result of this offering.

On December 16, 2021, the Public Company Accounting Oversight Board (“PCAOB”) issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our auditor, Grassi & Co., CPAs, P.C. Further, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the Holding Foreign Companies Accountable Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Our auditor, Grassi & Co., CPAs, P.C., is based in the United States, has been inspected by the PCAOB on a regular basis, with the last inspection conducted in the year 2020, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. Therefore, neither the Holding Foreign Companies Accountable Act and related regulations, nor AHFCAA affected us or are projected to affect us. Our principal executive offices are located in the United States and all of our executive officers, directors, and members of senior management are located outside of China or Hong Kong and do not have ties to China or Hong Kong that negatively impact our business or this offering.

Although (i) we have only direct ownership of our operating entities (including Hong Kong and PRC operating entities owned as either wholly foreign-owned enterprises or sino-joint ventures) and we currently do not have, nor we intend to have any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity and (ii) we are in the process of restructuring our PRC operations, to the extent we have subsidiaries, operations, or assets in PRC and Hong Kong, we are still subject to numerous legal and operational risks associated with our subsidiaries in PRC and Hong Kong and a significant portion of our operations in PRC. Chinese regulatory authorities could disallow this structure or impose measures that would make the restructuring of PRC operations an equivalent of losing the portion or the entirety of the assets in PRC, which would likely result in a material change in our operations and/or a material change in the value of our Common Stock, including that it could cause the value of our Common Stock to significantly decline or become worthless. We do not, however, believe that such risks could hinder our ability to offer or continue to offer securities to investors in this offering or otherwise, because we are incorporated in Nevada and not in PRC and the only portion of our business and operations pregnable to the described risks is our PRC operations, and such operations are already projected to be curtailed in accordance with the decision of our Board of Directors. Please carefully review section titled “Control by the Chinese Government. Permission or Approval by the Chinese Government” on page 19 of this prospectus and risk factors “Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 24 of this prospectus and “PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably” on page 24 of this prospectus.

The majority of our operations is conducted by and through our subsidiaries. Consequently, we rely on transfer of cash and assets between us and our subsidiaries in order to finance our operations. To the extent cash and assets in our business are in the PRC or Hong Kong or our PRC/Hong Kong entity, the funds and assets may not be available to fund our operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our subsidiaries by the PRC government to transfer cash and assets. See “Summary Risk Factors — Risk related to our operations in China” on page 19 and see “Risk Factors— Restrictions on currency exchange may limit our ability to use cash generated from sales in the PRC to fund our business activities outside of the PRC” on page 22. As a result, we face various restrictions and limitations on our ability to transfer cash between entities, across the PRC/Hong Kong border, and to non-PRC/Hong Kong investors, and our ability to distribute earnings from our subsidiaries to the Company and holders of our shares of Common Stock, provided, that we do not expect to pay any cash dividends to the holders of our Common Stock in the foreseeable future.

We have not made any dividends or distributions to our shareholders as of the date of this prospectus. Other than specified in the table below, as of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company. All transfers of assets between Ideanomics and its subsidiaries took the form of cash transfers during the period commencing January 1, 2019, to the date of this prospectus. The amounts of such cash transfers during the following years together with the direction of the cash transfers are illustrated in the table below (dollars in thousands):

Year	Aggregate Transfers from Ideanomics to Subsidiaries, $(2)	Aggregate Transfers from Subsidiaries to Ideanomics, $(2)
	13,011 YOD Asia HK
	1,040 US subsidiaries(1)
	7 Other
2019	14,058	0
	5,350 YOD Asia HK
	3,045 Tree Technologies
	1,587 US subsidiaries(1)
	6 Other
2020	9,988	0
	43,450 YOD Asia HK
	3,500 Tree Technologies
	22,875 US subsidiaries(1)
	6 Other
2021	69,831	0
	0 YOD Asia HK	11,001 YOD Asia HK
	3,000 Tree Technologies
	34,771 US subsidiaries(1)
	6,160 Energica
2022 (9 months)	43,931	11,001

(1)	US subsidiaries noted above include DBOT, Timios, Grapevine, US Hybrid, Wave Technologies and Solectrac.
(2)

The table reflects cash transfers between Ideanomics, Inc. and consolidated subsidiaries, and as such were eliminated in consolidation. These transactions were executed within a control group and may not be representative of arms-length transactions.

For more information on cash transfers, dividends, or distributions, including the condensed consolidating schedules of the results of operations and cash flows, respectively, for the year ended December 31, 2019, presenting the related activity for the VIEs prior to their termination on December 31, 2019, please carefully review the section titled “Prospectus Summary—Dividend Distribution and Cash Transfer Between the Company and Subsidiaries” on page 10.

Additionally, even if we successfully restructure our operations in China, we may be limited in our ability to utilize the post-restructuring assets of our PRC/Hong Kong subsidiaries which may result in a partial or total loss of such assets. The PRC government could prevent the cash maintained from leaving the PRC/Hong Kong, could restrict deployment of the cash to our non-China operations and restrict the ability to pay dividends, if any, including the dividends to the holding companies. For details regarding the restrictions on our ability to transfer cash between us, our subsidiaries and the investors, see “Risk Factors—Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow and conduct our business” on page 22. Please also carefully review subsection tiled “Dividend Distribution and Cash Transfer Between the Company and Subsidiaries” of this prospectus on page 11. As of the date of this prospectus, we have no cash management policies that dictate how funds are transferred between the Company and its subsidiaries. We do not expect to pay dividends or distribute earnings to our investors in the foreseeable future. For more information on transfer of cash between the Company and its subsidiaries, see “Prospectus Summary—Dividend Distribution and Cash Transfer Between the Company and Subsidiaries” on page 10. The PRC government’s significant discretion and authority in regulating our operations in PRC or implementation of industry-wide regulations this nature may cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Relating to Doing Business in China—The PRC government’s significant oversight and discretion over the conduct of our business in PRC and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Common Stock” on page 26.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We have relied on the opinion of our PRC counsel, DaHui Lawyers, that as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Therefore, we generally believe that the recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns have or may have limited impact on our ability to conduct our business in certain instances, but are not expected to affect our ability to accept investments or list on the Nasdaq Capital Market or other U.S. exchanges. The following table illustrates the impact of such statements in detail:

Area of Impact	The Sector of Impact of China’s Government Statements
	Use of variable interest entities	Data security	Anti-monopoly concerns
Ability to conduct Ideanomics’ business	No impact, because we do not and will not use VIE in PRC

The PRC data security and the personal information protection laws and regulations both prohibit and limit Chinese entities from providing data collected and generated in China to agencies or judicial authorities outside of China.

This has impacted our audit process in connection with providing our auditors with accurate information on our operations in PRC, which impact was primarily in generating additional costs and administrative procedures.

This may further impact our business and operations to the extent we need to transfer any PRC information and data offshore including transferring this information to U.S. authorities or courts. The impact may be limited to additional costs associated with the assessment of the legality of each transfer or, alternatively, may hinder the ability to transfer the information about our PRC operations to the U.S. authorities.

No impact, because we do not hold a dominant market position in any industry sector in PRC.
Ability to accept U.S. or foreign investments	No impact, because we do not and will not use VIE in PRC	We do not anticipate any impact on accepting U.S. or foreign investments.	No impact, because we do not hold a dominant market position in any industry sector in PRC.

Ability to list on Nasdaq or other U.S. or foreign exchanges	No impact, because we do not and will not use VIE in PRC

We do not anticipate any impact because we are not an issuer incorporated in China or Hong Kong and the cybersecurity review under PRC law is not applicable to us. Additionally, even if it was applicable, no cybersecurity review would be triggered, because our PRC subsidiaries do not process any “Important Data” or constitute critical information infrastructure operator as defined under PRC law or process personal information of more than 1 million data subjects.

No impact, because we do not hold a dominant market position in any industry sector in PRC.

Further, we have also relied on the opinion of our PRC counsel, DaHui Lawyers, that as of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for listing or securities offering plans. As of the date of this prospectus, neither we, nor our subsidiaries received any inquiry, notice, warning, or sanctions regarding our offering of securities from the CSRC or any other PRC governmental authorities. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S., and we are not able to assess with certainty whether such rules may be enforceable against us as a Nevada corporation prior to our discontinuation of operations in China. Any future U.S., Chinese, or other laws, rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations.

On May 20, 2022, we received a deficiency notification from Nasdaq indicating that the bid price for our Common Stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5550(a)(2). We were provided a 180 calendar day grace period, or until November 16, 2022, to regain compliance with the minimum bid price requirement. We did not regain compliance with the minimum bid price requirement on or before November 16, 2022. Subsequently, Nasdaq has determined that we are eligible for an additional 180 calendar day grade period, or May 15, 2023, to regain compliance. If we do not regain compliance with the minimum bid price requirement by May 15, 2023, Nasdaq will provide written notification that our Common Stock will be delisted. At that time, we may appeal Nasdaq’s determination to a hearings panel. We intend to cure the bid price deficiency during the second 180 calendar day grace period by implementing a reverse stock split if necessary and in sufficient time to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the second compliance period. If we fail to regain compliance with the Nasdaq continued listing standards, our Common Stock will be subject to delisting from Nasdaq. See “Summary Risk Factors — Risks related to an ownership of our common stock” on page 19 and see “Risk Factors — We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital.” on page 24.

On November 30, 2022, we received a letter (the “Letter”) from Nasdaq indicating that we were no longer in compliance with the audit committee requirements as set forth in Nasdaq Listing Rule 5605, which requires the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) to be comprised of a minimum of three independent directors. The Audit Committee is currently comprised of two independent directors and one vacancy. The Letter provides that we are eligible for a cure period in which to regain compliance with Nasdaq Listing Rule 5605. This cure period will expire at the earlier of our next annual meeting of stockholders or October 31, 2023. Alternatively, if our next annual meeting is held before May 1, 2023, then we must evidence compliance no later than May 1, 2023. We intend to appoint an additional independent director to our Board of Directors and the Audit Committee as soon as practicable and prior to the expiration of this cure period, but there can be no assurance that we will be able to regain compliance with Nasdaq Listing Rule 5605 or maintain compliance with any other listing requirements. The Letter has no immediate effect on the listing or trading of our Common Stock, which will continue to be listed and traded on the Nasdaq Capital Market under the symbol “IDEX,” subject to the Company’s compliance with the other Nasdaq listing requirements. See “Summary Risk Factors — Risks related to an ownership of our common stock” on page 19 and see “Risk Factors — We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital.” on page 24.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IDEX.” On January 19, 2023, the closing price of our Common Stock was $0.17 per share.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

See the section entitled “Risk Factors” beginning on page 24 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January _____, 2023.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders may, from time to time, sell the securities described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Ideanomics,” “we,” “us,” “our,” and similar terms refer to Ideanomics, Inc. and its consolidated subsidiaries.

The legal and operational risks associated with operating in PRC described in this prospectus also apply to our operations in Hong Kong.

This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the®, ™ or similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning our transition to become a next-generation Fintech company; our expectations regarding the market for our new and existing products and industry segment growth; our expectations regarding demand for and acceptance of our new and existing products or services; our expectations regarding our partnerships and joint ventures, acquisitions, investments; our business strategies and goals; any projections of sales, earnings, revenue, margins or other financial items; any statements regarding the plans, strategies, and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in the PRC; and all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, and without limitation, those identified in “Risk Factors” included herein, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included herein are made as of the date of this prospectus. We undertake no obligation to update any of these forward-looking statements, whether written or oral, that may be made, from time to time, after the date of this prospectus to conform our prior statements to actual results or revised expectations.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Business” and in our financial statements, together with any accompanying prospectus supplement.

Ideanomics, Inc.

Ideanomics is an operating company incorporated in 2004 under the laws of the State of Nevada. Our evolution has been driven by technological innovation and numerous strategic acquisitions of businesses to act as our operating subsidiaries that expanded our product offerings and complemented our existing solutions. Currently, Ideanomics conducts its operations globally in one segment with two business units – Ideanomics Mobility and Ideanomics Capital. Ideanomics Mobility has as its mission the acceleration of commercial adoption of electric vehicles. Ideanomics Capital is the Company’s business focused on the financial services and title and agency services in the real estate market. Over time, it is Ideanomics intention to focus Ideanomics Capital solely as the financial services arm of Ideanomics Mobility and to divest its other fintech assets accordingly.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “IDEX.”

See the section titled “Business” for a description of our business.

Corporate Information

The mailing address of our principal executive office is 1441 Broadway, Suite 5116, New York, NY 10018. Our telephone number is (212) 206-1216. Our website address is www.ideanomics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus.

Dividend Distribution and Cash Transfer Between the Company and Subsidiaries

Within the organization, all financing has been done by the Company that has historically raised capital through equity and debt instruments. While the Company’s operating subsidiaries generate revenues, Ideanomics has historically assisted its subsidiaries in funding their operating losses, working capital, and capital expenditures. This funding has historically been done through intercompany loans.

Other than specified below, as of the date of this prospectus:

•	neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors; and
•	none of our subsidiaries have ever issued any dividends or distributions to us in the form of dividends.

As of the date of this prospectus, we have no cash management policies that dictate how funds are transferred between the Company and its subsidiaries.

As a growth company, Ideanomics has raised capital for the purposes of investing in technology and acquisitions with a recent focus on the electrification of different modes of transportation. The Company has incurred significant losses to date for product development, market expansion, and growth of operating capabilities. Consequently, there have been no earnings to distribute in the periods presented. As the public company raised capital in 2020 and 2021, such funds were transferred through a combination of intercompany loans and investments into subsidiaries in the jurisdictions disclosed in the registration statement. All such transfers were made pursuant to the relevant regulatory regimes in which the subsidiaries are domiciled. With limited exception, these loans have not been repaid as the investment recipients either continue to incur early-stage losses or have reinvested any cash generated for expansion.

Our PRC operating entities generate a substantial portion of our revenues that comprised of 26% of the total revenue of the Company during the fiscal year ended December 31, 2021, and 43.2% of the total revenue of the Company during the nine-months period ended September 30, 2022. All such business generated said revenues was conducted in RMB. Under our current corporate structure, we have limitations to transfer cash generated from such revenues from our PRC or Hong Kong subsidiaries to the Company or its non-PRC/Hong Kong subsidiaries in the form of dividends or otherwise. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. If any of our PRC or Hong Kong subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

The cash transfer among the Company and its subsidiaries is usually transferred through intercompany borrowing among the Company and its subsidiaries. This results in a situation where our subsidiaries in PRC may receive financing from the Company (because the Company is permitted to finance its subsidiaries under the Nevada law and regulations of the PRC currently in effect) but the Company has limited access to the cash and assets of PRC subsidiaries, if needed. Such limitation is exacerbated by the fact that the Company is in the process of restructuring its operations in China and may not have access to the portion or the entirety of the assets resulting from curtailing of the operations.

All transfers of assets between Ideanomics and its subsidiaries took the form of cash transfers during the period commencing January 1, 2019, to the date of this prospectus. The amounts of such cash transfers during the following years together with the direction of the cash transfers are illustrated in the table below (dollars in thousands):

Year	Aggregate Transfers from Ideanomics to Subsidiaries, $(2)	Aggregate Transfers from Subsidiaries to Ideanomics, $(2)
	13,011 YOD Asia HK
	1,040 US subsidiaries(1)
	7 Other
2019	14,058	0
	5,350 YOD Asia HK
	3,045 Tree Technologies
	1,587 US subsidiaries(1)
	6 Other
2020	9,988	0
	43,450 YOD Asia HK
	3,500 Tree Technologies
	22,875 US subsidiaries(1)
	6 Other
2021	69,831	0
	0 YOD Asia HK	11,001 YOD Asia HK
	3,000 Tree Technologies
	34,771 US subsidiaries(1)
	6,160 Energica
2022 (9 months)	43,931	11,001

(1)	US subsidiaries noted above include DBOT, Timios, Grapevine, US Hybrid, Wave Technologies and Solectrac.
(2)	The table reflects cash transfers between Ideanomics, Inc. and consolidated subsidiaries, and as such were eliminated in consolidation. These transactions were executed within a control group and may not be representative of arms-length transactions.

The PRC government imposes controls on the convertibility of the Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from China’s State Administration of Foreign Exchange (SAFE) by completing certain procedural requirements, meaning that PRC subsidiaries can distribute dividends without SAFE’s prior approval. Nevertheless, approval from or registration with appropriate PRC government authorities is required where RMB will be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we are required to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debts in any currency other than RMB owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than RMB. For more details, please review the following risk factors: “Restrictions on currency exchange may and did previously limit our ability to use cash generated from operations in the PRC to fund our business activities outside of the PRC” on page 27 and “Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow and conduct our business” on page 27.

The following tables include condensed consolidating schedules of the results of operations and cash flows, respectively, for the year ended December 31, 2019, presenting the related activity for the VIEs prior to their termination on December 31, 2019. As presented in these schedules, the results of operations and the cash flows generated by the VIEs in 2019 are immaterial. The tables are prepared based on the information available to the Company as of the date of this prospectus.

For the year ended December 31, 2019	Company and subsidiaries	VIE’s	Consolidated
(in thousands)
Net cash used in operating activities	$(13,783)	$1	$(13,783)
Net cash used in investing activities	(1,794)	0	(1,794)
Net cash provided by financing activities	15,114	0	15,114
Effect of exchange rate changes on cash	(9)	0	(9)
Net decrease in cash and cash equivalents	(472)	1	(472)
Cash and cash equivalents at the beginning of the year	3,105	1	3,106
Cash and cash equivalents at the end of the year	$2,632	$2	$2,634

For the year ended December 31, 2019	Parent Company	VIE’s	WFOE	Other Subsidiaries	Consolidated
(in thousands)
Total revenue	$40,700	$0	$122	$3,745	$44,567
Total cost of revenue	469	0	1	988	1,458
Gross profit	40,231	0	122	2,756	43,109
Total operating expenses	99,558	12	3,693	8,418	111,682
Loss from operations	(59,327)	(12)	(3,571)	(5,662)	(68,573)
Other expenses net	12,050	2,087	(1,111)	1,094	14,120
Loss before income taxes and non-controlling interest	(71,378)	(2,099)	(2,460)	(6,756)	(82,692)
Income tax expense and equity method investments	13,603	257	0	275	14,136
Net loss	$(84,981)	$(2,356)	$(2,460)	$(7,032)	$(96,828)

Other expenses of $2,087 recorded in 2019 VIE’s in 2019 represent the derecognition of intercompany balances against Ideanomics subsidiaries, which balances were derecognized at the time of deconsolidation on December 31, 2019 to offset the corresponding derecognition in other subsidiaries.

Company Structure

Our Subsidiaries

Ideanomics is an operating company that conducts a substantial majority of its operations through thirty-four (34) of its operating subsidiaries established in various jurisdictions including the United States, Italy, Spain, the People’s Republic of China, Hong Kong, Malaysia, and England and Wales, and eleven (11) subsidiaries with no operations acting solely as holding companies. As of December 1, 2022, there are twenty-two (22) operating subsidiaries of Ideanomics in the United States and five (5) PRC subsidiaries. In addition, fourteen (14) of the subsidiaries of the Company are referred to as dormant subsidiaries that ceased their operations, remain not liquidated solely for the purpose of compliance with administrative formalities, and are expected to be liquidated within 12 months.

Other than intercompany loans, no contractual agreements exist between the Company and its subsidiaries including its PRC subsidiaries because the Company believes that direct ownership is a more effective approach to the corporate structure.

The organizational structure of the Company is comprised of a total of fifty-nine (59) subsidiaries. The chart below illustrates our corporate structure as of December 1, 2022.

Global Legal Entity Chart
Ideanomics, Inc.
Nevada, USA
The MDI Keeper's Fund, L.P. Delaware, USA 30.5% (Operating)
Ideanomics Services Limited (Cyclove) England and Whales 100% (Operating)
Ideanomics Spain, S.L.U. Spain 100% (Operating)
Tree Technologies Sdn. Bhd. Malaysia 51% (Operating)
Tree Manufacturing Sdn. Bhd. Malaysia 55% (Operating)
Glory Connection Sdn. Bhd. Malaysia 34% (Holding)
Prettl Electronics Automotive Gmbh Germany 30% (Operating)
Prettl Electronics Automotive North America (Operating) 100%
Our effective ownership is only 30% because we own 30% of Prettl Electronics Automotive Gmbh which owns 100% of Prettl Electronics Automotive North America
Legend
Entity in which investors are purchasing their interest pursuant to this prospectus
Active Entity
Dormant Entity - To Be Closed

Evolution of our VIE Structure

Prior to 2018 the Company conducted non EV related commercial operations in mainland China through a series of contractual arrangements with two entities in the PRC that functioned as VIEs and used nominee shareholders holding the equity interests in such entities. Such contractual agreements collectively granted the Company the power to direct the VIEs activities that most significantly affected their economic performance, as well to cause the Company to have the obligation to absorb or right to receive the majority of their losses or benefits. For these consolidated VIEs, their assets were not available to the Company and their creditors did not have recourse to the Company. The Company entered into a series of contractual agreements with two VIEs: Beijing Sinotop Scope Technology Co., Ltd and Tianjin Sevenstarflix Network Technology Limited. These contractual agreements were initially set to expire in March 2030 and April 2036, respectively, and could not be terminated by the VIEs, except with the consent of, or a material breach by the Company.

Due to subsequent business strategy adjustment, on or before December 31, 2019, the Company terminated VIE agreements and as a result currently holds interest in, controls and receives the economic benefits of its PRC subsidiaries without the described contractual arrangements and no longer conducts its operations by means of variable interest entities. Upon deconsolidation as of December 31, 2019, the company recognized a loss of $2.0 million related to the write off of amounts owed by the VIE to the Company. As a result, our corporate structure and our operations no longer entail the limits and uncertainties of the VIE structure. The Company is not aware of any inherent risks associated with the described abandonment of the VIE structure. Conversely, the structure was terminated in order to alleviate the limitations of the potential enforceability of contractual arrangements constituting VIE. Nevertheless, there are inherent uncertainties in such restructuring and there is no guarantee that it was entirely successful.

Control by the Chinese Government. Permission or Approval by the Chinese Government.

While a significant portion of our current operations is located in mainland China and a significant portion of our revenue is derived from mainland China, we are incorporated in Nevada, and our board of directors is not under the control of the Chinese government, and as of the date of this prospectus, the Company is not aware of the ability of Chinese government to exert oversight and control on the offerings of our securities. We relied on the opinion of our PRC counsel, DaHui Lawyers, when determining what permissions and approvals are required in connection with the operations of our PRC subsidiaries. The opinion of DaHui Lawyers is filed as Exhibit 99.2 to the registration statement of which this prospectus is a part.

We were advised by and relied on the opinion of our PRC counsel, DaHui Lawyers, when determining that there are no laws and regulations in China that require us to obtain approvals or permits for overseas listings or securities offerings. We were further advised that there are no laws and regulations that could be interpreted as requiring PRC approval for us, as a Nevada corporation, to issue securities overseas solely because we own PRC subsidiaries or conduct business in China. Furthermore, as of the date of this prospectus, none of our PRC subsidiaries has been informed by any Chinese government authorities of any requirement that we submit for any permission or approval in connection with an offering of securities on a U.S. securities marketplace. Therefore, although we face significant risks in connection with our operations in China and our structure, no permission or approval from Chinese authorities is required for us to conduct securities offerings. We are not subject to PRC rules and regulations relating to overseas listing and securities offering. Notwithstanding the above, the SCNPC or other Chinese government authorities may in the future promulgate laws, regulations, or implementing rules that could require the Company and the PRC subsidiaries to obtain regulatory approval from relevant Chinese government authorities before offering securities in offshore listings, and we are not able to assess with certainty whether such developments may be enforceable against the Company in connection with this offering or future offerings.

Additionally, we are not required to obtain permissions or approvals from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”), or any other PRC governmental authority to operate our business or to issue securities.

Our PRC subsidiaries are required to obtain certain permits and licenses from certain PRC government agencies to operate their businesses in China, such as business licenses from the State Administration for Market Regulation (SAMR), filings with relevant local branches of Ministry of Commerce (MOFCOM) for establishment as the foreign-invested companies, registrations with PRC tax authorities, filings with PRC customs for carrying out export and import business activities and registrations with China’s State Administration of Foreign Exchange (SAFE) for the ability to receive funds from offshore entities and transfer funds to offshore entities. As of the date of this prospectus, all of our PRC subsidiaries have obtained the required business licenses from the SAMR and complied with registration and filing requirements of other Chinese government agencies, and have not received or been denied such registrations or filings by any PRC authority. The permissions or approvals in this paragraph constitute each permission or approval that we or our subsidiaries are required to obtain from PRC authorities. We relied on the opinion of our PRC counsel, DaHui Lawyers, when determining what permissions and approvals are required in connection with the operations of our PRC subsidiaries.

If we (i) do not receive or maintain future approvals, or (ii) inadvertently conclude that such approvals are not required, or (iii) applicable laws, regulations, or interpretations change such that we are required to obtain approvals in the future, in the event our PRC operations are not discontinued when any of the events (i) through (iii) take place, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend its relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or, and these risks could result in a material adverse change in our PRC operations, significantly limit or completely hinder its ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value.

Notwithstanding the above, adverse actions of the PRC government in connection with our business and operations may result in our inability to access a portion or the entirety of our assets in China which may cause the value of our securities significantly decline or be worthless.

Risk Factors Summary

An investment in our common stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” and incorporated therein by reference, alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations.

There are three groups of Risk Factors described relevant to this offering that should be reviewed by anyone investing in our securities:

Risk factors related to our business including our financial condition and industries in which we operate.

Those risk factors are incorporated in this prospectus by reference to our periodic filings. Additionally, for discussion on whether and how such loss of financial records kept with third-party providers impacts our business and disclosure controls and procedures, see “Risk Factors— Risks Related to the Company and its Business—Our practice of using third-party services for the purpose of processing local financial transactions may result in the partial loss of those source records negatively impacting our business or resulting in an inability to access certain source information.” on page 23 of this prospectus.

Risk factors related to this offering.

Those risk factors are delineated in this prospectus and pertain to the nature of this offering and the lack of our control on material aspects of this offering including but not limited to:

•	the actual number of shares sold;
•	the proceeds form the offering; and
•	the sales price and the fact that various investors will pay different prices.

The risk factors associated with this offering also pertain to the significant dilution that will be an inevitable consequence of this offering and the broad discretion of our management on use of proceeds from this offering.

For more details see “Risk Factors—Risks Related to this Offering.” on page 24 of this prospectus.

Risk related to our operations in China.

A significant portion of our operations is in China which entails unique risks to investors that may materially and adversely affect our business, financial condition, and results of operations. Below please find a summary of some of the principal risks that we face, including significant regulatory, liquidity and enforcement risks in relation to our corporate structure, having significant operations in China, and our ability to receive access to the revenues of our subsidiaries, which risks are organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 24 of this prospectus.

●	The constant evolution of PRC laws creates significant risks and uncertainties for our structure and operations in PRC. See “Risk Factors—Risks Related to Doing Business in China—Our business, financial condition, and results of operations, and/or the value of our Common Stock may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to our operations in PRC.” on page 24 of this prospectus.
●	Economic, political, and legal developments in the PRC will significantly affect our business, financial condition, results of operations, and prospects. See “Risk Factors—Risks Related to Doing Business in China—Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.” on page 25 of this prospectus.
●	The legal system in China embodies uncertainties which could limit the legal protections available to our PRC subsidiaries or impose additional requirements and obligations on our PRC operations, which may materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors—Risks Related to Doing Business in China—PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably.” on page 25 of this prospectus.
●	Recent statements of the Chinese government and its control over virtually every sector of the PRC economy subject our operations in PRC to risks related to the ability of the Chinese government to impose new laws and control the manner such laws are interpreted and applied. See “Risk Factors—Risks Related to Doing Business in China—The Chinese government may exert substantial influence over the manner in which we must conduct or restructure our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Common Stock.” on page 26 of this prospectus.
●	The PRC government has unlimited powers to intervene or influence our operations in PRC at any time. See “Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight and discretion over the conduct of our business in PRC and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Common Stock.” on page 26 of this prospectus.
●	Economic conditions in PRC remain sensitive to global economic conditions and our operations in China may be impacted by both the global economic slowdown and the prolonged economic upsets in PRC. See “Risk Factors—Risks Related to Doing Business in China—A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.” on page 26 of this prospectus.
●	The Chinese economy and the evolution of its monetary and tax policies as well as the measures by the PRC government to forestall the economic downturns of China could materially affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China—Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.” on page 27 of this prospectus.
●	It is possible and took place historically that PRC authorities could prevent our cash maintained in the PRC from leaving or the PRC could restrict the deployment of the cash into our business outside the PRC. See “Risk Factors—Risks Related to Doing Business in China—Restrictions on currency exchange may and did previously limit our ability to use cash generated from operations in the PRC to fund our business activities outside of the PRC.” on page 27 of this prospectus.
●	To the extent cash and/or assets of our business is in PRC or our PRC or Hong Kong subsidiaries, such funds and/or assets may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. See “Risk Factors—Risks Related to Doing Business in China—Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow and conduct our business.” on page 27 of this prospectus.
●	The necessity to comply with data protection laws of the PRC by our PRC subsidiaries or by us may impact various aspects of our PRC operations and adversely affect our financial condition. See “Risk Factors—Risks Related to Doing Business in China—In light of recent events indicating greater oversight by the CAC for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, and results of operations.” on page 28 of this prospectus.
●	Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. See “Risk Factors—Risks Related to Doing Business in China—U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.” on page 28 of this prospectus.
●	The business and operations of our PRC subsidiaries depend on their receipt of certain licenses, permissions, and approvals. See “Risk Factors—Risks Related to Doing Business in China—If our PRC subsidiaries fail to obtain and maintain the requisite licenses and approvals required for their business in China, or if our PRC subsidiaries are required to take actions that are time-consuming or costly, their business, financial condition, and results of operations may be materially and adversely affected.” on page 29 of this prospectus.

●	There is no guarantee that our strategic decision to restructure our operations in China was correct. See “Risk Factors—Risks Related to Doing Business in China—Our decision to restructure our operations in China may impact the value of our securities or render them worthless.” on page 29 of this prospectus.
●	Even if our strategic decision to restructure our operations in China was correct, we may not be able to execute it timely and as intended. See “Risk Factors—Risks Related to Doing Business in China—Failure to complete the proposed restructuring could negatively impact our business, financial condition, results of operations, or the price of our Common Stock.” on page 29 of this prospectus.

Risks related to an ownership of our common stock.

●	We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital. See “Summary Risk Factors — Risks related to an ownership of our common stock” on page 19 and see “Risk Factors — We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital.” on page 24.

Recent Developments

On November 14, 2022, we entered into a Securities Purchase Agreement (the “SPA”) with Acuitas Capital, LLC (the “Buyer”), pursuant to which the Buyer agreed to purchase (i) Series B Convertible Preferred Stock (the “Preferred Stock” together with any additional preferred stock from us, such number of shares having an aggregate purchase price equal to $20 million, if any, collectively, the “Purchase Shares”) convertible into shares of our Common Stock; and (ii) warrants (with any additional warrants, collectively, the “Warrants”). Each closing (each, a “Closing”) of the purchase of the shares of Preferred Stock by the Buyer shall occur as contemplated by the SPA. Subject to the conditions set forth in the SPA and the termination provisions thereof, the first Closing (the “First Closing”) was held on November 14, 2022, at which 5,000,000 shares of Preferred Stock and 5,000,000 Warrants for the First Closing were purchased and sold. The second Closing (the “Second Closing”), and thereafter, the third Closing (the “Third Closing”) are expected to take place as soon as practicable, but no later than the fifth (5th) business day following the satisfaction or waiver of all of the relevant closing conditions, or as otherwise mutually agreed by the parties to the SPA.

The Warrants are exercisable at a price of $0.2867 per share of our Common Stock, have a five-year term, immediately exercisable (subject to a 9.99% beneficial ownership blocker provision), and contain cashless exercise provisions.

In connection with the SPA, the Company entered into a registration rights agreement whereby the Company agreed to register shares of our Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock and underlying the Warrants.

THE OFFERING

Issuer	Ideanomics, Inc.

Common stock offered by the Selling Stockholders	Up to 16,350,000 shares of common stock.

Up to 133,333,333 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock originally issued to Acuitas Capital LLC in a private placement.

Up to 333,333,333 shares of common issuable upon exercise of certain Warrants to purchase shares of common stock originally issued to Acuitas Capital LLC in a private placement.

Common stock to be outstanding immediately after this offering	1,056,119,554 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. See the section titled “Selling Stockholders” for additional information.

Nasdaq trading symbol	“IDEX.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of our common stock to be outstanding immediately after this offering is based on 589,452,888 shares of our common stock outstanding as of December 22, 2022, and gives effect to the issuance of 133,333,333 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and 333,333,333 shares of common issuable upon exercise of certain Warrants to purchase shares of common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. You should carefully consider the specific factors discussed under this “Risk Factors” heading in this prospectus, together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any updates described in our subsequent Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Certain risk factors, although already prominently disclosed in our periodic reports and incorporated herein by reference, are copied in this prospectus for greater prominence.

Risks Related to the Company and its Business

Our practice of using third-party services for the purpose of processing local financial transactions may result in the partial loss of those source records negatively impacting our business or resulting in an inability to access certain source information.

In the past, we experienced incidents in which certain source financial records relating to cash transfers in and out of VIEs had become partially inaccessible because such source records were maintained by a third-party provider in China, with whom the Company no longer continues a service relationship. Incidents of such unavailability of source financial records may negatively impact our business and operations and our ability to comply with applicable laws and regulations including but not limited to compliance with applicable tax obligations of the Company in various jurisdictions that may detrimentally affect our business and results of operations. Furthermore, the unavailability of the pertinent financial records may prevent us from obtaining debt and equity financings in registered securities offerings and delay the SEC review process of our registration statements, severely exacerbating the Company’s financial condition and resulting in the lack of operating capital.

Additionally, as a public company, we are required to maintain effective disclosure controls and procedures and internal control over financial reporting, and to report any material weaknesses in such internal controls. The above-described circumstances may hinder our ability to access certain source records at short notice. The lack of timely access to such source records may delay our ability to respond timely to the SEC.

Consequently, the lack of timely access to information maintained by third parties may negatively affect investor confidence in our financial statements, adversely impact the financial performance of our Common Stock, and hinder our ability to access capital markets.

Risks Related to Doing Business in China

Our business, financial condition, and results of operations, and/or the value of our Common Stock may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to our operations in PRC.

We currently do not have or intend to have any subsidiary with any contractual arrangement to establish a variable interest entity structure with any entity in mainland China, and we have direct ownership of our operating entities in Hong Kong. However, a significant portion of our operations is located in PRC and, there is no guarantee that if certain existing or future laws of the PRC become applicable to our operations or our subsidiaries in PRC, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of such securities to significantly decline or be worthless.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation, and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. We currently do not have the plan to expand our operation or acquire any operation in mainland China. We plan to pursue a plan to restructure operations in China. We expect the plan to be finalized and initiated in the fourth quarter of 2022. The restructuring is anticipated to be complete no later than the fourth quarter of 2023. As a result of the restructuring of our operations in PRC we have incurred restructuring costs that include employee termination severance and lease termination costs, as well as other incremental costs resulting from the restructuring actions. However, we may also become subject to the laws and regulations of the PRC to the extent we restructure our business, commence new businesses or as a result of any future acquisition, expansion, or organic growth.

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

A significant portion of our operations is conducted in mainland China. Additionally, a material portion of our revenues is sourced from mainland China. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political, and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations, and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including adjusting interest rates, to control the pace of economic growth. These measures may cause decreased economic activity.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us. Any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. We are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations on the territory of China at any time could result in a material change in our operations, financial performance and/or the value of our Common Stock or impair our ability to raise money.

The Chinese government may exert substantial influence over the manner in which we must conduct or restructure our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Common Stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. Our business operations in China may be subject to various government and regulatory interference in the provinces in which we operate. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Although we are not incorporated in China and Chinese government cannot exercise control over our business and operations outside PRC, given recent statements by the Chinese government such as those related to the use of data security, could significantly impact our operations in China, which could cause the value of our securities to significantly decline or become worthless.

The PRC government’s significant oversight and discretion over the conduct of our business in PRC and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Common Stock.

While we are a Nevada corporation and are not controlled by PRC authorities, a significant portion of our operations in China through our PRC subsidiaries. Our operations in mainland China are governed by PRC laws and regulations. The PRC government’s significant oversight and discretion over the conduct of our business in China and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Common Stock. In addition, implementation of industry-wide regulations directly targeting our operations could cause our securities to significantly decline in value or become worthless. Therefore, investors of we face potential uncertainty from actions taken by the PRC government affecting our business. As a result, our investors of face potential uncertainty from actions taken by the PRC government affecting our business.

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

Our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and China generally and by continued economic growth in Hong Kong and China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

A significant portion of our business operations is and will be conducted in China even as we restructure those operations. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between the Renminbi and foreign currencies, and regulate the growth of the general or specific market. While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. Furthermore, the current global economic crisis is adversely affecting economies throughout the world. As the PRC economy has become increasingly linked to the global economy, China is affected in various respects by downturns and recessions of major economies around the world. The various economic and policy measures enacted by the PRC government to forestall economic downturns or bolster China’s economic growth could materially affect our business. Any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and market demand for our outsourcing services. Such developments could adversely affect our operations.

Restrictions on currency exchange may and did previously limit our ability to use cash generated from operations in the PRC to fund our business activities outside of the PRC.

For our operations in the PRC, a substantial part of our sales are settled in RMB, and the current as well as any future restrictions on currency exchanges did and may further limit our ability to use revenue generated in RMB to fund any business activities outside the PRC or to make dividends or other payments in the U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign investment enterprises may only buy, sell, or remit foreign currencies after providing valid commercial documents, at those banks in the PRC authorized to conduct foreign exchange business. In addition, foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE PRC and other relevant PRC governmental authorities and companies are required to open and maintain separate foreign exchange accounts for capital account items. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. Recent volatility in the RMB foreign exchange rate as well as capital flight out of the PRC may lead to further foreign exchange restrictions and policies or practices which adversely affect our operations and ability to convert RMB. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB. To the extent cash and assets in the business are in the PRC/Hong Kong or our PRC/Hong Kong entity, the funds and assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and assets.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow and conduct our business.

At present, part of our sales is earned by our PRC operating entities. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reach 50% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from the State Administration of the Foreign Exchange in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. The PRC government has implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. It may continue to strengthen its capital controls and dividends and other distributions of our PRC subsidiaries may be subjected to tighter scrutiny.

In light of recent events indicating greater oversight by the CAC for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, and results of operations.

Even though currently, as determined in reliance on the opinion of our PRC counsel, DaHui Lawyers, we and our PRC subsidiaries are not subject to PRC laws relating to approvals or permissions for this offering, these laws continue to develop, and the PRC government authorities may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The CAC and other twelve Governmental Agencies issued Measures for Cybersecurity Review on December 28, 2021, which became effective on February 15, 2022 (“Measures”). Pursuant to the Measures, if any of the following circumstances exist, operators of networks are required to apply with the Office of Cybersecurity Review to conduct a cybersecurity review: (a) the operators possess over one million individuals’ personal information and seek to list securities overseas; (b) the operators are deemed as “critical information infrastructure” operators and intend to purchase internet products and services that will or may affect national security, and (c) the operators carry out any data processing activities which affects or may affect PRC national security. As of the date of this prospectus, none of the aforesaid circumstances are applicable in the case of any of the PRC subsidiaries, and therefore our PRC subsidiaries are not required to conduct a cybersecurity review with the CAC. However, the Measures are relatively new and there remains some uncertainty as to how the Measures may be interpreted or implemented, as well as uncertainty as to whether any PRC government authorities may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures. Accordingly, at this time, there is ultimately no way to assure that PRC government authorities will take the same view as we do with respect to whether the PRC subsidiaries may be required to complete cybersecurity review procedures.

As of the date of this prospectus, we have not received any notice from any authorities identifying us or our China subsidiaries as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date. We believe that neither we nor our China subsidiaries are subject to the cybersecurity review requirements of the CAC, given that none of our PRC subsidiaries engaged in any operation of information infrastructure or any data processing activities which affects or may affect PRC national security nor possesses personal information over one million individuals. However, there remains uncertainty as to how the regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply but any such future laws, regulations or review could be time consuming and costly to comply with, and could have a material impact on our and our China subsidiaries operations and financial results.

When determining whether PRC laws and other obligations described in this risk factor are applicable to us, our business, and our subsidiaries, we relied on the opinion of our PRC counsel, DaHui Lawyers.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against our PRC subsidiaries. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has recently adopted the Data Security Law that became effective on September 1, 2021, which provides, any organization or individual within the territory of the PRC shall not provide any foreign judicial body and law enforcement body with any data stored within the territory of the PRC without the approval of the competent authority. Accordingly, without governmental approval in China, no entity or individual in China may provide data stored within the territory of the PRC to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

If our PRC subsidiaries fail to obtain and maintain the requisite licenses and approvals required for their business in China, or if our PRC subsidiaries are required to take actions that are time-consuming or costly, their business, financial condition, and results of operations may be materially and adversely affected.

We determined, in reliance on the opinion of our PRC counsel, DaHui Lawyers, that our PRC subsidiaries have obtained all necessary licenses, approvals, and filings necessary to operate in the PRC, including business licenses from the relevant local branches of the State Administration for Market Regulation (SAMR), filings with relevant local branches of the Ministry of Commerce (MOFCOM), registrations with PRC tax authorities, filing with PRC customs for carrying out export and import business activities and registrations with relevant branches of the State Administration of Foreign Exchange (SAFE) for the ability to receive funds from offshore entities and transfer funds to offshore entities. These approvals and filings are essential to the operation of the business of our PRC subsidiaries. However, since local regulations may change from time to time, our PRC subsidiaries cannot ensure they will be able to obtain, or maintain, all necessary licenses, approvals, or filings, or successfully renew these permits, approvals, or licenses in a timely manner. If our PRC subsidiaries fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, inadvertently conclude that such permissions or approvals are not required, our PRC subsidiaries may be subject to various administrative penalties, governmental investigations, or enforcement actions, fines, suspension of operations, or be prohibited from engaging in relevant business. As a result, the business and operations of our PRC subsidiaries and financial condition will be materially and adversely affected, which will significantly limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Our decision to restructure our operations in China may impact the value of our securities or render them worthless.

On September 12, 2022, our Board authorized the management to pursue a plan to restructure the Company’s operations in China. Although our Board believes that such a decision would benefit the Company in the long run, restructuring and potential curtailing of the entirety or a portion of our PRC operations generating significant revenue, and sacrificing potential business opportunities may negatively impact the Company. As a result, our revenue, net loss, and cash flow may differ materially from previous years and the market price of our Common Stock may significantly decrease or become worthless.

Failure to complete the proposed restructuring could negatively impact our business, financial condition, results of operations, or the price of our Common Stock.

On September 12, 2022, the Board authorized management to pursue a plan to restructure operations in China. The restructuring is anticipated to be complete no later than the fourth quarter of 2023. If the proposed restructuring is not consummated as anticipated, we may be subject to a number of adverse effects, including that the value of our Common Stock may be materially and adversely affected to the extent that the current market price reflects a market assumption that the proposed restructuring will be completed; our operations may incur loss; and costs related to the restructuring, such as legal, accounting, financial advisory and printing fees, must be paid even if the restructuring is not completed. Even if this restructuring is implemented successfully as we planned, there might also be other issues and negative consequences arising from this restructuring such as a loss of continuity, a loss of customer base, internal control issues, changes in employee structure as well as other unexpected consequences, any of which may have a material adverse effect on our competitive position, business, financial condition and results of operations.

Risks Related to An Ownership of Our Common Stock

We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital.

As previously disclosed, on May 20, 2022, we received a deficiency notification from Nasdaq indicating that the bid price for our Common Stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5550(a)(2). We were provided a 180 calendar day grace period, or until November 16, 2022, to regain compliance with the minimum bid price requirement. We did not regain compliance with the minimum bid price requirement on or before November 16, 2022. Subsequently, Nasdaq has determined that we are eligible for an additional 180 calendar day grade period, or May 15, 2023, to regain compliance. If we do not regain compliance with the minimum bid price requirement by May 15, 2023, Nasdaq will provide written notification that our Common Stock will be delisted. At that time, we may appeal Nasdaq’s determination to a hearings panel. We intend to cure the bid price deficiency during the second 180 calendar day grace period by implementing a reverse stock split if necessary and in sufficient time to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the second compliance period. If we fail to regain compliance with the Nasdaq continued listing standards, our Common Stock will be subject to delisting from Nasdaq. There can be no assurance that we will ultimately regain compliance with all applicable requirements for continued listing.

In addition, as previously disclosed, on November 30, 2022, we received a letter (the “Letter”) from Nasdaq indicating that we were no longer in compliance with the audit committee requirements as set forth in Nasdaq Listing Rule 5605, which requires the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) to be comprised of a minimum of three independent directors. The Audit Committee is currently comprised of two independent directors and one vacancy. The Letter provides that we are eligible for a cure period in which to regain compliance with Nasdaq Listing Rule 5605. This cure period will expire at the earlier of our next annual meeting of stockholders or October 31, 2023. Alternatively, if our next annual meeting is held before May 1, 2023, then we must evidence compliance no later than May 1, 2023.

We intend to appoint an additional independent director to our Board of Directors and the Audit Committee as soon as practicable and prior to the expiration of this cure period, but there can be no assurance that we will be able to regain compliance with Nasdaq Listing Rule 5605 or maintain compliance with any other listing requirements. The Letter has no immediate effect on the listing or trading of our Common Stock, which will continue to be listed and traded on Nasdaq under the symbol “IDEX,” subject to our compliance with the other Nasdaq listing requirements.

If, for any reason, Nasdaq were to delist our Common Stock from trading on Nasdaq we were unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders:

●	the liquidity and marketability of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

In addition, if we cease to be eligible to trade on Nasdaq, we may have to pursue trading on a less recognized or accepted market, such as the over the counter markets, our stock may be traded as a “penny stock” which would make transactions in our stock more difficult and cumbersome, and we may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our Common Stock to further decline.

USE OF PROCEEDS

All of the Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could potentially receive up to an aggregate of approximately $5,734,000 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of our Warrants is $0.2867 per share. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, the last reported sales price for which was $0.17 per share on January 19, 2023. If the trading price for our Common Stock is less than $0.2867 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock currently trades on the Nasdaq Capital Market under the symbol “IDEX.”

Holders

As of November 4, 2022, there were approximately 390 holders of record of the Common Stock. This number excludes the shares Common Stock beneficially owned by shareholders holding stock in securities trading accounts through DTC, or under nominee security position listings.

Dividend Policy

We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, for future operations and expansion and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following management’s discussion and analysis is presented in five sections below and should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this registration statement. In addition to historical information, the following discussion contains certain forward-looking information. See “Cautionary Note Regarding Forward-Looking Statements” above for certain information concerning those forward-looking statements.

OVERVIEW

Ideanomics, Inc. (Nasdaq: IDEX) was incorporated in the State of Nevada on October 19, 2004. The Company operates in one segment with two business units, Ideanomics Mobility and Ideanomics Capital. Ideanomics Mobility is driving EV adoption by assembling a synergistic ecosystem of subsidiaries and investments across the three key pillars of EV: Vehicles, Charging, and Energy. These three pillars provide the foundation for Ideanomics Mobility’s planned offering of unique business solutions such as CaaS and VaaS.

Ideanomics Capital is the Company’s business focused on the financial services and title and agency services in the real estate market. Ideanomics Capital has begun providing a range of financing programs in support of the sale of EVs and associated charging and energy systems by Ideanomics Mobility. Over time, it is Ideanomics intention to focus Ideanomics Capital solely as the financial services arm of Ideanomics Mobility and to divest its other fintech assets accordingly.

Restatement of Previously Issued Consolidated Financial Statements

The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to the restatement adjustments made to the previously reported Condensed Consolidated Financial Statements as of and for the period ended June 30, 2021. For additional information and a detailed discussion of the Restatement, see Note 2, “Restatement of Previously Issued Condensed Consolidated Financial Statements.”

Significant Transactions in the Nine Months Ended September 30, 2022

Disposition of Seven Stars Energy Pte. Ltd.

On February 9, 2022, the Company transferred its 51.0% interest in Seven Starts Energy Pte. Ltd. for a nominal amount. The Company expects to record a loss resulting from the disposition of $0.5 million.

Energica Acquisition

On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to 72.4%. The Energica founders shall continue to own 27.6% of Energica. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

Principal Factors Affecting the Company’s Financial Performance

The business is expected to be impacted by both macroeconomic and Ideanomics-specific factors. The following factors have been part of the transformation of the Company which affected the results of its operations in 2022 and 2021:

●	The Company’s ability to access the equity and debt markets to obtain the working capital and investment capital required to fund its EV operations. The Company’s EV businesses are in the development stage, are not profitable, and are not expected to be profitable and cash generative in the short to medium term. Consequently, the EV businesses are highly dependent on the Company’s ability to access the equity and debt capital markets to provide sufficient cash for these businesses to continue to develop their products, build large scale manufacturing capacity and invest in sales and marketing infrastructure. The availability of capital to fund growth in 2022 has constrained the ability to capitalize on market demand for product at Solectrac and Energica, as market demand for these offerings continues to increase.
●	The rate of adoption of EV mobility. The Company will continue to face the externally imposed pace of adoption of EV, which in 2022 was negatively impacted by supply chain constraints and rising interest rates in an inflationary economic cycle. This affected large fleet operators and public sector transportation operations. The availability and accessibility of public sector incentives may continue to affect the demand level for product offerings by Wave Technologies and US Hybrid.
●	The impact of rising interest rates on financial service volume. The company has experienced a significant decline in 2022 in its fintech sector as rising interest rates have significantly reduced the volume of mortgage processing. The company flexes a highly variable cost structure in response, but cannot fully compensate for the magnitude of the decline in industry activity with new service offerings and new channels to access customers.

Update on the Impact of COVID 19

As of the period covered by this report, there has been a trend in many parts of the world of increasing availability and administration of vaccines against COVID-19, as well as an easing of restrictions on social, business, travel and government activities and functions. On the other hand, infection rates and regulations continue to fluctuate in various regions and there are ongoing global impacts resulting from the pandemic, including challenges and increases in costs for logistics and supply chains, such as increased port congestion, intermittent supplier delays, labor shortages, and a shortfall of semiconductor supply.

We have been experiencing varying levels of inflation resulting in part from various supply chain disruptions, increased shipping and transportation costs, increased raw material and labor costs and other disruptions caused by the COVID‐19 pandemic and general global economic conditions. The inflationary impact on our cost structure has contributed to adjustments in our product pricing, despite a continued focus on reducing our manufacturing costs where possible.

The Company does not anticipate significant adverse effects on its operations’ revenue as compared to its business plan in the near- or mid-term, although the future effects of COVID-19 may result in regional restrictive measures which may constrain the Company’s operations, and supply chain shortages of various materials may have a negative effect on our EV sales or production capacity in the longer-term. The Company’s Tree Technologies business, which focuses on the sale of motorbikes in the ASEAN region, is experiencing disruption in its operations as a result the continued lockdowns in the region, which have adversely impacted its ability to fulfill committed orders.

The Company continues to monitor the overall situation with COVID-19 and its effects on local, regional and global economies.

Information about Segment Presentation

The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company operates in one segment with two business units: Ideanomics Mobility and Ideanomics Capital. For the nine months ended September 30, 2022, the Company completed one acquisition. We are in the in the process of obtaining required shareholder approval to acquire 100% of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630.0 million, consisting of an upfront payment at the closing of the transaction of $450.0 million in shares of Ideanomics at a fixed share ratio equal to $2.36 per Ideanomics share and an earnout payment of up to $180.0 million which will be according to the prevailing Ideanomics share price at the time the earnout is achieved. The Company anticipates that its internal management structure and the information reviewed by the chief operating decision maker will change such that it may have multiple reportable segments in the future.

In conjunction with an agreement executed in October 2022, the company has committed to spin out its ownership of Timios and Justly within twelve months. We expect that the spin out may result in the deconsolidation of these businesses. Timios is a nationwide title and settlement solutions provider and as of and for the nine months ended September 30, 2022 generated approximately $27.0 million in revenue and accounted for approximately $20.4 million of non-current assets. See note 22 for further details related to the agreement.

Immaterial Corrections of Prior Period Financial Statements

The Company has determined that there were immaterial errors in the consolidated financial statements as of and for the year ended December 31, 2020 related to its accounting of the acquisition of 51% of the ownership interests of Tree Technologies, a Malaysian company engaged in the EV market, in December 2019. The Company determined that it did not recognize a deferred tax liability and consequently, additional goodwill, in the initial purchase price allocation of Tree Technologies as of December 31, 2019, which also resulted in certain income tax benefits not being recognized during the year ended December 31, 2020. In addition, the Company determined that it did not recognize certain measurement period adjustments for the Tree Technologies acquisition as of December 31, 2020 and income tax benefits associated with the impairment of the marketing and distribution agreement acquired in the acquisition during the year ended December 31, 2020.

The Company also determined that a legal agreement the Company entered into whereby the Company took possession of a property in Qingdao, China for no consideration was incorrectly accounted for as a lease in accordance with ASC 842.

Additionally, the Company changed the accounting model for one investment from that of a cost method investment to an equity method investment.

The Company assessed the materiality of these errors in accordance with Staff Accounting Bulletin No. 99, Materiality, and the Company determined that, qualitatively, the amounts, individually and in the aggregate, would have no bearing on the decision-making process of a reasonable investor. Accordingly, the Company is correcting the relevant consolidated financial statements and related footnotes as of and for the year ended December 31, 2020 within these consolidated financial statements.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated balance sheet as of December 31, 2020 (in thousands):

	Previously
	Reported	Adjustments	As Revised
Assets
Goodwill	$1,165	$(460)	$705
Operating lease right of use assets	7,117	(6,962)	155
Long-term investments	8,570	(83)	8,487
Other non-current assets	517	6,961	7,478
Total assets	234,412	(543)	233,869

Liabilities
Other current liabilities	1,920	315	2,235
Current portion of operating lease liabilities	430	(315)	115
Operating lease liability – long term	6,759	(6,740)	19
Deferred tax liabilities	—	5,045	5,045
Other long-term liabilities	535	6,740	7,275
Total liabilities	32,643	5,045	37,688

Stockholders’ Equity
Accumulated deficit	(346,883)	(2,864)	(349,747)
Accumulated other comprehensive income	1,256	(25)	1,231
Total Ideanomics, Inc. shareholders’ equity	186,584	(2,889)	183,695
Non-controlling interest	6,438	(2,699)	3,739
Total equity	193,022	(5,588)	187,434
Total liabilities, convertible redeemable preferred stock. redeemable non-controlling interest and stockholders’ equity	$234,412	$(543)	$233,869

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2020 (in thousands:)

	Previously
	Reported	Adjustment	As Revised
Goodwill impairment	$9,323	$8,766	$18,089
Loss from operations	(86,879)	(8,765)	(95,644)

Income tax benefit	—	3,308	3,308

Impairment of and equity in loss of equity method investees	(16,698)	(82)	(16,780)

Net loss	(106,043)	(5,538)	(111,581)

Net loss attributable to Ideanomics, Inc. common shareholders	$(98,400)	$(2,864)	$(101,264)
Basic and diluted loss per share	$(0.46)	(0.01)	$(0.47)

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated statement of cash flows for the year ended December 31, 2020 (in thousands):

	Previously
	Reported	Adjustment	As Revised
Cash flows from operating activities
Net loss	$(106,043)	$(5,538)	$(111,581)
Income tax benefit	—	(3,308)	(3,308)
Impairment of and equity in loss of equity method investees	16,698	82	16,780
Impairment losses	42,554	8,765	51,319
Net cash used in operating activities	$41,468	$—	$41,468

Liquidity and Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Pursuant to the requirements of the ASC 205, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued.

This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company operates in one segment with two business units, Ideanomics Mobility and Ideanomics Capital. Ideanomics Mobility has as its mission the acceleration of commercial adoption of electric vehicles. Ideanomics Capital is the Company’s business focused on the financial services and title and agency services in the real estate market. Over time, it is Ideanomics intention to focus Ideanomics Capital solely as the financial services arm of Ideanomics Mobility and to divest its other fintech assets accordingly. The Company has one pending acquisition to add to its Mobility business unit: VIA, a U.S. manufacturer of electric commercial vehicles including Class 2 through Class 5 cargo vans, trucks, and buses.

On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to approximately 70.0%. The Energica founders shall continue to own 29.0% of Energica.

On February 9, 2022, the Company wired €52.5 million ($60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March 4, 2022, the Company received sufficient tendered shares to reach the 90.0% threshold for the tender to become irrevocable. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

The Company was in the in the process of obtaining required shareholder approval to acquire 100% of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630.0 million, consisting of an upfront payment at the closing of the transaction of $450.0 million, more than $62.9 million of which has been paid to date (prior to closing) in cash as documented in the form of convertible notes, as well as an earnout payment of up to $180.0 million. The remaining consideration for the acquisition of VIA is to be consummated with Ideanomics common stock, rather than cash. However, transaction fees are material and estimated to be $45.0 million, and it is anticipated that VIA will require operational and capital funding of $260.0 million. The Company has filed a registration statement on Form S-4 regarding shareholder approval for the transaction. As of the date of these financial statements, the registration statement had not been declared effective, and the financial statements contained therein must be updated to December 31, 2021. An amended S-4 statement with the required updated financial statements is anticipated to be filed with the SEC in the fourth quarter of 2022. The terms of the agreement stated that either party may terminate the agreement under specified conditions as of August 31, 2022, however, the Company has exercised its option to extend that date to September 30, 2022 (and the parties are currently outside of the extension period). As of the date of this prospectus, the Registration Statement on Form S-4 filed for the purposes of acquiring of VIA has been withdrawn by the Company.

As of December 31, 2021, the Company had cash and cash equivalents of approximately $269.9 million, of which $11.8 million is held in China and is subject to local foreign exchange regulations in that country, $0.4 million is held at a consolidated entity which requires the minority interest’s permission to withdraw, and additionally two subsidiaries have required capital or liquidity requirements of $2.2 million. The Company also had accounts payable and accrued expenses of $15.6 million, other current liabilities of $7.1 million, current contingent consideration of $0.6 million, lease payments due within the next twelve months of $3.1 million, and payments of short-term and long-term debt due within the next twelve months of $58.1 million. Additionally, the Company has committed to invest in the MDI Fund a total of $25.0 million, of which $20.4 million remains and may be called at any time. The Company had a net loss of $256.7 million for the year ended December 31, 2021, and an accumulated deficit of $605.8 million.

As of June 30, 2022, the Company’s principal source of liquidity is its unrestricted cash balance in the amount of $85.5 million of which $12.2 million is held by the Company’s subsidiaries located in China and is subject to foreign exchange control regulations and $2.2 million is minimum regulatory capital required to be held by US operating companies – we do not consider cash balances held in China or required minimum regulatory capital to be part of the Company’s liquid cash balances. The Company had negative cash flow from operating activities of $81.8 million for the six months ended June 30, 2022. The Company has experienced greater net losses and negative cash flows from operating and investing activities in the third quarter consistent with its business plan for ongoing activities and planned acquisitions. As of the date of the filing of this Form 10-K, securing additional financing is in progress, and as such management has limited the extent to which it is taking actions to delay, scale back, or abandon future expenditures. As such, management’s actions to preserve an adequate level of liquidity for a period extending twelve months from the date of the filing of this Form 10-K are no longer sufficient on their own without additional financing, to mitigate the conditions raising substantial doubt about the Company’s ability to continue as a going concern. We currently do not have adequate cash to meet our short or long-term needs. In the event additional capital is raised, it may have a dilutive effect on our existing stockholders.

The Company’s ability to raise capital is critical. On September 1, 2022, the company entered into a SEPA with YA II PN. The Company will be able to sell up to sixty million of the Company’s shares of common stock, par value $0.001 per share (the at the Company’s request any time during the 36 months following the date of the SEPA’s entrance into force. The shares would be purchased at 95.0% of the Market Price (as defined below) and would be subject to certain limitations, including that YA could not purchase any shares that would result in it owning more than 5.0% of the Company’s common stock. Market Price is the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the advance notice date, other than the daily VWAP on any excluded days. VWAP means, for any trading day, the daily volume weighted average price of the Common Shares for such trading day on the principal market during regular trading hours as reported by Bloomberg L.P. Pursuant to the SEPA, the Company is required to register all shares which YA may acquire. The Company agreed to file with the SEC a Registration Statement (as defined in the SEPA) registering all of the shares of common stock that are to be offered and sold to YA pursuant to the SEPA. The Company is required to have a Registration Statement declared effective by the SEC before it can raise any funds using the SEPA. Unless earlier terminated as provided under the SEPA, the SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date or (ii) the date on which the YA shall have made payment of Advances (as defined in the SEPA) pursuant to the SEPA for the Common Shares equal to the Commitment Amount (as defined in the SEPA). On September 15, 2022, we amended the SEPA increasing the commitment amount from sixty million shares to one hundred fifty million shares. In addition, the shares to be provided as a commitment fee increased from six hundred thousand to one million five hundred thousand.

The Company believes that its current level of cash and cash equivalents are not sufficient to fund continuing operations and the addition of the one planned acquisition in various stages of completion. The Company will need to bring in new capital to support its growth and, as evidenced from its successful capital raising activities in 2020 and 2021, believes it has the ability to continue to do so. However, there can be no assurance that this will occur. As described in Note 15(a), on October 25, 2021 the Company executed a security purchase agreement with YA II PN, whereby the Company issued a convertible note of $75.0 million, and received aggregate gross proceeds of $75.0 million. The note is scheduled to mature on October 24, 2022 and bears interest at an annual rate of 4.0%, which adjustment except for subdivisions or combinations of common stock. Commencing April 1, 2022, the Company has the obligation to redeem $8.3 million per month, against the unpaid principal. This amount may be reduced by any conversions by YA II or optional redemptions made by the Company. As of December 31, 2021, after the conversion of principal in the amount of $17.5 million, $57.5 million remained outstanding. On August 30, 2022, the Company and YA II PN agreed to amend the terms of the outstanding convertible note and entered into an amendment agreement dated August 29, 2022. As of August 29, 2022, the outstanding principal balance of the convertible note was $16.7 million. The amendments to the convertible note amended the principal amount to reflect the outstanding balance as of August 29, 2022, change the maturity date to January 29, 2023 and adjust the conversion price to the lower of $1.50 or 85.0% of the lowest daily VWAP during the 7 consecutive Trading Days immediately preceding the Conversion Date or other date of determination, but not lower than $0.20 per share of common stock. The Company shall not have the right to prepay any amounts due under the Amended Debenture prior to the Maturity Date without the Investor’s prior written consent.

The Company has various vehicles through which it could raise a limited amount of equity funding, however, these are subject to market conditions which are not within management’s control. As our Quarterly Report on Form 10-Q was not filed timely, we will not be Form S-3 eligible until August 9, 2023, which could make fund raising more difficult or more expensive. Management continues to seek to raise additional funds through the issuance of equity, mezzanine or debt securities. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our business and industry. These factors individually and collectively raise doubt about the Company’s ability to continue as a going concern. We currently do not have adequate cash to meet our short or long-term needs. In the event additional capital is raised, it may have a dilutive effect on our existing stockholders.

Taxation

United States

Ideanomics, Inc. and its US subsidiaries are subject to the provisions of the Internal Revenue Code. Prior to 2021, no provision for income taxes has been provided as none of the companies then part of the company had taxable profit since inception. At the acquisition of Grapevine in 2018, deferred tax liabilities were recorded relating to intangible assets recorded for financial reporting purposes but not recognized for income tax purposes. The intangible assets consequently could not provide deductible amortization expense for income tax purposes. The deferred tax liabilities were recorded on the acquisition date to the extent that they could not be offset by usable NOL carryforwards acquired in the acquisition. These deferred tax liabilities were reduced, providing an income tax benefit, to the extent that the intangible assets were reduced by amortization expense and additional NOL carryforwards were created to offset the liabilities. These benefits include $0.1 million in 2019. The 2019 amount related to activities in the first two quarters of 2019. Ideanomics increased its ownership in Grapevine such that beginning with the third quarter of 2019, the result of which was that Grapevine activities would be included in the consolidated tax return of Ideanomics, Inc. As a result, the valuation allowance provided against Ideanomics’ deferred tax assets were reduced by $0.4 million, the amount of Grapevine’s remaining deferred tax liabilities as that portion of Ideanomics’ NOL carryovers could then be utilized to offset these liabilities.

At the acquisition of each of Timios, WAVE, US Hybrid and Solectrac in 2021, the companies immediately became includable in the consolidated federal tax return of Ideanomics. WAVE will be included in the state tax returns of Ideanomics. In the case of each acquisition, intangible assets were recognized for financial reporting purposes that were not recognized for income tax purposes. This, in combination with some smaller temporary differences of the four acquired businesses, resulted in the recognition of $12.2 million deferred tax liabilities. The federal deferred tax liabilities, and the WAVE state deferred tax liabilities created, resulted in the valuation allowance on Ideanomics’ deferred tax assets being reduced by a similar amount. Ideanomics’ net deferred tax assets had previously been judged to be more likely than not to be unable to reduce the Company’s income tax liability and consequently were completely offset by a valuation allowance. Once the acquisitions of four acquired businesses occurred, a portion of Ideanomics’ deferred tax assets could be utilized in offsetting most of the newly acquired deferred tax liabilities, this resulted in a one-time income tax benefit of $10.1 million.

During the year ended December 31, 2021, there was an income tax benefit of $11.8 million, of which $11.4 million was from operations in the US. This consisted principally of the $10.1 million one-time benefit. In addition, Timios, US Hybrid and Solectrac have taxable income or loss reported on certain separate state tax returns and consequently have related state income tax expense or benefit. For the year ended December 31, 2021 the three companies have losses, which results in state income tax benefits consisting of those losses being used to reduce the state deferred tax liabilities recognized in the acquisitions. The net state income tax (benefit) for Timios, US Hybrid and Solectrac was $1.2 million for the year ended December 31, 2021.There was an additional $0.1 million federal income tax benefit, principally consisting of the reduction, through amortization or impairment of intangible assets, of federal deferred tax liabilities recognized in acquisitions that had not allowed for the release of Ideanomics’ valuation allowances.

TCJA includes provision for GILTI under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. TCJA also enacted the BEAT under which taxes are imposed on certain base eroding payments to related foreign companies, subject to certain requirements.

Based on 2021, 2020 and 2019 financial results, the company has determined that there is no GILTI or BEAT tax liability.

In addition, the TCJA now entitles U.S. companies that owns 10.0% or more of a foreign corporation a 100% dividends-received deduction for the foreign-source portion of dividends paid by such foreign corporation. Also, NOLs arising after December 31, 2017, are deductible only to the extent of 80.0% of the taxpayer’s taxable income, and may be carried forward indefinitely but generally not allowed to be carried back.

European Union

In March 2022 approximately $4.7 million of deferred tax liabilities were recognized on the acquisition of Energica. The foreign income tax benefit for the second quarter consists primarily of the reversal of some of this liability as a result of Energica losses.

Cayman Islands and the British Virgin Islands

Under current laws of the Cayman Islands and the British Virgin Islands, the Company is not subject to tax on its income or capital gains. In addition, dividend payments are not subject to withholding tax in the Cayman Islands or British Virgin Islands.

Hong Kong

The Company’s subsidiaries incorporated in Hong Kong are subject to Profits Tax of 16.5%. Tax expense of $0.1 million was recorded in the year ended December 31, 2019 relating to the income on one Hong Kong subsidiary, subsequently disposed of, relating to a gain recorded on the sale of VIE related assets. All other Hong Kong subsidiaries’ activities relate to support and ownership of businesses outside of Hong Kong, and consequently their expenses do not create operating loss carryovers.

The PRC

Under the PRC’s EIT Law, the company’s Chinese subsidiaries are subject to an EIT of 25.0%.

The Company’s future effective income tax rate depends on various factors, such as tax legislation, geographic composition of its pre-tax income and non-tax deductible expenses incurred. The Company’s management regularly monitors these legislative developments to determine if there are changes in the statutory income tax rate.

During the year ended December 31, 2019, one of the Company’s PRC subsidiaries incurred a tax obligation of $0.6 million relating to its EV sales. The entity did not have operating loss carryovers and is not able to utilize the loss carryovers of other subsidiaries. The transactions under which the VIE agreements were terminated resulted in gains to one VIE entity, prior to deconsolidation, which triggered a tax expense of $0.2 million. Other PRC entities either had losses that created additional operating loss carryovers, where the related deferred tax assets were offset by a valuation allowance, or had income that would have resulted in a current tax liability, except that they were able to offset those liabilities with operating loss carryovers from prior years. The use of prior year carryovers, in all cases for which the related deferred tax assets all had previously been offset by a valuation allowance, avoided $0.2 million of income tax expense.

During the years ended December 31, 2021 and 2020, all of the Company’s PRC subsidiaries incurred losses that created operating loss carryovers. Certain of the subsidiaries had previously established operating loss carryovers expired as PRC loss carryovers are generally allowed to be carried over five years. The deferred tax assets related to the operating loss carryovers have been fully offset by valuation allowances meaning that there was no income tax expense or benefit for the Company’s PRC subsidiaries these years.

Malaysia

At the acquisition of Tree Technologies at the end of 2019, the Company recognized approximately $8.2 million of deferred tax liabilities related to land-use rights and a distribution and marketing agreement with carrying values well in excess of their tax basis. During the year ended December 31, 2020, Tree Technologies recorded a $3.3 million income tax benefit. This resulted principally from a $3.1 million benefit from amortization and eventual impairment, of the distribution and marketing agreement which resulted in the reversal of the deferred tax liabilities related to the agreement. The remaining $0.2 million benefit resulted from the operating losses creating carryovers that could offset part of the remaining deferred tax liabilities.

During the year ended December 31, 2021 Tree Technologies recorded a $0.4 million deferred tax benefit. This benefit resulted from operating loss carryovers part of which were able to offset previously recorded deferred tax liabilities and part of which were offset by a valuation allowance.

Restructuring of PRC Operations

On September 12, 2022, the Board authorized management to pursue a plan to restructure the current electric vehicle resale activities in China. While the current operational activities will decline in scale over the next year, the company will continue to source materials from Chinese suppliers through its procurement team in China and evaluate opportunities for the sale of current Ideanomics’ subsidiaries’ technologies in China. We believe that this change in the scope of activities in China will result in a significant reduction in the number of operating entities, a simplification of the legal entity structure and a pivot to margin expansion opportunities.

In the year ended December 31, 2021, the company generated $29.7 million in revenues in the PRC, primarily from the sale of electric vehicle products. For the nine months ended September 30, 2022, the company generated $36.2 million in revenues in the PRC. The carrying value of long lived assets in the PRC as September 30, 2022, was $0.8 million and cash held in the PRC was approximately $15.1 million as of September 30, 2022.

In the nine months ended September 30, 2022, the Company recorded charges of $0.5 million in connection with its restructuring actions. These charges consist of $0.5 million recorded as selling, general and administrative expenses. The restructuring charges consist of employee termination costs of $0.5 million. Employee termination benefits were recorded based on statutory requirements, completed negotiations and Company policy.

RESULTS OF OPERATIONS: YEARS ENDED DECEMBER 31, 2021 AND 2020

Comparison of Years Ended December 31, 2021 and 2020 (USD in thousands, except per share amounts)

For the years ended December 31,	2021	2020	Amount Change	% Change
Revenue	$114,080	$26,759	$87,321	n/m
Cost of revenue	90,852	24,702	66,150	n/m
Gross profit	23,228	2,057	21,171	n/m

Operating expenses:
Selling, general and administrative expenses	72,825	32,399	40,426	n/m
Research and development expense	760	1,635	(875)	(53.5)%
Professional fees	34,710	12,541	22,169	n/m
Asset impairments	71,070	33,230	37,840	113.9%
Goodwill impairments	101,470	18,089	83,381	n/m
Change in fair value of contingent consideration, net	(9,600)	(5,503)	(4,097)	74.5%
Litigation settlements	5,432	—	5,432	n/m
Depreciation and amortization	6,118	5,310	808	15.2%
Total operating expenses	282,785	97,701	185,084	n/m

Loss from operations	(259,557)	(95,644)	(163,913)	n/m

Interest and other income (expense):
Interest income	1,502	108	1,394	n/m
Interest expense	(2,139)	(16,078)	13,939	(86.7)%
Expense due to conversion of notes	—	(2,266)	2,266	n/m
Gain (loss) on extinguishment of debt	300	8,891	(8,591)	(96.6)%
(Loss) gain on disposal of subsidiaries, net	(1,264)	276	(1,540)	n/m
Gain (loss) on remeasurement of investment	2,915	—	2,915	n/m
Other income (expense), net	1,261	6,604	(5,343)	(80.9)%
Loss before income taxes and non-controlling interest	(256,982)	(98,109)	(158,873)	n/m

Income tax benefit	11,786	3,308	8,478	n/m
Impairment of and equity in loss of equity method investees	(11,529)	(16,780)	5,251	(31.3)%

Net loss	(256,725)	(111,581)	(145,144)	130.1%

Deemed dividend related to warrant repricing	—	(184)	184	n/m

Net loss attributable to common shareholders	(256,725)	(111,765)	(144,960)	129.7%

Net (income) loss attributable to non-controlling interest	714	10,501	(9,787)	(93.2)%

Net loss attributable to Ideanomics, Inc. common shareholders	$(256,011)	$(101,264)	$(154,747)	n/m

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Comparison of Years Ended December 31, 2020 and 2019 (USD in thousands, except per share amounts)

For the years ended December 31,	2020	2019	Amount Change	% Change
Revenue	$26,759	$44,566	$(17,807)	(40.0)%
Cost of revenue	24,702	1,458	23,244	n/m
Gross profit	2,057	43,108	(41,051)	(95.2)%

Operating expenses:
Selling, general and administrative expenses	32,399	24,862	7,537	30.3%
Research and development expense	1,635	—	1,635	n/m
Professional fees	12,541	5,828	6,713	n/m
Asset impairment	33,230	73,669	(40,439)	(54.9)%
Goodwill impairment	18,089	—	18,089	n/m
Change in fair value of contingent consideration, net	(5,503)	5,094	(10,597)	n/m
Depreciation and amortization	5,310	2,229	3,081	n/m
Total operating expenses	97,701	111,682	(13,981)	(12.5)%

Loss from operations	(95,644)	(68,574)	(27,070)	39.5%

Interest and other income (expense):
Interest income	108	68	40	58.8%
Interest expense	(16,078)	(5,684)	(10,394)	n/m
Expense due to conversion of notes	(2,266)	—	(2,266)	n/m
Gain (loss) on extinguishment of debt	8,891	(3,940)	12,831	n/m
Gain (loss) on disposal of subsidiaries, net	276	(952)	1,228	n/m
(Loss) gain on remeasurement of investment	—	(3,179)	3,179	n/m
Other income (expense), net	6,604	(433)	7,037	n/m
Loss before income taxes and non-controlling interest	(98,109)	(82,694)	(15,415)	18.6%

Income tax expense	3,308	(417)	3,725	n/m
Impairment of and equity in loss of equity method investees	(16,780)	(13,718)	(3,062)	22.3%

Net loss	(111,581)	(96,829)	(14,752)	15.2%

Deemed dividend related to warrant repricing	(184)	(827)	643	(77.8)%

Net loss attributable to common shareholders	(111,765)	(97,656)	(14,109)	14.4%

Net (income) loss attributable to non-controlling interest	10,501	(852)	11,353	n/m

Net loss attributable to Ideanomics, Inc. common shareholders	$(101,264)	$(98,508)	$(2,756)	2.8%

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Revenues (USD in thousands)

For the years ended December 31,	2021	2020	Amount Change	% Change
Title and escrow services	$72,686	$—	$72,686	n/m
Electric vehicles products	31,123	19,462	11,661	59.9%
Electric vehicles services	204	—	204	n/m
Combustion engine vehicles	—	5,160	(5,160)	n/m
Charging, battery and powertrain products	5,886	506	5,380	n/m
Charging, battery and powertrain services	2,645	—	2,645	n/m
Digital advertising services	231	1,631	(1,400)	(85.8)%
Other revenue	1,305	—	1,305	n/m
Total	$114,080	$26,759	$87,321	n/m

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Revenue for the year ended December 31, 2021 was $114.1 million as compared to $26.8 million for the year ended December 31, 2020, an increase of $87.3 million. The increase was mainly due to the Company’s acquisition of Timios, which generated revenue of $72.7 million from the acquisition closing date through December 31, 2021. No revenue was generated related to title and escrow services for the year ended December 31, 2020. During the year ended December 31, 2021 the Company earned revenues of $31.1 million from sales of EV products as compared to $19.5 million for the year ended December 31, 2020, an increase of $11.7 million. The increase was primarily due to an increase in EV product sales in China and incremental revenue from acquisitions made in the year ended December 31, 2021. Revenues from the Charging, battery and powertrain products and services product lines were generated almost exclusively from revenues generated by the acquisitions made in the year ended December 31, 2021. No revenue was generated from the sale of Combustion engine vehicles for the year ended December 31, 2021.

For the years ended December 31,	2020	2019	Amount Change	% Change
Digital asset management services	$—	$40,700	$(40,700)	n/m
Electric vehicles products	19,462	—	19,462	n/m
Electric vehicles services	—	2,693	(2,693)	n/m
Combustion engine vehicles	5,160	—	5,160	n/m
Charging, battery and powertrain products	506	—	506	n/m
Digital advertising services	1,631	1,173	458	39.0%
Total	$26,759	$44,566	$(17,807)	(40.0)%

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Revenue for the year ended December 31, 2020 was $26.8 million as compared to $44.6 million for the year ended December 31, 2019, a decrease of $17.8 million, or 40%. The decrease was due to there being no revenue generated from Digital asset management services in the year ended December 31, 2020 as compared to $40.7 million in the prior year. The Company generated $19.5 million from the sale of EV products as compared to $2.7 million from the sale of EV services in the prior year, a shift of category and an increase of $16.8 million. For the year ended December 31, 2020, the Company earned revenues of $5.2 million from the sale of combustion engine vehicles; the sale of combustion engine vehicles is not the Company’s primary focus, however, from time to time, the Company will sell combustion engine vehicles if a client places an order. During 2020, the Company made its first sales of charging and battery equipment. Revenues from the digital advertising services provided by Grapevine were $1.6 million as compared to $1.2 million in the prior year, an increase of $0.5 million or 39%. Grapevine was considered a non-core asset for Ideanomics.

Cost of revenue (USD in thousands)

For the years ended December 31,	2021	2020	Amount Change	% Change
Title and escrow services	$48,684	$—	$48,684	n/m
Electric vehicles products	29,884	18,035	11,849	65.7%
Electric vehicles services	183	—	183	n/m
Combustion engine vehicles	—	5,121	(5,121)	n/m
Charging, battery and powertrain products	7,961	488	7,473	n/m
Charging, battery and powertrain services	2,503	—	2,503	n/m
Digital advertising services	192	1,058	(866)	(81.9)%
Other revenue	1,445	—	1,445	n/m
Total	$90,852	$24,702	$66,150	n/m

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Cost of revenues was $90.9 million for the year ended December 31, 2021, as compared to $24.7 million for the year ended December 31, 2020. The cost of revenues increased by $66.2 million. The increase was mainly due to the Company’s acquisition of Timios, which had recorded cost of revenues of $48.7 million related to title and escrow service from the acquisition closing date through December 31, 2021. No cost related to title and escrow services were incurred for the year ended December 31, 2020. The increase was due to an increase in EV product sales in China and incremental revenue from acquisitions made in the year ended December 31, 2021. Revenues from the Charging, battery and powertrain products and services product lines were generated almost exclusively from revenues generated by the acquisitions made in the year ended December 31, 2021. No revenue and associated cost was generated related Combustion engine vehicles for the year ended December 31, 2021.

For the years ended December 31,	2020	2019	Amount Change	% Change
Digital asset management services	$—	$467	$(467)	n/m
Electric vehicles products	18,035	—	18,035	n/m
Combustion engine vehicles	5,121	—	5,121	n/m
Charging, battery and powertrain products	488	—	488	n/m
Digital advertising services	1,058	991	67	6.8%
Total	$24,702	$1,458	$23,244	n/m

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

Cost of revenues was $24.7 million for the year ended December 31, 2020, as compared to $1.5 million for the year ended December 31, 2019. The cost of revenues increased by $23.2 million. From a comparability perspective, the cost of revenue during 2019 is not indicative of the business in 2020. The cost of revenue during 2019 was primarily associated with the digital asset management services and creator payments from the Grapevine business. The cost of revenue from the sale of EVs was $18.0 million; there was no cost of revenue recorded for the sale of EV services during 2019 as the company acted as agent in the sale of EVs in 2019 and consequently revenues were recorded on “net” basis without any corresponding cost of revenues. Cost of revenues from the sale of combustion engine vehicles was $5.1 million; there were no sales of combustion engine vehicles in the prior year. Cost of revenues for charging and batteries was $0.5 million; there were no sales of charging and batteries in the prior year. The cost of revenues for the digital advertising services provided by Grapevine were $1.1 million as compared to $1.0 million in the prior year, an increase of $0.1 million or 6.8%.

Gross profit (USD in thousands)

For the years ended December 31,	2021	2020	Amount Change	% Change
Title and escrow services	$24,002	$—	$24,002	n/m
Electric vehicles products	1,239	1,427	(188)	(13.2)%
Electric vehicles services	21	—	21	n/m
Combustion engine vehicles	—	39	(39)	n/m
Charging, battery and powertrain products	(2,075)	18	(2,093)	n/m
Charging, battery and powertrain services	142	—	142	n/m
Digital advertising services	39	573	(534)	(93.2)%
Other revenue	(140)	—	(140)	n/m
Total	$23,228	$2,057	$21,171	n/m

n/m = Not Meaningful - represents percentage changes, in terms of absolute value over 100%.

For the years ended December 31,	2020	2019	Amount Change	% Change
Digital asset management services	$—	$40,233	$(40,233)	n/m
Electric vehicles products	1,427	—	1,427	n/m
Electric vehicles services	—	2,693	(2,693)	n/m
Combustion engine vehicles	39	—	39	n/m
Charging, battery and powertrain products	18	—	18	n/m
Digital advertising services	573	182	391	n/m
Total	$2,057	$43,108	$(41,051)	(95.2)%

Gross profit ratio

For the years ended December 31,	2021	2020
Title and escrow services	33.0%	—%
Electric vehicles products	4.0	7.0
Electric vehicles services	10.3	—
Combustion engine vehicles	—	1.0
Charging, battery and powertrain products	(35.3)	4.0
Charging, battery and powertrain services	5.4	—
Digital advertising services	16.9	35.0
Other revenue	(10.7)	—
Total	20.4%	8.0%

Gross profit for the year ended December 31, 2021 was $23.2 million, as compared to gross profit of $2.1 million for the year ended December 31, 2020. The gross profit ratio for the year ended December 31, 2021 was 20.4%, while in 2020, it was 8.0%. The increase was mainly due to the high gross margin from sales of title and escrow services for the year ended December 31, 2021.

For the years ended December 31,	2020	2019
Digital asset management services	—%	99.0%
Electric vehicles products	7.0	—
Electric vehicles services	—	100.0
Combustion engine vehicles	1.0	—
Charging and batteries	4.0	—
Digital advertising services	35.0	16.0
Total	8.0%	97.0%

The gross profit for the year ended December 31, 2020 was $2.1 million, as compared to $43.1 million during the same period in 2019, a decrease of $41.1 million. The decrease was primarily due to revenue from digital asset management services in 2019 which was not repeated in 2020 and had a low cost of revenue. The gross profit earned from the sale of EV products was $1.4 million as compared to $2.7 million from the sale of EV Services in the prior year, a decrease of $1.3 million. The Company acted in an agent capacity in the sale of EVs in 2019 and consequentially the revenue was recorded as a service on a “net” basis without any cost of revenue which resulted in a higher gross profit and gross margin.

Selling, general and administrative expenses

Our selling, general and administrative expense for the year ended December 31, 2021 was $72.8 million as compared to $32.4 million for the year ended December 31, 2020, an increase of $40.4 million. The increase was principally due to costs related to the operations of the Timios, WAVE, Solectrac and US Hybrid acquisitions completed in the current year, stock based compensation expense related to RSU grants, increased compensation, payroll tax and benefit expense arising from the hiring undertaken to expand the business and built out the corporate infrastructure and associated recruitment expense, partially offset by lower operating expenses in China and lower rent expense due to the termination of the company’s lease on its headquarters property in New York City due to Covid 19.

Our selling, general and administrative expense for the year ended December 31, 2020 was $32.4 million as compared to $24.9 million for the year ended December 31, 2019, an increase of $7.5 million. The majority of the increase was due to increased stock based compensation expense, bonuses and sales commissions and salaries resulting from the increase in employee numbers and sales activity, and bad debt expense which was partially offset by lower spending on travel and entertainment due to the restrictions on travel and entertaining arising from COVID-19 and lower severance expense.

Research and development expense

Research and development expense for the year ended December 31, 2021 was $0.8 million as compared to $1.6 million for the year ended December 31, 2020 a decrease of $0.9 million. The expense for the prior year included costs related to technical development and design into EV trucks, there was no expense research related to EV trucks in the current year. Expense in the current period was primarily incurred in connection with EV motorbikes in Malaysia, and research and development activities in WAVE, Solectrac and US Hybrid. No research and development expense was incurred in 2019.

Professional fees

Professional fees for the year ended December 31, 2021 were $34.7 million as compared to $12.5 million for the year ended December 31, 2020, an increase of $22.2 million. The increase in professional fees was principally related to the merger and acquisition activity undertaken during 2021 including fees related to due diligence, post-merger integration activities, regulatory filings and fund raising activity, expenses incurred by affiliates acquired during 2021 which did not exist in the prior year, increased fees incurred in the general operation of the business reflecting the heightened level of business activity, costs incurred for audit and other regulatory filings and advice on patent and intellectual property matters.

Professional fees for the year ended December 31, 2020 were $12.5 million as compared to $5.8 million for the year ended December 31, 2019, an increase of $6.7 million. The majority of this increase was due to increased expense for investor relations programs, legal fee expense related to regulatory inquires, fund raising and merger and acquisition activities, and class action lawsuits. Expenses for consultants and contractors increased as a result of the Company’s continued expansion.

Asset Impairments and Goodwill Impairments

The following table summarizes the impairment losses recorded in the years ended December 31, 2021, 2020 and 2019, (in thousands):

Asset Impaired	Note	Caption	Amount
			2021	2020	2019
GTB – digital currency	Note 11 – Goodwill and Intangible Assets	Asset impairment	$—	$—	$61,124

Equity method investments	Note 12 - Long-term Investments	Impairment of and equity in loss of equity method investees	7,864	16,650	13,062

Intangible assets	Note 11 – Goodwill and Intangible Assets	Asset Impairment	50,619	20,331	5,715

Goodwill	Note 11 – Goodwill and Intangible Assets	Goodwill impairment	101,470	18,089	—

Right of use assets	Note 13 - Leases	Asset impairment	99	6,424	—

Fintech buildings, land and capitalized fees	Note 10 - Property and Equipment, net	Asset impairment	—	3,315	2,299

Fintech buildings asset retirement cost	Note 10 - Property and Equipment, net	Asset Impairment	—	1,996	1,504

Available for sale securities	Note 5 - Available for sale securities	Asset Impairment	15,833	—	—

Fixed assets and other		Asset impairment	—	923	—

Cost method investments	Note 12 - Long-term Investments	Asset Impairment	4,519	241	3,026
Total			$180,404	$67,969	$86,730

Additional information related to the impairment losses recorded in the years ended December 31, 2021, 2020 and 2019 is as follows:

Year Ended December 31, 2021

●	The Company recorded impairment loss of $13.7 million related to Timios lender relationship and trade name and $5.8 million related to Timios goodwill.
●	The Company recorded impairment loss of $23.9 million related to WAVE patents and trademarks and $35.7million related to WAVE goodwill.
●	The Company recorded impairment loss of $7.0 million related to US Hybrid patents and trademarks and $42.2 million related to US Hybrid goodwill.
●	The Company recorded impairment loss of $6.0 million related to Solectrac patents and trademarks and $17.7million related to Solectrac goodwill.
●	The Company recorded impairment loss of $4.5 million as the Company fully impaired the cost method investments in two entities.
●	The Company recorded an impairment loss of $0.1 million related to ROU assets due to the closure of one Timios office and one China office.
●	The Company recorded an impairment loss of $15.8 million related to an available for sale securities.

●	The Company recorded an impairment loss of $7.9 million related to an equity investment.

Year Ended December 31, 2020

●	The Company recorded impairment losses of $16.7 million related to its equity method investments, Glory and Intelligenta. In the fourth quarter of 2020, Tree Technologies obtained its own domestic manufacturing license, and determined that it would not purchase vehicles from Tree Manufacturing, Glory’s subsidiary, and that the investment in Glory was therefore impaired. The Company evaluated the business prospects of Intelligenta in light of the continued political tensions between China and the U.S., and determined that its business prospects had diminished.
●	The Company recorded impairment losses of $20.3 million related to intangible assets:
o	An impairment loss of $12.5 million related to Tree Technologies marketing and distribution agreement with Tree Manufacturing after Tree manufacturing obtained its own domestic manufacturing license, and determined that it would not purchase vehicles from Tree Manufacturing.
o	Impairment losses of $7.1 million related to DBOT’s intangible assets, its continuing membership agreement and customer list.
o	An impairment loss of $0.8 million related to Grapevine’s influencer network, after determining that the attrition rate of the influencer network was higher than expected.
●	The Company recorded an impairment loss of $9.3 million related to the goodwill of its consolidated subsidiary, DBOT, and recorded an impairment loss of $8.8 million for Tree Technologies, after evaluating its business prospects.
●	The Company recorded impairment losses of $6.4 million related to right of use assets after ceasing to use the related real estate premises.
●	The Company recorded impairment losses of $3.3 million related to its investment in Fintech Village, and recorded an impairment loss of $2.0 million for the related asset retirement cost.
●	The Company recorded an impairment loss of $0.2 million related to a cost method investment after its price per share declined in the fourth quarter of 2020.

Year Ended December 31, 2019

●	The Company recorded an impairment loss of $61.1 million in the fourth quarter of 2019 related to GTB which the Company had received in connections with a services agreement and an asset purchase agreement with GT Dollar Pte, a minority shareholder at the time of the transaction. On October 29, 2019, GTB had an unexpected significant decline in quoted price, from $17.00 to $1.84. This decline continued through the fourth quarter of 2019, and on December 31, 2019 the quoted price was $0.23. As a result of this decline in quoted price, and its inability to convert GTB into other digital currencies which were more liquid, or fiat currency, the Company performed an impairment analysis and recorded an impairment loss.
●	The Company recorded a $13.1 million impairment loss in Glory, an equity method investment, in the fourth quarter of 2019, when it became apparent that Glory’s subsidiary, Tree Manufacturing, would not receive the land use rights to 250 acres of vacant land and other assets.
●	The Company recorded a $5.7 million impairment loss related to a secure mobile financial information, social, and messaging platform that has been designed for streamlining financial-based communication for professional and retail users. Management determined these assets had no future use and recorded an impairment loss.

●	The Company recorded impairment losses of $3.0 million in two non-marketable equity investments after management evaluated their performance.
●	The Company recorded an impairment loss of $2.3 million in the third quarter of 2019 in connection with four buildings in Fintech Village, which were later demolished, and recorded an impairment loss of $1.5 million for the related asset retirement cost.

Change in fair value of contingent consideration, net

For the year ended December 31, 2021, change in fair value of contingent consideration, net of $(9.6) million represents the remeasurement gain of $1.6 million of the contingent consideration payable to the former Solectrac shareholder and remeasurement gain of $8.0 million of the contingent consideration payable to the Tree Technology shareholders.

For the year ended December 31, 2020, change in fair value of contingent consideration, net of $(5.5) million represents the remeasurement loss of $1.5 million of the contingent consideration payable to the former DBOT shareholder and remeasurement gain of $7.0 million of the contingent consideration payable to the Tree Technology shareholders.

For the year ended December 31, 2019, change in fair value of contingent consideration, net of $5.1 million represents the remeasurement of the contingent consideration payable to the former DBOT shareholders due to the decline in Ideanomics’ stock price.

Litigation settlements

For the year ended December 31, 2021, the Company recorded an expense of $5.4 million related to settlement of litigation. The Rudani shareholder class action lawsuit was settled for $5.0 million. There were no such litigation settlements in the years ended December 31, 2020 and 2019.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2021 was $6.1 million as compared to $5.3 million for the year ended December 31, 2020, an increase of $0.8 million. The increase was mainly due to the increase in amortization expense recorded by Timios, WAVE, Solectrac and US Hybrid, which were acquired in 2021.

Depreciation and amortization for the year ended December 31, 2020 was $5.3 million as compared to $2.2 million for 2019, an increase of $3.1 million. The increase was mainly due to the increase in amortization expense arising from the shortening of the useful life on an IP intangible asset.

Loss from operations

Loss from operations for the year ended December 31, 2021 was $259.6 million as compared to loss of $95.6 million for the year ended December 31, 2020 an increase of $163.9 million. The increased loss from operations included the operating loss from Timios, WAVE, Solectrac and US Hybrid, which were acquired in 2021 partially offset by the gain resulting from a change in the fair value of contingent consideration.

Loss from operations for the year ended December 31, 2020 was $95.6 million as compared to loss of $68.6 million for the year ended December 31, 2019 an increase of $27.1 million. The increased Loss from Operations is due to number of factors, the gross profit for 2019 included revenues from digital asset services which had a gross profit margin of almost 100% which was not repeated in 2020, increased expenses for selling, general and administrative, research and development, professional fees, and depreciation and amortization expense partially offset by lower impairment charges and a gain resulting from a change in the fair value of contingent consideration.

Interest income

Interest income for the year ended December 31, 2021 was $1.5 million as compared to $0.1 million for the year ended December 31, 2020, an increase of $1.4 million. The increase was mainly due to the income recognized from the investment in notes receivables, while earlier years interest income was generated primarily on deposits held in banks.

Interest income for the year ended December 31, 2020 was $0.1 million as compared to $0.1 million for the year ended December 31, 2019. The interest income for the year ended December 31, 2020 and December 31, 2019 mainly represents the income generated from deposit in banks.

Interest expense

Interest expense for the year ended December 31, 2021 was $2.1 million as compared to $16.1 million for the year ended December 31, 2020, a decrease of $13.9 million. The decrease was mainly due to the amortization of BCFs of $14.5 million associated with the convertible notes in the year ended December 31, 2020 which did not arise in the year ended December 31, 2021.

Interest expense for the year ended December 31, 2020 was $16.1 million as compared to $5.7 million for the year ended December 31, 2019, an increase of $10.4 million. The increase was primarily due to increased expense related to amortization of BCFs arising from the modification of convertible notes. The following table summarizes the breakdown of the interest expense (in thousands):

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Interest	$2,139	$1,593	$1,449
Amortization of discount	—	14,485	4,235
Total	$2,139	$16,078	$5,684

Expense due to conversion of notes

There were no such conversions for the year ended December 31, 2021.

Conversion expense of $2.3 million for the year ended December 31, 2020 represents the expense recognized as a result of the reduction of conversion price to induce the conversion of the convertible notes from related parties.

There were no such conversions for the year ended December 31, 2019.

Gain (loss) on extinguishment of debt

In the year ended December 31, 2021, the Company recorded a gain of $0.3 million on WAVE Paycheck Protection Program loan forgiveness.

In the year ended December 31, 2020, the Company recorded a gain on the extinguishment of debt of $8.9 million, as it paid a promissory note prior to its scheduled maturity. The Company also settled several outstanding balances with vendors and recorded a gain of $0.5 million.

In the year ended December 31, 2019, the Company recorded a loss on extinguishment of debt of $3.9 million which resulted from modifications made to various convertible notes.

(Loss) gain on disposal of subsidiaries, net

The following table summarizes gains and (losses) recorded in “(Loss) gain on disposal of subsidiaries, net” in the years ended December 31, 2021, 2020 and 2019 (in thousands):

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
Subsidiary	2021	2020	2019
Guang Min	$—	$276	$—
Red Rock	—	—	552
Amer Global Technology Limited	—	—	505
Deconsolidation of VIEs	—	—	(2,009)
Grapevine	(1,234)	—	—
Other	(30)	—	—
Total	$(1,264)	$276	$(952)

Gain (loss) on disposal of subsidiaries was a loss of $1.3 million for year ended December 31, 2021 as compared to a gain of $0.3 million in the year ended December 31, 2020. Gain (loss) on disposal of subsidiaries was a gain of $0.3 million for year ended December 31, 2020 as compared to a loss of $1.0 million in the year ended December 31, 2019.

Gain on remeasurement of investment

Gain on remeasurement of investment was $2.9 million for the year ended December 31, 2021 which resulted from the remeasurement of the Company’s investment in Solectrac to its fair value as of the date the Company obtained the remainder of the Solectrac shares outstanding and commenced consolidating Solectrac.

There were no such remeasurements for the year ended December 31, 2020.

In the year ended December 31, 2019, the Company increased its ownership in DBOT and consolidated DBOT in July 2019. Immediately prior to the consummation of the acquisition, the Company’s investment in DBOT had a fair value of $3.1 million, and the Company recorded a loss of $3.2 million to record the investment in DBOT to its fair value.

Other income (expense), net

Other income (expense), net was $1.3 million for the year ended December 31, 2021 as compared to $6.6 million for year ended December 31, 2020, a decrease of $5.3 million. The decrease was mainly due to 2020 income being unusually high from lease early termination settlements, which includes a gain of $4.9 million recognized from the settlement agreements to terminate leases early for the New York City headquarters at 55 Broadway and a gain of $0.8 million from the DBOT lease settlement with the landlord

Other income (expense), net was an income of $6.6 million for the year ended December 31, 2020 as compared to a loss of $0.4 million for the year ended, an increase of $7.0 million. The increase was mainly due to a gain of $4.9 million recognized from the settlement agreements to terminate leases early for the New York City headquarters at 55 Broadway a gain of $0.8 million from the DBOT lease settlement with the landlord in addition to sublease income $0.1 million in year ended December 31, 2020.

Income tax (expense) benefit

In the year ended December 31, 2021, the income tax benefit of $11.8 million is mainly due to $10.1 million of one-time benefits relating to acquisitions, net state income benefit of $1.2 million for recently acquired entities, and a $0.1 million of other U.S. federal income tax benefit and a $0.4 million deferred tax benefit from our Tree Technologies, our Malaysian subsidiary.

In the year ended December 31, 2020, the income tax benefit of $3.3 million income tax benefit is from Tree Technologies. It consists of $3.1 million benefit from amortization and eventual impairment, of a distribution and marketing agreement which resulted in the reversal of the deferred tax liabilities related to the agreement, and $0.2 million benefit resulted from the operating losses creating carryovers that could offset part of Tree Technologies’ remaining deferred tax liabilities. For the year ended December 31, 2020, other than the $3.3 million Tree Technologies benefit, income tax expense is nil because of NOL and deferred tax assets related to the NOLs had been offset by a valuation allowance. The Company had established a 100.0% valuation allowance against its net deferred tax assets due to its history of pre-tax losses and the likelihood that the deferred tax assets will not be realized.

In the year ended December 31, 2019, one PRC subsidiary, generated income related to EV sales that resulted in $0.6 million income tax expense, two Ideanomics China entities, that have since been disposed of, generated a one-time gain the required triggering a tax expense of $0.3 million while the company had a one-time deferred tax benefit of $0.5 million related to the acquisition of Grapevine. Other than these matters, resulting in a net income tax expense of $0.4 million, there were no other income tax expense because of NOL and deferred tax assets related to the NOL had been offset by a valuation allowance. The Company had established a 100.0% valuation allowance against its net deferred tax assets due to its history of pre-tax losses and the likelihood that the deferred tax assets will not be realized.

Impairment of and equity in loss of equity method investees

Impairment of and equity in loss of equity method investees was $11.5 million for the year ended December 31, 2021 as compared to $16.8 million in the year ended December 31, 2020, a decrease of $5.3 million. The decrease was mainly due to impairments losses of $16.7 million recorded in the year ended December 31, 2020, as compared to an impairment loss of $7.9 million recorded in the year ended December 31, 2021.

Impairment of and equity in loss of equity method investments for the year ended December 31, 2020 was $16.8 million as compared to $13.7 million for the year ended December 31, 2019, an increase of $3.1 million. The increase was mainly due to impairments losses of $16.7 million recorded in the year ended December 31, 2020, as compared to an impairment loss of $13.1 million recorded in the year ended December 31, 2019.

Net (income)/loss attributable to non-controlling interest

Net (income)/loss attributable to non-controlling interests was a $0.7 million loss in the year ended December 31, 2021 as compared to a $10.5 million loss for the year ended December 31, 2020. The decrease is mainly due to there is significant loss in the year ended December 31, 2020 from Tree Technology.

Net (income)/loss attributable to non-controlling interests was a $10.5 million loss in the year ended December 31, 2020 as compared to a net income of $0.9 million in the year ended December 31, 2019. The loss in 2020 is primarily due to net loss from Tree Technology. The gain in 2019 is primarily due to the taxis commission revenue recognized in an entity in which we have a 50.1% ownership.

RESULTS OF OPERATIONS: THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Comparison of Nine Months Ended September 30, 2022 and 2021 (USD in thousands):

	Nine Months Ended
			Amount
	September 30, 2022	September 30, 2021	Change
Revenue	83,871	$86,647	$(2,776)
Cost of revenue	83,021	62,949	20,072
Gross profit	850	23,698	(22,848)

Operating expenses:
Selling, general and administrative expenses	113,555	74,419	39,136
Research and development expense	2,543	429	2,114

Asset impairment	1,030	15,183	(14,153)
Goodwill impairment	—	5,850	(5,850)
Change in fair value of contingent consideration, net	(131)	(7,006)	6,875
Litigation settlement	44	5,216	(5,172)
Depreciation and amortization	5,838	4,548	1,290
Total operating expenses	122,879	98,639	24,240

Loss from operations	(122,029)	(74,941)	(47,088)

Interest and other income (expense):
Interest income	2,560	812	1,748
Interest expense	(1,523)	(1,683)	160
Loss on disposal of subsidiaries, net	(218)	(1,264)	1,046

Gain on remeasurement of investment	10,965	2,915	8,050
Gain on extinguishment of debt	—	300	(300)
Other income, net	4,460	507	3,953
Loss before income taxes and non-controlling interest	(105,785)	(73,354)	(32,431)
Income tax benefit	925	9,971	(9,046)
Impairment of and equity in gain (loss) of equity method investees	(2,357)	(2,062)	(295)

Net loss	(107,217)	(65,445)	(41,772)

Net loss attributable to common shareholders	(107,217)	(65,445)	(41,772)

Net loss attributable to non-controlling interest	3,525	459	3,066

Net loss attributable to Ideanomics, Inc. common shareholders	$(103,692)	$(64,986)	$(38,706)

Earnings (loss) per share
Basic	$(0.21)	$(0.15)
Diluted	$(0.21)	$(0.15)

Revenues (USD in thousands)

	Three Months Ended
			Amount
	September 30, 2022	September 30, 2021	Change
Electric vehicles products	$14,713	$8,737	$5,976
Electric vehicles services	71	46	25
Charging, batteries and powertrains products	1,034	940	94
Charging, batteries and powertrain services	415	770	(355)
Title and escrow services	7,875	15,519	(7,644)

Fund raising services	50	—	50
Other revenue	120	569	(449)
Total	$24,278	$26,581	$(2,303)

	Nine Months Ended
			Amount
	September 30, 2022	September 30, 2021	Change
Electric vehicles products	$52,913	$17,041	$35,872
Electric vehicles services	228	154	74
Charging, batteries and powertrains products	2,244	4,108	(1,864)
Charging, batteries and powertrain services	1,205	1,526	(321)
Title and escrow services	26,971	62,428	(35,457)
Digital advertising services and other	—	231	(231)
Fund raising services	57	—	57
Other revenue	253	1,159	(906)
Total	$83,871	$86,647	$(2,776)

*

The revenues were recorded on either a Principal or Agent basis, depending on the terms of the underlying transaction, including the ability to control the product and the level of inventory risk taken.

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Revenue for the three months ended September 30, 2022 was $24.3 million as compared to $26.6 million for the three months ended September 30, 2021, an increase of $2.3 million. The decrease was mainly due to a decline in unit volume from the sale of EV products in China in the third quarter of 2022 of $0.9 million as a result of increasing EV production constraints in China and the timing of project revenue from charging services in 2022. In addition, revenue from Title and escrow services decreased from $15.5 million in the three months ended September 30, 2021, to $7.9 million in the three months ended September 30, 2022, a decrease of $7.6 million. This decrease is the result of decreased revenue at Timios as rising interest rates reduce the volume of mortgage processing.

In the three months ended September 30, 2021, the Company recognized $15.5 million revenue from the sales of title and escrow services, $8.8 million revenue from the sales of EVs, and $1.7 million revenue from sales of charging, batteries and powertrains. In the three months ended September 30, 2021, the Company acted in both a Principal and Agent capacity in relation to vehicle sales. For those contracts in which it acted in a principal capacity, revenues were recorded on a gross basis and for those contracts where it acted in an agent capacity the revenues were recorded on a net basis..

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Revenue for the nine months ended September 30, 2022 was $83.9 million as compared to $86.6 million for the nine months ended September 30, 2021, a decrease of $2.8 million. The decrease was primarily due to a large decrease in revenue from Title and escrow services, offset by an increase in the sale of EV products in China in the first and second quarter. Revenue from Title and escrow services decreased from $62.4 million in the nine months ended September 30, 2021, to $27.0 million in the nine months ended September 30, 2022, a decrease of $35.5 million. This decrease is the result of a significant decline in mortgage processing activity in 2022 as interest rates continue to rise. This decrease is offset by increased sales of EV Products in the first and second quarter which increased from $17.0 million in the nine months ended September 30, 2021, to $52.9 million in the nine months ended September 30, 2022, an increase of $35.9 million. This increase is the result of significantly increased revenue from EV products in China during the second quarter of 2022. Other small decreases in other revenue categories resulted in the overall result of decreased total revenue. In addition, revenues declined for charging, battery and powertrain products year over year by $1.9 million primarily due to the timing of project related revenues year over year.

Cost of revenues (USD in thousands)

	Three Months Ended			Nine Months Ended
			Amount			Amount
	September 30, 2022	September 30, 2021	Change	September 30, 2022	September 30, 2021	Change
Electric vehicles products	$15,365	$8,945	$6,420	$52,605	$16,841	$35,764
Electric vehicles services	44	48	(4)	147	134	13
Charging, batteries and powertrains products	2,835	1,125	1,710	6,360	3,604	2,756
Charging, batteries and powertrain services	110	701	(591)	829	1,319	(490)
Title and escrow services	6,527	11,281	(4,754)	22,882	39,796	(16,914)
Digital advertising services and other	—	—	—	—	192	(192)
Fund raising services	8	—	8	19	—	19
Other revenue	48	530	(482)	179	1,063	(884)
Total	$24,937	$22,630	$2,307	$83,021	$62,949	$20,072

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Cost of revenues was $24.9 million for the three months ended September 30, 2022, as compared to $22.6 million for the three months ended September 30, 2021, an increase of $2.3 million. The increase was mainly due to increased cost of revenue from EV Products which increased from $8.9 million in the three months ended September 30, 2021, to $15.4 million in the three months ended September 30, 2022, an increase of $6.4 million. This increase is the result of significantly increased cost of revenue from EV products in China during the second quarter of 2022. This increase is partially offset by a large decrease in cost of revenue from Title and escrow services. Cost of revenue from Title and escrow services decreased from $11.3 million in the three months ended September 30, 2021, to $6.5 million in the three months ended September 30, 2022, a decrease of $4.8 million. This decrease is the result of decreased cost of revenue at Timios, as the company reduced costs with the decline in service processing volume.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Cost of revenues was $83.0 million for the nine months ended September 30, 2022, as compared to $62.9 million for the nine months ended September 30, 2021, an increase of $20.1 million. The increase was mainly due to the increased cost of revenue from EV Products which increased from $16.8 million in the nine months ended September 30, 2021, to $52.6 million in the nine months ended September 30, 2022, an increase of $35.8 million. This increase is also partially attributable to acquiring Solectrac in June 2021, acquiring Energica in March 2022, and significantly increased cost of revenue from EV products in China during the second quarter of 2022. This increase is partially offset by a large decrease in cost of revenue from Title and escrow services. Cost of revenue from Title and escrow services decreased from $39.8 million in the nine months ended September 30, 2021, to $22.9 million in the nine months ended September 30, 2022, a decrease of $16.9 million. This decrease is the result of decreased cost of revenue at Timios, as the company reduced costs with the decline in service processing volume.

Gross profit (USD in thousands)

	Three Months Ended			Nine Months Ended
			Amount			Amount
	September 30, 2022	September 30, 2021	Change	September 30, 2022	September 30, 2021	Change
Electric vehicles products	$(652)	$(208)	$(444)	$308	$200	$108
Electric vehicles services	27	(2)	29	81	20	61
Charging, batteries and powertrains	(1,801)	(185)	(1,616)	(4,116)	504	(4,620)
Charging, batteries and powertrain services	305	69	236	376	207	169
Title and escrow services	1,348	4,238	(2,890)	4,089	22,632	(18,543)
Digital advertising services and other	—	—	—	—	39	(39)
Fund raising services	42	—	42	38	$—	38
Other revenue	72	39	33	74	$96	(22)
Total	$(659)	$3,951	$(4,610)	$850	$23,698	(22,848)

Gross profit ratio

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Electric vehicles products	(4.4)%	(2.4)%	0.6%	1.2%
Electric vehicles services	38.0%	(4.3)%	35.5%	13.0%
Charging, batteries and powertrains products	(174.2)%	(19.7)%	(183.4)%	12.3%
Charging, batteries and powertrain services	73.5%	9.0%	31.2%	13.6%
Title and escrow services	17.1%	27.3%	15.2%	36.3%
Digital advertising services and others	—%	—%	—%	16.9%
Fund raising services	84.0%	—%	66.7%	—%
Other revenue	60.0%	6.9%	29.2%	8.3%
Total	(2.7)%	14.9%	1.0%	27.4%

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Gross profit for the three months ended September 30, 2022 was $(0.7) million, as compared to gross profit of $4.0 million for the three months ended September 30, 2021, a decrease of $4.7 million. The decrease was mainly due to the gross margin on charging, batteries and powertrain products it has decreased and is negative in the nine months ended September 30, 2022. This is the result of a change in mix in revenue with a significant decrease in financial services revenue, an increase in revenue from the resale of EV vehicles in China with a lower value add model bring lower margins, while US Hybrid and WAVE are operating with negative gross margins on their sales in 2022 as these operations depend in early-stage product roll outs on smaller scale production levels with higher levels of fixed cost and lower contribution margins related to customized specifications on job production.

The gross profit ratio for the three months ended September 30, 2022 was (2.7)%, while for the three months ended September 30, 2021, it was 14.9%. The decrease was mainly due to the gross margin on Charging, batteries and powertrain products has decreased dramatically and is in fact negative in the nine months ended September 30, 2022. This is the result of US Hybrid and WAVE operating with negative gross margins on their sales in 2022 as these operations depend in early-stage product roll outs on smaller scale production levels with higher levels of fixed cost and lower contribution margins related to customized specifications on job production. This decline was partially offset by a recovery in the gross profit ratio for Title and Escrow services in the three months ended September 30, 2022 as the company implemented cost reduction measures to offset the effect of falling revenues.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Gross profit for the nine months ended September 30, 2022 was $0.9 million, as compared to gross profit in the amount of $23.7 million for the nine months ended September 30, 2021. The decrease was mainly due to the decreased gross margin on Title and escrow services at Timios as some of their costs of revenue such as rent and wages are fixed and did not fall in line with the fall in revenue. Additionally the gross margin on Charging, batteries and powertrain products has decreased dramatically and is in fact negative in the nine months ended September 30, 2022. This is the result of a change in mix in revenue with a significant decrease in financial services revenue, an increase in revenue from the resale of EV vehicles in China, while US Hybrid and WAVE are operating with negative gross margins on their sales in 2022 as these operations depend in early-stage product roll outs on smaller scale production levels with higher levels of fixed cost and lower contribution margins related to customized specifications on job production.

The gross profit ratio for the nine months ended September 30, 2022 was 1.0%, while for the three months ended September 30, 2021, it was 27.4%. The decrease was mainly due to the decreased gross margin on Title and escrow services at Timios as some of their costs of revenue such as rent and wages are fixed and did not fall in line with the fall in revenue. Additionally the gross margin on Charging, batteries and powertrain products has decreased dramatically and is in fact negative in the nine months ended September 30, 2022. This is the result of US Hybrid and WAVE operating with negative gross margins on their sales in 2022 as these operations depend in early-stage product roll outs on smaller scale production levels with higher levels of fixed cost and lower contribution margins related to customized specifications on job production.

Selling, general and administrative expenses

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Selling, general and administrative expenses for the three months ended September 30, 2022 were $37.7 million as compared to $37.8 million for the three months ended September 30, 2021, an decrease of $0.1 million. Selling, general and administrative expenses includes compensation and benefits costs, professional fees and marketing and other costs. Compensation and benefits expense increased due to hiring of additional staff in the corporate and head office functions to support the continuing growth of the business, offset by lower performance based compensation in the Company’s Title and Escrow Agency business. An increase in professional fees was principally due to increased costs related to regulatory filings and consulting expense incurred by the Company’s operating entities as they continue build out their sales and operations infrastructure. Marketing and other expense in selling, general and administrative expenses increased as a result of higher rent expense for the Company’s new lease in New Jersey.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Selling, general and administrative expenses for the nine months ended September 30, 2022 were $113.6 million as compared to $74.4 million for the nine months ended September 30, 2021, an increase of $39.2 million. Selling, general and administrative expenses includes compensation and benefits costs, professional fees and marketing and other costs. Compensation and benefits expense increased due to hiring of additional staff in the corporate and head office and those operating companies acquired in the nine months ending September 30, 2021, to support the continuing growth of the business, a full year of costs associated with acquired businesses in 2022, partially offset by lower performance based compensation in the Company’s Title and Escrow Agency business. The increase in professional fees was due to an increase in audit and consulting fees related to regulatory filing fees, transaction fees related to the purchase of Energica and consulting expense incurred by the Company’s operating entities as they continue to build out their sales and operating structure. Marketing and other expense in selling, general and administrative expenses increased due to Company’s new lease in New Jersey and a full year of rent expense incurred by the Company’s operating entities in 2022, and an increase in general operating expense.

Research and development expense

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Research and development expense was $0.8 million in the three months ended September 30, 2022 as compared to $0.2 million for the three months ended September 30, 2021, an increase of $0.6 million. The increase is mainly due to higher research and development expense incurred in the entities acquired in 2021 and Energica acquired in 2022.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Research and development expense was $2.5 million in the nine months ended September 30, 2022 as compared to $0.4 million for the nine months ended September 30, 2021, an increase of $2.1 million is mainly due to higher research and development expense incurred in the entities acquired in 2021 and Energica acquired in 2022.

Impairment losses

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

In the three months ended September 30, 2022, the Company recorded impairment losses of $0.4 million, mainly related to the 0.6 million impairment of a note receivable from a related party.. In the three months ended September 30, 2021, the Company recorded impairment losses of $21.0 million primarily related to the decline in value of the investment in Timios as revenues declined significantly in 2021 following a cyber security event.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

In the nine months ended September 30, 2022, the Company recorded impairment losses of $1.0 million, mainly related to the $0.4 million impairment of the Timios right of use asset and the $0.6 million impairment of a note receivable from a related party. In the nine months ended September 30, 2021, the Company recorded impairment losses of $21.0 million primarily related to the decline in value of the investment in Timios as revenues declined significantly in 2021 following a cyber security event.

Change in fair value of contingent consideration, net

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

There was no change in fair value of contingent consideration, net for the three months ended September 30, 2022.

The change in fair value of contingent consideration, net was a decrease of $5.1 million for the three months ended September 30, 2021 this represents the remeasurement of the contingent consideration payable to Tree Technology shareholders.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

The change in fair value of contingent consideration, net was a decrease of $0.1 million for the nine months ended September 30, 2022, representing the remeasurement of the contingent consideration payable to Tree Technology shareholders.

The change in fair value of contingent consideration, net was a decrease of $7.0 million for the nine months ended September 30, 2021, representing the remeasurement of the contingent consideration payable to the Tree Technology shareholders.

Litigation settlement

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

In the three months ended September 30, 2022, the Company recorded less than $0.1 million litigation settlement.

In the three months ended September 30, 2021, the Company recorded a $0.2 million litigation settlement.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

In the nine months ended September 30, 2022, the Company recorded a less than $0.1 million litigation settlement.

In the nine months ended September 30, 2021, the Company recorded a $5.2 million litigation settlement as a result of the agreement reached by both parties on the mediation in April, 2021.

Depreciation and amortization

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Depreciation and amortization for the three months ended September 30, 2022 was $2.3 million as compared to $1.8 million for the three months ended September 30, 2021, an increase of $0.5 million. The increase was mainly due to the increase in amortization and depreciation expense recorded by Energica, which was acquired at the end of the first quarter of 2022, partially offset by the decrease of the amortization expense of intangible assets recognized during the 2021 acquisition because the intangible assets were impaired in 2021.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Depreciation and amortization for the nine months ended September 30, 2022 was $5.8 million as compared to $4.5 million for the nine months ended September 30, 2021, an increase of $1.3 million. The increase was mainly due to the acquisition of Energica at the end of the first quarter of 2022, partially offset by the decrease of the amortization expense of intangible assets recognized during the 2021 acquisition because the intangible assets were impaired in 2021.

Interest income

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Interest income for the three months ended September 30, 2022 was $1.0 million as compared to $0.4 million for the three months ended September 30, 2021, an increase of $0.6 million. The increase was mainly due to the interest income from Inobat, Via motors and Energica during 2022.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Interest income for the nine months ended September 30, 2022 was $2.6 million as compared to $0.8 million for the nine months ended September 30, 2021, an increase of $1.8 million. The increase was mainly due to the interest income from Inobat, EV riderz, Silk EV, Via motors and Energica during 2022.

Interest expense

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Interest expense increased $0.1 million to $0.5 million for the three months ended September 30, 2022, from $0.3 million during three months ended September 30, 2021. The increases is related to more debt outstanding during the three months ended September 30, 2022.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Interest expense decreased $0.2 million to $1.5 million for the nine months ended September 30, 2022, from $1.7 million during the nine months ended September 30, 2021. The decreases is related to less debt outstanding during the nine months ended September 30, 2022.

Loss on disposal of subsidiaries, net

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

There are no significant changes for the three months ended September 30, 2022 as compared to the three months ended September 30, 2021.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Loss on disposal of subsidiaries, net, $0.2 million is related to the loss on the disposal of SSE and the dilution loss on FNL for the nine months ended September 30, 2022. Loss on disposal of subsidiaries, net of $1.3 million is mainly related to the dilution loss on Solectrac and loss on the disposal of Grapevine for the nine months ended September 30, 2021.

Gain on remeasurement of investment

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

There was no gain on remeasurement of investment for the three months ended September 30, 2022 and 2021, respectively.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

The Company recorded a gain on remeasurement of investment of $11.0 million in the nine months ended September 30, 2022. This was a result of the remeasuring of the Company’s investment in Energica to its fair value of the date the Company obtained the majority of the Energica shares outstanding and commenced consolidating Energica.

The Company recorded a gain on remeasurement of investment of $2.9 million in the nine months ended September 30, 2021. This resulted from remeasuring the Company’s investment in Solectrac to its fair value of the date the Company obtained the remainder of the Solectrac shares outstanding and commenced consolidating Solectrac.

Gain on extinguishment of debt

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

There was no gain on extinguishment of debt for the three months ended September 30, 2022.

The Company recorded a gain on the extinguishment of debt of $0.3 million in the three months ended September 30, 2021. This was a result of the loan forgiveness program associated with the Small Business Association Paycheck Protection Program and paid by the U.S. Small Business Administration.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

There was no gain on extinguishment of debt for the nine months ended September 30, 2022.

The Company recorded a gain on the extinguishment of debt of $0.3 million in the nine months ended September 30, 2021. This was a result of the loan forgiveness program associated with the Small Business Association Paycheck Protection Program and paid by the U.S. Small Business Administration.

Other income, net

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Other income, net increased $2.6 million to $2.6 million for the three months ended September 30, 2022 from less than $0.1 million for the three months ended September 30, 2021, mainly due to an insurance claim received for Timios oand the gain on a fair value adjustment on Inobat during 2022.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Other income, net increased $4.0 million to $4.5 million for the nine months ended September 30, 2022 from $0.5 million for the nine months ended September 30, 2021, mainly due to an insurance claim received for Timios and gain on a fair value adjustment on Inobat during 2022.

Income tax benefit

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

During the three months ended September 30, 2022, the income tax benefit of $0.4 million, consisted principally foreign income tax benefits.

During the three months ended September 30, 2021, the income tax benefit of $0.9 million consisted of net state income tax benefit of $0.8 million for the recently acquired entities in 2021, and a foreign income tax benefit of $0.1 million..

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

During the nine months ended September 30, 2022, the income tax benefit of $0.9 million consisted principally of $0.3 million state income tax benefits for U.S, subsidiaries and $0.6 million of foreign income tax benefits.

During the nine months ended September 30, 2021, the income tax benefit of $10.0 million, this consisted of a $9.1 million one-time benefit from the acquisition of subsidiaries, whose acquired deferred tax liabilities allowed for the reversal of previously recognized valuation allowances against deferred tax assets, plus $0.6 million of state and $0.3 million of foreign tax benefits.

Impairment of and equity in gain (loss) of equity method investees

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Equity in loss of equity method investees decreased $1.0 million to $0.4 million for the three months ended September 30, 2022, from $1.4 million for the three months ended September 30, 2021. The change mainly represents the higher equity pickup loss from MDI and Energica during the three months ended September 30, 2021.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Equity in loss of equity method investees increased $0.3 million to $2.4 million for the nine months ended September 30, 2022, from $2.1 million for the nine months ended September 30, 2021. The increase is mainly due to the increase of the equity pickup loss from Energica, FNL and Prettl, partially offset by the decrease of equity pick up loss from MDI, Solectrac and TM2.

Net loss attributable to common shareholders

Three months ended September 30, 2022 as compared to the three months ended September 30, 2021

Net loss attributable to non-controlling interests was $1.4 million for the three months ended September 30, 2022, compared to a net loss of $0.2 million for the three months ended September 30, 2021. The increase is due to the NCI from the Energica acquisition in March 2022 and the Company increasing its ownership in New Energy to 100%, as a result there was no NCI pickup in 2022.

Nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021

Net loss attributable to non-controlling interests was $3.5 million for the nine months ended September 30, 2022 compared to a net loss of $0.5 million for the nine months ended September 30, 2021. The increase is due to the NCI from the Energica acquisition in March 2022 and the Company increasing its ownership in New Energy to 100%, as a result there was no NCI pickup in 2022.

Restructuring of PRC Operations

On September 12, 2022, the Board authorized management to pursue a plan to restructure the current electric vehicle resale activities in China. While the current operational activities will decline in scale over the next year, the company will continue to source materials from Chinese suppliers through its procurement team in China and evaluate opportunities for the sale of current Ideanomics subsidiaries’ technologies in China. We believe that this change in the scope of activities in China will result in a significant reduction in the number of operating entities, a simplification of the legal entity structure and a pivot to margin expansion opportunities.

In the year ended December 31, 2021, the company generated $29.7 million in revenues in the PRC, primarily from the sale of electric vehicle products. For the nine months ended September 30, 2022, the company generated $36.2 million in revenues in the PRC. The carrying value of long lived assets in the PRC as September 30, 2022, was $0.8 million and cash held in the PRC was approximately $15.1 million as of September 30, 2022.

In the nine months ended September 30, 2022, the Company recorded charges of $0.5 million in connection with its restructuring actions. These charges consist of $0.5 million recorded as selling, general and administrative expenses. The restructuring charges consist of employee termination costs of $0.5 million. Employee termination benefits were recorded based on statutory requirements, completed negotiations and Company policy.

Liquidity and Capital Resources

As of September 30, 2022, the Company had cash of $25.2 million. Approximately $16.2 million was held in accounts outside of the United States, primarily in Hong Kong and the PRC.

Due to the strict regulations governing the transfer of funds held in the PRC to other jurisdictions, the Company does not consider funds held in its PRC entities to be available to fund operations and investment outside of the PRC and consequently does not include them when evaluating the liquidity needs of its businesses operating outside of the PRC.

Timios holds various regulatory licenses related to its business as a title insurance agency and is required to hold a minimum cash balance of $2.0 million. As a broker-dealer, JUSTLY has minimum capital requirements. JUSTLY had cash of $0.8 million as of September 30, 2022, which was necessary for JUSTLY to meet its minimum capital requirements. The agreement of the Company’s partner in this entity is required prior to disbursement of this entity’s funds for certain defined expenditures.

The following table provides a summary of net cash flows from operating, investing and financing activities (in thousands):

	Nine Months Ended
	September 30, 2022	September 30, 2021
Net cash used in operating activities	$(109,286)	$(42,601)
Net cash used in investing activities	(90,848)	(191,787)
Net cash provided by (used) financing activities	(42,788)	325,291
Effect of exchange rate changes on cash	(1,755)	262
Net increase in cash and cash equivalents	(244,677)	91,165
Cash and cash equivalents at beginning of period	269,863	165,764
Cash and cash equivalents at end of period	$25,186	$256,929

Operating Activities

Cash used in operating activities was $109.3 million for the nine months ended September 30, 2022 as compared to cash used in operating activities of $42.6 million in nine months ended September 30, 2021. This was primarily due to: (1) an increase in net loss to $107.2 million in the current period as compared to a net loss of $65.4 million in the same period of 2021, and (2) total non-cash adjustments increase (decrease) to net loss was $10.9 million and $27.9 million for the nine months ended September 30, 2022 and 2021, respectively; (3) total changes in operating assets and liabilities resulted in $13.0 million and $5.1 million in cash used in operating activities for the nine months ended September 30, 2022 and 2021, respectively.

Investing Activities

Cash used in investing activities was $90.8 million for the nine months ended September 30, 2022, which was primarily due to expenditures incurred for the acquisition of Energica and debt securities. Cash used in investing activities was $191.8 million for the nine months ended September 30, 2021, which was primarily due to expenditures incurred for the acquisition of Timios, WAVE, Solectrac and US Hybrid, WAVE, the investment in Energica and FNL and the acquisition of the convertible note with Silk EV.

Financing Activities

In the nine months ended September 30, 2022, the Company repaid $42.8 million from financing activities versus $325.3 million received in the nine months ended September 30, 2021. The company did not issue any convertible notes in the nine months ended September 30, 2022, as compared to $220.0 million generated in the nine months ended September 30, 2021. There were no exercises of warrants and stock options and issuance of common stock generated during the nine months ended September 30, 2022, as compared to $185.3 million in the nine months ended September 30, 2021. In the period ended September 30, 2022, the Company made a repayment of $40.8 million to settle a convertible note.

The Company expects to continue to raise both equity and debt finance to support the Company’s investment plans and operations.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements are obligations the Company has with nonconsolidated entities related to transactions, agreements or other contractual arrangements. The Company holds interests in investments accounted for under the equity method of accounting. The Company does not control these investments and therefore does not consolidate them.

The Company does not have other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in its securities.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2021

Interest Rate Risk

The Company had $57.8 million of fixed rate 4.0% convertible debt outstanding as of December 31, 2021. These debt obligations are not currently subject to fluctuations in interest rates, although in the event of issuance of new debt, such debt could be subject to changes in interest rates.

Market Risk

We have had investments in debt securities classified as available-for-sale securities, and which were recorded at fair value. The fair value of the debt securities was $0 as of December 31, 2021. There were no such investments as of December 31, 2020. In the year ended December 31, 2021, we recorded impairment losses of $15.8 million related to these investments.

We also have investments in equity securities, certain of which are publicly-traded, and which had carrying amounts of $35.6 million and $8.5 million as of December 31, 2021 and 2020, respectively. These include shares of common stock of Energica, which are publicly traded in Italy, and at December 31, 2021 had a carrying amount of $12.3 million and a fair value of $21.8 million. The remainder of the equity investments are not publicly traded.

We have recorded impairment losses related to cost method equity investments of $1.5 million, $0.2 million, and $3.0 million in the years ended December 31, 2021, 2020, and 2019, respectively. We have recorded impairment losses related to equity method investments of $7.9 million, $16.7 million, and $13.1 million in the years ended December 31, 2021, 2020, and 2019, respectively.

Our investments in debt and equity securities are generally not in companies which are publicly traded, and the market for these securities may be illiquid. Furthermore, many of the companies in which we invest may have a business model which is embryonic or developmental in nature and may not come to fruition.

Investments in debt and equity securities carry a degree of risk, as there can be no assurance that the securities will be collectible or otherwise recoverable, will not lose value and, in general, securities markets can be volatile and unpredictable. As a result of these different market risks, our holdings of these securities could be materially and adversely affected.

Foreign Currency Risk

We are exposed to risks associated with changes in foreign exchange rates. Changes in foreign exchange rates create volatility in the U.S. Dollar equivalent of our revenues and expenses. While results of our China operations, as measured in U.S. Dollars, are subject to foreign exchange fluctuations, we do not consider the related risk to be material to our results of operations. While our exposure to foreign exchange risk is not currently material to us, we expect to grow our international revenues in the future, and any future potential exposure to foreign exchange fluctuations may present a material risk to our business. We recorded foreign currency exchange (gains) losses of $0.2 million, $(0.1) million, and $0.1 million in the years ended December 31, 2021, 2020 and 2019, respectively.

As of September 30, 2022

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents. We had cash and cash equivalents totaling $25.2 million as of September 30, 2022. Our cash and cash equivalents were invested primarily in money market and like funds and are not invested for trading or speculative purposes. However, due to the short term nature and the low-risk profile of the money market funds, we do not believe a sudden increase or decrease in market interest rates would have a material effect on the fair market value of our portfolio. In addition, The Company had $9.3 million of fixed rate 4.0% convertible debt outstanding as of September 30, 2022. These debt obligations are not currently subject to fluctuations in interest rates, although in the event of issuance of new debt, such debt could be subject to changes in interest rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Inflationary factors such as increases in material costs (e.g., semiconductor chips) or overhead costs may adversely affect our business, financial condition, and operating costs upon commencing commercial operations.

Foreign Currency Risk

The Company has operations in a number of foreign countries and sources components for its US manufacturing operations internationally; consequently, the Company is subject to foreign currency risk. This risk is composed of both potential losses from the translation of foreign currency financial statements, the remeasurement of foreign currency transactions and increased raw material costs for components purchased in foreign currencies. Related to these, risks, a hypothetical change of 10% in currency rates could result in an adjustment to the income statement of approximately $7.4 million. Actual results may differ.

While our exposure to foreign exchange risk is not currently material to us, we expect to grow our international revenues in the future, and any future potential exposure to foreign exchange fluctuations may present a material risk to our business. We recorded foreign currency exchange losses of $5.5 million and less than $0.1 million for the nine months ended September 30, 2022 and 2021, respectively.

Seasonality

The Company expects that orders and sales in its Ideanomics Mobility business unit will be influenced by the amount and timing of budgeted expenditure by its customers. Typically, the Company would expect to see higher sales at the start of the year when companies start executing on their capital programs and at the end of the year when companies are spending any surplus or uncommitted budget before the new budget cycle commences. The Company’s operating businesses are in the early stage of their development and consequently do not have sufficient trading histories to project seasonal buying patterns with any degree of confidence.

Orders and sales in our Ideanomics Capital business unit will principally be influenced by changes in interest rates and the resulting impact on in the U.S. housing market particularly as it relates to purchases of homes and the refinancing of existing mortgages which are central to our Timios business.

OUTLOOK

The Company has two distinct business units, Ideanomics Mobility and Ideanomics Capital. Each is focused on the growth opportunity, fueled by technological and legislative disruption, taking place in the automotive, energy, and financial services industries. Ideanomics Mobility has as its mission the acceleration of commercial adoption of electric vehicles. Ideanomics Capital focuses on providing a range of financing programs in support of the sale of EVs and associated charging and energy storage systems by Ideanomics Mobility. The Company believes these two business units provide an opportunity for the Company to benefit from the value creation that can be achieved in the short, medium, and long-term through establishing competitive products and services which can enable the capture of market share sufficient to sustain profitable operations.

IDEANOMICS MOBILITY

The Ideanomics Mobility business unit seeks to accelerate the commercial adoption of electric vehicles. The Company’s EV and technology acquisitions during 2021 completed the foundation for the development of four product-focused verticals comprised of off-highway, two-wheeler, on-highway, and energy and charging services. This integrated offering helps support business progress toward its mission of offering fleet operators a range of vehicles and associated charging systems through a single procurement partner.

By combining leading EV technologies, products, knowledge, and capabilities across the Company’s four product verticals, Ideanomics anticipates that it will be able to rapidly develop unique zero emission mobility solutions in both the off-highway and on-highway commercial vehicle markets. These are anticipated to include the provision of commercial electric vans, trucks, and buses, electric tractors, and two-wheeled transportation, supported by the provision of energy services and infrastructure for the EV market consisting of charging systems, energy storage, energy generation, including hydrogen and solar, and associated data and management applications. These will be supported by financing programs which have been developed to enable commercial fleet operators to migrate away from gasoline and diesel-powered vehicles with minimal disruption to their business models and balance sheet. Together, these products and services will provide the Company with the capability to assist commercial fleet operators to transition with confidence to BEV and FCEV and meet their zero-emission objectives.

By choosing the integrated platform approach from Ideanomics Mobility, the commercial fleet operator will benefit from a single source solution that supports all aspects of the transition to EV, from early-stage requirements analysis, charging infrastructure specification and installation, vehicle procurement and deployment, training, vehicle- and charging-derived data management, operationalization management services, and financing.

To support the cost of transition from fossil fuels to BEV and FCEV, Ideanomics will offer fleet operators the complete financial and management support to confidently migrate from traditional CapEx models to an OpEx model, releasing capital to support traditional business growth and have the simplicity, predictability, and certainty of a monthly subscription which covers all aspects of EV fleet operations. These programs will also have the added advantage of providing Ideanomics with predictable recurring revenues. These Mobility-as-a-Service solutions are comprised of financing programs we refer to as VaaS and CaaS.

The Company anticipates that the shift from combustion engine vehicles to zero-emission vehicles is a complex process that most fleet operators do not have the expertise to manage. The Company anticipates that vendors selling a single product will be at a disadvantage compared to the Company’s integrated offering. The Company believes this will create a unique opportunity for the Company to become a trusted partner, providing services to analyze and define a customer’s needs, specifying and installing charging infrastructure, procuring and deploying vehicles, administering training, and operationalizing management services. In addition, the Company anticipates that its as-a-Service financing models will make it possible for more customers to transition to zero-emission vehicles as an operating expense rather than a large upfront capital expenditure.

At the operating business level, further investment is planned to support continuous technology and product development and the associated manufacturing and assembly expansion to support increasing demand and revenue achievement.

Global supply chain slowdowns and shipping constraints continue to present challenges at each of the operating companies within the Ideanomics Mobility business unit.

Environmental Matters

The Company is subject to various federal, state and local laws and regulations governing, among other things, hazardous materials, environmental contamination and the protection of the environment. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. We may also incur fines and penalties from time to time associated with noncompliance with such laws and regulations.

New Accounting Pronouncements

Information regarding new accounting pronouncements is included in Note 3. New Accounting Pronouncements, to the Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

BUSINESS

Overview

Ideanomics is an operating company incorporated in 2004 under the laws of the State of Nevada. Our evolution has been driven by technological innovation and numerous strategic acquisitions of businesses to act as our operating subsidiaries that expanded our product offerings and complemented our existing solutions. Currently, Ideanomics conducts its operations globally in one segment with two business units – Ideanomics Mobility and Ideanomics Capital. Ideanomics Mobility has as its mission the acceleration of commercial adoption of electric vehicles. Ideanomics Capital is the Company’s fintech business unit, which focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry.

Principal Products or Services and Their Markets

Ideanomics Mobility

Description

The Ideanomics Mobility business unit is seeking to accelerate the commercial adoption of electric vehicles. The Company’s EV and technology acquisitions during 2021 completed the foundation for the development of four product-focused verticals comprised of off-highway, two-wheeler, on-highway, and associated energy and charging services. This integrated offering helps support business progress toward its mission of offering fleet operators the convenience of a range of vehicles and associated charging systems through a single procurement partner.

By combining leading EV technologies, products, knowledge, and capabilities across the Company’s four product verticals, Ideanomics anticipates that it will be able to rapidly develop unique zero emission mobility solutions in both the off-highway and on-highway commercial vehicle markets. These include the provision of commercial electric vans, trucks, and buses, electric tractors, and two-wheeled transportation, supported by the provision of energy services and infrastructure for the EV market consisting of charging systems, energy storage, energy generation, including hydrogen and solar, and associated data and management applications. These will be supported by financing programs that have been developed to enable commercial fleet operators to migrate away from gasoline and diesel-powered vehicles with minimal disruption to their business models and balance sheet. Together, these products and services will provide the Company with the capability to assist commercial fleet operators to transition with confidence to BEV and FCEV and meet their zero-emission objectives.

By choosing the integrated platform approach from Ideanomics Mobility, the commercial fleet operator will benefit from a single source solution that supports all aspects of the transition to EV, from early-stage requirements analysis, charging infrastructure specification and installation, vehicle procurement and deployment, training, vehicle- and charging-derived data management, operationalization management services, and financing.

To support the cost of transition from fossil fuels to BEV and FCEV, Ideanomics will offer fleet operators the complete financial and management support to confidently migrate from traditional CapEx models to an OpEx model, releasing capital to support traditional business growth and have the simplicity, predictability, and certainty of a monthly subscription which covers all aspects of EV fleet operations. These programs will also have the added advantage of providing Ideanomics with predictable recurring revenues. These MaaS solutions are comprised of financing programs we refer to as VaaS and CaaS.

To support the Company’s operations, in late 2021 Ideanomics entered a lease agreement for a 48,500 square foot facility in New Jersey, which will serve as a center of excellence for Ideanomics Mobility and for promoting education and advocacy of electric and hydrogen powered vehicles to commercial fleet operators. Anticipated to come online in late 2022, the facility will showcase the Ideanomics Mobility products and services and serve as a regional support center on the East Coast of the United States for Ideanomics Mobility’s operating businesses’ activities in North America.

Operating Companies

There are six operating companies within the Ideanomics Mobility business unit” (i) WAVE, (ii) Solectrac, (iii) US Hybrid, (iv) Tree Technologies, (v) Ideanomics China (formerly known as Mobile Energy Global and (vi) Energica.

1.	WAVE

In 2021, the Company acquired 100% of privately held WAVE.

Founded in 2011, and headquartered in Salt Lake City, Utah, WAVE is a leading provider of high-power inductive (wireless) charging solutions for medium and heavy-duty EVs. Embedded in roadways and depot facilities, the WAVE system automatically charges vehicles during scheduled stops. The hands-free WAVE system mitigates battery range limitations and enables fleets to achieve duty cycles which are comparable to that of ICEs.

Deployed since 2012, WAVE has demonstrated the capability to develop and integrate high-power charging systems into heavy-duty EVs from leading commercial EV manufacturers. WAVE provides custom fleet solutions for mass transit, logistics, airport and campus shuttles, drayage fleets, and off-road vehicles at ports and industrial sites.

Since the acquisition of WAVE in January 2021, the Company has continued investment in engineering, facilities and production resources, including continuous development programs improving technology, reducing cost and scaling manufacturing. These investments and programs are necessary to meet current and anticipated demand for WAVE’s high power inductive wireless charging products. WAVE has continued to develop its high-powered induction capabilities beyond 250kW, successfully delivering systems at 125kW and 500kW, and is working on a 1-Megawatt system for heavy trucking applications. To support widespread adoption, WAVE is developing relationships with additional OEM partners to facilitate the integration of its vehicle-side hardware.

To support its expansion plans, WAVE is adapting its products to meet the varying power requirements and standards for Europe and Asia.

2.	Solectrac

In 2021, the Company completed the acquisition of Solectrac, a California-based manufacturer and distributor of electric powered tractors. Since the acquisition the Company has invested in developing the business and has made investments in engineering, supply chain management, and operational leadership to scale the business.

The next stage of product development has been initiated, focused on ergonomic and application improvements, system upgrades, the introduction of a range of Solectrac-compatible farming implements, and a re-styling exercise to strengthen Solectrac’s physical branding. To that end, Solectrac recently launched its E70N tractor, which is focused on vineyards and hobby farms.

A lease on a new facility, in proximity to the current facility, has been recently executed to facilitate expanding its manufacturing and assembly capacity to meet anticipated market demand. While currently being utilized for assembly and testing, Solectrac has engaged the services of a leading, global, automotive consultancy to design and implement a scalable and compliant manufacturing operation at this new facility which is expected to come online during the second half of 2022.

To support its growth objectives, Solectrac has commenced the development of a North American dealer and distribution network, which will help it in the marketing, distribution, sales, and servicing of its products and services.

3.	US Hybrid

In 2021, the Company completed the acquisition of US Hybrid, a California-based low- and zero-emission engineering and vehicle integration business which also manufactures hydrogen fuel cells and power electronics for electric, hydrogen, and hybrid powered vehicles. Since the acquisition, the Company has invested in developing the business and has made investments in people and operations to help scale the business, which includes a lease on a new facility in Torrance, California to expand its engineering and assembly capacity to meet the anticipated market demand for specialist vehicle applications.

Additionally, the Company is working with US Hybrid to further develop the resources required to expand its hydrogen fuel cell manufacturing operations to meet the anticipated demand for hydrogen powered vehicles.

US Hybrid will continue to provide engineering services, fuel cells, power electronics, systems, and components, and associated vehicle integration services to both external customers and to internal companies within Ideanomics Mobility. US Hybrid will serve as a research and development resource across Ideanomics Mobility for BEV and FCEV.

4.	Tree Technologies

Tree Technologies is headquartered in Kuala Lumpur, Malaysia and through its Treeletrik brand sells EV bikes, scooters, and batteries throughout the ASEAN region. Tree Technologies is collaborating with Energica on the potential development of a new range of low power commercially focused electric motorcycles which are anticipated for introduction to market in 2022 and 2023. The development of the next generation of Treeletrik-branded motorbikes will enable Tree Technologies to remain competitive and leverages Energica’s technology and know-how; translated to the lower power commuter and delivery bike market segment to which Tree Technologies markets its products. This technical collaboration demonstrates the synergistic nature of the companies within Ideanomics Mobility, and the ability to leverage and apply IP, technology, and expertise to improve the Company’s products.

The contract with PSE for the purchase of 200,000 motorcycles is not progressing on the originally anticipated time scale because of the pandemic restrictions and the progress and performance of PSE in areas including local homologation. The Company is evaluating alternatives to fulfilling the order, including but not limited to establishing dealerships in Indonesia, Philippines, and Thailand starting in 2022 to directly enter these markets and take advantage of the opportunity surrounding the dependence on two and three-wheeled low-cost transportation in the region.

Tree Technologies was subjected to continuous rolling lockdowns in 2021 due to the COVID-19 pandemic. This has restricted the supply chain and ability to export products within the ASEAN region. The Company anticipates this situation to continue until such time as vaccination rates increase in Malaysia and surrounding countries.

5.	Ideanomics China (formerly known as Mobile Energy Global)

The Company’s operations in China continue to develop the business, selling ride hailing vehicles, electric vans, trucks, and buses, and EV batteries. A market has developed for used commercial EVs in China, and the Company has established operations to take advantage of this market. Additionally, Ideanomics China supports supply chain operations for the rest of the companies within Ideanomics Mobility.

6.	Energica

Energica is the world’s leading manufacturer of high performance electric motorcycles and the sole manufacturer of the FIM Enel MotoE™ World Cup. Energica motorcycles are currently on sale through the official network of dealers and importers.

Status of Previously Announced Acquisitions

VIA

VIA Motors is a leading electric commercial vehicle company with proven advanced electric drive technology, delivering sustainable mobility solutions for a more livable world. VIA designs, manufactures, and markets electric commercial vehicles, with superior life-cycle economics, for use across a broad cross-section of the global fleet customer base.

We executed a definitive agreement to acquire VIA on August 30, 2021. The terms of the agreement to acquire VIA stated that either party may terminate the agreement under specified conditions as of August 31, 2022, however, we have exercised our option to extend that date to September 30, 2022 (and the parties are currently outside of the extension period). As of the date of this prospectus, we are no longer in the process of obtaining the required stockholder approval to acquire 100% of VIA, and our Registration Statement on Form S-4 filed for the purposes of acquiring VIA was withdrawn by us on November 22, 2022.

At this time, we are finalizing negotiations with VIA to amend and restate the definitive agreement to acquire VIA, to reflect the ongoing financing provided by us to VIA and current market conditions. This amended and restated agreement to acquire VIA is anticipated to facilitate the deal closing in the first quarter of 2023.

With the acquisition of VIA Motors, Ideanomics will acquire a business which has developed a unique commercial battery electric skateboard architecture in the high-growth Class 2 to 5 local and last mile delivery market segment. The skateboard architecture provides an opportunity to customize the vehicle configuration in a van or cab/chassis to meet specific customer needs. VIA is well advanced in the development and validation of the product and with the support of Ideanomics will transition to volume manufacturing by 2023.

Energica

On January 7, 2022, the Company entered into a loan agreement with Energica. Pursuant to this loan agreement, the Company may advance up to Euro 5.0 million, in installments of Euro 250,000, at an annual interest rate of Eurobar plus 2.0%. The purpose of the loan is to provide working capital during the motorcycle manufacturing and purchasing season. The loan is unsecured, with interest payable semi-annually, on June 30 and December 31 of each year. The outstanding principal is due and payable in two installments, on June 30, 2024 and December 31, 2024. On February 9, 2022, the Company wired €52.5 million ($60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March 7, 2022 the Company announced that it had achieved the 90% threshold for the conditional tender offer and the transaction closed on March 14, 2022.

Ideanomics Capital

Ideanomics Capital is the Company’s fintech business unit, which focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry which could generate high rates of return through the deployment of technology and solutions to disrupt existing business models.

The Company’s Ideanomics Capital business unit provides capital market expertise to enable the sale of its subsidiaries’ products and services. It aligns financing resources and develops funding structures that enable growth and revenue generation for the Ideanomics Mobility business unit. Financing structures would include service and products for payment such as CaaS and VaaS. These options are part of the Ideanomics Mobility offering to commercial fleet operators. Additionally, in 2021 Ideanomics Capital began supporting Energica in the creation of a financing program to increase dealership and expand the eBike business. Over time, it is Ideanomics intention to focus Ideanomics Capital as the financial services arm of Ideanomics Mobility and to divest its other fintech assets accordingly.

Operating Companies

There are two operating companies within the Ideanomics Capital business unit: (i) Timios and (ii) Justly.

1.Timios

Founded in 2008 by real estate industry veteran Trevor Stoffer, Timios’ vision is to bring transparency to real estate transactions. The company offers title and settlement, and REO title and closing services in 45 states and currently serves 285 national and regional clients.

In 2021, the Company acquired 100% of privately-held Timios. Timios, a nationwide title and escrow services provider, which has been expanding in recent years through offering innovative and freedom-of-choice-friendly solutions for real estate transactions. The products include residential and commercial title insurance, closing and settlement services, as well as specialized offerings for the mortgage process industry. Timios combines difficult to obtain local and state licenses, a knowledgeable and experienced team, and a scalable platform to deliver best-in-class services through both centralized processing and localized branch networks. Ideanomics will assist Timios in scaling its business in various ways, including referring client acquisitions and product innovation.

Timios experienced a cybersecurity incident on July 27, 2021, and, as a consequence of the incident, there was a material reduction in the number of daily orders and revenue. The number of daily orders was recovering, however the impact of rising interest rates during first half of 2022 has made the near-term market conditions more challenging as the mortgage origination and refinance markets are sensitive to rising interest rates. The company has seen an increase in the default sector, which utilizes title and closing services, and this is anticipated to provide some offset to the drop in mortgage origination and refinance revenues. Timios has entered into a strategic partnership with OrangeGrid making Timios the preferred provider of title, escrow, valuation and asset management services within OrangeGrid’s GridReady default management ecosystem. Additionally, Timios and Orangegrid will collaborate on a number of co-marketing initiatives to accelerate market adoption of the solution. Mortgage servicers who are GridReady customers will be able to seamlessly order title, escrow and valuation products and track fulfillment by Timios through the GridSource vendor management component of the ecosystem.

2.JUSTLY (formerly known as Delaware Board of Trade (DBOT))

In the latter half of 2021, the Company restructured and relaunched its DBOT business as JUSTLY, a FINRA-registered broker dealer destination for ESG and thematic investments. The Company has hired an entirely new management team of experienced capital markets and regulatory professionals, implementing new systems for JUSTLY to leverage its new business model as a destination for crowdfunding as well as other associated offerings.

JUSTLY, in its new form, is a broker dealer that operates a funding platform focused on Reg. CF, A+ and D private equity and debt. Recent regulatory easing and the increase in the maximum size of Reg. CF (now $5.0 million) and Reg. A+ (now $75.0 million) have increased investor interest and access to the private equity market. JUSTLY is also registered with FINRA to manage an ATS, which is currently not active, but is expected to be relaunched when market conditions are more favorable, offering a secondary market in private equities. The Company believes that growing demand for private placements and the need for a secondary market provide a favorable environment for JUSTLY’s future growth.

Portfolio Optimization

The Company had previously identified two business units that it considered non-core. The non-core assets are Grapevine, a marketing and ecommerce platform focused on influencer marketing, and Fintech Village a 58-acre development site in West Hartford, Connecticut.

The Company completed the divestitures of Grapevine in April, 2021 and of Fintech Village in December, 2021.

In addition, we may also reorganize our business structure in 2022 to align our portfolio of products and solutions more closely with the markets we serve and bring better performance clarity with our competitive peer set. We are continuing to review our portfolio and will look for other ways to better manage and optimize our product offerings.

Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

The markets in which we participate are dynamic and highly competitive, requiring companies to react quickly to capitalize on opportunity. We retain skilled and experienced personnel and deploy substantial resources to meet the changing demands of the industry and to capitalize on change. The market for our products is highly competitive and subject to rapid technological change. We encounter significant domestic and international competition across all units of our business.

Ideanomics Mobility

The company’s EV business operates in the market for fleet commercial vehicles, which is still in the development stage. The company could face competition from other companies that develop and operate a similar integrated platform for the procurement, purchase, financing, charging, and energy management needs of fleet EV operators. The company could also face competition from companies that only operate in one part of the vehicle purchase and operation cycle, for example, an EV vehicle or battery manufacturer may sell directly to EV fleet operators while also participating in the platform operated by the Company’s Ideanomics China business.

Purchasers of commercial vehicles have the choice between traditional ICE vehicles and EVs and this is likely to continue for at least the next five years, and possibly longer. The most important drivers for the development of the commercial fleet EV market are federal and provincial regulations relating to clean air and electric vehicles including subsidies and incentives to help owners of fleets of commercial vehicles convert from combustion engines to EV. The speed at which fleet operators convert to EV is highly correlated with government regulations, targets and related subsidies and incentives. If the governments, or municipalities, change the regulations, targets, incentives or subsidies then the rate at which fleet operators convert their vehicles to EV could slow down which in turn may lead to lower revenues for the Company. Additionally, the rate and form in which the commercial fleet EV market develops is dependent upon technological developments in battery and charging systems; deployment of the charging infrastructure to support widespread commercial EV use and the development of new financing and lending structures that address the different collateral and resale values of the battery and vehicle versus ICE vehicles.

In addition to its directly owned operations, the Company operates through a network of investment arrangements, partnerships and formal and informal alliances; consequently, its competitive position could be adversely impacted if one of the members of the alliance was not able to meet the demand for its products, decides not to continue to cooperate with the Company, or goes out of business.

Ideanomics Capital

The Company’s Ideanomics Capital business unit operates in sectors that are undergoing rapid change. The Company’s fintech business operates in several markets, with Timios providing title and escrow services throughout the U.S, and JUSTLY is a FINRA registered broker-dealer, which intends to operate a financing funding platform focused on private equity and debt. Timios has many competitors, some of whom may have a broader geographic reach within this market, and may be more well-capitalized and therefore more able to weather a downturn in business volume resulting from an increase in interest rates.

JUSTLY, among other business endeavors, operates a curated crowdfunding equity platform of private impact investments to advisors, registered investment advisors, family offices, angels, and accredited and non-accredited investors from all income levels. JUSTLY is engaged in business in a highly competitive, constantly evolving marketplace, requiring continual advancing pricing sophistication and technological capabilities of the competitors and necessitating to differentiate their product offerings.

Sources and Availability of Raw Materials

The Company’s businesses depend on a ready supply of components and parts that are sourced domestically and internationally and any interruption to the supply of these could have an adverse impact on the Company’s results. The Company’s suppliers that manufacture components and parts, which includes EV motors and batteries, depend on a ready supply of raw materials and components, consequently a shortage of raw materials or components could adversely impact their manufacturing process and, potentially, impact the Company’s revenues as it may not be able to complete orders that it has received. The Company may also be adversely impacted if global logistics and supply chains are interrupted.

Our products are manufactured or assembled from both standard components and parts that are unique to our specifications. Our internal manufacturing operations are largely process oriented and we use significant quantities of various raw materials, including aluminum, copper, steel, bimetals, optical fiber and plastics and other polymers, among others. We use significant volumes of aluminum, copper, steel and polymers in manufacturing coaxial and twisted pair cables and antennas. Other parts are produced using processes such as stamping, machining, molding and pressing from metals or plastics. Portions of the requirements for these materials are purchased under supply arrangements where some portion of the unit pricing may be indexed to commodity market prices for these metals. We may occasionally enter forward purchase commitments or otherwise secure availability for specific commodities to mitigate our exposure to price changes for a portion of our anticipated purchases. Certain of the raw materials utilized in our products may only be available from a few suppliers, and we may enter into longer term agreements to secure access to certain key inputs. We may, therefore, encounter significant price increases and/or availability issues for the materials we obtain from these suppliers, such as those that we have seen in 2021. These supply chain constraints have limited our ability to manufacture and deliver products to our customers in 2021 and we expect this to continue into 2022.

Our profitability has been and may continue to be materially affected by changes in the market price of our raw materials and components, most of which are linked to the commodity markets. Prices for aluminum, copper, plastics, silicon and certain other polymers derived from oil and natural gas have fluctuated substantially during the past several years. We have adjusted our prices for certain products and may have to adjust prices again. Delays in implementing price increases, failure to achieve market acceptance of price increases, or price reductions in response to a rapid decline in raw material costs, could have a material adverse impact on the results of our operations.

In addition, some of our products are assembled from specialized components and subassemblies manufactured by third-party suppliers. We depend upon sole suppliers for certain of these components, including capacitors, memory devices and silicon chips. Our results of operations have been and may continue to be materially affected if these suppliers cannot provide these components in sufficient quantity and quality on a timely and cost-efficient basis. We believe that our supply contracts and our supplier contingency plans mitigate some of this risk. Our supply agreements include technology licensing and component purchase contracts, and several of our competitors have similar supply agreements for these components. There can be no guarantee that the Company will be able to extend or renew these supply agreements on similar terms, or at all. In addition, we license software for operating network and security systems or sub-systems and a variety of routing protocols from different suppliers.

Seasonality

The Company expects that orders and sales will be influenced by the amount and timing of budgeted expenditure by its customers. Typically, the Company would expect to see higher sales at the start of the year when companies start executing on their capital programs and at the end of the year when companies are spending any surplus or uncommitted budget before the new budget cycle commences. The Company’s EV operating businesses are in the early stage of their development and consequently do not have sufficient trading histories to project seasonal buying patterns with any degree of confidence.

Working Capital Requirements

As the Company expands its business the need for working capital will continue to grow. The Company acquired several companies in 2021 and, along with its existing operations, are all considered growth companies at various stages of maturity. For these reasons, and the tight supply chain within automotive in general, will require working capital for both organic growth of those business plus for the purchase of components for the manufacture and assembly of the Company’s respective EV and wired and wireless charging systems. The Company will continue to raise both debt and equity capital to support the working capital needs of these businesses and its U.S. headquarters functions.

Trademarks, Patents and Licenses

We hold various patents and trade names and rely on a combination of patent, copyright, trademark, service mark and trade secret laws to establish and protect our intellectual property rights. We have a number of pending patent applications relating to new products and technology. We will continue to file additional patent applications on new inventions, as appropriate, demonstrating our commitment to technology and innovation. For technology that is not owned by us, we have a program for obtaining appropriate licenses to help ensure that we have the necessary license coverage for our products. In addition, we have formed strategic relationships with leading technology companies to provide us with early access to technology that we believe will help keep us at the forefront of our industry. Although we believe our intellectual property rights play a role in maintaining our competitive position in a number of the markets that we serve, we do not believe we would be materially adversely affected by the expiration or termination of our trademarks or trade names or the loss of any of our other intellectual property rights.

Business and Customer Concentration

The Company is in the process of building out its Ideanomics Mobility unit and has not yet reached a stage of development where the loss of any single customer would have a material adverse effect on the Company.

Timios’ title and escrow service depends upon a network of referring financial institutions. The loss of referrals from the larger referring financial institutions would have a material adverse effect on the Company.

Reliance on Government Contracts

In its international operations the Company does not typically contract directly with national governments, however it may contract with provincial, state and local municipalities.

The Company does not contract directly with the government of the PRC. Additionally, the rate at which commercial fleets convert to EV is heavily influenced by federal and provincial policies in the PRC as they relate to clean air and adoption of EV technology. Consequently, the Company’s results may be adversely impacted by changes in regulations in the PRC.

Corporate Structure

Our Subsidiaries

Ideanomics is an operating company that conducts a substantial majority of its operations through thirty-four (34) of its operating subsidiaries established in various jurisdictions including the United States, Italy, Spain, the People’s Republic of China, Hong Kong, Malaysia, and England and Wales, and eleven (11) subsidiaries with no operations acting solely as holding companies. As of December 1, 2022, there are twenty-two (22) operating subsidiaries of Ideanomics in the United States and five (5) PRC subsidiaries. In addition, fourteen (14) of the subsidiaries of the Company are referred to as dormant subsidiaries that ceased their operations, remain not liquidated solely for the purpose of compliance with administrative formalities, and are expected to be liquidated within 12 months.

Other than intercompany loans, no contractual agreements exist between the Company and its subsidiaries including its PRC subsidiaries because the Company believes that direct ownership is a more effective approach to the corporate structure.

The organizational structure of the Company is comprised of a total of fifty-nine (59) subsidiaries. The chart below illustrates our corporate structure as of December 1, 2022.

Global Legal Entity Chart
Ideanomics, Inc.
Nevada, USA
Ideanomics Capital, Inc. Delaware, USA 100% (Operating)
US Hybrid Corporation Delaware, USA 100% (Operating)
Solectrac, Inc. California, USA 100% (Operating)
Justly Holdings, Inc. Delaware, USA 98.6% (Holding)
Wireless Advanced Vehicle Electrification, LLC Delaware, USA 100% (Operating)
Medici Motor Works Holdings Delaware, USA 100% (Holding)
FNL Technologies, Inc. Delaware, USA 29% (Operating)
Justly Markets, LLC Delaware, USA 100% (Operating)
Our effective ownership is only 98.6% because we own 98.6% of Justly Holdings, Inc. which owns 100% of Justly Markets, LLC
Medici Motor Works, Inc. Delaware, USA 100% (Operating)
Legend
Entity in which investors are purchasing their interest pursuant to this prospectus
Active Entity
Dormant Entity - To Be Closed

Global Legal Entity Chart
Ideanomics, Inc.
Nevada, USA
The MDI Keeper's Fund, L.P. Delaware, USA 30.5% (Operating)
Ideanomics Services Limited (Cyclove) England and Whales 100% (Operating)
Ideanomics Spain, S.L.U. Spain 100% (Operating)
Tree Technologies Sdn. Bhd. Malaysia 51% (Operating)
Tree Manufacturing Sdn. Bhd. Malaysia 55% (Operating)
Glory Connection Sdn. Bhd. Malaysia 34% (Holding)
Prettl Electronics Automotive Gmbh Germany 30% (Operating)
Prettl Electronics Automotive North America (Operating) 100%
Our effective ownership is only 30% because we own 30% of Prettl Electronics Automotive Gmbh which owns 100% of Prettl Electronics Automotive North America
Legend
Entity in which investors are purchasing their interest pursuant to this prospectus
Active Entity
Dormant Entity - To Be Closed

Evolution of our VIE Structure

Historically, the Company conducted a significant portion of its operations in mainland China and had a series of contractual arrangements with two entities in the PRC that functioned as VIEs and used nominee shareholders holding the equity interests in such entities. Such contractual agreements collectively granted the Company the power to direct the VIEs activities that most significantly affected their economic performance, as well to cause the Company to have the obligation to absorb or right to receive the majority of their losses or benefits. For these consolidated VIEs, their assets were not available to the Company and their creditors did not have recourse to the Company. The Company entered into a series of contractual agreements with two VIEs: Beijing Sinotop Scope Technology Co., Ltd and Tianjin Sevenstarflix Network Technology Limited. These contractual agreements were initially set to expire in March 2030 and April 2036, respectively, and could not be terminated by the VIEs, except with the consent of, or a material breach by the Company.

Due to subsequent business strategy adjustment, on or about December 31, 2019, the Company terminated VIE agreements and as a result currently holds interest in, controls and receives the economic benefits of its PRC subsidiaries without the described contractual arrangements and no longer conducts its operations by means of variable interest entities. Upon deconsolidation as of December 31, 2019, the company recognized a loss of $2.0 million. As a result, our corporate structure and our operations no longer entail the limits and uncertainties of the VIE structure. The Company is not aware of any inherent risks associated with the described abandonment of the VIE structure. Conversely, the structure was terminated in order to alleviate the limitations of the potential enforceability of contractual arrangements constituting VIE. Nevertheless, there are inherent uncertainties in such restructuring and there is no guarantee that it was entirely successful.

Our Unconsolidated Equity Investments

Our investments in Energica, PEA, the MDI Fund, TM2, and FNL, where we may exercise significant influence, but not control, are classified as a long-term equity investments and accounted for using the equity method. Under the equity method, the investment is initially recorded at cost and adjusted for our share of undistributed earnings or losses of the investee. Investment losses are recognized until the investment is written down to nil, provided that we do not guarantee the investee’s obligations or we are committed to provide additional funding.

Energica

On March 3, 2021, the Company entered into an investment agreement with Energica. The Company invested €10.1 million ($13.6 million) for 6.1 million ordinary shares of Energica at a subscription price of €1.78 ($2.21) for each ordinary share. Pursuant to the purchase of the shares the Company will hold 20.0% of Energica’s share capital.

Energica is the world’s leading manufacturer of high performance electric motorcycles and was the sole manufacturer of the FIM Enel MotoE™ World Cup.

Certain shareholders of Energica have rights such that they may convert their ordinary shares into ordinary shares with supervoting rights under certain conditions. If some or all of these ordinary shares were converted into ordinary shares with supervoting rights, the Company’s ownership in Energica would be diluted, perhaps significantly.

On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to approximately 70.0%. The Energica founders shall continue to own 29.0% of Energica.

On February 9, 2022, the Company wired €52.5 million ($60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March 4, 2022, the Company received sufficient tendered shares to reach the 90.0% threshold for the tender to become irrevocable. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022. As of March 31, 2022, after closure of the transaction, the Company owned 72.42% of Energica.

PEA

On August 2, 2021, the Company announced a strategic investment in PEA, a business unit within the Prettl Group, a large German industrial company that manufactures and distributes components and systems for the automotive, energy, and electronics industries. The terms include a strategic investment of €7.5 million ($9.1 million) for 11,175 preferred shares. Ideanomics received exclusive sales and distribution rights for PEA charging infrastructure products and solutions in North America and CEO Alf Poor will join PEA’s Board of Directors. The Company received legal ownership as of October 19, 2021, after payment of €7.5 million ($9.1 million).

MDI Fund

On July 26, 2021, the Company entered into a subscription agreement to invest $25.0 million in the MDI Fund. The MDI Fund sponsored by the National Bankers’ Association, is an organization of minority-owned banks that aims to increase inclusivity in the financial services industry. The MDI Fund will provide capital resources primarily in low and moderate income areas to grow a more skilled workforce, increase employment opportunities, and support businesses’ growth among minority and underserved communities.

The initial investment of $0.6 million was made on July 26, 2021.

TM2

On January 28, 2021, the Company entered into a SAFE with TM2. As of August 13, 2021, the SAFE was amended to which Ideanomics invested €5.0 million ($5.9 million), an increase in the investment of €3.5 million ($4.1 million), from the original contracted investment of €1.5 million ($1.8 million.)

TM2 is a London based digital commodities issuance and trading platform for technology metals. It connects institutional investors, proprietary traders and retail investors with metals suppliers – miners, refiners, recyclers and mints. The platform focuses specifically on new metals that currently don’t have an active trading marketplace, such as rhodium, lithium, cobalt, rhenium, etc. The Company’s ownership interest in TM2 provides valuable data and insight into the global technology metals market, which is critical to the future of the cleantech and EV industries. TM2 connects both pillars of cleantech and fintech. The types of metals and materials traded on the TM2 platform are critical to cleantech (for EV battery production, energy storage systems, solar cells, etc.,) while the fintech platform is innovative in representing these commodities which do not exist on traditional exchanges.

In the fourth quarter ending December 31, 2021, as the management and controlling shareholders of TM2 updated business plans and related capital requirements for the emerging trading platform in 2023, it was determined that incremental funding would be required to achieve critical objectives. TM2 has been unsuccessful to date in obtaining incremental funding and consequently has reduced headcount and curtailed other critical spending. The current outlook and management approach without any indication of likely incremental capital funding indicates a probable impairment. The Company recorded an impairment charge for the full value of the investment in the fourth quarter ended December 31, 2021.

FNL

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL (developer of Hoo.be), pursuant to which Ideanomics made an investment into FNL, which included the investment of $2.9 million cash into FNL, the issuance of 0.1 million shares of Ideanomics common stock, and 100.0% of the common stock outstanding of Grapevine. Ideanomics received 0.6 million shares of common stock of FNL at a subscription price of $8.09 per share of common stock, and Ideanomics also converted a $250,000 SAFE into 30,902 shares of common stock. The Company determined that the basis in the FNL investment is the aggregate of the cash invested, including the SAFE, the fair value of the Ideanomics common stock issued, and the fair value of Grapevine. As a result of this transaction, Ideanomics owns 29.0% of the common stock outstanding of FNL, and FNL appointed Alfred Poor, Ideanomics’ Chief Executive Officer, to be a member of its board of directors.

Government Regulations

Rules and Regulations Material to our Business

Vehicle Safety and Testing

In the U.S., some of our vehicles are subject to regulation by the NHTSA, including all applicable FMVSS and the NHTSA bumper standard. While our current vehicles fully comply with applicable regulations and we expect that our vehicles in the future will fully comply with all applicable FMVSS with limited or no exemptions, FMVSS are subject to change from time to time and while we anticipate being in compliance with the proposed changes, there is no assurance until final regulation changes are enacted. As a manufacturer, we must self-certify that our vehicles meet all applicable FMVSS and the NHTSA bumper standard, or otherwise are exempt, before the vehicles may be imported or sold in the U.S.

We are also required to comply with other federal laws administered by NHTSA including labeling requirements and other information provided to customers in writing, Early Warning Reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and additional requirements for cooperating with compliance and safety investigations and recall reporting. In addition, federal law requires inclusion of fuel economy ratings, as determined by the U.S. Department of Transportation and the EPA, and New Car Assessment Program ratings as determined by NHTSA, if available.

Our vehicles sold outside of the U.S. are subject to similar foreign compliance, safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting. Some of those regulations impact or prevent the rollout of new vehicle features. Additionally, the European Union established new rules regarding additional compliance oversight that commenced in 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its withdrawal from the E.U.

Automobile Manufacturer and Dealer Regulation

In the U.S., state laws regulate the manufacture, distribution, sale and service of motor vehicles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states have asserted that the laws in such states do not permit manufacturers to be licensed as dealers or to act in the capacity of a dealer, or that they otherwise restrict a manufacturer’s ability to deliver or service vehicles.

Battery Safety and Testing

Our battery packs are subject to various U.S. and international regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. We conduct testing to demonstrate our compliance with such regulations.

As indicated above, we use lithium-ion cells in the high voltage battery packs in some of our vehicles and energy storage products. The use, storage and disposal of our battery packs are regulated under existing laws and are the subject of ongoing regulatory changes that may add additional requirements in the future.

Solar Energy—General

We are subject to certain state and federal regulations applicable to solar and battery storage providers and sellers of electricity. To operate our systems, we enter into standard interconnection agreements with applicable utilities. Sales of electricity and non-sale equipment leases by third parties, such as our leases and PPAs, are likely to face regulatory challenges in some states and jurisdictions.

Environmental Regulations

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses issued to us. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by CARB certifying that certain of our vehicles comply with all applicable emissions and related certification requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and a CARB Executive Order is required for vehicles sold in California and states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles.

In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

We are required to seek an EPA Certificate of Conformity for certain of our vehicles sold in states covered by the Clean Air Act’s standards and a CARB Executive Order for vehicles sold in California or any of the other 13 states identified above that have adopted the stricter California standards.

Regulations Pertaining to Our Title Business

Our title companies and related subsidiaries are subject to extensive regulation under applicable state laws. The laws of most states in which we transact business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, regulating trade practices, licensing agents, accounting practices, and financial practices.

In addition to state-level regulation, our title business is subject to regulation by federal agencies, including the CFPB. The CFPB was established under the Dodd-Frank which also included regulation over financial services and other lending related businesses. The CFPB has broad authority to regulate, among other areas, the mortgage and real estate markets in matters pertaining to consumers. This authority includes the enforcement of the TILA, the RESPA and the rules related to the TRID formerly placed with the Department of Housing and Urban Development. Our underwritten title companies, primarily those domiciled in California, are also subject to certain regulation by insurance regulatory or other governing authorities relating to their net worth and working capital.

From time to time, we receive inquiries and requests for information from attorneys general, insurance commissioners and other regulatory agencies about various matters relating to our business. Sometimes these take the form of civil investigative demands or subpoenas. We cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which may require us to pay fines or claims or take other actions.

Regulations Regarding our Fintech Businesses

Securities and Commodities Laws

In order for a securities exchange to operate, it must register as a broker-dealer with the SEC and become a member of FINRA. Depending on a securities exchange’s activities, it may be required to also register as a broker dealer on the state level. JUSTLY is a registered broker dealer with an ATS. Depending upon the jurisdiction, we may also be required to comply with laws applicable to securities exchanges.

Financial Crimes and Sanctions Compliance

The jurisdictions in which we operate and intend to operate generally have adopted laws to prevent money laundering, terrorist financing, fraud and other financial crime, as well as to ensure compliance with applicable sanctions regimes. Various aspects of our business require us to develop and implement policies and procedures that confirm the identity of customers, detect suspicious activities and ensure we do not do business with blocked persons.

Rules and Regulations of PRC Material to our Business

General Regulation of Businesses in the PRC

We are required to obtain government approval from or filing with the MOFCOM and/or other government agencies in the PRC for transactions, such as our acquisition or disposition of business entities in the PRC. Additionally, foreign ownership of certain business and assets in the PRC is not permitted without specific government approval.

Regulations Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Negative List and the Encouraged Foreign Investment Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the National Development and Reform Commission. The Catalogue sets forth the industries in which foreign investments are encouraged, restricted, or prohibited. Industries that are not listed in the restricted or prohibited categories are permitted areas for foreign investments and are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign owned enterprises is generally allowed in encouraged and permitted industries. Foreign investors are not allowed to invest in industries in the prohibited category.

Under PRC law, the establishment of a wholly foreign owned enterprise is subject to the approval of or filing with the MOFCOM or its local counterparts and the wholly foreign owned enterprise must register with the competent administration for market regulation. Our significant PRC subsidiaries have duly obtained all material approvals required for their business operations.

In addition, the transportation sector is subject to regulation at the central and provincial level. The PRC government may issue from time to time new laws or new interpretations on existing laws, some of which are not published on a timely basis or may have retroactive effect. Administrative and court proceedings in the PRC may also be protracted, resulting in substantial costs and diversion of resources and management attention. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws, and our legal structure and scope of operations in the PRC, which could be subject to further restrictions resulting in limitations on our ability to conduct business in the PRC.

PRC Regulations on Automobile Sales

On April 5, 2017, the MOFCOM promulgated the Administrative Measures on Automobile Sales, which became effective on July 1, 2017, pursuant to which automobile suppliers and dealers are required to file with relevant authorities (via an information system for national automobile circulation operated by competent commerce departments) within 90 days after receiving a business license. Where there is any change to a party’s underlying information, automobile suppliers and dealers must update such information within 30 days after such change. Failure to satisfy such filing requirement will be subject to a warning or a fine up to RMB 30,000.

PRC Regulations on the Recall of Defective Automobiles

On October 22, 2012, the State Council promulgated the Administrative Provisions on Defective Automotive Product Recalls, which became effective on January 1, 2013, and which were amended on March 2, 2019. According to this legislation, the product quality supervision department of the State Council is responsible for the supervision and administration of recalls of defective automotive products in China. Manufacturers of automobile products are required to take measures to eliminate defects in products they sell. A manufacturer must recall all defective automobile products. If any operator conducting sales, leasing, or repair of vehicles discovers any defect in automobile products, it must cease to sell, lease or use the defective products and must assist manufacturers in the recall of those products.

PRC Regulation Relating to Compulsory Product Certification

According to the Administrative Regulations on Compulsory Product Certification promulgated by the QSIQ (which was subsequently merged into the SAMR) on July 3, 2009 and which became effective on September 1, 2009 and which were amended on September 29, 2022 and which became effective on November 1, 2022, and the List of the First Batch of Products Subject to Compulsory Product Certification promulgated by the QSIQ in association with the Certification and Accreditation Administration Committee (“CAA”) on December 3, 2001, which became effective on the same day, the SAMR is responsible for the quality certification of automobiles. Automobiles and relevant accessories must not be sold, exported or used in operating activities until they are certified by relevant certification authorities designated by the SAMR as qualified products and granted certification marks.

PRC Regulations on Consumer Rights Protection

The Consumer Rights and Interests Protection Law, as promulgated on October 31, 1993 and most recently amended in 2013 by the SCNPC, imposes stringent requirements and obligations on business operators in China. Failure to comply with consumer protection requirements under this legislation could subject business operators to administrative penalties including warnings, confiscation of unlawful income, imposition of fines, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

PRC Regulation on Employment

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007 and most recently amended as of December 28, 2012 and become effective as of July 1, 2013, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be concluded in writing if labor relationships are to be or have been established between employers and their employees. Employee wages shall be no lower than local standards on minimum wages and must be paid to employees in a timely manner. Employers are prohibited from forcing employees to work above certain time limits and employers shall pay employees for overtime work in accordance with national regulations. The Labor Contract Law in effect prohibits employers from terminating employees without severance except in a few enumerated circumstances (e.g., serious violation of company rules and regulations). In some permitted circumstances of termination (such as where an employee is incompetent and remains incompetent after training or assignment to another post), a 30 days’ prior notice (or pay in lieu) and severance payments are required.

The Social Insurance Law of the PRC, promulgated by the SCNPC on October 28, 2010 and most recently amended on December 29, 2018, provides that each employer within the PRC must register with the State’s social insurance system upon its establishment and make contributions to the social insurance system for the benefit of each of its employees, including foreign nationals who are employed in the PRC. Specifically, an employer must make monthly deposits to a designated fund for its contribution to each of its employees’ pension insurance, medical insurance, work injury insurance, unemployment insurance, and maternity insurance. Failure to make such deposits according to the amounts and times provided by law can lead to a court order for seizure, freezing, or an auction of the employer’s property equivalent to the value of any unpaid social insurance payables.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council on April 3, 1999 and revised on March 24, 2019, employers must register at designated administrative centers and open bank accounts in order to deposit mandatory employee housing fund contributions. Employers are required to pay and deposit housing fund contributions (in an amount no less than 5% of the monthly average salary of the employee in the preceding year) in full and on time.

PRC Regulation on Government Subsidies

On April 22, 2015, the MOF, the MOST, the MIIT and the NDRC jointly promulgated the Financial Support Circular, which took effect on the same day. The Financial Support Circular provides that those who purchase new energy vehicles specified in the Catalogue of Recommended New Energy Vehicle Models for Promotion and Application issued by the MIIT may enjoy government subsidies. A purchaser may purchase a new energy vehicle from a manufacturer by paying the price deducted by the subsidy amount, and the manufacturer may obtain the subsidy amount from the PRC central government after such new energy vehicle is sold to the purchaser.

On April 23, 2020, the MOF, the MOST, the MIIT and the NDRC jointly issued the 2020 Financial Subsidies Circular, which took effect on the same day, and which extended the implementation period of financial subsidies for new energy vehicles to the end of 2022. The 2020 Financial Subsidies Circular further specifies that the subsidy criteria for new energy vehicles during the period from year 2020 to 2022 will generally be reduced by 10%, 20% and 30% compared to the subsidy standard of the previous year respectively, and the number of vehicles eligible for the subsidies will not exceed approximately two million each year.

On December 31, 2020, the above mentioned authorities further promulgated the 2021 Financial Subsidies Circular, a Circular on Further Improving the Financial Subsidy Policy for the Wider Application of New-energy Vehicles, which became effective on January 1, 2021, and was another similar circular to reiterate the principles including among others, the subsidy criteria reduction rate as stipulated in the 2020 Financial Subsidies Circular. This 2021 Financial Subsidies Circular emphasizes that the effective period for financial subsidy policies applicable to new energy vehicles will be extended to the end of 2022, given levels of technical progress, scale effect and other factors. The reduction of these subsidy standards will be gradual. The 2021 subsidy standard reduces the base subsidy amount by 20% for each new energy vehicle on the basis of that for the previous year.

On December 31, 2021, the above mentioned authorities promulgated the 2022 Financial Subsidies Circular, a Circular on Financial Subsidy Policy for Application and Promotion of New-energy Vehicles in the year of 2022, which became effective on January 1, 2022. The 2022 Financial Subsidies Circular specifies that the subsidy standard of 2022 will be reduced by 30% compared to the subsidy standard of the previous year, and the financial subsidy policies applicable to new energy vehicles will expire on December 31, 2022.

Taxation

On March 16, 2007, the National People’s Congress of the PRC originally passed the EIT Law, which was most recently amended on December 29, 2018, and on November 28, 2007, the State Council of China originally passed implementing rules to the EIT Law, which were most recently amended on April 23, 2019. The EIT Law and its implementing rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIE unless they qualify under certain limited exceptions. In addition, under the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%.

In April 2009, the State Administration of Taxation originally issued a circular, commonly known as “Circular 82,” which was most recently amended on December 29, 2017. Circular 82 provides specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is actually located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups (not those controlled by PRC individuals or foreigners,) the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an enterprise incorporated offshore but controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

For detailed discussion of PRC tax issues related to resident enterprise status, see Risk Factors—Risks Related to Doing Business in the PRC- Under the EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in dividends payable to our foreign investor and gains on sale of our common stock by our foreign investors may become subject to PRC taxation.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Currently, our PRC operating entities may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the PRC State Administration of Foreign Exchange, by complying with certain procedural requirements. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the State Administration of Foreign Exchange. In particular, if our PRC operating entities borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with the State Administration of Foreign Exchange, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be registered or filed with by certain government authorities. These limitations could affect our PRC operating entities’ ability to obtain foreign exchange through debt or equity financing.

Dividend Distributions

PRC regulations restrict the ability of our PRC entities to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC entities only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with generally accepted accounting principles in the PRC to a statutory general reserve fund until the amounts in such fund reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Our PRC subsidiaries have the discretion to allocate a portion of their after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In addition, under the EIT Law, the Notice 112 which was originally issued on January 29, 2008 and most recently amended on February 29, 2008, any dividends from our PRC operating subsidiaries paid to us through our entities are (since January 1, 2008) subject to a withholding tax at a rate of 10%. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence nation of the holder of the PRC subsidiary. Dividends historically declared and paid before January 1, 2008 on distributable profits were grandfathered in under the EIT Law and were not subject to withholding tax.

We intend to reinvest profits, if any, and do not intend on making cash distributions of dividends in the near future.

The Company is subject to a variety of U.S. and international laws, rules, policies and other obligations regarding data protection.

We are subject to federal, state and international laws relating to the collection, use, retention, security and transfer of various types of personal information. In many cases, these laws apply not only to third-party transactions, but also restrict transfers of personal information among the Company and its international subsidiaries and vice versa. Many jurisdictions have passed laws regarding data privacy and personal data, and additional jurisdictions are considering imposing additional restrictions or have laws that are pending. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing requirements causes the Company to incur substantial costs and has required and may in the future require the Company to change its business practices. Noncompliance could result in significant penalties or legal liability.

The Company makes statements about its use and disclosure of personal and business information through its privacy policy, information provided on its website, press statements and other privacy notices. Any failure by the Company to comply with these public statements or with other federal, state or international privacy or data protection laws and regulations could result in inquiries or proceedings against the Company by governmental entities or others. In addition to reputational impacts, penalties could include ongoing audit requirements and significant legal liability. In addition to the risks generally relating to the collection, use, retention, security and transfer of personal information, the Company is also subject to specific obligations relating to information considered sensitive under applicable laws, such as vehicle telematics data and financial data. Vehicle telematics are subject to specific regulation by the PRC, and if the Company fails to adequately comply with these rules and requirements, the Company can be subject to litigation or government investigations in the PRC or elsewhere, and can be liable for associated investigatory expenses, and can also incur significant fees or fines.

Facilities

We lease an office space in Beijing, China, which is used by our Ideanomics China business unit for our PRC-based operations.

We have entered into a short-term lease for a very limited amount of office space at 1441 Broadway, New York, NY 10018. Our Tree Technologies subsidiary has office space in Kuala Lumpur in Malaysia and a long-term lease on 250 acres of vacant land zoned for industrial development on the Gebeng Industrial Estate, Kuantan, Pahang Darul Makmur, Malaysia which is near the port of Kuantan.

We executed a lease in late 2021 on a showroom facility in New Jersey, which will serve as the center for Ideanomics Mobility. It is anticipated to be operational in late 2022, the facility will showcase the Ideanomics Mobility products and services.

The other properties occupied by us and our subsidiaries include offices, warehouses, manufacturing facilities and retail space. We believe our facilities are sufficient for our current needs.

Human Capital Management

Human Capital Resources

Our experienced employees and management team are our most valuable resources. Attracting, training, and retaining key personnel has been and will remain critical to our success. We are committed to attracting, motivating, and retaining top professionals. To achieve our human capital goals, we intend to stay focused on providing our personnel with entrepreneurial opportunities to expand our business within their areas of expertise. We will also continue to provide our personnel with personal and professional growth opportunities, including additional training, performance-based incentives such as opportunities for stock ownership, and other competitive benefits.

We work to ensure that the Company provides a safe, inclusive, and positive employee environment for all its employees. As of December 31, 2021, we had a total of 559 employees, of which 476 were located in the United States, 40 located in Malaysia, 37 located in China and 6 located in the United Kingdom. None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.

Our success is directly related to the satisfaction, growth, and development of our employees. We strive to offer a work environment where employee opinions are valued and allow our employees to use and augment their professional skills. To achieve our human capital goals, we intend to remain focused on providing our personnel with entrepreneurial opportunities to expand our business within their areas of expertise and continue to provide our personnel with personal and professional growth. Ideanomics emphasizes several measures and objectives in managing our human capital assets, including, among others, employee safety and wellness, talent acquisition and retention, employee engagement, development and training, diversity and inclusion, and compensation and pay equity.

COVID-19 and Employee Safety and Wellness

In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees as well as the communities in which we operate. These measures include allowing most employees to work from home. We believe in supporting our employees’ health and well-being. Our goal is to help employees make informed decisions about their health by providing the tools and resources necessary to achieve a healthier lifestyle. We offer our employees a wide array of benefits such as life and health (medical, dental, and vision) insurance, paid time off and retirement benefits, as well as emotional well-being services through our health insurance program.

Diversity and Inclusion and Ethical Business Practices

We believe that a company culture focused on diversity and inclusion is a crucial driver of creativity and innovation. We also believe that diverse and inclusive teams make better business decisions, ultimately driving better business outcomes. We are committed to recruiting, retaining, and developing high-performing, innovative and engaged employees with diverse backgrounds and experiences. This commitment includes providing equal access to, and participation in, equal employment opportunities, programs, and services without regard to race, religion, color, national origin, disability, sex, sexual orientation, gender identity, stereotypes, or assumptions based thereon. We welcome and celebrate our teams’ differences, experiences, and beliefs, and we are investing in a more engaged, diverse, and inclusive workforce.

Ideanomics also fosters a strong corporate culture that promotes high standards of ethics and compliance for our business, including policies that set forth principles to guide employee, officer, director, and vendor conduct, such as our Code of Business Conduct and Ethics. We also maintain a whistleblower policy and anonymous hotline for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors, or vendors.

To learn more about policies and practices and our continuing efforts related to human capital matters, please refer to our website at www.ideanomics.com for further information. You may also find our Code of Business Conduct and Ethics, and the charters of the committees of our Board of Directors on our website. The information contained on, or that may be accessed through, our website, is not part of, and not incorporated into, our Annual Report.

Environmental, Social and Corporate Governance

Ideanomics published its first ESG Report in January 2021. The report serves as a step in fulfilling our commitment to our employees, our shareholders, our subsidiaries, and our partners. Our dynamic process of incorporating social and environmental challenges into our operations as well as creating actionable plans to improve areas of weakness will enable us to grow a stronger, cleaner, and more resilient business. Some ESG highlights this year include:

●	Added ESG oversight at the Board level by expanding the Nominating and Corporate Governance Committee’s responsibilities and created an ESG Task Force to oversee ESG programs and initiatives.
●	Fortified our Code of Conduct by stating our position against discrimination and corruption, commitment to safe work ecosystems, and fair labor standards.
●	Downsized our corporate offices, significantly reducing our carbon footprint and to making appropriate adjustments for our flexible remote workforce.
●	The 3 “R’s” have never been more important, and we strive to implement Reduce, Reuse, and Recycle wherever possible, including water filters and reusable cups and company supplied water bottles to all employees to encourage minimizing of our footprint.
●	We maintained our optional remote work policy initiated in March 2020. We’ve also expanded our human resource function to expand programs and benefits to ensure our team’s continued well-being, diversity, and professional growth.

●	Began partnership with One Tree Planted, a non-profit organization that works with reforestation partners across 43 countries to get trees in the ground. These projects restore forests after fires and floods, create jobs, build communities, and protect habitat for wildlife. As part of our commitment to One Tree Planted, Ideanomics donated more than 2,000 trees in 2021.

As Ideanomics grows and we implement our ESG platform across our subsidiaries, we will apply best practices to ensure that our partners and suppliers meet both environmental and human rights standards.

To learn more about policies and practices and our continuing efforts related to ESG, refer to our website at www.ideanomics.com for further information. You may also find our 2021 ESG Report on our website. The information contained on, or that may be accessed through, our website, is not part of, and not incorporated into, our Annual Report on Form 10-K for the year ended December 31, 2021.

Legal Proceedings

Refer to Note 21 of the Notes to Consolidated Financial Statements included in Part 4, Item 8 of the 2021 Annual Report on Form 10-K, which is incorporated herein by reference.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers, and their respective ages, are as follows as of November 4, 2022:

Name	Age	Position
Shane McMahon	52	Executive Chairman
Alfred P. Poor	53	Chief Executive Officer and Director
Stephen Johnston	52	Chief Financial Officer
James S. Cassano	76	Director
Jerry Fan	56	Director

Mr. Shane McMahon. Mr. McMahon was appointed Executive Chairman as of July 23, 2021, previously he was Vice Chairman from January 12, 2016 to the date of his appointment as Executive Chairman and was previously our Chairman from July 2010 to January 2016. Prior to joining us, from 2000 to December 31, 2009, Mr. McMahon served in various executive level positions with World Wrestling Entertainment, Inc. (NYSE: WWE). Mr. McMahon also sits on the Boards of Directors of International Sports Management (USA) Inc., a Delaware corporation, and Global Power of Literacy, a New York not-for-profit corporation.

Mr. Alfred P. Poor. Our Chief Executive Officer is a former Chief Operating Officer at Global Data Sentinel, a cybersecurity company that specializes in identity management, file access control, protected sharing, reporting and tracking, AI and thread response, and backup and recovery. He is the former President and Chief Operating Officer of Agendize Services Inc., a company with an integrated suite of applications that help businesses generate higher quality leads, improve business efficiency and customer engagement. Mr. Poor is a client-focused and profitability-driven management executive with a track record of success at both rapidly-growing technology companies and large, multi-national, organizations.

Mr. Stephen Johnston. Mr. Johnston joined the Company bringing almost 30 years of diverse, global experience as a Chief Financial Officer, Corporate Controller and Chief Accounting Officer as well as Big 4 Partner. Prior to joining the Company, Mr. Johnston served as the Chief Financial Officer of Dura Automotive Systems (“Dura”), a global automotive supplier for highly integrated mechatronic systems, and lightweight structural solutions, with oversight of the financial performance of the company’s 22 plants in 11 countries. Prior to the successful sale of Tower Automotive in 2019, Mr. Johnston was the Tower Automotive North American Chief Financial Officer, a manufacturer of engineered metal structures and complex welded assemblies for body and chassis. As a member of the North American leadership team, Mr. Johnston was responsible for the financial performance of program launches for key customers, including Ford, FCA and BMW. Mr. Johnston is a certified public accountant (CPA) and a member of the Michigan Association of CPAs and the American Institute of CPAs.

Mr. James S. Cassano. Mr. Cassano was appointed Vice Chairman of the Company effective as of July 23, 2021 and has been a director since January 11, 2008. From December 2009 through December 2021, Mr. Cassano served as a Partner and Chief Financial Officer of CoActive Health Solutions, LLC, a worldwide contract research organization, supporting the pharmaceutical and biotechnology industries. From February 2005 to December 2009 Mr. Cassano served as a General Partner of Jaguar Capital Partners, a private equity firm he co-founded, focused on investments in financial payments, electronic media and entertainment. During this period, Mr. Cassano served as executive vice president, chief financial officer, secretary, and director of Jaguar Acquisition Corporation a Delaware corporation (OTCBB: JGAC), a blank check company, from its formation in June 2005. through its acquisition of three cable television companies in the People’s Republic of China in 2007. In June 1998, Mr. Cassano founded New Forum Publishers, an electronic publisher of educational material for secondary schools, and served as its chairman of the Board and chief executive officer until it was sold to Apex Learning, Inc., a company controlled by Warburg Pincus, in August 2003. He remained with Apex until November 2003 in transition as vice president business development and served as a consultant to the company through February 2004. In June 1995, Mr. Cassano co-founded Advantix, Inc., an electronic ticketing software and transaction services company providing ticketing services to venues throughout the United States, the UK and Europe, serving as chairman and chief executive officer. Advantix was subsequently renamed Tickets.com and went public through an IPO in 1999. From March 1987 to June 1995, Mr. Cassano served as senior vice president and chief financial officer of the Hill Group, Inc., a privately-held engineering and consulting organization, and from February 1986 to March 1987, Mr. Cassano served as vice president of investments and acquisitions for Safeguard Scientifics, Inc., a public venture development company. From May 1973 to February 1986, Mr. Cassano served as partner and director of Strategic Management Services (Europe) for the strategy and organization practice area of Hay Associates. Mr. Cassano received a B.S. in

Aeronautics and Astronautics from Purdue University and an M.B.A. from Wharton Graduate School at the University of Pennsylvania. Mr. Cassano has significant senior management experience, including service as chief executive officer, executive vice president, chief financial officer, secretary, and director. In light of our business and structure, Mr. Cassano’s extensive executive experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Mr. Jerry Fan. Mr. Fan was appointed as director of the Company on January 12, 2016. Mr. Fan is the Corporate Vice President responsible for managing Analog Devices, Inc. (NASDAQ: ADI) Asia Pacific business and was previously Managing Director and Country Manager for the Greater China region at Analog Devices, Inc. (NASDAQ: ADI), a global semiconductor company since November, 2012. Prior to ADI, Mr. Fan worked for Cisco Systems, Inc. (NASDAQ: CSCO) for 15 years between 1997 and 2012 in a number of senior management roles, including Sales Managing Director for Cisco China, Sale Director for Cisco Australia and Senior Manager for Operations and Strategy for the Cisco Service Provider business based in Hong Kong. Mr. Fan started his career in 1998 working at Fudan University as a faculty member in both teaching and research roles. He graduated from Fudan University with a Computer Science Bachelor degree and an Executive MBA degree from CEIBS (China European International Business School) in 1999.

There are no agreements or understandings between any of our executive officers or directors and any other persons to resign at the request of another such other person and to act on behalf of or at the direction of any such other person.

Directors are elected for one-year term and until their successors are duly elected and qualified.

Our directors, officers or members of senior management are not located in the PRC/Hong Kong.

Corporate Governance

Our current corporate governance practices and policies are designed to promote shareholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining shareholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website www.ideanomics.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting our Corporate Secretary at 1441 Broadway, Suite 5116, New York, NY 10018.

The Board and Committees of the Board

The Company is governed by the Board that currently consists of four members: Shane McMahon, Alfred Poor, James S. Cassano, and Jerry Fan. The Board has established three Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has adopted a written charter for each of the Committees which are available on the Company’s website www.ideanomics.com. Printed copies of these charters may be obtained, without charge, by contacting our Corporate Secretary at 1441 Broadway, Suite 5116, New York, NY 10018.

Governance Structure

Our Board of Directors is responsible for corporate governance in compliance with reporting laws and for representing the interests of our shareholders. As of the date of our Annual Report, the Board was composed of five members, four of whom are considered independent, non-executive directors. Details on Board membership, oversight and activity are reported below.

We encourage our shareholders to learn more about our Company’s governance practices at our website, www.ideanomics.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

●	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee members meet separately with representatives of the independent auditing firm.
●	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material direct or indirect interest in a transaction or relationship with such entity). The Board has determined that James S. Cassano, Shane McMahon, and Jerry Fan are independent as defined in applicable SEC and Nasdaq Listing Rules and regulations, and that each constitutes an “Independent Director” as defined in NASDAQ Listing Rule 5605.

Audit Committee

Our Audit Committee consists of James S. Cassano and Jerry Fan with Mr. Cassano acting as Chair. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Mr. Cassano serves as our Audit Committee financial experts as that term is defined by the applicable SEC rules. The Audit Committee is responsible for, among other things:

●	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
●	reviewing with our independent auditors any audit problems or difficulties and management’s response;
●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

●	discussing the annual audited financial statements with management and our independent auditors;
●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;
●	annually reviewing and reassessing the adequacy of our Audit Committee charter;
●	overseeing the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;
●	reporting regularly to and reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the independent auditors and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

Compensation Committee

Our Compensation Committee consists of James S. Cassano and Jerry Fan with Mr. Cassano acting as Chair. Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. The Compensation Committee is responsible for, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation;
●	reviewing and making recommendations to the Board with regard to the compensation of other executive officers;
●	reviewing and making recommendations to the Board with respect to the compensation of our directors; and
●	reviewing and making recommendations to the Board regarding all incentive-based compensation plans and equity-based plans.

The Compensation Committee has sole authority to retain and terminate any consulting firm or other outside advisor to assist the committee in the evaluation of director, chief executive officer or senior executive compensation and other compensation-related matters, including sole authority to approve the firms’ fees and other retention terms. The Compensation Committee may also form and delegate authority to subcommittees consisting of one or more members of the Compensation Committee.

Governance and Nominating Committee

Our Governance and Nominating Committee consists of James S. Cassano and Jerry Fan. The position of the chair of our Governance and Nominating Committee is now vacant. The Governance and Nominating Committee assists the Board of Directors in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. The Governance and Nominating Committee is responsible for, among other things:

●	identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;
●	selecting directors for appointment to committees of the Board; and

●	overseeing annual evaluation of the Board and its committees for the prior fiscal year.

The Governance and Nominating Committee has sole authority to retain and terminate any search firm that is to be used by the Company to assist in identifying director candidates, including sole authority to approve the firms’ fees and other retention terms. The Governance and Nominating Committee may also form and delegate authority to subcommittees consisting of one or more members of the Governance and Nominating Committee.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential director candidate, including those recommended by shareholders, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in areas of future growth located outside of the United States. Accordingly, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. In addition, the Company’s business is multifaceted and involves complex financial transactions. Therefore, the Board believes that the Board should include some directors with a high level of financial literacy and some directors who possess relevant business experience as a Chief Executive Officer or President. Our business involves complex technologies in a highly specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and industry should be represented on the Board.

Summary of Qualifications of Current Directors

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our directors. For more detailed information, please refer to the biographical information for each director set forth above.

Mr. Shane McMahon. Mr. McMahon has significant marketing and promotion experience and has been instrumental in exploiting pay-per-view programming on a global basis. In light of our business and structure, Mr. McMahon’s extensive executive and industry experience led us to the conclusion that he should serve as a director of our Company.

Mr. Alfred P. Poor. Mr. Poor is a client-focused and profitability-driven management executive with a track record of success at both rapidly-growing technology companies and large, multi-national, organizations. In light of our business and structure, Mr. Poor’s extensive executive experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Mr. James S. Cassano. Mr. Cassano has substantial experience as a senior executive in management consulting, corporate development, mergers and acquisitions and start up enterprises across a numerous different industries. In light of our business and structure, Mr. Cassano’s extensive executive experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Mr. Jerry Fan. Mr. Fan has more than 20 years of experience in top management positions in China and the Asia Pacific region, working for several multinational technology companies. He also has served in senior management positions of several U.S. public companies. In light of our business and structure, Mr. Fan’s extensive industry and business experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Family Relationships

There are no family relationships among our directors and officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth elsewhere in this registration statement, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors and other persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and reports of changes in ownership of shares and other equity securities. Such executive officers and directors and other persons who beneficially own more than 10% of a registered class of our equity securities are required by the SEC to furnish us with copies of all Section 16(a) filed by such reporting persons.

Based solely on our review of such forms furnished to us or written representations provided to us by the reporting persons, we believe that all filing requirements applicable to our executive officers, directors and other persons who beneficially own more than 10% of a registered class of our equity securities were complied with in the year ended December 31, 2021, except that one Form 4, covering one delinquent transaction, was filed late by Shane McMahon.

Code of Ethics

Our board of directors adopted a code of business conduct and ethics that applies to our directors, officers, employees, subsidiaries, agents, contractors and consultants, which became effective in January 2016 and was updated in December 2021. We have posted a copy of our code of business conduct and ethics on our website at https://investors.ideanomics.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The primary goals of our Board with respect to executive compensation are to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to the achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, our Compensation Committee recommends to our Board, executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we have implemented and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals.

Compensation Committee Judgment and Discretion

The Compensation Committee, consisting entirely of independent directors, reviews and approves the compensation of our Named Executive Officers, or NEOs, and makes recommendations regarding equity awards to our Board, which acts as the administrator for our equity compensation plans.

The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experience of its members and input provided by market surveys, its independent compensation consultant, our Chief Executive Officer (other than with respect to his own compensation), other members of management, and investors.

The Compensation Committee regularly evaluates our executive compensation program to determine if changes are appropriate. In so doing, the Compensation Committee may consult with its independent compensation consultant and management; however, the Compensation Committee makes final decisions regarding the compensation paid to our NEOs based on its own judgment. The Compensation may consider factors such as individual performance, company performance, market conditions, financial goals, retention and stockholder interests in determining compensation.

The Role of the Compensation Consultant

The Compensation Committee selects and retains the services of an independent compensation consultant. The independent compensation consultant is independent and that the work that it performed in 2021 did not raise any conflicts of interest. During 2021, the Compensation Committee’s independent compensation consultant, Metin Aksoy at Frederic W. Cook Executive Compensation Consultants, provided no services to us other than services for the Compensation Committee and worked with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee did not retain a compensation consultant in 2022.

The Role of Executives in Executive Compensation Decisions

The Board and our Compensation Committee generally seek input from our Chief Executive Officer, Alfred P. Poor, when discussing the performance of, and compensation levels for, executives other than himself. In 2021, the Compensation Committee also worked with Conor McCarthy, our then Chief Financial Officer, and currently, Stephen Johnston, our Chief Financial Officer, to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Poor, who is also our director, nor Messrs. McCarthy or Johnston participated in deliberations relating to their own compensation.

The Role of Investors

Stockholders are provided the opportunity to cast an advisory vote (“Say-On-Pay”) on the compensation of our NEOs.  In our most recent Say-On-Pay vote, conducted at our 2022 annual meeting of stockholders, held on November 25, 2022, our stockholders approved the compensation of our named executive officers on an advisory basis, with approximately 83% of the votes cast in favor of the fiscal 2021 compensation of our named executive officers. In setting fiscal 2023 compensation, we will consider the outcome of the Say-on-Pay Vote during our 2022 annual meeting of stockholders and will continue to consider the outcome of future Say-on-Pay Votes, as well as stockholder feedback received throughout the year, when making compensation decisions for our executive officers. In addition to the Say on Pay vote, the investors were also provided an opportunity to vote on the frequency at which such Say on Pay votes would be held (“Say On Frequency” votes). At the November annual meeting, the majority (56%) of investors voted for the Say on Frequency votes to occur every three years, with a minority (38%) voting for every year, followed by biannually and those abstaining.  We also have ongoing discussions with many of our investors regarding various corporate governance topics, including environment, social and governance topics and executive compensation. The Compensation Committee also considers these discussions while reviewing our executive compensation program.

The Role of Peer Companies

In 2021, the Compensation Committee reviewed a survey of peer group companies’ total standard compensation components for certain executives, including the named executive officers, as provided by our compensation consultant. The peer group was based on market segment, market capitalization of less than $5 Billion, and trailing four quarters revenue of less than $1 Billion. It included companies from Automotive, Renewable Energy; and Fintech. The companies considered were:

Bloom Energy Corporation	Workhorse Group Inc.	Veritone, Inc.
Cerence Inc	Blink Charging Co.	Arcimoto, Inc.
FuelCell Energy, Inc	Gevo, Inc.	CleanSpark, Inc.
Clean Energy Fuels Corp.	CEVA, Inc.	Electrameccanica Vehicles Corp.
PROS Holdings, Inc.	Stoneridge, Inc.	Allied Motion Technologies Inc.

In general, these companies operate in similar industries and many have similar cost structures, business models (subject to the relevant market segment) and global reach. We also considered the following companies in Charging & Energy; EV Components; Vehicle OEM; and CleanTech as additional peers.

Hyliion
ChargePoint	Romeo Power
PG & E	Ayro.	QuantumScape
ABM Industries	Canoo	XL Fleet
Beam Global	Tesla	Plug Power
	Lordstown Motors	Polar Power
First Solar	Navistar	Enphase Energy

The Compensation Committee considers compensation data from the peer companies to the extent the executive positions at these companies are considered comparable to our positions and informative of the competitive environment. Compensation data for our peer group were collected from available proxy-disclosed data. This information was gathered and analyzed for low, medium and high ratings for annual base salary, short-term incentive pay elements and long-term incentive pay elements.

The survey determined that the NEOs as a whole were positioned at the medium to high end of the peer group in terms of cash compensation, but in the very low end of the peer group in terms of total standard compensation and opportunities.

The Compensation Committee considers peer group data provided by its independent compensation consultant to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the relative size, scope, and success of Ideanomics.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the following elements:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry. The Compensation Committee considers compensation data from the peer companies to the extent the executive positions at these companies are considered comparable to our positions and informative of the competitive environment.

Variable Pay

We design our variable pay programs to be both affordable and competitive in relation to the market. We monitor the market and adjust our variable pay programs as needed. Our variable pay programs, such as our bonus program, are designed to motivate employees to achieve overall goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved, and to be easy to understand and administer.

Equity-Based Incentives

Salaries and bonuses are intended to compensate our executive officers for short-term performance. We also have adopted an equity incentive program intended to reward longer-term performance and to help align the interests of our NEOs with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our NEOs through the use of equity incentives. Our 2010 equity incentive plan has been established to provide our employees, including our NEOs, with incentives to help align those employees’ interests with the interests of our stockholders.

When making equity-award decisions, the Compensation Committee considers market data, the grant size, the forms of long-term equity compensation available to it under our existing plans and the status of previously granted awards. The amount of equity incentive compensation granted reflects the executives’ expected contributions to our future success. Existing ownership levels are not a factor in award determination, as the Compensation Committee does not want to discourage executives from holding significant amounts of our stock.

Future equity awards that we make to our named executive officers will be driven by our sustained performance over time, our NEOs’ ability to impact our results that drive stockholder value, their level of responsibility, their potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. Equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.

The amounts awarded to the NEOs are based on the Compensation Committee’s subjective determination of what is appropriate to incentivize the executives. The grants to named executive officers vest over a two-year period with monthly ratable vesting on each anniversary of the grant date. All equity awards to our employees, including NEOs, and to directors have been granted and reflected in our financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value of one share of common stock on the grant date.

In order to encourage a long-term perspective and to encourage key employees to remain with us, our stock options typically have monthly ratable vesting over a two-year period. Generally, vesting ends upon termination of services and exercise rights of vested options cease three months after termination of services. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming to local laws and practices. We monitor the market and local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits and, to the extent possible, offer options for additional benefits, be tax-effective for employees in any foreign country and balance costs and cost-sharing between our employees and us.

Timing of Equity Awards

Only the Compensation Committee may approve restricted stock or stock option grants to our executive officers. Shares of restricted stock and stock options are generally granted at meetings of the Compensation Committee or pursuant to a unanimous written consent of the Compensation Committee. The exercise price of a newly granted option is the closing price of our common stock on the date of grant.

Treatment of Options for Executives Upon Termination

Options are granted generally at regularly scheduled board meetings during the fiscal year. All options vest pro-rata over the enumerated period depending on the date of hire or relevant employment contract. Upon termination of employment, options cease to vest for executives unless otherwise negotiated under the terms of a severance agreement.

Options to purchase 9,377,000 shares of common stock were granted under the equity incentive program in fiscal year 2021, after which 17,350,746 shares remained available for granting. At the 2022 annual meeting, our stockholders voted (77%) to increase the number of shares available under the 2010 Stock Option Plan to 120,000,000.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our company. However, we do not have specific share retention and ownership guidelines for our executives.

2022 Named Executive Officer Compensation

Our executive compensation program is designed to motivate and reward performance in a straightforward and effective way, while recognizing our philosophy, management style and targeted returns. The compensation of our named executive officers has three primary components: (i) annual base salary, (ii) annual cash incentive and (iii) long-term equity awards in the form of performance-based options.

2022 Annual Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Weighing the factors listed above, the Compensation Committee recommended that, effective January 1, 2021, the base salaries of Messrs. Poor, McCarthy and Sklar should be $500,000, $350,000, and $350,000 per year, respectively. As discussed elsewhere in this document, pursuant to the terms of their respective employment agreements, Messrs. Poor and McCarthy received salary increases in July of 2021 to $800,000 and $525,000, respectively. Mr. McMahon was given an associated compensation increase due to his contributions below, to $750,000. Mr. Sklar likewise received a compensation increase at the same time to $475,000 for his contributions to the capital raise. No executive officer received a salary increase in 2022, however, Mr. Johnston and Ms. Whitten-Doolin were both hired in 2022, and the compensation committee determined that their annual salaries should be, respectively, $525,000 and $400,000 at the time of their retention.

2022 Annual Incentives.

Our annual cash incentive program is a variable, at-risk component of our named executive officers’ compensation that is based on an appraisal of performance using specific metrics. For fiscal year 2022, our annual incentives were based on the contributions of named executive officers to the aggregation of capital necessary for the company’s growth, the magnitude of which capital raise was in excess of $500M during the relevant term.

Summary Compensation Table (2022 and 2021)

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons (our “named executive officers”) for services rendered in all capacities during the noted periods. No disclosure is provided for fiscal years for which those persons were not named executive officers.

							Nonqualified
						Nonequity	deferred
						incentive plan	compensation	All other
		Salary	Bonus	Stock awards	Option awards	compensation	earnings	compensation	Total
Name and Principal Position	Year	($)	($)	($) (3)	(#)	($)	($)	($)	($)
Shane McMahon (Executive Chairman) (1)	2021	133,334	—	615,000	—	—	—	—	748,334
	2022	583,335		—	—		218,750	554,987	1,305,088
Alfred P. Poor (Chief Executive Officer) (2)
	2020	383,333	500,000	—	1,000,000	—	—	—	883,333
	2021	645,833	500,000	5,535,000	2,000,000	—	—	—	6,680,833
	2022	650,032	500,000	—	—		149,968	24,014	1,324,014
Conor McCarthy (Chief Financial Officer) (3)
	2020	289,900	350,000	—	—	—	—	—	639,900
	2021	422,915	350,000	1,537,500	750,000	—	—	—	2,310,415
	2022	373,864	175,000					32,810	581,674
Stephen Johnston (Chief Financial Officer) (3)(4)	2022	135,625	—	—	1,000,000	—	—	—	135,625
Paula Whitten-Doolin (General Counsel) (5)	2022	314,962	100,000		75,000				414,965
Anthony Sklar (SVP, Investor Relations)	2021	364,755	350,000	3,075,000	500,000	—	—	—	3,789,755
	2022
Bruno Wu (Former Chief Executive Officer) (3)
	2020	250,000	—	—	—	—	—	—	250,000

Carla Oiong Zhou (Chief Revenue Officer) (4)
	2020	250,000	—	—		—	—	—	250,000

(1)	Mr. McMahon was appointed Executive Chairman of the Company on July 23, 2021, and prior to this date Mr. McMahon was Vice-Chairman of the Company. Included in Mr. McMahon’s salary for 2021 is $29,167 for directors’ fees paid to him in his capacity as Vice-Chairman of the Company. The stock award of $615,000 includes a RSU grant with immediate vesting. Included in the ‘other compensation’ column is $495,936 in compensation deferred from prior years, as well as $59,051 in travel-related payments. Mr. McMahon deferred $218,750 of his $750,000 annual salary to 2023 in October of 2022.
(2)	Mr. Poor’s annual salary is $800,000, but he elected to defer $149,968 of his salary to 2023 in October of 2022. The remaining $24,014 reflects payout of vacation earned but not taken during 2021.
(3)	On September 16, 2022 Conor McCarthy resigned from his position as CFO, so this salary reflects a partial year payment. The additional $32,810 reflects a payout for vacation accrued in 2021 but not taken. Stephen Johnston replaced him as CFO on September 16, 2022.
(4)	Mr. Johnston’s employment at Ideanomics started in September 2022 so this table reflects a partial year payment period.
(5)	Ms. Whitten-Doolin’s employment at Ideanomics started in March 2022 so this table reflects a partial year payment period.
(6)	On December 31, 2020 Bruno Wu resigned from his position as Executive Chairman. Reflects the aggregate grant date fair value of option or restricted stock units determined in accordance with FASB ASC Topic 718.

(7)	On March 31, 2021 Carla Zhou’s services in her position as Chief Revenue Officer were terminated as part of the termination of our services agreement with Sun Seven Stars International Group. Reflects the aggregate grant date fair value of option or restricted stock units determined in accordance with FASB ASC Topic 718.

Employment Agreements

Alfred P. Poor

Effective on July 31, 2020, we entered into employment agreement with Mr. Poor for a term of 2 years pursuant to which Mr. Poor will receive an annual base salary of $500,000, a bonus of $300,000 earned on July 21, 2020, the date the employment contract became effective, and will be entitled to participate in all employment benefit plan and policies of the Company generally available. Mr. Poor was entitled to stock options of up to 2,000,000 shares in 2021. Effective July 23, 2021, Mr. Poor’s salary was increased to $800,000.

Conor McCarthy

Effective on July 31, 2020, we entered into an employment agreement with Mr. McCarthy for a term of 2 years pursuant to which Mr. McCarthy will receive an annual salary of $350,000 and will be entitled to participate in all employment benefit plan and policies of the Company. Mr. McCarthy will be entitled to stock options of up to 750,000 shares in 2021. Effective July 23, 2021, Mr. McCarthy’s salary was increased to $525,000.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or change of control benefits to our named executive officers.

Alfred P. Poor

Effective on July 31, 2020, we entered into employment agreement with Mr. Poor for a term of 2 years pursuant to which Mr. Poor will receive an annual base salary of $500,000, a bonus of $300,000 earned on July 21, 2020, the date the employment contract became effective, and will be entitled to participate in all employment benefit plan and policies of the Company generally available. Mr. Poor was entitled to stock options of up to 2,000,000 shares in 2021. Effective July 23, 2021, Mr. Poor’s salary was increased to $800,000.

Conor McCarthy

Effective on July 31, 2020, we entered into an employment agreement with Mr. McCarthy for a term of 2 years pursuant to which Mr. McCarthy will receive an annual salary of $350,000 and will be entitled to participate in all employment benefit plan and policies of the Company. Mr. McCarthy was entitled to stock options of up to 750,000 shares in 2021. Effective July 23, 2021, Mr. McCarthy’s salary was increased to $525,000. Effective September 16, 2022, Mr. McCarthy resigned as CFO and executed a severance agreement with the company under which the company will pay him the equivalent of an additional 12-months’ salary ($525,000) as well as a one-time bonus of $175,000.

Stephen Johnston

Effective on September 16, 2022, we entered into an employment agreement with Mr. Johnston pursuant to which Mr. Johnston will receive an annual salary of $525,000 and will be entitled to participate in all employment benefit plans and policies of the Company. Mr. Johnston will be entitled to stock options of up to 1,000,000 shares in 2022.

Paula Whitten-Doolin

Effective March 7, 2022, we entered into an employment agreement with Ms. Whitten-Doolin pursuant to which Ms. Whitten-Doolin will receive an annual salary of $400,000 and will be entitled to participate in all employment benefit plans and policies of the Company. Ms. Whitten-Doolin will be entitled to stock options of up to 75,000 shares in 2022. Effective November 21, 2022, we entered into an change in control agreement with Ms. Whitten-Doolin for an initial term of three years, pursuant to which Ms. Whitten-Doolin will receive a continuation of her base salary,  bonus, and benefits for a two-year period in the event of a change in control of the Company. We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) to our named executive officers. All executive officers with employment agreements are listed above (Mr. Poor, Mr. Johnston, Ms. Whitten-Doolin and Mr. McCarthy). Ms. Whitten-Doolin is the only executive officer with a chance in control agreement at this time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the equity awards of our named executive officers outstanding at December 31, 2021.

	Option awards
			Equity
			incentive
			plan awards: Number
			of
	Number of	Number of	securities
	securities	securities	underlying
	underlying	underlying	unexercised	Option
	unexercised	unexercised	unearned	exercise	Option
	options	options	options	price	expiration
Name	(#) exercisable	(#) unexercisable	(#)	($)	date
Shane McMahon	75,800	—	—	5.57	November 17, 2027
	500,000	—	—	0.53	February 22, 2029
	266,664	266,669	—	1.84	December 10, 2030

Alfred P. Poor	2,000,000	—	—	1.98	February 20, 2029
	541,671	208,329	—	0.53	May 8, 2030
	416,669	1,583,331	—	2.37	July 31, 2031

Conor McCarthy (1)	1,500,000	—	—	0.53	September 20, 2029
	156,250	593,750	—	2.37	July 31, 2031

Anthony Sklar	250,000	—	—	—	February 22, 2029
	650,000	—	—	—	May 8, 2030
	104,165	395,835	—	—	July 31, 2031

Stephen Johnston (1)	—	1,000,000	—	—	—

Paula Whitten-Doolin	31,250	43,750	—	0.82	March 13, 2032

(1)	On September 16, 2022 Conor McCarthy resigned from his position as CFO. Stephen Johnston replaced him as CFO on September 16, 2022.

Compensation of Directors

The following table sets forth certain information concerning the compensation paid to our directors for services rendered to us during the fiscal year ended December 31, 2021.

					Nonqualified
	Fees earned			Non-equity	deferred
	or	Stock	Option	incentive plan	compensation	All other
	paid in cash	awards(1)	awards(2)	compensation	earnings	compensation	Total
Name	($)	($)	(#)	($)	($)	($)	($)
James S. Cassano(1)	174,997	—	—	—	—	150,000	324,997
Jerry Fan	114,997	—	—	—	—	—	114,997
Harry Edelson(2)	93,752	—	—	—	—	120,000	213,752

(1) Mr. Cassano received a $150,000 bonus for his assistance with the completion of the audit investigation.

(2) Mr. Edelson resigned as an independent director of the Company on October 31, 2022. Prior to his resignation, he received a bonus for tax equalization of $120,000.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Compensation Committee does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on Ideanomics.

We also note with respect to risk factors that none of our executive officers served on the compensation committee (or equivalent, or the board) of any other entity whose executive officers served on the company’s compensation committee. No executive officer served as a director of another entity whose executive officers served on the company’s compensation committee. No executive officer served as a member of the compensation committee or equivalent or the board absent compensation committee of another entity whose executive officers served as a company director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related person transactions. The Audit Committee has primary responsibility for reviewing all related party transactions involving the Company’s directors, officers and directors’ and officers’ immediate family members. The Board may determine to permit or prohibit the Related Party Transaction. For any ongoing relationships, the Board shall annually review and assess the relationships with the Related Party and whether the Related Party Transaction should continue.

Under the policy, a “related party transaction” means any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404 of Regulation S-K. Under Item 404, the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction. For the purposes of this policy, a “Related Party” means (A) a director, including any director nominee, (B) an executive officer; (C) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; or (D) a person known by the Company to be an immediate family member of any of the foregoing. “Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director, or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director, or beneficial owner.

The following is a summary of transactions since the beginning of the 2018 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Related Party Transactions with Dr. Wu, former Executive Chairman

In June 2020, the Company entered a service agreement with SSSIG for the period from July 1, 2020 through June 30, 2021 for $1.4 million in exchange for consulting services from SSSIG, the services include but are not limited to human resources, finance and legal advice. The Company recorded the service charges of $0.7 million in “professional fess” for the year ended December 31 2020, and $0.2 million in “Amount due to related parties” as of December 31 2020. The Company is currently in process of negotiating the agreement with SSSIG.

Related Party Transactions with Tillou Management and Consulting LLC

Effective on December 13, 2022, the Company promised to pay to the order of Tillou Management and Consulting LLC, a New Jersey Limited Liability Company (the “Noteholder”), an entity controlled by Vince McMahon, the father of the Company’s Executive Chairman, the principal amount of $2,000,000 (the “Loan”), together with all accrued interest thereon, as provided in the promissory note entered into between the Company and the Noteholder dated as of the Effective Date (the “Note”).

Except as set forth in our discussion above, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known by us regarding the beneficial ownership of the Common Stock and Series A Preferred Stock as of December 22, 2022, by:

●	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock;
●	each of our current Named Executive Officers and directors; and
●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 589,452,888 shares of Common Stock and 7,000,000 shares of Series A Preferred Stock issued and outstanding as of December 22, 2022. Unless otherwise noted, the address for each beneficial owner listed below is c/o Ideanomics, Inc., at 1441 Broadway, Suite 5116, New York, NY 10018.

	Shares beneficially owned
	Common Stock		Series A Preferred Stock (9)
Name and Address of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power

Directors and Named Executive Officers
Shane McMahon (1)	6,532,764	1.1	0	0	1.1
Alfred P. Poor (2)	5,805,791	*	0	0	*
James S. Cassano (3)	1,355,758	*	0	0	*
Jerry Fan (4)	775,800	*	0	0	*
Anthony Sklar(5)	1,900,000	*	0	0	*
Stephen Johnston	0	*	0	0	*
Conor McCarthy (6)	2,227,562	*	0	0	*
Shares of Mr. Wu subject to proxy (8)	21,932,749	3.7	7,000,000	100	5.1

All Current Directors and Executive Officers, as a group (6 individuals)	18,597,675	3.1	7,000,000	100	8.3

Five Percent Holders
Bruno Wu (7)	21,932,749	3.7	7,000,000	100	5.1

*	Represents beneficial ownership of less than 1%.
(1)

Includes (i) 5,468,080 shares of Common Stock, (ii) 488,884 shares of Common Stock underlying options exercisable within 60 days at $1.84 per share, (iii) 500,000 shares of Common Stock underlying options exercisable within 60 days at $1.98 per share; (v) 75,800 shares of Common Stock underlying options exercisable within 60 days at $5.57 per share.

(2)

Includes (i) 1,889,125 shares of Common Stock, (ii) 750,000 shares underlying options exercisable within 60 days at $0.53 per share, (iii) 2,000,000 shares underlying options exercisable within 60 days at $1.98 per share, and 1,166,666 shares underlying options exercisable within 60 days at $2.37 per share.

(3)

Includes (i) 509,308 shares of Common Stock, (ii) 11,676 shares underlying options exercisable within 60 days at $1.84 per share, (iii) 8,974 shares underlying options exercisable within 60 days at $2.91 per share, (iv)75,800 shares underlying options exercisable within 60 days at $5.57, (v) 500,000 shares underlying options exercisable within 60 days at $1.98 per shares, and(vi) 250,000 shares underlying options exercisable with 60 days at $0.53 per share.

(4)

Includes (i) 200,000 shares of Common Stock, (ii) 250,000 shares underlying options exercisable within 60 days at $1.98(iii) 75,800 shares underlying options exercisable within 60 days at $5.57 per share, and (iv) 250,000 shares underlying options exercisable withing 60 days at $0.53 per share.

(5)

Includes (i) 500,000 shares of Common Stock, (ii) 250,000 shares underlying options exercisable within 60 days at $1.98, (iii) 650,000 shares underlying options exercisable within 60 days at $0.53 per share, and (iv) 500,000 shares underlying options exercisable within 60 days at $2.37 per share.

(6)

Includes (i) 290,062 shares of Common Stock, (ii) 1,500,000 shares underlying options exercisable within 60 days at $0.53, and (iii) 437,500 shares underlying options exercisable within 60 days at $2.37 per share.

(7)

Includes (i) 20,999,416 shares of Common Stock and (ii) 933,333 shares of Common Stock that is issuable upon conversion of a share of 7,000,000 shares of Series A Preferred Stock issued and outstanding as of November 4, 2022.

(8)

Consists of (i) 20,999,416 shares of Common Stock and (ii) 7,000,000 shares of Series A Preferred Stock beneficially owned by Dr. Bruno Wu. Except under limited circumstances, our Board of Directors holds an irrevocable proxy, pursuant to shareholders agreement between the Company and certain shareholders parties thereto. The shareholders parties thereto dated as of December 29, 2021. We are not affiliated with Dr. Wu or any other person and we do not believe that the parties to the shareholders agreement constitute a “group” under Section 13 of the Securities Exchange Act of 1934, as amended, as our Board exercises voting control over these shares.

(9)

7,000,000 shares of Company Series A Preferred Stock, $0.001 par value, are convertible into 933,333 shares of Common Stock. Each holder of Series A Preferred Stock shall be entitled to ten (10) votes for each one (1) share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock held at the record date for determination of the stockholders entitled to vote.

SELLING STOCKHOLDER

The common stock issuable upon conversion of the Series B Convertible Preferred Stock being offered by Acuitas Capital LLC are those to be issued to Acuitas Capital LLC and those that may be acquired by them upon exercise of the warrants issued to Acuitas Capital LLC in the private placement. For additional information regarding the issuances of the Series B Convertible Preferred Stock and warrants issued in the private placement, see “Recent Developments” in “Prospectus Summary” above. We are registering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and the issuance and resale of the shares of common stock that may be acquired upon the exercise of the warrants issued in the private placement to permit Acuitas Capital LLC to offer the shares for resale from time to time. We are also registering resale of additional shares to permit other selling stockholders to offer the shares from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock, as of the date of this prospectus.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock issued to the selling stockholders in the private placement, (ii) the number of shares of common stock issued to the selling stockholders, and (iii) the maximum number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock that would exceed 9.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants that have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of	Maximum Number	Number of
	Shares of	of Shares of	Shares of
	Common Stock	Common Stock to	Common Stock
	Owned Prior to	be Sold Pursuant	Owned After
Name of Selling Stockholder	this Offering(1)	to this Prospectus	Offering(2)
Acuitas Capital LLC (3)	466,666,666	466,666,666	—
Osirius Group, LLC(4)	15,000,000	15,000,00	—
FON Consulting, LLC(5)	500,000	500,000	—
Moneta Advisory Partners, LLC(6)	600,000	600,000	—
Acorn Management Partners, LLC(7)	250,000	250,000	—
Total	483,016,666	483,016,666	—

(1)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the common shares shown as beneficially owned by such selling shareholder, except as otherwise indicated in the footnotes to the table.

(2)

This table and the information in the notes below are based upon information supplied by the selling shareholders. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. Represents the amount of shares that will be held by the selling shareholder after completion of this offering based on the assumptions that (a) all common shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other common shares are acquired or sold by the selling shareholder prior to completion of this offering. However, each selling shareholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other common shares that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)

Represents 133,333,333 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and 333,333,333 shares of common stock issuable upon exercise of warrants. The business address is c/o Acuitas Capital LLC, 2001 Wilshire Blvd #330, Santa Monica, CA 90403. Terren S. Peizer has discretionary authority to vote and dispose of the shares held by Acuitas Capital LLC and may be deemed to be the beneficial owner of these shares. Terren S. Peizer, may also be deemed to have investment discretion and voting power over the shares held by Acuitas Capital LLC. Terren S. Peizer disclaims any beneficial ownership of these shares except to the extent of his actual pecuniary interest therein.

(4)

Represents 15,000,000 shares of common stock. The business address is c/o Osirius Group, LLC, 725 S. Adams #205, Birmingham, MI 48009. Each of Timothy D. Smith and Jocelyn M. Smith has discretionary authority to vote and dispose of the shares held by Osirius Group, LLC and may be deemed to be the beneficial owner of these shares. Timothy D. Smith and Jocelyn M. Smith, may also be deemed to have investment discretion and voting power over the shares held by Osirius Group, LLC. Timothy D. Smith and Jocelyn M. Smith each disclaims any beneficial ownership of these shares except to the extent of their actual pecuniary interest therein.

(5)

Represents 500,000 shares of common stock. The business address is c/o Fon Consulting, LLC, 1460 Broadway, New York, NY 10036. Each of Len Panzer and Steven Saltzstein has discretionary authority to vote and dispose of the shares held by Fon Consulting, LLC and may be deemed to be the beneficial owner of these shares. Len Panzer and Steven Saltzstein, may also be deemed to have investment discretion and voting power over the shares held by FON Consulting, LLC. Len Panzer and Steven Saltzstein each disclaims any beneficial ownership of these shares except to the extent of their actual pecuniary interest therein.

(6)

Represents 600,000 shares of common stock. The business address is c/o Moneta Advisory Partners, LLC, 235 West Van Buren, Suite 4509, Chicago, IL 60607. Each of Marc X. Lopresti and Jon Najarian has discretionary authority to vote and dispose of the shares held by Moneta Advisory Partners, LLC and may be deemed to be the beneficial owner of these shares. Marc X. Lopresti and Jon Najarian, may also be deemed to have investment discretion and voting power over the shares held by Moneta Advisory Partners, LLC. Marc X. Lopresti and Jon Najarian each disclaims any beneficial ownership of these shares except to the extent of their actual pecuniary interest therein.

(7)

Represents 250,000 shares of common stock. The business address is c/o Acorn Management Partners, LLC, 4080 McGinnis Ferry Rd, Ste 1101, Alpharetta, GA 30005. Each of John R. Exley III and Gregory S. Lower has discretionary authority to vote and dispose of the shares held by Acorn Management Partners, LLC and may be deemed to be the beneficial owner of these shares. John R. Exley III and Gregory S. Lower, may also be deemed to have investment discretion and voting power over the shares held by Acorn Management Partners, LLC. John R. Exley and Gregory S. Lower each disclaims any beneficial ownership of these shares except to the extent of their actual pecuniary interest therein.

DESCRIPTION OF SECURITIES

The following description is a summary of the terms of our common stock, which is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (“Articles of Incorporation”), and Bylaws, as amended (“Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this exhibit is a part, and certain applicable provisions of the Nevada Revised Statutes.

General

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which:

(i)	7,000,000 shares are designated as Series A Preferred Stock;
(ii)	11,000,000 shares are designated as Series B Preferred Stock;
(iii)	250,000 shares are designated as Series C Preferred Stock;
(iv)	2,500,000 shares are designated as Series D 4% Convertible Preferred Stock; and
(v)	16,500,000 shares are designated as Series E Convertible Preferred Stock.

Common Stock

Dividend Rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock may, pursuant to our Bylaws, receive dividends out of funds legally available if our board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board may determine. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future.

Voting Rights. In accordance with Nevada Revised Statutes Section 78.350, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation.

No Preemptive or Similar Rights. In accordance with Nevada Revised Statutes Section 78.267, our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distribution. In accordance with Nevada Revised Statutes Sections 78.565 to 78.620, if we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable among the holders of our common stock and our participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable. In accordance with NRS Sections 78.195 and 78.211 and the assessment of our board, all of the outstanding shares of our common stock are fully paid and nonassessable.

Nasdaq Capital Market. Our shares of common stock trade on The Nasdaq Capital Market under the symbol “IDEX.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is TransferOnline.

Blank Check Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001 per share. Pursuant to our Articles of Incorporation, our board is authorized to authorize and issue preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution. Our board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Provisions of the Nevada Revised Statutes and our Articles of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred. Our Articles of Incorporation permit our board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders. The issuance of our preferred stock could delay or prevent a change of control of our company.

Board Vacancies to be filled by Remaining Directors. Our Bylaws provide that casual vacancies on the board may be filled by the remaining directors then in office.

Removal of Directors by Stockholders. Our Bylaws and the Nevada Revised Statutes provide that directors may be removed with or without cause at any time by a vote of two-thirds of the stockholders entitled to vote thereon, at a special meeting of the stockholders called for that purpose.

Stockholder Action. Our Bylaws provide that special meetings of the stockholders may be called by the board or such person or persons authorized by the board.

Amendments to our Articles of Incorporation and Bylaws. Under the Nevada Revised Statutes, our Articles of Incorporation may not be amended by stockholder action alone. Amendments to our Articles of Incorporation require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Bylaws may only be amended by a majority vote of the stockholders at any annual meeting or special meeting called for that purpose. Subject to the right of stockholders as described in the immediately preceding sentence, the board has the power to make, adopt, alter, amend and repeal, from time to time, our Bylaws.

Nevada Anti-Takeover Statute. We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes Sections 78.411 to 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors. The Nevada Revised Statutes limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees, and agents from certain liabilities. Our Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under Nevada Revised Statutes and in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to the Buyer at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Company’s shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Company’s shares of Common Stock by the selling stockholders or any other person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences relating to the ownership and disposition of our Common Stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or successfully challenge any of the conclusions we have reached and that are described herein.

This discussion deals only with beneficial owners that hold the Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. holders (as defined below) having a functional currency other than the U.S. dollar, former citizens and residents of the United States, individual retirement accounts or other tax deferred accounts, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, insurance companies, tax-exempt entities or organizations, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and investors therein, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding Common Stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, taxpayers required to recognize income with respect to the Common Stock for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, corporations treated as personal holding companies, U.S. holders who hold Common Stock through a non-U.S. broker or other intermediary, controlled foreign corporations, passive foreign investment companies or non-U.S. holders (as defined below) that are owned or controlled by U.S. holders).

This discussion does not address any U.S. federal tax consequences other than income tax consequences, such as U.S. federal estate and gift tax consequences, or any tax consequences under any state, local or foreign laws. Holders are urged to consult their own tax advisors as to the particular tax consequences to them of their ownership and disposition of Common Stock, including the applicability of any other U.S. federal tax laws or any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

U.S. Holders

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of Common Stock that is, or is treated as, one of the following:

●	a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;
●	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner of Common Stock (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership.

Partnerships holding Common Stock, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of Common Stock.

Tax Consequences to U.S. Holders

Dividends

Distributions, if any, made on our Common Stock, other than certain pro rata distributions of common shares, generally will be included in income as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital, which reduces the U.S. holder’s tax basis in the Common Stock. Any distribution in excess of the U.S. holder’s tax basis in the Common Stock will be treated as capital gain and as long-term capital gain if the U.S. holder’s holding period in the Common Stock exceeds one year. Certain non-corporate U.S. holders may be entitled to a preferential rate of tax on such dividends if certain holding periods and other requirements are met. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction, subject to applicable limitations.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Upon the sale, taxable exchange, or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) its tax basis in the Common Stock. Such capital gain or loss will generally be long-term capital gain or loss if such U.S. holder’s holding period in the Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividend income and capital gains from the sale, exchange or other taxable disposition of, Common Stock, subject to certain limitations and exceptions.

Tax Consequences to Non-U.S. Holders

Dividends and Constructive Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Consequences to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

Dividends (including constructive dividends) and other payments on our Common Stock, and the amounts withheld, if any, with respect to the payments, will generally be required to be reported to the IRS.

U.S. Holders

U.S. holders may be subject to backup withholding (currently at a rate of 24%) with respect to dividends (including constructive dividends) and gross proceeds from the sale, exchange or disposition of our Common Stock unless (1) the U.S. holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.

Non-U.S. Holders

Non-U.S. holders who have provided the applicable forms and certifications mentioned above under “Tax Consequences to Non-U.S. Holders” or who have otherwise established an exemption will generally not be subject to backup withholding.

Payments of the proceeds from the sale, exchange or disposition of Common Stock to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker has certain specified U.S. connections. Information reporting and backup withholding may apply to payments of the proceeds from a sale, exchange or disposition of Common Stock held by a non-U.S. holder to or through the U.S. office of a broker unless the non-U.S. holder establishes an exemption from one or both. Copies of the information returns reporting interest, deemed dividends, dividends and withholding may be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS and all other requirements are satisfied.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Tax Consequences to Non-U.S. Holders — Dividends and Constructive Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of Common Stock.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Sherman & Howard L.L.C., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Ideanomics, Inc. as of and for the year ended December 31, 2021, have been included herein in reliance upon the report of Grassi & Co, CPAs, P.C. (“Grassi”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Ideanomics, Inc. as of and for the year ended December 31, 2020 and 2019, have been included herein in reliance upon the report of BF Borgers CPA PC (“BFB”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

BFB was our independent registered public accounting firm for the year ended December 31, 2020. On September 24, 2021, that firm was dismissed. The dismissal of BFB was approved by our Audit Committee. BDO USA, LLP (“BDO”) was appointed our independent registered public accounting firm on September 24, 2021.

During the fiscal years ended December 31, 2020 and 2019, and in the subsequent interim period through September 24, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BFB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BFB would have caused BFB to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2020 and 2019 and through September 24, 2021, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The reports by BFB on the Company’s consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the year ended December 31, 2019, BFB’s report included a report on the effectiveness of the Company’s internal control over financial reporting.

On September 24, 2021, the Company engaged BDO as the Company’s new independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ending December 31, 2021. The decision to appoint BDO was approved by the Audit Committee. During the fiscal years ended December 31, 2020 and 2019 and through September 24, 2021, neither the Company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by BDO that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On July 21, 2022, the Company dismissed BDO. The dismissal of BDO was approved by the Audit Committee of the Board. BDO did not issue an audit report on the Company’s financial statements for the fiscal year ended December 31, 2021. The Company was advised by BDO of certain events reportable in accordance with Item 304(a)(1)(v) of Regulation S-K in BDO’s letter dated August 4, 2022 (“BDO’s Letter”). A copy of BDO’s Letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2022. Our Board has appointed Grassi as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and recommends that shareholders vote for ratification of this appointment.

On July 27, 2022, the Company engaged Grassi as the Company’s new independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ended December 31, 2021. The decision to appoint Grassi was approved by the Audit Committee. During the fiscal years ended December 31, 2021 and 2020 and through July 27, 2022, neither the Company, nor anyone on its behalf, consulted Grassi regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Grassi that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.ideanomics.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

IDEANOMICS, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Ideanomics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Ideanomics, Inc. and Subsidiaries (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2021, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013 and our report dated September 2, 2022, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the existence of material weaknesses.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and does not believe that its current level of cash and cash equivalents is sufficient to fund continuing operations or the addition of the two planned acquisitions in various stages of completion. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Business Combinations

Critical Audit Matter Description

As described in Note 8 to the consolidated financial statements, the Company acquired Timios, WAVE, US Hybrid and Solectrac during 2021. Each of these acquisitions was accounted for as a business combination. We identified the evaluation of the acquisition date fair values of intangible assets acquired and goodwill as a critical audit matter.

The principal consideration for our determination that the evaluation of the acquisition date fair values of the intangible assets acquired and goodwill was a critical audit matter is the high degree of subjective auditor judgment associated with evaluating management’s determination of the fair values of the acquired intangible assets and goodwill, which is primarily due to the complexity of the valuation models used and the sensitivity of the underlying significant assumptions. The key assumptions used within the valuation models included prospective financial information, including future revenue growth and an applied discount rate. The calculated fair values are sensitive to changes in these key assumptions.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the evaluation of acquisition date fair values of the intangible assets acquired and goodwill included the following, among others:

a.

We evaluated the design and operating effectiveness of certain controls over the acquisition-date valuation process, including controls over the development of the key assumptions such as the revenue growth and the applied discount rate.

b.	We read and reviewed the executed stock purchase or merger agreements to assess the reasonableness and completeness of assets identified in the purchase price allocation.
c.	We vouched cash amounts paid and stock tendered to source documentation to validate purchase price. We also evaluated valuation of contingent consideration in evaluating purchase price.
d.	We obtained the purchase price allocation analyses from management and the third-party specialists engaged by management.
e.	We assessed the qualifications and competence of management and the qualifications, competence and objectivity of the third-party specialists.
f.	We evaluated the methodologies used to determine the fair values of the intangible assets and goodwill.
g.

We tested the assumptions used within the discounted cash flow models to estimate the fair values of the intangible assets, which included key assumptions such as the future revenue growth and the applied discount rate.

h.

We assessed the reasonableness of management’s forecast by inquiring with management to understand how the forecasts were developed and comparing the projections to historical results and economic conditions.

i.

We involved an internal valuation specialist who assisted in the evaluation and testing performed of the reasonableness of significant methods and assumptions to the models, including the applied discount rate.

j.	We assessed the sufficiency of Company’s disclosure of its accounting for these acquisitions included in Note 8.

Impairment Assessment of Intangible Assets and Goodwill

Critical Audit Matter Description

As described in Notes 3 and 11 to the consolidated financial statements, the Company performs an annual impairment assessment of its indefinite-lived intangible assets and goodwill, or more frequently if events or circumstances indicate that the carrying values exceeds its fair value. The Company reviews other intangible assets with estimable lives for impairment whenever indicators are present that the carrying value may not be recoverable. During 2021, the Company recorded impairments of $101.5 million and $50.6 million of goodwill and intangible assets, respectively. The carrying value, after impairment, of goodwill and intangibles was $16.2 million and $42.5 million, respectively, as of December 31, 2021.

Auditing the valuation of intangible assets and goodwill involved complex judgment due to subjective evaluation of indicators and significant estimation required in determining the recoverability or fair value of the intangible assets and goodwill. Specifically, the cash flow forecasts were sensitive to significant assumptions about future market and economic conditions. Significant assumptions used in the Company’s estimates included sales volume, growth rates, gross profits, operating expenditures, tax rates, and discount rate, as applicable.

How the Critical Audit Matter was addressed in the Audit

Our audit procedures related to the evaluation of the intangible assets and goodwill for impairment included the following, among others:

a.	We evaluated the design and operating effectiveness of certain controls over the Company’s annual impairment assessments of intangible assets and goodwill.
b.

We evaluated management’s assessment in qualitive factors relating to the intangible assets and goodwill valuation, by searching online for information including economic growth forecast, industry outlook, and business environment, as well as accumulating our understanding of the Company’s reporting units’ performance.

c.	With respect to the Company’s valuation of intangible assets and goodwill as a result of impairment indicators identified:
i.

We tested the estimated future cash flows, including but not limited to, comparing significant inputs to observable third party and industrial sources, comparing to the historical performance of the Company, and evaluating the reasonableness of management’s projected financial information by comparing to observable economic conditions and other internal and external data.

ii.	We performed sensitivity analyses of significant assumptions to evaluate the reasonableness of the Company’s cash flow forecasts.
iii.	We assessed the qualifications and competence of management and the qualifications, competence and objectivity of the third-party specialist whom prepared the valuation analyses.
iv.	We evaluated the methodologies used to determine the fair values of the impaired intangible assets and goodwill.
v.

We assessed the reasonableness of management’s forecast by inquiring with management to understand how the forecasts were developed and comparing the projections to historical results and external sources including industry trends and peer companies’ historical data.

vi.

We involved an internal valuation specialist who assisted in the evaluation and testing performed of the reasonableness of significant methods and assumptions to the models, including the applied discount rate.

d.

We assessed the Company’s disclosure of its impairment assessments included in Note 3 as well as the sufficiency of footnote disclosure of impairment assessment of intangible assets and goodwill in Note 11.

Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2022.

Jericho, New York

September 2, 2022, except for Note 26, as to which the date is December 23, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Shareholders and Board of Directors of Ideanomics, Inc.

Adverse Opinion on Internal Control over Financial Reporting

We have audited Ideanomics, Inc. and Subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, because of the effect of the material weaknesses described in the following paragraph on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in “Management’s Annual Report on Internal Control Over Financial Reporting”:

a.	The design and implementation of internal controls over the review of management’s inputs into valuation models and associated valuation outputs from third party valuation specialists.
b.

The design and implementation of internal controls over the revenue recognition process, specifically the failure to properly evaluate whether the Company was to be considered the principal or the agent in contracts with customers.

c.

There is a lack of sufficient personnel in accounting and financial reporting functions with sufficient experience and expertise with respect to the application of U.S. GAAP and SEC disclosure requirements.

d.	Operating effectiveness of internal controls to identify and evaluate the accounting implications of non-routine transactions.
e.	There is a lack of controls designed to address risk of material misstatement for various financial statement areas and related assertions.
f.	There is a lack of validation of completeness and accuracy of internally prepared data, including key reports generated from systems, utilized in the operations of controls.
g.	There is a lack of evidence to support the effective review in the operations of controls.
h.

There is a lack of controls at the entity level, particularly over the review of subsidiary financial information, including analysis of balance sheet data, operating results, non-routine transactions, litigation accruals and income tax matters.

i.	Controls are not designed with a sufficient level of precision to prevent or detect a material misstatement.
j.

An inventory of service organizations utilized to process transactions was not maintained throughout the reporting period. There is a lack of review over service organization reports. In instances in which service organization reports are not available, the Company does not have adequate complementary controls.

k.	There is a lack of segregation of duties that exists in the information technology environments and payroll and procure to pay cycles at the Company.
l.	There is a lack of documented compliance related to controls to evaluate potential risk of dealing with inappropriate vendors and/or customers.
m.	The Company’s information technology general controls over certain information technology systems were not designed properly and therefore did not operate effectively.
n.	There is lack of document compliance -related controls to evaluate transactions in accordance with the Foreign Corrupt Practices Act (“FCPA”)
o.	There is ineffective oversight from the Company’s Audit Committee.

These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the 2021 consolidated financial statements, and this report does not affect our report dated September 2, 2022 on those financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheet as of December 31, 2021 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended of the Company and our report dated September 2, 2022 expressed an unqualified opinion on those financial statements.

Explanatory Paragraph – Excluded Subsidiaries

As described in “Management Annual Report on Internal Control Over Financial Reporting,” management has excluded its wholly-owned subsidiaries, Timios, Wave, US Hybrid and Solectrac, from its assessment of internal control over financial reporting as of December 31, 2021 because these entities were acquired by the Company in a purchase business combinations during 2021. We have also excluded Timios, WAVE, US Hybrid and Solectrac from our audit of internal control over financial reporting. As of and for the year ended December 31, 2021, Timios represented 8.6% of total assets and 63.7% of revenue, WAVE represented 2.1% of total assets and 6.1% of revenue, US Hybrid represented 2.2% of total assets and 2.3% of revenue, and Solectrac represented 2.3% of total assets and 1.5% of revenue.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management Annual Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

Grassi & Co., CPAs, P.C.

Jericho, NY

September 2, 2022

Report of Independent Registered Public Accounting Firm

That To the shareholders and the board of directors of Ideanomics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ideanomics Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of December 31, 2020. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion as of December 31, 2020.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit of internal control over financial reporting also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Accounts Receivable

As described in Note 2 to the financial statements, the Company reviews its allowance for doubtful accounts receivable on an ongoing basis. In establishing the required allowance, management considers any historical losses, the customer’s financial condition, the accounts receivable aging, and the customer’s payment patterns. The Company has $7.4 million of accounts receivable carrying value as of December 31, 2020.

The principal considerations for our determination that auditing management’s assessment of allowance for doubtful accounts is a critical audit matter are there was significant judgment made by management when considering factors in management’s assessment on collectability of the accounts receivables as described above, as well as the likelihood of the occurrence of these factors impacting the collectability. In turn, such management’s assessment led to challenging and subjective auditor judgment in performing our audit procedures.

Our audit procedures included, among others, understanding of controls relating to management assessment of accounts receivable allowance, interviewing client account managers, examining transaction-related documents, testing historical collections for estimation accuracy, and reviewing collections subsequent to the balance sheet date. Our procedures also included confirming balances with clients, searching public information for the operating and financial conditions of the clients, and interviewing the business contacts of the Company. Our audit procedures also included testing their adequacy of footnote disclosures.

Impairment assessment of intangible assets and goodwill

As described in Note 2 to the financial statements, the Company performs an annual impairment assessment of its indefinite-lived intangible assets and goodwill, or more frequently if events or circumstances indicate that the carrying values exceeds its fair value. The Company reviews other intangible assets with estimable lives for impairment whenever indicators are present that the carrying value may not recoverable. These intangible assets and goodwill have carrying value of $29.7 million and $1.2 million as of December 31, 2020, respectively.

Auditing the valuation of intangible assets and goodwill involved complex judgment due to subjective evaluation of indicators and significant estimation required in determining the recoverability or fair value of the intangible assets and goodwill. Specifically, the cash flow forecasts were sensitive to significant assumptions about future market and economic conditions. Significant assumptions used in the Company’s estimates included sales volume, growth rates, gross profits, operating expenditures, tax rates, and discount rate, as applicable.

We obtained an understanding of the controls over the Company’s annual impairment assessments of intangible assets and goodwill. We compared, by searching online information, management’s assessment in qualitative factors, to public information including economic growth forecast, industry outlook, and business environment, relating to the intangible assets and goodwill. We also tested the estimated future cash flows, including but not limited to, comparing significant inputs to observable third party and industrial sources, comparing to the historical performance of the Company, and evaluating the reasonableness of management’s projected financial information by comparing to observable average industry historical trends and projections, and other internal and external data. For certain intangible asset with comparable current market value such of land use rights, we looked for nearby areas for their market value and price trending of similar lands. We performed sensitivity analyses of significant assumptions to evaluate the reasonableness of the Company’s cash flow forecasts. We assessed the Company’s disclosure of its impairment assessments included in Note 2 as well as the sufficiency of footnote disclosure of impairment assessment of intangible assets and goodwill in Note 9.

Fair value measurement of acquisition contingent consideration

As described in the Note 2 to the financial statements, accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date including the identification of and estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies and contingent consideration, where applicable. The Company recognized $5.5 million of remeasurement gain for the year ended December 31, 2020.

Auditing the fair value of contingent liabilities, or earn-out liabilities, relating to business combination involved complex judgment due to subjective evaluation of indicators and significant estimation required in determining the fair value of the liabilities. Specifically, the discounted cash flow forecasts commonly used in the valuation were sensitive to significant assumptions about future market and economic conditions. Significant assumptions used in the Company’s estimates included sales volume, growth rates, gross profits, operating expenditures, tax rates, and discount rate, as applicable.

We obtained an understanding of the controls over the Company’s financial reporting process for business acquisitions. We tested the estimated future cash flows, including but not limited to, comparing significant inputs to observable third party and industrial sources, and evaluating the reasonableness of management’s projected financial information by comparing to observable average industry historical trends and projections, and other internal and external data. We performed sensitivity analyses of significant assumptions to evaluate the reasonableness of management’s cash flow analyses of the fair value of the liabilities. We then agreed the Company’s conclusion to the relevant terms of contingent consideration in the business acquisition agreements. We assessed the Company’s disclosure of its business combination accounting policies and fair value measurement included in Note 2 as well as the sufficiency of footnote disclosures to the changes in contingent consideration in Note 23.

/S BF Borgers CPA PC

BF Borgers CPA PC

PCAOB ID 5041

We served as the Company’s auditor from 2018 to 2021

Lakewood, CO

March 31, 2021

IDEANOMICS, INC. CONSOLIDATED BALANCE SHEETS (USD in thousands)

As of December 31,	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$269,863	$165,764
Accounts receivable, net	3,338	7,400
Contract assets	2,772	—
Amount due from related parties	266	240
Notes receivable from third parties	54,907	—
Notes receivable from related party	697	—
Inventory	6,159	—
Prepaid expenses	20,015	2,629
Other current assets	4,490	3,726
Total current assets	362,507	179,759
Property and equipment, net	2,905	330
Fintech Village	—	7,250
Intangible assets, net	42,546	29,705
Goodwill	16,161	705
Operating lease right of use assets	12,827	155
Long-term investments	35,588	8,487
Other non-current assets	903	7,478
Total assets	$473,437	$233,869
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK, REDEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$6,674	$5,057
Deferred revenue (including customer deposits of $3,163 and $31 as of December 31, 2021 and 2020, respectively)	5,392	1,129
Accrued salaries	8,957	1,750
Amount due to related parties	1,102	882
Other current liabilities	7,137	2,235
Current portion of operating lease liabilities	3,086	115
Current contingent consideration	648	1,325
Promissory note-short term	312	568
Convertible promissory note due to third-parties	57,809	—
Total current liabilities	91,117	13,061
Operating lease liability-long term	9,647	19
Non-current contingent liabilities	350	7,635
Deferred tax liabilities	5,073	5,045
Other long-term liabilities	620	7,275
Asset retirement obligations	—	4,653
Total liabilities	106,807	37,688
Commitments and contingencies (Note 21)
Convertible redeemable preferred stock and Redeemable non-controlling interest:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of December 31, 2021 and 2020, respectively	1,262	1,262
Redeemable non-controlling interest	—	7,485
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 497,272,525 and 344,861,295 shares issued and outstanding as of December 31, 2021 and 2020, respectively	497	345
Additional paid-in capital	968,066	531,866
Accumulated deficit	(605,758)	(349,747)
Accumulated other comprehensive loss	222	1,231
Total Ideanomics, Inc. shareholder’s equity	363,027	183,695
Non-controlling interest	2,341	3,739
Total equity	365,368	187,434
Total liabilities, convertible redeemable preferred stock, redeemable non-controlling interest and equity	$473,437	$233,869

The accompanying notes are an integral part of these consolidated financial statements.

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (USD in thousands, except per share data)

For the years ended December 31,	2021	2020	2019
Revenue from sales of products (including from a related party of $1, $10 and $0 for the years ended December 31, 2021, 2020 and 2019, respectively)	$37,009	$25,128	$—
Revenue from sales of services (including from a related party of $0, $0 and $43,271 for the years ended December 31, 2021, 2020 and 2019, respectively)	75,766	1,631	44,566
Other revenue	1,305	—	—
Total revenue	114,080	26,759	44,566
Cost of revenue from sales of products (including from a related party of $36, $13 and $0 for the years ended December 30, 2021, 2020 and 2019, respectively)	37,845	23,644	—
Cost of revenue from sales of services (including from a related party of $0, $0 and $467 for the years ended December 30, 2021, 2020 and 2019, respectively)	51,562	1,058	1,458
Cost of other revenue	1,445	—	—
Total cost of revenue	90,852	24,702	1,458
Gross profit	23,228	2,057	43,108

Operating expenses:
Selling, general and administrative expenses	72,825	32,399	24,862
Research and development expense	760	1,635	—
Professional fees	34,710	12,541	5,828
Asset impairments	71,070	33,230	73,669
Goodwill impairments	101,470	18,089	—
Change in fair value of contingent consideration, net	(9,600)	(5,503)	5,094
Litigation settlements	5,432	—	—
Depreciation and amortization	6,118	5,310	2,229
Total operating expenses	282,785	97,701	111,682

Loss from operations	(259,557)	(95,644)	(68,574)

Interest and other income (expense):
Interest income	1,502	108	68
Interest expense	(2,139)	(16,078)	(5,684)
Expense due to conversion of notes	—	(2,266)	—
Gain (loss) on extinguishment of debt	300	8,891	(3,940)
(Loss) gain on disposal of subsidiaries, net	(1,264)	276	(952)
Gain (loss) on remeasurement of investment	2,915	—	(3,179)
Other income (expense), net	1,261	6,604	(433)
Loss before income taxes and non-controlling interest	(256,982)	(98,109)	(82,694)

Income tax benefit (expense)	11,786	3,308	(417)
Impairment of and equity in loss of equity method investees	(11,529)	(16,780)	(13,718)

Net loss	(256,725)	(111,581)	(96,829)

Deemed dividend related to warrant repricing	—	(184)	(827)

Net loss attributable to common shareholders	(256,725)	(111,765)	(97,656)

Net (income) loss attributable to non-controlling interest	714	10,501	(852)

Net loss attributable to Ideanomics, Inc. common shareholders	$(256,011)	$(101,264)	$(98,508)

Basic and diluted loss per share	$(0.57)	$(0.47)	$(0.82)

Weighted average shares outstanding:

Basic and diluted	447,829,204	213,490,535	119,766,859

The accompanying notes are an integral part of these consolidated financial statements.

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (USD in thousands)

For the years ended December 31,	2021	2020	2019

Net loss	$(256,725)	$(111,581)	$(96,829)
Other comprehensive loss, net of nil tax
Foreign currency translation adjustments	(1,385)	3,158	407
Comprehensive loss	(258,110)	(108,423)	(96,422)
Deemed dividend related to warrant repricing	—	(184)	(827)
Comprehensive loss attributable to non-controlling interest	2,020	9,238	(844)
Comprehensive loss attributable to Ideanomics, Inc. common shareholders	$(256,090)	$(99,369)	$(98,093)

The accompanying notes are an integral part of these consolidated financial statements.

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the years ended December 31, 2021, 2020 and 2019 (USD in thousands, except per share data)

					Accumulated
			Additional		Other	Ideanomics	Non-
	Common	Par	Paid-in	Accumulated	Comprehensive	Shareholders’	controlling	Total
	Stock	Value	Capital	Deficit	Loss	equity	Interest*	Equity
Balance, December 31, 2018	102,766,006	$103	$195,780	$(149,975)	$(1,665)	$44,243	$(1,031)	$43,212
Share-based compensation	—	—	9,113	—	—	9,113	—	9,113
Common stock issued under employee stock incentive plan	129,840	—	—	—	—	—	—	—
Common stock issuance for acquisitions, investments, and assets	37,966,908	38	53,183	—	—	53,221	24,598	77,819
Common stock issuance for convertible notes	8,186,890	8	22,997	—	—	23,005	—	23,005
Disposal of subsidiary	—	—	1,374	—	586	1,960	446	2,406
Non-controlling shareholder contribution	575,431	1	(1)	—	—	—	321	321
Common stocked issued to settle debt	67,878	—	110	—	—	110	—	110
Net loss**	—	—	—	(98,508)	—	(98,508)	852	(97,656)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	415	415	(8)	407
Balance, December 31, 2019	149,692,953	150	282,556	(248,483)	(664)	33,559	25,178	58,737
Share-based compensation	—	—	11,972	—	—	11,972	—	11,972
Common stock issuance for professional fees	1,804,033	2	1,640	—	—	1,642	—	1,642
Common stock issuance for convertible notes	40,662,420	40	45,626	—	—	45,666	—	45,666
Common stock issuance for acquisitions, investments, and assets	13,056,055	13	8,179	—	—	8,192	—	8,192
Common stock issuance for warrant exercise	8,995,906	9	7,206	—	—	7,215	—	7,215
Measurement period adjustment	—	—	—	—	—	—	(11,584)	(11,584)
Non-controlling shareholder contribution	—	—	—	—	—	—	100	100
Common stock issued to settle debt	4,577,876	5	2,309	—	—	2,314	—	2,314
Common stock issued under employee stock incentive plan	2,634,666	3	1,723	—	—	1,726	—	1,726
Extinguishment of convertible note	—	—	(12,000)	—	—	(12,000)	—	(12,000)
Common stock issuance	123,437,386	123	182,655	—	—	182,778	(280)	182,498
Net loss**	—	—	—	(101,264)	—	(101,264)	(10,938)	(112,202)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	1,895	1,895	1,263	3,158
Balance, December 31, 2020	344,861,295	345	531,866	(349,747)	1,231	183,695	3,739	187,434
Share-based compensation	—	—	21,982	—	—	21,982	—	21,982
Contingent shares	—	—	1,520	—	—	1,520	—	1,520
Common stock issuance for acquisition	18,926,413	19	59,789	—	—	59,808	—	59,808
Common stock issuance for professional fees	962,689	—	2,318	—	—	2,318	—	2,318
Common stock issued under employee stock incentive plan	10,559,084	11	8,279	—	—	8,290	—	8,290
Common stock issuance for convertible note	55,278,885	55	157,711	—	—	157,766	—	157,766
Common stock issuance	68,293,722	69	188,477	—	—	188,546	—	188,546
Non-controlling shareholder contribution	—	—	—	—	—	—	157	157
Tax withholding paid for net share settlement of equity awards	(1,609,563)	(2)	(3,876)	—	—	(3,878)	—	(3,878)
Net loss	—	—	—	(256,011)	—	(256,011)	(1,179)	(257,190)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	(1,009)	(1,009)	(376)	(1,385)
Balance, December 31, 2021	497,272,525	$497	$968,066	$(605,758)	$222	$363,027	$2,341	$365,368

*	Excludes accretion of dividend for redeemable non-controlling interest
**	Excludes deemed dividend related to warrant repricing

The accompanying notes are an integral part of these consolidated financial statements.

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (USD in thousands)

For the years ended December 31,	2021	2020	2019
Cash flows from operating activities:
Net loss	$(256,725)	$(111,581)	$(96,829)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	21,982	11,972	9,113
Depreciation and amortization	6,118	5,310	2,229
Obsolescence of inventory	856	—	—
Noncash lease expense	1,556	—	—
Non-cash interest expense (income)	(873)	14,785	5,511
Allowance for doubtful accounts	362	1,219	—
Bad debt expense	—	1,643	—
Income tax benefit	(12,011)	(3,308)	—
Issuance of common stock and warrants for professional fees	1,430	—	—
Expense due to conversion of notes	—	2,266	—
Other income (forgiveness of liabilities)	(1,198)	—	—
Change in fair value of contingent consideration, net	(9,600)	(5,503)	5,094
(Gain) loss on extinguishment of debt	(300)	(8,891)	3,940
Impairment of and equity in losses of equity method investees	11,529	16,780	13,718
Settlement of ROU operating lease liabilities	—	(5,926)	—
Impairment losses	172,540	51,319	73,669
(Gain) loss on disposal of subsidiaries, net	1,323	(276)	952
(Gain) loss on remeasurement of investment	(2,915)	—	3,179
Digital tokens received as payment for services	—	—	(40,700)
Disposal of equity method investments	—	—	245
Change in assets and liabilities, net of acquisitions:
Accounts receivable	5,941	(6,214)	(2,278)
Inventory	(4,418)	—	—
Prepaid expenses and other assets	(13,089)	(6,745)	2,881
Accounts payable	(1,577)	2,206	2,862
Deferred revenue	2,188	652	168
Amount due to related parties (interest)	665	1,269	(1,256)
Accrued expenses, salary and other current liabilities	686	(2,445)	3,718
Net cash used in operating activities	(75,530)	(41,468)	(13,784)
Cash flows from investing activities:
Acquisition of property and equipment	(2,807)	(191)	(1,816)
Acquisition of intangible assets	(3,712)	—	—
Disposal of subsidiaries, net of cash disposed	2,495	—	645
Acquisition of subsidiaries, net of cash acquired	(100,859)	—	(623)
Investment in debt securities	(70,047)	—	—
Investments in long-term investment	(44,941)	(2,850)	—
Loans to third-parties	—	(1,988)	—
Loans to related-party	(691)	—	—
Proceeds from loan repayment	473	1,529	—
Net cash used in investing activities	(220,089)	(3,500)	(1,794)
Cash flows from financing activities
Proceeds from issuance of convertible notes	295,000	27,000	9,132
Repayment of convertible notes	(80,000)	(12,000)	—
Proceeds from exercise of options and warrants and issuance of common stock	196,835	191,440	2,821
Proceeds from noncontrolling interest shareholder	157	7,148	—
Repayment of redeemable noncontrolling interest	(8,820)	—	—
Tax withholding paid for net share settlement of equity awards	(3,877)	—	—
Proceeds (repayments) due from/to related parties	—	(2,999)	3,161
Borrowings (repayments) from/to third parties	—	(2,540)	—
Net cash provided by financing activities	399,295	208,049	15,114
Effect of exchange rate changes on cash	423	50	(9)
Net increase (decrease) in cash, cash equivalents and restricted cash	104,099	163,131	(473)
Cash, cash equivalents and restricted cash at the beginning of the year	165,764	2,633	3,106
Cash, cash equivalents and restricted cash at the end of the year	$269,863	$165,764	$2,633
Supplemental disclosure of cash flow information:
Cash paid for income tax	$1,410	$—	$—
Cash paid for interest	1,516	3,004	73
Issuance of shares for contingent consideration	—	8,192	—
Issuance of shares for convertible notes conversion	157,766	45,114	—
Tree Technologies measurement period adjustment to goodwill, non-controlling interest and intangible assets	—	12,848	—
Disposal of assets in exchange of GTB	—	—	20,219
Issuance of shares for acquisition of intangible assets	—	—	10,005
Issuance of shares for acquisition of long-term investments	59,808	—	40,715

The accompanying notes are an integral part of these consolidated financial statements.

IDEANOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Organization and Principal Activities

Ideanomics, Inc. (Nasdaq: IDEX) is a Nevada corporation that primarily operates in Asia and the United States through its subsidiaries and VIEs. Unless the context otherwise requires, the use of the terms “we,” “us,” “our” and the “Company” in these notes to consolidated financial statements refers to Ideanomics, its consolidated subsidiaries and VIEs.

The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Therefore, the Company operates in one segment with two business units, Ideanomics Mobility and Ideanomics Capital. Ideanomics China is a subsidiary which holds the Company’s China based vehicle operations.

Ideanomics Mobility’s mission is to use EVs and EV battery sales and financing to attract commercial fleet operators that will generate large scale demand for energy, energy storage systems, and energy management contracts. Ideanomics Mobility operates as an end-to-end solutions provider for the procurement, financing, charging and energy management needs for fleet operators of commercial EVs.

Ideanomics Capital is the Company’s fintech business unit, which focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry.

Effects of COVID-19

COVID-19 is an infectious disease cause by severe acute respiratory syndrome coronavirus. The disease was first identified in December 2020 in Wuhan, the capital of China’s Hubei province, and has since spread globally, resulting in the ongoing COVID-19 pandemic. As of August 31, 2022, over 607.6 million cases had been reported across the globe, resulting in 6.5 million deaths.

The spread of COVID-19 has caused significant disruption to society as a whole, including the workplace. The resulting impact to the global supply chain has disrupted most aspects of national and international commerce, with government-mandated social distancing measures imposing stay-at-home and work-from-home orders in almost every country. The effects of social distancing have shut down significant parts of the local, regional, national, and international economies, for limited or extended periods of time, with the exception of government designated essential services.

In many parts of the world, stay-at-home and work-from-home orders were relaxed during the summer of 2021 as the effects of the Coronavirus appeared to lessen, and economic activity began to recover. However, commencing in the autumn and fall of 2021 and continuing, the U.S. as well as countries in Europe, South America and Asia began to experience an increase in new COVID-19 cases, and in some cases local, state, and national governments began to reinstate restrictive measures to stem the spread of the virus. The U.S. and other countries also experienced an increase in new COVID-19 cases after the fall and winter holiday season, with new, more infectious variants of COVID-19 identified. Various vaccines have been developed, with vaccinations programs in effect worldwide, though reaching acceptable levels for worldwide immunization against COVID-19 remains challenging.

The future effects of the virus are difficult to predict, due to uncertainty about the course of the virus, different variants that may evolve, and the supply of the vaccine on a local, regional, and global basis, as well as the ability to implement vaccination programs in a short time frame.

Many of the Company’s operations are in the development or early stage, have not had significant revenues to date, and the Company does not anticipate significant adverse effects on its operations’ revenue as compared to its business plan in the near- or mid-term, although the future effects of COVID-19 may result in regional restrictive measures which may constrain the Company’s operations.

The Company continues to monitor the overall situation with COVID-19 and its effects on local, regional and global economies.

Liquidity and Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Pursuant to the requirements of the ASC 205, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued.

This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company has a pending acquisition of VIA, a U.S. manufacturer of electric commercial vehicles including Class 2 through Class 5 cargo vans, trucks, and buses. The Company is in the in the process of obtaining required shareholder approval to acquire 100% of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630.0 million, consisting of an upfront payment at the closing of the transaction of $450.0 million, more than $62.9 million of which has been paid to date (prior to closing) in cash as documented in the form of convertible notes, as well as an earnout payment of up to $180.0 million. In addition, the company has provided an incremental $11.7 million in bridge financing to VIA for the support of ongoing operations due to the delay in closing. This bridge loan will be forgiven at the time of closing. The remaining consideration for the acquisition of VIA is to be consummated with Ideanomics common stock, rather than cash. However, transaction fees are material and estimated to be $45.0 million, and it is anticipated that VIA will require operational and capital funding of at least $260.0 million in the next twelve months. The Company has filed a registration statement on Form S-4 regarding shareholder approval for the transaction. As of the date of these financial statements, the registration statement had not been declared effective, and the financial statements contained therein must be updated to December 31, 2021. An amended S-4 statement with the required updated financial statements is anticipated to be filed with the SEC in the fourth quarter of 2022. The terms of the agreement stated that either party may terminate the agreement under specified conditions as of August 31, 2022, however the Company has exercised its option to extend that date to September 30, 2022.

As of December 31, 2021, the Company had cash and cash equivalents of approximately $269.9 million, of which $11.8 million is held in China and is subject to local foreign exchange regulations in that country, $0.4 million is held at a consolidated entity which requires the minority interest’s permission to withdraw, and additionally two subsidiaries have required capital or liquidity requirements of $2.2 million. The Company also had accounts payable and accrued expenses of $15.6 million, other current liabilities of $7.1 million, current contingent consideration of $0.6 million, lease payments due within the next twelve months of $3.1 million, and payments of short-term and long-term debt due within the next twelve months of $58.1 million. Additionally, the Company has committed to invest in the MDI Fund a total of $25.0 million, of which $20.4 million remains and may be called at any time. The Company had a net loss of $256.7 million for the year ended December 31, 2021, and an accumulated deficit of $605.8 million.

The Company believes that its current level of cash and cash equivalents are not sufficient to fund continuing operations or the addition of the two planned acquisitions in various stages of completion. The Company will need to bring in new capital to support its growth and, as evidenced from its successful capital raising activities in 2020 and 2021, believes it has the ability to continue to do so. However, there can be no assurance that this will occur. As described in Note 15, on October 25, 2021 the Company executed a security purchase agreement with YA II PN, whereby the Company issued a convertible note of $75.0 million, and received aggregate gross proceeds of $75.0 million. The note is scheduled to mature on October 24, 2022 and bears interest at an annual rate of 4.0%, which would increase to 18.0% in the event of default. The note has a fixed conversion price of $1.88. The conversion price is not subject to adjustment except for subdivisions or combinations of common stock. Commencing April 1, 2022, the Company has the obligation to redeem $8.3 million per month, against the unpaid principal. This amount may be reduced by any conversions by YA II or optional redemptions made by the Company. As of December 31, 2021, after the conversion of principal in the amount of $17.5 million, $57.5 million remained outstanding.

The Company has various vehicles through which it could raise a limited amount of equity funding, however, these are subject to market conditions which are not within management’s control. As our Quarterly Report on Form 10-Q was not filed timely, we will not be Form S-3 eligible until August 9, 2023, which could make fund raising more difficult or more expensive. Management continues to seek to raise additional funds through the issuance of equity, mezzanine or debt securities. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our business and industry. These factors individually and collectively raise doubt about the Company’s ability to continue as a going concern.

As of June 30, 2022, the Company’s principal source of liquidity is its unrestricted cash balance in the amount of $85.5 million of which $12.2 million is held by the Company’s subsidiaries located and China and is subject to foreign exchange control regulations and $2.2 million is minimum regulatory capital required to be held by US operating companies – we do not consider cash balances held in China or required minimum regulatory capital to be part of the Company’s liquid cash balances. The Company had negative cash flow from operating activities of $81.8 million for the six months ended June 30, 2022. The Company has experienced greater net losses and negative cash flows from operating and investing activities in the third quarter consistent with its business plan for ongoing activities and planned acquisitions. As of the date of the filing of this Form 10-K, securing additional financing is in progress, and as such management has limited the extent to which it is taking actions to delay, scale back, or abandon future expenditures. As such, management’s actions to preserve an adequate level of liquidity for a period extending twelve months from the date of the filing of this Form 10-K are no longer sufficient on their own without additional financing, to mitigate the conditions raising substantial doubt about the Company’s ability to continue as a going concern. We currently do not have adequate cash to meet our short or long-term needs. In the event additional capital is raised, it may have a dilutive effect on our existing stockholders.

The Company’s ability to raise capital is critical. On September 1, 2022, the company entered into a SEPA with YA II PN. The Company will be able to sell up to sixty million of the Company’s shares of common stock, par value $0.001 per share (the at the Company’s request any time during the 36 months following the date of the SEPA’s entrance into force. The shares would be purchased at 95.0% of the Market Price (as defined below) and would be subject to certain limitations, including that YA could not purchase any shares that would result in it owning more than 5.0% of the Company’s common stock. Market Price is the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the advance notice date, other than the daily VWAP on any excluded days. VWAP means, for any trading day, the daily volume weighted average price of the Common Shares for such trading day on the principal market during regular trading hours as reported by Bloomberg L.P. Pursuant to the SEPA, the Company is required to register all shares which YA may acquire. The Company agreed to file with the SEC a Registration Statement (as defined in the SEPA) registering all of the shares of common stock that are to be offered and sold to YA pursuant to the SEPA. The Company is required to have a Registration Statement declared effective by the SEC before it can raise any funds using the SEPA. Unless earlier terminated as provided under the SEPA, the SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date or (ii) the date on which the YA shall have made payment of Advances (as defined in the SEPA) pursuant to the SEPA for the Common Shares equal to the Commitment Amount (as defined in the SEPA).

Although management continues to use these facilities and other opportunities to raise additional capital through a combination of debt financing, other non-dilutive financing and/or equity financing to supplement the Company’s capitalization and liquidity, management cannot conclude as of the date of this filing that its plans are probable of being successfully implemented.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

We believe substantial doubt exists about the Company’s ability to continue as a going concern for twelve months from the date of issuance of our financial statements.

Note 2.   Immaterial Corrections of Prior Period Financial Statements

The Company has determined that there were immaterial errors in the consolidated financial statements as of and for the year ended December 31, 2020 related to its accounting of the acquisition of 51% of the ownership interests of Tree Technologies, a Malaysian company engaged in the EV market, in December 2019. The Company determined that it did not recognize a deferred tax liability and consequently, additional goodwill, in the initial purchase price allocation of Tree Technologies as of December 31, 2019, which also resulted in certain income tax benefits not being recognized during the year ended December 31, 2020. In addition, the Company determined that it did not recognize certain measurement period adjustments for the Tree Technologies acquisition as of December 31, 2020 and income tax benefits associated with the impairment of the marketing and distribution agreement acquired in the acquisition during the year ended December 31, 2020.

The Company also determined that a legal agreement the Company entered into whereby the Company took possession of a property in Qingdao, China for no consideration was incorrectly accounted for as a lease in accordance with ASC 842.

Additionally, the Company changed the accounting model for one investment from that of a cost method investment to an equity method investment.

The Company assessed the materiality of these errors in accordance with Staff Accounting Bulletin No. 99, Materiality, and the Company determined that, qualitatively, the amounts, individually and in the aggregate, would have no bearing on the decision-making process of a reasonable investor. Accordingly, the Company is correcting the relevant consolidated financial statements and related footnotes as of and for the year ended December 31, 2020 within these consolidated financial statements.

The Company intends to revise its condensed consolidated financial statements for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021 through subsequent periodic filings.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated balance sheet as of December 31, 2020 (in thousands):

	Previously
	Reported	Adjustments	As Revised
Assets
Goodwill	$1,165	$(460)	$705
Operating lease right of use assets	7,117	(6,962)	155
Long-term investments	8,570	(83)	8,487
Other non-current assets	517	6,961	7,478
Total assets	234,412	(543)	233,869

Liabilities
Other current liabilities	1,920	315	2,235
Current portion of operating lease liabilities	430	(315)	115
Operating lease liability – long term	6,759	(6,740)	19
Deferred tax liabilities	—	5,045	5,045
Other long-term liabilities	535	6,740	7,275
Total liabilities	32,643	5,045	37,688

Stockholders’ Equity
Accumulated deficit	(346,883)	(2,864)	(349,747)
Accumulated other comprehensive income	1,256	(25)	1,231
Total Ideanomics, Inc. shareholders’ equity	186,584	(2,889)	183,695
Non-controlling interest	6,438	(2,699)	3,739
Total equity	193,022	(5,588)	187,434
Total liabilities, convertible redeemable preferred stock. redeemable non-controlling interest and stockholders’ equity	$234,412	$(543)	$233,869

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2020 (in thousands, except per share amounts):

	Previously
	Reported	Adjustment	As Revised
Goodwill impairment	$9,323	$8,766	$18,089
Loss from operations	(86,879)	(8,765)	(95,644)

Income tax benefit	—	3,308	3,308

Impairment of and equity in loss of equity method investees	(16,698)	(82)	(16,780)

Net loss	(106,043)	(5,538)	(111,581)

Net loss attributable to Ideanomics, Inc. common shareholders	(98,400)	(2,864)	(101,264)
Basic and diluted loss per share	$(0.46)	$(0.01)	$(0.47)

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated statement of comprehensive loss for the year ended December 31, 2020 (in thousands, except per share amounts):

	Previously
	Reported	Adjustment	As Revised
Net loss	$(106,043)	$(5,538)	$(111,581)
Foreign currency translation adjustments	3,208	(50)	3,158
Comprehensive loss	(102,835)	(5,588)	(108,423)
Comprehensive loss attributable to non-controlling interest	6,539	2,699	9,238
Comprehensive loss attributable to Ideanomics, Inc. shareholders	$(96,480)	$(2,889)	$(99,369)

In addition, certain additional temporary differences between financial statement amounts and tax amounts at December 31, 2020, relating to the PRC companies were identified after issuance of the financial statements. These resulted in the recognition of $0.3 million additional deferred tax assets, offset by $5,000 additional deferred tax liabilities and $0.3 million additional valuation allowance with no effect on the balance sheet or income statement.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported consolidated statement of cash flows for the year ended December 31, 2020 (in thousands):

	Previously
	Reported	Adjustment	As Revised
Cash flows from operating activities
Net loss	$(106,043)	$(5,538)	$(111,581)
Income tax benefit	—	(3,308)	(3,308)
Impairment of and equity in loss of equity method investees	$16,698	$82	$16,780
Impairment losses	42,554	8,765	51,319
Net cash used in operating activities	$41,468	$—	$41,468

Note 3.   Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of Ideanomics, its subsidiaries and VIEs were prepared in accordance with U.S. GAAP and include the assets, liabilities, revenues and expenses of the subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. Intercompany transactions and balances are eliminated in consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to the bad debt allowance, collectability of notes receivable, sales returns, fair values of financial instruments, equity investments, stock-based compensation, intangible assets and goodwill, useful lives of intangible assets and property and equipment, asset retirement obligations, income taxes, and contingent liabilities, among others. The Company bases its estimates on assumptions, both historical and forward looking, that are believed to be reasonable, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities.

(c)	Cash and Cash Equivalents

Cash consists of cash on hand, demand deposits, time deposits, and other highly liquid instruments with an original maturity of three months or less when purchased. Investments in money market or similar funds are evaluated in order to determine if the fund meets the definition of cash equivalents. The factors evaluated include the weighted-average maturity date of the fund’s underlying securities, the fund’s redemption policies, and if the fund’s investment attributes are consistent with the investment attributes of an SEC-registered money market fund. Refer to Note 22 for additional information on our credit and foreign currency risks.

(d)	Accounts Receivable, net

Accounts receivable are recognized at invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews its allowance for doubtful accounts receivable on an ongoing basis. In establishing the required allowance, management considers any historical losses, the customer’s financial condition, the accounts receivable aging, and the customer’s payment patterns. After all attempts to collect a receivable have failed and the potential for recovery is remote, the receivable is written off against the allowance.

(e)	Notes receivable

Notes receivable consist of two convertible promissory notes for which the Company had elected the fair value option. The convertible notes receivable were recorded at fair value at the reporting period and any changes to fair value and foreign currency were recorded in earnings. Refer to Note 6 for additional information.

(f)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and improvements, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss thereon is recognized in the consolidated statement of operations. Depreciation is provided for on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful life is 3 to 10 years for furniture and electronic equipment, 3 to 5 years for vehicles, 5 years for shop equipment and the lesser of lease terms or the estimated useful lives of the assets for leasehold improvements.

Construction in progress is stated at the lower of cost or fair value, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at December 31, 2020 represents Fintech Village under construction. The Company recorded impairment losses of $3.3 million and $2.3 million in the years ended December 31, 2020 and 2019, respectively, related to Fintech Village’s land, building and capitalized architect costs. Refer to Note 10 for additional information.

In the three months ended December 31, 2021, we closed on the sale of Fintech Village for $2.8 million, incurring commissions and fees of $0.2 million.

Asset Retirement Obligations

Asset retirement obligations generally apply to legal obligations associated with the retirement of a tangible long-lived asset that result from the acquisition, construction or development and the normal operation of a long-lived asset. If a reasonable estimate of fair value can be made, the fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred or a change in estimate occurs. Asset retirement costs associated with asset retirement obligations are capitalized with the carrying amount of the related long-lived assets and depreciated over the related asset’s estimated useful life. The Company’s asset retirement obligations as of December 31, 2020 were associated with the acquisition of Fintech Village, in which the Company was contractually obligated to remediate certain existing environmental conditions. Refer to Note 10 for additional information regarding Fintech Village.

The Company recorded impairment losses related to retirement asset costs of $0, $2.0 million and $1.5 million in the years ended December 31, 2021, 2020 and 2019, respectively. Refer to Note 10 for more information.

(g)	Business Combinations

The Company includes the results of operations of the businesses that are acquired as of the acquisition date. The Company allocates the purchase price of the acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Contingent consideration in a business combination is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Fair value is generally estimated by using a probability-weighted discounted cash flow approach, Monte-Carlo simulation model, or scenario-based method. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved, and any changes in fair value are recognized in earnings.

(h)	Intangible Assets and Goodwill

The Company accounts for intangible assets and goodwill in accordance with ASC 350. ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be evaluated for impairment at least annually. In accordance with ASC 350, goodwill is allocated to reporting units, which are either the operating segment or one reporting level below the operating segment. On an annual basis and more frequently based on triggering events, as of October 1 of each year, management reviews goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances makes it more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, goodwill is further tested for impairment by comparing the carrying amount to the estimated fair value of its reporting units, determined using externally quoted prices (if available) or a discounted cash flow model and, when deemed necessary, a market approach. Goodwill impairment, if any, is measured as the amount by which a reporting unit’s carrying amount exceeds its fair value.

Application of goodwill impairment tests requires significant management judgment, including the identification of reporting units, assigning assets, liabilities and goodwill to reporting units and determination of fair value of each reporting unit. Judgment applied when performing the qualitative analysis includes consideration of macroeconomic, industry and market conditions, overall financial performance of the reporting unit, composition, personnel or strategy changes affecting the reporting unit and recoverability of asset groups within a reporting unit. Judgments applied when performing the quantitative analysis includes estimating future cash flows, determining appropriate discount rates, and making other assumptions. Changes in these judgments, estimates and assumptions could materially affect the determination of fair value for each reporting unit.

The Company recorded an impairment loss of $101.5 million and $18.1 million related to goodwill in the year ended December 31, 2021 and 2020, respectively. Refer to Note 11 for additional information.

The Company has other intangible assets, excluding goodwill, which consist primarily of patents, trademarks, brands and land use rights, which are generally recorded in connection with acquisitions at their fair value. Intangible assets with estimable lives are amortized, generally on a straight-line basis, over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Title plant consists of costs incurred to construct the title plant and to obtain, organize and summarize historical information for Glenn County title searches. These costs were capitalized until such time as the plant was deemed operational to conduct title searches and issue title insurance policies. Management has determined that the title plant has been properly maintained, has an indeterminable life, and in accordance with ASC 950, has not been amortized. The costs to maintain the current status of the title plant are recorded as a current period expense.

The Company recorded impairment losses related to intangible assets acquired in various acquisitions of $50.6 million and $20.4 million in the years ended December 31, 2021 and 2020, respectively. The Company recorded an impairment loss related to a secure mobile financial information, social and messaging platform of $5.7 million in the year ended December 31, 2019. Refer to Note 11 for additional information.

(i)	Digital Currency

In the past, the Company has enter into transactions denominated in digital currency, which may consist of GTB Bitcoin, Ethereum and/or other types of digital currency.

Digital currency is a type of digital asset that is not a fiat currency and is not backed by hard assets or other financial instruments. As a result, the value of digital currency is determined by the value that various market participants place on the respective digital currencies through their transactions. Holders of digital currency make or lose money from buying and selling digital currency.

Given that there is limited precedent regarding the classification and measurement of cryptocurrencies and other digital currencies under U. S. GAAP at the time of the transactions, the Company determined to account for these currencies as indefinite-lived intangible assets in accordance with ASC 350.

In the year ended December 31, 2019, the Company entered into transactions in which it received 8.3 million GTB, valued at the time at $61.1 million. On October 29, 2019, GTB had an unexpected significant decline in quoted price, from $17.00 to $1.84. This decline continued through the three months ended December 31, 2019, and on December 31, 2019 the quoted price was $0.23. As a result of this decline in quoted price, and its inability to convert GTB into other digital currencies which were more liquid, or fiat currency, the Company performed an impairment analysis and recorded an impairment loss of $61.1 million. Refer to Note 11 for additional information.

(j)	Inventory

Inventories, which include the costs of material, labor and overhead, are stated at the lower of cost or net realizable value, with cost generally computed on a first-in, first-out basis. Estimated losses from obsolete and slow-moving inventories are recorded to reduce inventory values to their estimated net realizable value and are charged to costs of revenue. At the point of loss recognition, a new cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in a recovery in carrying value.

The majority of the inventory represents finished assemblies and sub assemblies to be used in delivering electric powertrain components and electric tractors to customers.

There were no inventories as of December 31, 2020, as the inventories were acquired with the 2021 Acquisitions.

The composition of inventory is as follows (in thousands):

December 31,
2021
Raw materials	$245
Work in progress	90
Finished goods	5,824
Total	$6,159

The following table summarizes the movement in the inventory reserve (in thousands):

December 31,
2021
Balance at the beginning of the year	$—
Increases	(856)
Decreases	—
Balance at the end of the year	$(856)

(j)Long-term Investments

The Company accounts for equity investments through which management exercises significant influence but does not have control over the investee under the equity method. Under the equity method, the investment is initially recorded at cost and adjusted for the Company’s share of undistributed earnings or losses of the investee. The Company’s share of losses is not recognized when the investment is reduced to zero unless the Company guarantees the investees’ obligations or has committed to providing additional funding.

The equity investments which are not consolidated or accounted for under the equity method are either carried at fair value or under the measurement alternative upon the adoption of the ASU No. 2016-1.

The Company utilizes the measurement alternative for equity investments that do not have readily determinable fair values and measures these investments at cost less impairment plus or minus observable price changes in orderly transactions for an identical or similar investment of the same issuer.

The Company classifies its long-term investments as non-current assets on the consolidated balance sheets.

Impairment of Investments

Management periodically reviews long-term investments for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investment may not be fully recoverable. Management considers impairment indicators such as negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. If indicators exist and the fair value of the investment is below the carrying amount, an impairment loss is recorded to record the investment at fair value. The Company recorded impairment losses of $1.5 million, $0.2 million and $3.0 million in the years ended December 31, 2021, 2020 and 2019, respectively, for equity investments accounted for under the measurement alternative, and recorded impairment losses of $7.9 million, $16.7 million and $13.1 million in the years ended December 31, 2021, 2020 and 2019, respectively, for investments accounted for as equity method investments. Refer to Note 12 for additional information on impairment losses related to investments.

(k)    Leases

The Company leases certain office space and equipment from third-parties. Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense is recognized on a straight-line basis over the lease term. For leases beginning in 2019 and later, at the inception of a contract management assesses whether the contract is, or contains, a lease. The assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the right to substantially all the economic benefit from the use of the asset throughout the period is obtained, and (3) whether the Company has the right to direct the use of the asset. At the inception of a lease, management allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components (e.g., common-area maintenance costs).

Leases may include one or more options to renew, with renewal terms that can extend the lease term from one year or more. Renewal periods are included in the lease term only when renewal is reasonably certain, which is a high threshold and requires management to apply judgment to determine the appropriate lease term. The Company’s leases do not include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Certain lease agreements include rental payments adjusted periodically for inflation. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. All of the Company’s leases are classified as operating leases. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases and initial direct costs on our right-of-use asset and lease liability was not material.

ASC 842 requires the Company to make certain assumptions and judgments in applying the guidance, including determining whether an arrangement includes a lease, determining the term of a lease when the contract has renewal or cancellation provisions, and determining the discount rate.

As the rate implicit in the lease is not usually available, the Company used an incremental borrowing rate based on the information available at the adoption date of ASC 842 in determining the present value of lease payments for existing leases. The Company uses information available at the lease commencement date, or in the event of leases assumed in a business combination, the acquisition date, to determine the discount rate for any new leases.

In the years ended December 31, 2021 and 2020, the Company recorded impairment losses of $0.1 million and $6.3 million related to right of use assets subsequent to vacating the real estate. The Company did not record impairment losses related to right of use assets for the year ended December 31, 2019.

Refer to Note 13 for additional information.

(l)    Product Warranties

Certain of the Company’s products are sold subject to standard product warranty terms, which generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. Accruals for estimated expenses related to product warranties are made at the time revenue is recognized and are recorded as a component of costs of revenue. The Company estimates the liability for warranty claims based on standard warranties, the historical frequency of claims and the cost to replace or repair products under warranty. Factors that influence the warranty liability include the number of units sold, the length of warranty term, historical and anticipated rates of warranty claims and the cost per claim. The warranty liability as of December 31, 2021 is $0.5 million and is included in “Other current liabilities” within the consolidated balance sheet. The warranty liability has not changed substantially subsequent to WAVE’s acquisition.

(m)    Convertible Promissory Notes

The Company accounts for its convertible notes at issuance by allocating the proceeds received among freestanding instruments according to ASC 470, based upon their relative fair values. The fair value of debt and common stock is determined based on the closing price of the common stock on the date of the transaction, and the fair value of warrants, if any, is determined using the Black-Scholes Merton option-pricing model. Convertible notes are subsequently carried at amortized cost. The fair value of warrants is recorded as additional paid-in capital, with a corresponding debt discount from the face amount of the convertible note.

The discounts on the convertible notes, consisting of amounts ascribed to warrants are amortized to interest expense, using the effective interest method, over the terms of the related convertible notes.

Each convertible note is also analyzed for the existence of embedded derivatives, which may require bifurcation from the convertible note and separate accounting treatment.

The Company also analyzes the features of its convertible notes which, when triggered, mandate a downward adjustment to the instrument’s strike price (or conversion price) if equity shares are issued at a lower price (or equity-linked financial instruments are issued at a lower strike price) than the instrument’s then-current strike price. The purpose of the feature is typically to protect the instrument’s counterparty from future issuances of equity shares at a more favorable price.

(n)    Fair Value Measurements

U.S. GAAP requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The various levels of the fair value hierarchy are described as follows:

●	Level 1 - Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

●	Level 2 - Quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.
●	Level 3 - Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company reviews the valuation techniques used to determine if the fair value measurements are still appropriate on an annual basis, and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

The fair values of certain financial assets and liabilities, such as cash and cash equivalents, accounts receivable, notes receivable, accrued expenses and other current liabilities approximate carrying amounts because of the short-term nature of these instruments. Investments that are classified as available-for-sale are measured at fair value on a recurring basis.

Our financial and non-financial assets and liabilities that are measured at fair value on a nonrecurring basis include goodwill and other intangible assets, asset retirement obligations, and adjustment in carrying amount of equity securities for which the measurement alternative of cost less impairment plus or minus observable price changes is used.

(o)    Assets and Liabilities Held for Sale

The Company classifies assets and liabilities (disposal group) to be sold as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the disposal groups; (2) the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal group; (3) an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; (4) the sale of the disposal group is probable, and (5) transfer of the disposal group is expected to qualify as a completed sale within one year, except if events or circumstances beyond the Company’s control extend the period of time required to sell the disposal group beyond one year; (6) the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (7) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The Company initially measures a disposal group that is classified as held for sale at the lower of its carrying amount or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Gains are not recognized on the sale of a disposal group until the date of sale. The Company assesses the fair value of a disposal group, less any costs to sell, each reporting period it remains classified as held for sale and reports any subsequent losses as an adjustment to the carrying amount of the disposal group.

As part of this assessment, the Company also evaluates the criteria for reporting the disposal group as a discontinued operation. Factors which the Company considers includes, but is not limited to, the level of continuing involvement, if any, whether the disposal constitutes a strategic shift, and the relative magnitude of revenue, net income or loss, and total assets.

(p)    Foreign Currency Translation

The Company uses the United States dollar as its reporting currency. The Company’s worldwide operations utilize the local currency or USD as the functional currency, where applicable. For certain foreign subsidiaries, USD is used as the functional currency. This occurs when the subsidiary is considered an extension of the parent. The functional currency of certain subsidiaries and VIEs located in the PRC and Hong Kong is either the RMB or HKD. In the consolidated financial statements, the financial information of the entities which use RMB and HKD as their functional currency has been translated into USD: assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at the historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a component of “Accumulated other comprehensive loss” in the equity section of the consolidated balance sheets.

Transactions denominated in currencies other than functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated in the functional currency at the applicable rates of exchange in effect at the balance sheet date. Foreign currency (gains) losses of $0.2 million, $(0.1) million, and $0.1 million were recorded in the years ended December 31, 2021, 2020, and 2019, respectively.

(q)    Escrow and Trust Deposits

In providing escrow services, the Company holds funds for others in a fiduciary capacity, pending completion of real estate transactions. A separate, self-balancing set of accounting records is maintained to record escrow transactions. Escrow trust funds held for others are not the Company’s and, therefore, are excluded from the consolidated balance sheet, however, the Company remains contingently liable for the disposition of these deposits. Escrow trust balances at December 31, 2021 were $21.4 million. It is a common industry practice for financial institutions where escrow funds are deposited to either reimburse or to directly provide for certain costs related to the delivery of escrow services. The Company follows the practice of non-recognition of costs borne by the financial institution where escrow funds are deposited.

There were no escrow trust balances as of December 31, 2020 as these were acquired with the acquisition of Timios in January 2021.

(r)    Revenue Recognition General

The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. For most of the Company’s customer arrangements, control transfers to customers at a point in time, as that is generally when legal title, physical possession and risk and rewards of goods/services transfer to the customer. In certain arrangements, control transfers over time as the customer simultaneously receives and consumes the benefits as the Company completes the performance obligations.

Our contracts with customers may include multiple performance obligations. For such arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on the observable prices charged to customers or adjusted market assessment or using expected cost-plus margin when one is available. Adjusted market assessment price is determined based on overall pricing objectives taking into consideration market conditions and entity specific factors.

The Company performs an analysis of the relevant terms of its sales contracts, including whether or not it controls the product prior to sale, whether or not it incurs inventory risk, and other factors in order to determine if revenue should be recorded as a principal or agent.

Certain customers may receive discounts or rebates, which are accounted for as variable consideration. Variable consideration is estimated based on the expected amount to be provided to customers, and initially reduces revenues recognized.

The Company records deferred revenues when cash payments are received or due in advance of performance, including amounts which are refundable.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company expenses as incurred any commissions or other fees which, if capitalizable, would have an amortization period of less than one year.

The Company recognizes revenue either on a Principal or Agent basis, depending on the terms of the underlying transaction, including the ability to control the product and the level of inventory risk taken. Revenues recognized in a Principal capacity are reported gross, while revenues recognized as an Agent are reported net.

Substantially all of the deferred revenue as of December 31, 2019 was recognized as revenue in the year ended December 31, 2020.

Title, Closing and Appraisal Revenue

Premiums from title insurance policies written by independent agencies are recognized net of commission costs when the policies are reported to the Company upon the closing of a transaction and not before the effective date of the policy. Regulation of title insurance rates varies by state. Premiums are charged to customers based on rates predetermined in coordination with each states’ respective Department of Insurance.

A closing or escrow is a transaction pursuant to an agreement of a buyer, seller, borrower, or lender wherein an impartial third-party, such as the Company, acts in a fiduciary capacity on behalf of the parties in accordance with the terms of such agreement in order to accomplish the directions stated therein. Services provided include, among others, acting as escrow or other fiduciary agent, obtaining releases, and conducting the actual closing or settlement. Closing and escrow fees are recognized upon closing of the escrow, which is generally at the same time of the closing of the related real estate transaction.

Revenue from appraisal services are primarily related to establishing the ownership, legal status and valuation of the property in a real estate transaction. In these cases, the Company does not issue a title insurance policy or perform duties of an escrow agent. Revenues from these services are recognized upon delivery of the service to the customer.

EV and Related Revenue

For product sales, the Company considers practical and contractual limitations in determining whether there is an alternative use for the product. For example, long-term design and build contracts are typically highly customized to a customer’s specifications. For contracts with no alternative use and an enforceable right to payment for work performed to date, including a reasonable profit if the contract were terminated at the customer’s convenience for reason other than nonperformance, the Company recognizes revenue over time. All other product sales are recognized at a point in time.

For contracts recognized over time, revenue is determined each quarter, on the basis of accumulated project expenses in relation to estimated accumulated project expenses upon completion.

For contracts recognized at a point in time, the Company recognizes revenue when control passes to the customer, which is generally based on shipping terms that address when title and risk and rewards pass to the customer. However, the Company also considers certain customer acceptance provisions as certain contracts with customers include installation, testing, certification or other acceptance provisions. In instances where contractual terms include a provision for customer acceptance, the Company considers whether it has previously demonstrated that the product meets objective criteria specified by either the seller or customer in assessing whether control has passed to the customer.

For service contracts, the Company recognizes revenue as the services are rendered if the customer is benefiting from the service as it is performed, or otherwise upon completion of the service. Separately priced extended warranties are recognized as a separate performance obligation over the warranty period.

The transaction price in the contracts consists of fixed consideration and the impact of variable consideration including returns, rebates and allowances, and penalties. Variable consideration is generally estimated using a probability-weighted approach based on historical experience, known trends, and current factors including market conditions and status of negotiations.

For design and build contracts, the Company may at times collect progress payments from the customer throughout the term of the contract, resulting in contract assets or liabilities depending on the timing of the payments. Contract assets consist of unbilled amounts when revenue recognized exceeds customer billings. Contract liabilities consist of advance payments and billings in excess of revenue recognized. Costs to obtain a contract (e.g., commissions) for contracts greater than one year are deferred and amortized in a manner consistent with revenue recognition of the related contract.

The Company enters into contracts with governmental agencies for services and products. These contracts are analyzed in order to determine if they should be accounted for under a revenue recognition model pursuant to ASC 606 or a grant model pursuant to ASC 958. If accounted for pursuant to a grant model, the Company must determine if the grant is conditional or unconditional, and if conditional any barriers exist which must be overcome. If unconditional, the grant is recognized as revenue immediately, and if conditional, the grant is recognized as revenue as and when the barriers are overcome. The significant barrier to the current conditional grants are that the expenses incurred must meet the qualifications as established by the respective governmental agencies, so that the grant revenue is recognized as the qualified expenses are incurred. Revenue recorded pursuant to a grant model are recorded as “Other revenue.”

(s)    Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs were $2.3 million, $0.2 million and $24,394 in the years ended December 31, 2021, 2020 and 2019, respectively.

(t)    Research and Development Costs

The Company expenses research and development costs, which may be incurred for the design, development, experimentation and testing of products related to the automotive industry.

(u)    Share-Based Compensation

The Company awards share options and other equity-based instruments to its employees, directors and consultants (collectively “share-based payments.”) Compensation cost related to such awards is measured based on the fair value of the instrument on the grant date. The Company recognizes the compensation cost over the period the individual is required to provide service in exchange for the award, which generally is the vesting period. The amount of cost recognized is adjusted to reflect the effect of forfeiture as they occur. When no future services are required to be performed by the individual in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award is expensed on the grant date. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. For options with market conditions, the fair value of each award is estimated on the date of grant using a Monte-Carlo valuation model and the fair value of each option recognized as compensation expense over the derived service period. For options with performance conditions, the fair value of each award is estimated on the date of grant using the Black-Scholes Merton valuation model and the fair value of each option recognized as compensation expense over the implicit service period. When using the Black-Scholes model to determine the fair value of the awards granted, management noted it could not rely on its historical exercise data to develop an accurate expected term as the Company has made significant structural changes in its business via multiple acquisitions and divestures over the last few years. Thus, the Management deemed the Company’s use of the “simplified” method to develop the estimate of the expected term for the stock options to be appropriate. The simplified method uses the mid-point between the vesting period and the contractual term for each grant as the expected term.

(v)    Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, as needed, to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more-likely-than-not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company’s policy is to record interest and penalties related to income taxes as a component of income tax expense. There were no material interest or penalties for the years ended December 31, 2021, 2020 and 2019, respectively.

On December 22, 2017, the TCJA was signed into law, which among other effects, reduces the U.S. federal CIT rate to 21.0% from 34.0% (or 35.0% in certain cases) beginning in 2019, and requires companies to pay a one-time transition tax on certain unrepatriated earnings from non-U.S. subsidiaries that is payable over eight years. No tax was due under this provision. The TCJA also makes the receipt of future non-U.S. sourced income of non-U.S. subsidiaries tax-free to U.S. companies and creates a new minimum tax on the earnings of non-U.S. subsidiaries relating to the parent’s deductions for payments to the subsidiaries.

(w)    Net Loss Per Share Attributable to Ideanomics Shareholders

Net loss per share attributable to our shareholders is computed in accordance with ASC 260. The two-class method is used for computing earnings per share. Under the two-class method, net income is allocated between common shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s convertible redeemable preferred shares are participating securities because the holders are entitled to receive dividends or distributions on an as converted basis. For the years presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and net loss is not allocated to other participating securities, since these securities are not obligated to share the losses in accordance with the contractual terms.

Basic net loss per share is computed by dividing net loss attributable to Ideanomics common shareholders by the weighted average number of common shares outstanding during the period. Options and warrants are not considered outstanding in computation of basic earnings per share. Diluted net loss per share is computed by dividing net loss attributable to Ideanomics common shareholders by the weighted-average number of common shares and potential common shares outstanding during the period under the treasury stock method. Potential common shares include options and warrants to purchase common shares, preferred shares and convertible promissory notes, unless they were anti-dilutive. The computation of diluted net loss per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net loss per share.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 which requires lessees to recognize a right-of-use asset and lease liability for all leases. Recognition, measurement and presentation of expenses depends on classification as a finance or operating lease. The Company adopted ASU 2016-02 as of January 1, 2019, using a modified retrospective transition method. The Company elected the practical expedient to not apply the provisions of ASC 842 to leases of twelve months or less.

The lease liability was based on the present value of the remaining minimum lease payments, determined under ASC 842, discounted using the Company’s incremental borrowing rate at the effective date of January 1, 2019, using the original lease term as the tenor. As permitted under the transition guidance, the Company elected the package of practical expedients that permitted the Company to not reassess (1) whether a contract is or contains a lease, (2) the classification of existing leases, and (3) whether previously capitalized costs continue to qualify as initial indirect costs. The application of the practical expedients did not have a significant impact on the measurement of the operating lease liability. The adoption of ASU 2016-02 resulted in the recording of operating right-of-use assets and the related lease liabilities of $3.6 million and $3.7 million, respectively, as of January 1, 2019. The difference between the additional right-of-use assets and lease liabilities was immaterial. The adoption of ASU 2016-02 did not materially impact the consolidated statement of operations and had no impact on the consolidated statement of cash flows. Refer to Note 13 for additional information.

In July 2017, the FASB issued ASU No. 2017-11, which applies to issuers of financial instruments with down round features. A down round feature is a term in an equity-linked financial instrument (i.e. a freestanding warrant contract or an equity conversion feature embedded within a host debt or equity contract) that triggers a downward adjustment to the instrument’s strike price (or conversion price) if equity shares are issued at a lower price (or equity-linked financial instruments are issued at a lower strike price) than the instrument’s then-current strike price. The purpose of the feature is typically to protect the instrument’s counterparty from future issuances of equity shares at a more favorable price. ASU 2017-11 amends (1) the classification of such instruments as liabilities or equity by revising the certain guidance relative to evaluating if they must be accounted for as derivative instruments, and (2) the guidance on recognition and measurement of freestanding equity-classified instruments. The Company adopted ASU 2017-11 as of January 1, 2019 on a prospective basis. Refer to Note 15 for additional information.

In June 2018, the FASB issued ASU No. 2018-07, which largely aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. ASU 2018-07 also clarifies that any share-based payment issued to a customer should be evaluated under ASC 606. The Company adopted ASU 2018-07 as of January 1, 2019 on a modified retrospective basis. There was no impact to the consolidated financial statements because the Company did not have material payments in the year ended December 31, 2019.

In December 2019, the FASB issued ASU No. 2019-12, which simplifies the accounting for income taxes by removing certain exceptions currently provided for in ASC 740 and by amending certain other requirements of ASC 740. The Company adopted ASU 2019-12 effective January 1, 2021. The effect of the adoption of ASU 2019-12 was not material.

In August 2020, the FASB issued ASU No. 2020-06, which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP.

Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting, and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as additional paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The Company adopted ASU 2020-06 effective January 1, 2021. As the Company had no outstanding convertible instruments as of that date, the adoption of ASU 2020-06 had no effect.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10, which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company on the date the ASU was issued. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

In May 2021, the FASB issued ASU No. 2021-04, which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The Company will adopt ASU 2021-04 on January 1, 2022. The Company has no freestanding equity-classified written call options. The effect will largely depend on the terms of written call options or financings issued or modified in the future.

In October 2021, the FASB issued ASU No. 2021-08, which will require companies to apply the definition of a performance obligation under ASC Topic 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers that are acquired in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. ASU No. 2021-08 will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. ASU No. 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and the effects will be based upon the contract assets and liabilities acquired in the future.

Note 4.   Revenue

The following table summarizes the Company’s revenues disaggregated by revenue source, geography (based on the Company’s business locations), and timing of revenue recognition (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Geographic Markets
Malaysia	$65	$83	$—
USA	84,303	1,631	41,873
PRC	29,712	25,045	2,693
Total	$114,080	$26,759	$44,566

Product or Service
Digital asset management services	$—	$—	$40,700
Digital advertising services and other	231	1,631	1,173
Title and escrow services	72,686	—	—
Electric vehicle products	31,123	19,462	—
Electric vehicle services	204	—	2,693
Combustion engine vehicles	—	5,160	—
Charging, battery and powertrain products	5,886	506	—
Charging, battery and powertrain services	2,645	—	—
Other revenue	1,305	—	—
Total	$114,080	$26,759	$44,566

Timing of Revenue Recognition
Products and services transferred at a point in time	$110,079	$26,729	$3,866
Products and services provided over time	4,001	30	40,700
Total	$114,080	$26,759	$44,566

The following table provides information about client receivables, contract liabilities and contract assets from contracts with customers:

	Year ended
	December 31, 2021	December 31, 2020
Balances from contracts with customers:
Accounts receivable	$3,338	$7,400
Deferred revenue	5,392	1,129
Contract assets	2,772	—

In the years ended December 31, 2021, 2020 and 2019, the Company recognized revenue of $0.6 million, $0.5 million, and $0.3 million recorded in deferred revenue as of the beginning of the period.

In the years ended December 31, 2021, 2020 and 2019, the Company recorded grant revenue of $1.3 million, $0.0 million, and $0.0 million in “Other revenue” in the consolidated statements of operations.

In the year ended December 31, 2021 the Company recorded a contract asset of $0.6 million as US Hybrid has an amount due of this amount from a customer contract for which US Hybrid has not yet performed the performance obligations. The Company expects to recognize this revenue of $0.6 million in the year ending December 31, 2022, and at that time will reclassify the contract asset.

Note 5. Available-for-Sale Securities

The Company accounts for its available-for-sale securities at their fair value, with changes in fair value, if any, recorded in other comprehensive income.

The following table provides certain information related to available-for-sale debt securities (in thousands):

	As of December 31, 2021
			Unrealized	Unrealized		Estimated
	Cost	Interest	Gains	Losses	Impairment	Fair Value
Silk EV Note	$15,000	$833	$4	$(20)	$(15,817)	$—
Total available-for-sale securities	$15,000	$833	$4	$(20)	$(15,817)	$—

Silk EV Convertible Promissory Note

On January 28, 2021, the Company invested $15.0 million in Silk EV via a convertible promissory note. Silk is an Italian engineering and design services company that has recently partnered with FAW to form a new company Silk-FAW to produce fully electric, luxury vehicles for the Chinese and global auto markets.

The principal amount of the convertible promissory note is $15.0 million, is unsecured, bears interest at an annual rate of 6.0%, and the scheduled maturity date is January 28, 2022.

Upon a qualified equity financing, as defined, the outstanding principal and accrued interest convert into equity securities sold in the qualified equity financing at a conversion price equal to the cash price for the equity securities times 0.80.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties.

SILK EV did not remit payment of principal and interest on the scheduled maturity date of January 28, 2022, and the Company has sent a notice of default. The Company determined that the Silk EV note was fully impaired and recorded an impairment loss of $15.8 million recorded in “Asset impairments” in the year ended December 31, 2021.

Note 6. Notes Receivable

The following table provides certain information related to notes receivable consists of the following (in thousands):

	As of December 31, 2021
			Unrealized	Unrealized		Estimated
	Cost	Interest	Gains	Losses	Impairment	Fair Value
VIA Note (a)	$42,500	$578	$—	$—	$—	$43,078
Inobat Note (b)	11,819	10	—	—	—	11,829
Total notes receivable	$54,319	$588	$—	$—	$—	$54,907

(a)	VIA Convertible Promissory Note

On August 30, 2021, the Company invested $42.5 million in VIA, in the form of a convertible promissory note. VIA is a leading electric commercial vehicle company with proven advanced electric drive technology, delivering sustainable mobility solutions for a more livable world. VIA designs, manufactures and markets electric commercial vehicles, with superior life-cycle economics, for use across a broad cross-section of the global fleet customer base.

The principal amount of the convertible promissory note is $42.5 million, is unsecured, bears interest at an annual rate of 4.0%, and the scheduled maturity date is the earlier of the closing date of the acquisition or one year after the agreement is terminated according to its terms.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties. The company expects to convert this promissory note in conjunction with the closing of the acquisition of VIA. Management assessed the probability of closing the acquisition in determining the recoverability of the promissory note.

The fair value of the VIA convertible promissory note was valued using a scenario-based approach utilizing Level 3 inputs. The significant unobservable inputs include the probability of the consummation of the acquisition and the implied yield rate.

Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement. The following table summarizes the significant inputs and assumptions used in the model:

December 31, 2021
Probability	90%
Yield rate	4.0%

(b)	Inobat Convertible Promissory Note

On December 24, 2021, the Company invested €10.0 million ($11.4 million) in Inobat via a convertible promissory note, that is due December 24, 2022. Inobat specializes in the research, development, manufacture, and provision of innovative electric batteries custom-designed to meet the specific requirements of global mainstream and specialist OEMs within the automotive, commercial vehicle, motorsport, and aerospace sectors. Inobat is a European based battery manufacturer, that has a battery research and development facility and pilot line under development in Slovakia.

The principal amount of the convertible promissory note is €10.0 million ($11.4 million) is unsecured, bears interest at an annual rate of 8.0%, and the scheduled maturity date is December 28, 2022.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties.

The fair value of the Inobat convertible promissory note was valued using a scenario-based approach utilizing Level 3 inputs. The significant unobservable inputs include the probability of a qualified financing and the implied yield rate. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement. The following table summarizes the significant inputs and assumptions used in the model:

December 31, 2021
Probability	50%
Yield rate	17.5%

Note 7.   PRC VIE Structures and Arrangements

In the year ended December 31, 2019, the Company consolidated certain VIEs located in the PRC in which it held variable interests and was the primary beneficiary through contractual agreements. The Company was the primary beneficiary because it had the power to direct activities that most significantly affected their economic performance and had the obligation to absorb or right to receive the majority of their losses or benefits. The results of operations and financial position of these VIEs are included in the consolidated financial statements for the year ended December 31, 2019. A shareholder in one of the VIEs is the spouse of Dr. Wu, the former Chairman of the Company.

The contractual agreements which granted the Company the power to direct the VIEs activities that most significantly affected their economic performance, as well to cause the Company to have the obligation to absorb or right to receive the majority of their losses or benefits, were terminated by all parties on December 31, 2019. As a result, the Company deconsolidated the VIEs as of December 31, 2019. The deconsolidation resulted in a net loss of $2.0 million, which included the transfer of cumulative translation adjustments of $0.6 million, recorded in “(Loss) gain on disposal of subsidiaries, net” in the consolidated statements of operations, and a statutory income tax of $0.2 million in the year ended December 31, 2019.

Note 8.   Acquisitions and Divestitures

The Company continually evaluates potential acquisitions that align with the Company’s strategy of accelerating the adoption of electric vehicles. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s Consolidated Financial Statements. This goodwill arises because the purchase prices for these businesses exceeds the fair value of acquired identifiable net assets due to the purchase prices reflecting a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Company may divest certain businesses from time to time based upon review of the Company’s portfolio considering, among other items, factors relative to the extent of strategic and technological alignment and optimization of capital deployment, in addition to considering if selling the businesses results in the greatest value creation for the Company and for shareholders.

2021 Acquisitions and Divestitures

The Company has completed the below acquisitions in the year ended December 31, 2021. The accompanying consolidated financial statements include the operations of the acquired entities from their respective acquisition dates. All of the acquisitions have been accounted for as business combinations. Accordingly, consideration paid by the Company to complete the acquisitions is initially allocated to the acquired assets and liabilities assumed based upon their estimated acquisition date fair values. The recorded amounts for assets acquired and liabilities assumed are provisional and subject to change during the measurement period, which is up to 12 months from the acquisition date. Management considers the valuations final for Timios, WAVE, US Hybrid and Solectrac.

The acquisitions below are collectively defined as the 2021 Acquisitions.

Timios

On January 8, 2021, the Company purchased 100% of Timios and its affiliates, a privately held company, pursuant to a stock purchase agreement for a purchase price of $40.0 million, net of cash acquired of $6.5 million. The purchase price was paid in cash and pursuant to the Agreement, $5.1 million of the cash consideration was paid into escrow pending a one year indemnification review.

Timios is a nationwide title and settlement solutions provider, which has been expanding in recent years though offering innovative solutions for real estate transactions, including residential and commercial title insurance, closing and settlement services, as well as specialized offers for the mortgage industry. The Company expects Timios to become one of the cornerstones of the Company’s fintech business unit.

Revenue of $72.7 million and net loss of $13.6 million for the year ended December 31, 2021, related to Timios have been included in the consolidated financial statements since the acquisition.

The final purchase price allocation for Timios is summarized in the table below in the “Acquisition Method Accounting Estimates” section of this note.

Refer to Note 11 for information related to an impairment charge recognized for the Timios reporting unit during the year ended December 31, 2021.

WAVE

On January 15, 2021, the Company purchased 100.00% of WAVE, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $15.0 million of cash plus a total of 12.6 million unregistered shares of the Company’s common stock, valued at $40.0 million at the date of closing. Pursuant to the Wave Agreement, $5.0 million of the cash consideration was paid into escrow pending a one-year indemnification review. The agreement provided that 3.6 million shares of the Company’s common stock be held back at closing, to be released upon the receipt of certain customer consents not obtained prior to closing.

WAVE is a technology company focused on creating practical and economical solutions for the worldwide transit and off-road EV markets and is a leading provider of wireless charging solutions for medium and heavy duty EVs. The Company expects WAVE to create immediate synergies with its existing EV initiatives as it brings wireless charging to the Company’s current product offerings.

As of December 31, 2021, 0.5 million shares of the Company’s common stock remain unissued pending receipt of a final consent. Since receipt of this consent is probable, the Company has included the total common shares to be issued as contingent consideration in the amount of $11.4 million as of the acquisition date and recorded this as a component of equity. Pursuant to the original agreement, if any such consent is not obtained within six months following the closing date, the portion of the common stock allocated to such consent in the agreement would not be issued to the sellers. The Company has extended the time frame for this contractual provision as the receipt of the consents is outside the control of the former WAVE shareholders.

In addition to the purchase price to be paid at closing, the WAVE Agreement contains three earnouts that could result in additional payments of up to $30.0 million to the sellers based upon: (1) revenue and gross profit margin metrics in calendar year 2021; (2) revenue and gross profit margin metrics in calendar year 2022; and (3) revenue and gross profit margin metrics for 2021 and 2022 collectively. The Company considers this earnout to be contingent consideration that as of the acquisition date is unlikely to occur and has therefore attributed zero value for purposes of the preliminary purchase price allocation. No earnout was earned for the period ending December 31, 2021. The Company will continue to monitor the fair value of this contingent considerations with any changes being recorded in the consolidated statement of operations if and when a change occurs.

The Company also agreed to a performance and retention plan for the benefit of certain WAVE’s employees which could result in up to $10.0 million paid to such employees if certain gross revenue targets and certain gross profit margins are achieved for calendar years 2021 and 2022. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. The Company has not accrued any of this retention plan as the revenue and gross profit margin criteria are not probable of being met.

During the three months ended December 31, 2021, the Company recorded a change to the previously disclosed purchase price allocation to reflect a liability for $0.8 million for a sales tax obligation that the Company was previously unaware of, however since this amount is fully indemnified by the sellers, the Company recorded a $0.8 million receivable. There was no adjustment to the carrying value of goodwill. Additionally, during the three months ended December 31, 2021 the Company concluded its analysis of any limitations on net operating loss carryforwards and certain built-in losses following ownership changes. The Company concluded that $7.7 million of historic net operating losses could not be utilized by the Company. This resulted in a reduction of $1.4 million of deferred tax assets and an increase to goodwill for the same amount. This amount was recorded as a measurement period adjustment in 2021 and is included in the purchase price allocation table below.

Revenue of $7.0 million and net loss of $7.2 million for the year ended December 31, 2021, related to WAVE have been included in the consolidated financial statements since the date of acquisition.

The final purchase price allocation for WAVE is summarized in the table below in the “Acquisition Method Accounting Estimates” section of this note.

Refer to Note 11 for information related to an impairment charge recognized for the WAVE reporting unit during the year ended December 31, 2021.

US Hybrid

On June 10, 2021, the Company purchased 100% of US Hybrid, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $50.0 million in a combination of $30.0 million in cash and 6.6 million in unregistered shares of the Company’s common stock, valued at $20.9 million at the date of closing. Pursuant to the agreement, $1.0 million of the cash consideration was paid into escrow pending a true up of net working capital within 90 days of the closing date. The agreement provided that the 6.6 million shares were paid into an indemnity escrow to satisfy future indemnification obligations of the selling shareholders, if any.

US Hybrid specializes in the design and manufacturing of zero-emission electric powertrain components including traction motors, controllers, auxiliary drives, energy storage and fuel cell engines for electric, hybrid, and fuel cell medium and heavy-duty municipality vehicles, commercial trucks, buses, and specialty vehicles throughout the world. The Company expects US Hybrid to become another cornerstone in the Company’s mission to reduce commercial fleet greenhouse gas emissions through advanced EV technologies and forward-thinking partnerships.

The Company has also agreed to a performance and retention plan for the benefit of certain US Hybrid employees which could result in up to $16.7 million paid to such employees if certain gross revenue targets, gross profit margins and certain operational targets are achieved for annual performance periods commencing July 1, 2021 and concluding on June 30, 2024. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. As of December 31, 2021 the Company has accrued $1.0 million of this retention plan as certain criteria for the first performance period were partially met. Criteria associated with the second and third performance periods are not probable of being met and will be evaluated on a regular basis once those performance periods commence.

Revenue of $2.7 million and net loss of $4.8 million, for the year ended December 31, 2021, related to US Hybrid have been included in the consolidated financial statements since the date of acquisition.

The final purchase price allocation for US Hybrid is summarized in the table below in the “Acquisition Method Accounting Estimates” section of this note.

Refer to Note 11 for information related to an impairment charge recognized for the US Hybrid reporting unit during the year ended December 31, 2021. Refer to Note 26 for a subsequent event that occurred in July 2022 that affected US Hybrid.

Solectrac

On June 11, 2021, the Company purchased the remaining 78.6% of Solectrac, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $17.7 million plus $0.3 million paid upon the true up of the Net Working Capital. The Company had previously acquired 21.4% of Solectrac in 2020. The Company now owns 100% of Solectrac. The purchase price was paid in cash and pursuant to the agreement $2.0 million of the cash consideration was paid into an indemnity escrow to satisfy future indemnification obligations of the selling shareholders, if any. In conjunction with the acquisition of Solectrac, the Company remeasured the 21.4% previously accounted for as an equity method investment. The Company determined the enterprise value using external specialists in support of the preliminary purchase price allocation referenced in the table below. The Company used this enterprise value to remeasure the previous equity investment by grossing up the value of the 21.4% equity ownership to reflect the proceeds paid to gain control of Solectrac. This remeasurement resulted in a gain of $2.9 million recorded in the year ended December 31, 2021, this was recorded in Gain (loss) on remeasurement of investment, in our consolidated statement of operations.

Solectrac is a manufacturer and distributor of clean agricultural equipment of 100% battery-powered, all-electric tractors for agriculture and utility operations. Solectrac tractors provide an opportunity for farmers around the world to power their tractors by using the sun, wind, and other clean renewable sources of energy. The Company expects Solectrac to create immediate synergies with its existing EV initiatives as it brings a rapidly growing agricultural sector to the Company’s current product offerings.

In addition to the purchase price, the Solectrac Agreement contains three earnouts that could result in additional payments of up to $6.0 million to the sellers based upon: (1) revenue and gross profit margin metrics in calendar year 2021; (2) revenue and gross profit margin metrics in calendar year 2022; and (3) revenue and gross profit margin metrics in calendar year 2023. The Company considers this earnout to be contingent consideration that as of the acquisition date is probable to occur in certain years and has attributed $1.6 million as additional consideration for purposes of the preliminary purchase price allocation. During the three months ended December 31, 2021 the Company re-evaluated the likelihood of the earnout being achieved in light of macro-economic events impacting the supply chain timeframes and adoption of electric tractors. The Company concluded that the fair value of the contingent consideration approximated $0.1 million and $1.5 million has been recorded as an income for the year ended December 31, 2021 in the consolidated statement of operations, other income (expense) caption. The Company will continue to monitor the fair value of this contingent consideration with any changes being recorded in the consolidated statement of operations if and when a change occurs.

The Company has also agreed to a performance and retention plan for the benefit of certain Solectrac employees which could result in up to $3.0 million paid to such employees if certain gross revenue targets, gross profit margins and certain operational targets are achieved for calendar years 2021, 2022 and 2023. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. As of December 31, 2021 the Company has not accrued any of this retention plan as the various criteria are not yet probable of occurring.

Revenue of $1.8 million and net loss of $1.9 million, for the year ended December 31, 2021, respectively, have been included in the consolidated financial statements.

The final purchase price allocation for Solectrac is summarized in the table below in the “Acquisition Method Accounting Estimates” section of this note.

Acquisition Method Accounting Estimates

The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price.

The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization, revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions.

Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

The table below reflects the Company’s estimates of the acquisition date fair values of the assets acquired and liabilities assumed for the 2021 Acquisitions (in thousands):

	Solectrac	US Hybrid	Timios	WAVE
Purchase Price
Cash paid at closing, including working capital estimates	$18,025	$30,139	$46,576	$15,000
Fair value of previously held interest	5,287	—
Fair value of common stock	—	20,877	—	28,616
Fair value of contingent consideration	1,640	—	—	11,418
Total purchase consideration	24,952	51,016	46,576	55,034

Purchase Price Allocation
Assets acquired
Current assets	2,700	3,793	7,292	2,820
Property, plant and equipment	30	5	429	—
Other assets	45	52	48	—
Intangible assets – tradename	4,210	1,740	8,426	12,630
Intangible assets – lender relationships	—	—	16,600	—
Intangible assets - technology	2,350	5,110
Intangible assets – patents	—	—	—	13,000
Intangible assets - non-compete	—	520	—	—
Intangible assets – licenses	—	—	1,000	—
Indefinite lived title plant	—	—	500	—
Goodwill	17,714	42,218	21,824	35,689
Total assets acquired	27,049	53,438	56,119	64,139

Liabilities assumed:
Current liabilities	(509)	(1,602)	(4,306)	(4,578)
Deferred tax liability	(1,588)	(820)	(5,237)	(4,527)
Total liabilities assumed	(2,097)	(2,422)	(9,543)	(9,105)
Net assets acquired	$24,952	$51,016	$46,576	$55,034

The useful lives of the intangible assets acquired is as follows:

	Solectrac	US Hybrid	Timios	WAVE
Intangible assets – tradename	6	7	15	15
Intangible assets – lender relationships	—	—	7	—
Intangible assets – technology	10	13	—	—
Intangible assets – patents	—	—	—	14
Intangible assets - non-compete	—	5	—	—
Intangible assets – licenses	—	—	15	—
Weighted average useful life	7.4	11	10	14.5

Excluding the impact of any impairments, the estimated amortization expense related to these intangible assets for each of the years subsequent to December 31, 2021 is as follows (amounts in thousands):

2022 remaining	$6,511
2023	6,511
2024	6,511
2025	6,511
2026	6,511
2027 and beyond	27,473
Total	$60,028

Amortization expense related to intangible assets created as a result of the 2021 Acquisitions of $4.9 million has been recorded for the year ended December 31, 2021.

Cumulative Goodwill, excluding any impairments, in the amount of $117.4 million was recorded as a result of the 2021 Acquisitions. The goodwill from the 2021 Acquisitions represents future economic benefits that we expect to achieve as a result of the acquisitions, Goodwill is calculated as the excess of the consideration transferred over the net assets acquired and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill is not expected to be deductible for tax purposes for any of the 2021 Acquisitions. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequent if certain indicators of impairment are present.

Transaction Costs

Transaction costs describe the broad category of costs the Company incurs in connection with signed and/or closed acquisitions. Transaction costs include expenses associated with legal, accounting, regulatory, and other transition services rendered in connection with acquisition, travel expense, and other non-recurring direct expenses associated with acquisitions. The Company incurred transaction costs of $3.8 million during the year ended December 31, 2021 related to the 2021 Acquisitions. In addition, the Company incurred transaction costs of $3.7 million during the year ended December 31, 2021, associated with the proposed VIA acquisition. Transaction costs have been included in selling, general and administrative expenses in the consolidated statements of operations and in cash flows from operating activities in the consolidated statements of cash flows.

Pro forma Financial Information

The unaudited pro forma results presented below include the effects of the Company’s acquisitions as if the acquisitions had occurred on January 1, 2020. The Company filed an Amended Form 8-K on April 6, 2021 to disclose unaudited pro forma financial information, and explanatory notes, related to the acquisition of Timios as it met the criteria of a significant acquisition. The remainder of the 2021 Acquisitions did not meet the criteria of a significant acquisition, in aggregate or individually.

The pro forma adjustments are based on historically reported transactions by the acquired companies. The pro forma results do not include any material, nonrecurring adjustments directly attributable to the 2021 Acquisitions. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions occurred on January 1, 2020.

	Year Ended
	December	December
	31, 2021	31, 2020
(Amounts in thousands, except per share and share data)

Total revenue	$117,617	$114,588

Net loss attributable to IDEX common shareholders	(257,281)	(94,097)

Earnings (loss) per share
Basic and Diluted	$(0.57)	$(0.40)

Weighted average shares outstanding
Basic and Diluted	447,829,204	232,707,448

Divestitures

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL the owner and operator of the social media platform Hoo.be, pursuant to which Ideanomics made an investment into FNL, including cash, Ideanomics common stock, and 100% of the common stock outstanding of Grapevine, a wholly-owned subsidiary of the Company focused on influencer marketing. Subsequent to this transaction, the Company owned 29.0% of the outstanding common stock of FNL.

The Company recognized a disposal loss of $1.2 million as a result of the deconsolidation of Grapevine, and such loss was recorded in “(Loss) gain on disposal of subsidiaries, net” in the consolidated statements of operations. Through its ownership in FNL, the Company has retained a 29.0% interest in Grapevine. The disposal loss of $1.2 million includes the adjustment recorded to adjust the retained interest of 29.0% in Grapevine to its fair value on the date of disposal. The fair value of the retained interest in Grapevine was determined based on the present value of estimated future cash flows which are Level 3 unobservable inputs in the fair value hierarchy. The Company prepared cash flow projections based on management’s estimates of revenue growth rates and operating margins, taking into consideration the historical performance and the current macroeconomic industry and market conditions.

2020 Acquisitions and Divestitures

The Company has not acquired any companies nor disposed of any subsidiaries in the year ended December 31, 2020, with the exception of the disposition of its remaining 10.0% interest in Amer as disclosed below.

In the year ended December 31, 2020, the Company commenced the liquidation of a consolidated entity and therefore deconsolidated the entity. As a result of the deconsolidation, the Company recorded a gain of $0.3 million in “(Loss) gain on disposal of subsidiaries, net” and bad debt expense of $0.2 million in “Selling, general and administrative expense” in the consolidated statements of operations.

2019 Acquisitions and Divestitures

(a)	Acquisition of Tree Technologies

On December 26, 2019, the Company completed the acquisition of a 51.0% interest in Tree Technologies, a Malaysian company engaged in the EV market. The acquisition price was comprised of (1) $0.9 million in cash, (2) 9.5 million shares of Ideanomics common stock, and (3) contingent consideration of up to $32.0 million over three years, to be paid in cash or Ideanomics common shares at the election of the Company. The contingent consideration was initially based upon revenue targets over three 12 month periods beginning in the three months ended December 31, 2019; due to financing delays and resulting production delays, these three 12 month periods commenced on July 1, 2020. In the year ended December 31, 2020, the Company recorded remeasurement gains of $7.0 million in

“Change in fair value of contingent consideration, net” in the consolidated statements of operations. As of December 31, 2020, the recorded balance of this liability was $8.3 million.

The fair value of the Ideanomics stock was based upon the closing price of $0.82 on December 26, 2019, and the fair value of the contingent consideration was estimated to be $15.5 million, and revised to $15.3 million upon finalization of the purchase, and was recorded as a liability on the date of acquisition. The Company estimated the fair value of the contingent consideration using a scenario-based method which incorporates various estimates, including projected gross revenue for the periods, probability estimates, discount rates and other factors. This fair value measurement is based on significant Level 3 inputs. The resulting probability-weighted cash flows were discounted using the Company’s estimated weighted average cost of capital of 15.0%.

Tree Technologies holds the land use rights for 250 acres of vacant land zoned for industrial development in the Gebeng Industrial Area adjacent to Kuantan Port. Kuantan is the capital city of the state of Pahang on the east coast of Peninsular Malaysia. The Company intends to develop this land and lease it to Tree Manufacturing for the manufacture of EVs. As part of the acquisition, Tree Technologies acquired an exclusive right to market and distribute the EVs manufactured by Tree Manufacturing. The goodwill arising from the acquisition consists largely of the synergies expected from the fulfillment of these contracts. None of the goodwill recognized is expected to be deductible for tax purposes.

The following table summarizes the acquisition-date fair value of assets acquired and liabilities assumed, as well as the fair value of the non-controlling interest in Tree Technologies recognized. The Company has completed the fair value analysis of the assets acquired, liabilities assumed, the noncontrolling interest, and the contingent consideration, and therefore the adjustments are incorporated in the table below (in thousands):

Land use rights	$27,140
Accounts payable	(743)
Noncontrolling interest	(15,452)
Goodwill	468
Marketing and distribution agreement	12,590
Total	$24,003

The completion of the fair value analysis resulted in measurement period adjustments of $12.8 million, primarily to the amount initially assigned to the noncontrolling interest, and reduced the amount of goodwill recorded.

The accounts payable above of $0.7 million primarily represents the transfer tax payable for the land use rights for the 250 acres of vacant land, which the Company paid in the three months ended September 30, 2020.

Tree Technologies had not commenced operations as of the acquisition date, therefore pro forma results as if the acquisition had occurred as of January 1, 2019, and related information, are not presented.

Refer to Note 11 for information regarding the impairment of the marketing and distribution agreement.

(b)	Acquisition of Grapevine

On September 4, 2018, the Company completed the acquisition of 65.7% share of Grapevine for $2.4 million in cash. Fomalhaut, a British Virgin Islands company and an affiliate of Dr. Wu, the former Chairman of the Company, was the non-controlling equity holder of the Fomalhaut Interest. Fomalhaut entered into an option agreement, effective as of August 31, 2018 (the “Option Agreement,”) with the Company pursuant to which the Company provided Fomalhaut with the option to sell the Fomalhaut Interest to the Company. The aggregate sale price for the Fomalhaut Interest was the fair market value of the Fomalhaut Interest as of the close of business on the date preceding the date upon which the right to sell the Fomalhaut Interest to the Company is exercised by Fomalhaut. If the option was to be exercised, the sale price for the Fomalhaut Interest was payable in a combination of one-third in cash and two-thirds in the Company’s shares of common stock at the then market value on the exercise date.

In May 2019, the Company entered into two amendments to the Option Agreement. The aggregate exercise price for the Option was amended to the greater of: (1) fair market value of the Fomalhaut Interest in Grapevine as of the close of business on the date preceding the date upon which the option is exercised; and (2) $1.84 per share of the Company’s common stock. It was also agreed that the full amount of the exercise price was to be paid in the form of common stock of the Company.

In June 2019, the Company issued 0.6 million shares in exchange for a 34.3% ownership in Grapevine as a result of the exercise of the Option. At the completion of this transaction the Company owned 100.0% of Grapevine. At the date of the transaction, the carrying amount of the non-controlling interest in Grapevine was $0.5 million. The difference between the value of the consideration exchanged of $1.1 million and the carrying amount of the non-controlling interest in Grapevine is recorded as a debit to additional paid-in capital based on ASC 810.

Refer to Note 11 for information regarding the impairment of Grapevine’s influencer network.

(c)	Acquisition of JUSTLY (formerly known as Delaware Board of Trade (“DBOT”))

In April 2019, the Company entered into a securities purchase agreement to acquire 6.9 million shares in DBOT in exchange for 4.4 million shares of the Company’s common stock at $2.11 per share. In July 2019, the Company entered into another securities purchase agreement to acquire an additional 2.2 million shares in DBOT in exchange for 1.4 million shares of the Company’s common stock at $2.11 per share. The two transactions, which increased the Company’s ownership in DBOT to 99.0% as of that date, were completed in July 2019. The securities purchase agreements required the Company to issue contingent consideration in the form of additional shares of the Company’s common stock in the event the stock price of the common stock falls below $2.11 at the close of trading on the date immediately preceding the lock-up date, which was 9 months from the closing date. The Company accounted for the contingent consideration as a liability in accordance with ASC 480. The Company recorded this liability at fair value of $2.2 million on the date of acquisition. As of December 31, 2019, the Company remeasured this liability to $7.3 million and the remeasurement loss of $5.1 million was recorded in “Change in fair value of contingent consideration, net” in the consolidated statements of operations. In the year ended December 31, 2020, the Company recorded remeasurement losses of $1.5 million in “Change in fair value of contingent acquisition, net” in the consolidated statements of operations, and partially satisfied the liability with the issuance of 13.1 million shares of common stock. As of December 31, 2020, the recorded balance of this liability was $0.6 million. The contractual period which required periodic remeasurement has expired, and therefore the Company will not remeasure this liability in the future.

Immediately prior to the consummation of the transaction, the Company’s investment in DBOT consisted of 37.0% of the common shares outstanding, which had a fair value of $3.1 million, and the Company recorded a loss of $3.2 million to record the investment in DBOT to its fair value. This loss was recorded in “Loss on remeasurement of DBOT investment” in the consolidated statements of operations in the year ended December 31, 2019. The fair value of the investment in DBOT immediately prior to the consummation of the transaction was determined in conjunction with the overall fair value determination of the DBOT assets acquired and liabilities assumed.

DBOT operated three companies: (1) DBOT ATS LLC, an SEC recognized ATS; (2) DBOT Issuer Services LLC, focused on setting and maintaining issuer standards, as well as the provision of issuer services to DBOT designated issuers; and (3) DBOT Technology Services LLC, focused on the provision of market data and marketplace connectivity. The goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and DBOT, as the Company expected to execute its business plan of selling digital tokens and digital assets and other commodities on an approved ATS.

The consolidated statements of operation for the year ended December 31, 2019 include the results of DBOT from July 2019 to December 31, 2019. For the time period from July 2019 through December 31, 2019, DBOT contributed $15,838 and $1.9 million to the Company’s revenue and net loss, respectively.

The following table summarizes supplemental information on an unaudited pro forma basis, as if the acquisition had been consummated as of January 1, 2019 (in thousands):

December 31, 2019
Revenue	$44,675
Net loss attributable to IDEX common shareholders	$(99,417)

The unaudited pro forma results of operations do not purport to represent what the Company’s results of operations would actually have been had the acquisition occurred on January 1, 2019. Actual future results may vary considerably based on a variety of factors beyond the Company’s control.

The following table summarizes the acquisition-date fair value of assets acquired and liabilities assumed, as well as the fair value of the non-controlling interest in DBOT recognized (in thousands):

Cash	$247
Other financial assets	1,686
Financial liabilities	(4,411)
Noncontrolling interest	(105)
Goodwill	9,324
Intangible asset – continuing membership agreement	8,255
Intangible asset – customer list	59
Total	$15,055

The excess of the consideration over the fair value of the net assets acquired has been recorded as goodwill, of which none is expected to be deductible for tax purposes. For all intangible assets acquired, the continuing membership agreements were determined to have a useful life of 20 years and the customer list a useful life of 3 years.

Refer to Note 11 for information regarding the impairment of DBOT’s goodwill, continuing membership agreement, and customer list.

2019 Divestitures

(d)	Red Rock

In May 2019, the Company determined to sell the Red Rock business and entered into an agreement with Redrock Capital Group Limited, an affiliate of Dr. Wu, the former Chairman of the Company, to sell its entire interest in Red Rock for consideration of $0.7 million. The Company decided to sell Red Rock primarily because it had incurred operating losses and its business was no longer needed based on the Company’s business plan. The transaction was completed in July 2019 and the Company recorded a disposal gain of $0.6 million recorded in “(Loss) gain on disposal of subsidiaries, net” in the consolidated statements of operations in the year ended December 31, 2019.

(e)	Amer Global Technology Limited

On June 30, 2019, the Company entered into an agreement with BCC and Tekang pursuant to which Tekang will inject certain assets in the robotics and electronic internet industry and Internet of Things business consisting of manufacturing data, supply chain management and financing, and lease financing of industrial robotics into Amer in exchange for 71.8% of ownership interest in Amer. The parties subsequently entered into several amendments including: (1) changing the name of Amer to Logistorm Technology Limited, (2) issuing 39,500 new shares in Amer or 71.8% ownership interest to BCC instead of Tekang, (3) issuing 5,500 new shares in Amer or 10.0% ownership interest to MHTL, and (4) the Company is responsible for 20.0% of any potential tax obligation associated with Amer, if Amer fails to be publicly listed in 36 months from the closing date of this transaction. The Company concluded that it’s not probable that this contingent liability would be incurred. As a result of this transaction, the Company’s ownership interest in Amer was diluted from 55.0% to 10.0%. The transaction was completed on August 31, 2019.

The Company recognized a disposal gain of $0.5 million as a result of the deconsolidating Amer, and such gain was recorded in “(Loss) gain on disposal of subsidiaries, net” in the consolidated statements of operations in the year ended December 31, 2019. $0.1 million of the gain is attributable to the 10.0% ownership interest retained in Amer. In addition, on the date Amer was deconsolidated, the Company recorded a bad debt expense of $0.6 million relating to a receivable due from Amer to a subsidiary of the Company, which was recorded in “Selling, general and administrative expense” in the consolidated statements of operations in the year ended December 31, 2019.

Pro forma results of operations for the year ended December 31, 2019 have not been presented because they are not material to the consolidated results of operations. Amer had no revenue and minimal operating expenses in the year ended December 31, 2019.

In the three months ended September 30, 2020, the Company sold its remaining 10.0% interest in Amer to Fintalk Media Inc., a related party, for a nominal amount. As the Company had no basis in its remaining interest in Amer, the gain recognized on the sale was de minimis. As part of this transfer, the Company is no longer liable for the contingent liability mentioned above.

Note 9.   Accounts Receivable

The following table summarizes the Company’s accounts receivable (in thousands):

	December 31,	December 31,
	2021	2020
Accounts receivable, gross	$4,945	$8,619
Less: allowance for doubtful accounts	(1,607)	(1,219)
Accounts receivable, net	$3,338	$7,400

As of December 31, 2021 and 2020, the gross balance includes the taxi commission revenue receivables from the related party Qianxi of $1.3 million and $1.2 million, respectively.

The following table summarizes the movement of the allowance for doubtful accounts (in thousands):

	December 31,	December 31,	December 31,
	2021	2020	2019
Balance at the beginning of the year	$(1,219)	$—	$—
Increase in the allowance for doubtful accounts	(350)	(1,219)	—
Effect of change in foreign currency exchange rates	(38)	—	—
Balance at the end of the year	$(1,607)	$(1,219)	$—

In the years ended December 31, 2021 and 2020, the Company increased its allowance for doubtful accounts by $0.4 million for accounts receivable from a third-party and $1.2 million from the related party Qianxi, respectively.

Note 10.   Property and Equipment, net

The following table summarizes the Company’s property and equipment (in thousands):

	December 31,	December 31,
	2021	2020
Furniture and office equipment	$1,432	$315
Vehicles	900	229
Leasehold improvements	581	246
Shop equipment	825	—
Total property and equipment	3,738	790
Less: accumulated depreciation	(833)	(460)
Property and equipment, net	$2,905	$330

Fintech Village
Land	$—	$2,750

Retirement asset costs - environmental remediation	—	4,500

Fintech Village	$—	$7,250

The Company recorded depreciation expense of $0.5 million, $0.1 million and $0.1 million in the years ended December 31, 2021, 2020 and 2019, respectively.

Fintech Village

On October 10, 2018, the Company purchased a 58-acre former University of Connecticut campus in West Hartford from the State of Connecticut for $5.2 million in cash and also assumed responsibility of the environmental remediation. The Company obtained a surety bond in favor of the seller in connection with the Company’s environmental remediation obligations. The Company initially recorded asset retirement obligations in the amount of $8.0 million, which was the estimate performed by the seller and at a discount to the purchase price, therefore, the Company considered it a reasonable estimate of fair value of its asset retirement obligation pursuant to ASC 410.

On January 28, 2021, the Company’s Board accepted an offer of $2.8 million for Fintech Village, and subsequently signed a sale contract on March 15, 2021.

In the year ended December 31, 2021, the Company closed on the sale of Fintech Village for $2.8 million, excluding commissions and other costs of $0.2 million.

The asset retirement obligations were derecognized in the year ended December 31, 2021.

The following table summarizes the activity in the asset retirement obligation for the year ended December 31, 2021, and 2020 (in thousands):

	January 1,	Liabilities	Remediation	Accretion		December 31,
	2021	Incurred	Performed	Expense	Derecognition	2021
Asset retirement obligation	$4,653	$—	$—	$—	$(4,653)	$—

	January 1,	Liabilities	Remediation	Accretion		December 31,
	2020	Incurred	Performed	Expense	Derecognition	2020
Asset retirement obligation	$5,094	$—	$(441)	$—	$—	$4,653

In the year ended December 31, 2020, the Company impaired the remaining building with a carrying amount of $0.3 million and land with a carrying amount of $0.3 million and the related asset retirement cost with a carrying amount of $2.0 million and the capitalized architect costs with a carrying amount of $2.7 million.

In the year ended December 31, 2019, the Company impaired buildings with a carrying amount of $2.3 million, which were subsequently demolished, and impaired related asset retirement costs of $1.5 million.

Note 11.   Goodwill and Intangible Assets

A reporting unit is the level at which goodwill is tested for impairment, and is defined as an operating segment or one level below an operating segment, if certain criteria are met. Under its current corporate structure, the Company has one operating segment and seven reporting units.

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2021, 2020 and 2019 (in thousands):

Balance as of Balance of January 1, 2019	$705
Acquisitions	30,949
Balance as of January 1, 2020	31,654
Measurement period adjustments	(12,848)
Effect of change in foreign currency exchange rates	(12)
Impairment loss (a)	(18,089)
Balance as of January 1, 2021	705
Measurement period adjustments	186
Impairment (b,c,d,f)	(101,470)

Acquisitions	117,445
Effect of change in foreign currency exchange rates	(1)
Disposal of Grapevine (e)	(704)
Balance as of December 31, 2021	$16,161

(a)

Throughout 2020, the Company pursued its initial business goals for DBOT involving the sale of digital securities and brokering commodity products, more specifically investigating applications to new and underserved markets, or targeting of specific transactions, such as the origination of foreign securities, the formation of an investment vehicle with a third-party, or the securitization of digital assets. These efforts did not come to fruition, and the Company concluded sufficient impairment indicators existed to evaluate the fair value of DBOT’s intangible assets. As part of this fair value analysis, the Company determined that the goodwill associated with the DBOT acquisition was fully impaired and recorded an impairment loss of $9.3 million. Refer to Note 11 for information regarding the impairment of the continuing membership agreement and customer list.

The Company acquired Tree Technologies in December, 2019 and determined that there were immaterial errors in the initial accounting for the acquisition. A deferred tax liability should have been recorded in connection with the acquisition, with a corresponding amount of goodwill of $8.3 million. Tree Technologies business objectives developed more slowly than originally projected, due to a revaluation of the market opportunity, both in the context of the time and amount of investment required to achieve the originally projected results, and further complicated by various factors, including COVID-19, the temporary closures of businesses in the area, which resulted in the lack of demand for motorbikes, rolling business and government shutdowns, and supply chain constraints. The Company determined that sufficient impairment indicators existed and decided to perform a quantitative impairment analysis in the three months ended December 31, 2020.

Under the income approach, the Company estimated the fair value of Tree Technologies based on the present value of estimated future cash flows which are Level 3 unobservable inputs in the fair value hierarchy. The Company utilized cash flow projections based on information known and knowable at that time, and included management’s estimates of revenue growth rates and operating margins, taking into consideration the historical performance and the then current macroeconomic industry and market conditions. The Company based the discount rate on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to Tree Technologies’ ability to execute on its business plan.

(b)

On July 26, 2021, Timios experienced a systems outage that was caused by a cybersecurity incident, which caused disruption to parts of Timios’ business, including its ability to perform its mortgage title, closing and escrow services offerings. This resulted in an adverse impact on Timios’ revenues in that one significant customer was lost and other customers have reduced their volume. The Company determined that an indicator of potential impairment existed and decided to perform an interim quantitative tangible and intangible asset and goodwill impairment tests for its Timios reporting unit.

Based on the results of this interim quantitative impairment test, the fair value of the Timios reporting unit was below the carrying value of its net assets. The decline in the fair value of the Timios reporting unit resulted from the cybersecurity event described above, which lowered the projected revenue and profitability levels of the reporting unit. The fair value of the Timios reporting unit was based on the income approach. Under the income approach, the Company estimated the fair value of the reporting unit based on the present value of estimated future cash flows which are Level 3 unobservable inputs in the fair value hierarchy. The Company prepared cash flow projections based on management’s estimates of revenue growth rates and operating margins, taking into consideration the historical performance and the current macroeconomic industry and market conditions. The Company based the discount rate on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the Timios’ ability to execute on the projected cash flows. The fair value of Timios’ reporting unit is based on management’s best estimates, and should actual results differ from those estimates, future impairment charges may be required in future periods.

The quantitative analysis indicated that the carrying amount of the Timios reporting unit exceeded its fair value by $19.5 million. As a result, the Company recorded a goodwill impairment charge of $5.6 million, and impairment charges related to the Timios tradename and lender relationships of $0.7 million and $13.2 million, respectively, in the three months ended September 30, 2021.

(c)

For the year ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on WAVE’s business forecasts. The projections have negatively impacted WAVE’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $35.7 million for the year ended December 31, 2021.

(d)

For the period ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on US Hybrid’s business forecasts. The projections have negatively impacted US Hybrid’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $42.2 million for the year ended December 31, 2021.

(e)	During the three months ended June 30, 2021, the Company completed the sale of Grapevine. Refer to Note 8 for additional information.
(f)

For the period ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on Solectrac’s business forecasts. The projections have negatively impacted Solectrac’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $17.7 million for the year ended December 31, 2021.

Intangible Assets

The following table summarizes information regarding amortizing and indefinite lived intangible assets (in thousands):

		December 31, 2021				December 31, 2020
	Weight
	Average	Gross				Gross
	Remaining	Carrying	Accumulated	Impairment	Net	Carrying	Accumulated	Net
	Useful Life	Amount	Amortization	Loss	Balance	Amount	Amortization	Balance
Amortizing Intangible Assets
Influencer network (a,g)	—	$—	$—	$—	$—	$1,137	$(462)	$675
Customer contract (a,g)	—	—	—	—	—	500	(389)	111
Continuing membership agreement (b)	17.5	1,179	(649)	—	530	1,179	(619)	560
Patents, trademarks and brands (a,d,g,f,h,i)	57.0	39,820	(2,715)	(30,492)	6,613	110	(17)	93
Technology platform (a,g)	—	—	—	—	—	290	(97)	193
Land use rights (c)	97.0	27,102	(411)	—	26,691	28,162	(142)	28,020
Licenses (d)	14.0	1,000	(65)	—	935	—	—	—
Lender relationships (d)	6.0	16,600	(1,638)	(12,550)	2,412	—	—	—
Internally developed software (e)	2.6	452	(76)	—	376	—	—	—
Software (h,j)	13.7	4,492	(178)	—	4,314	—	—	—
Non-compete (i)	4.5	520	(57)	(463)	—	—	—	—
Technology (h,i)	21.9	7,460	(347)	(7,113)	—	—	—	—
Assembled workforce	1.9	150	(6)	—	144	—	—	—
Total		98,775	(6,142)	(50,618)	42,015	31,378	(1,726)	29,652
Indefinite lived intangible assets
Title plant (d)		500	—	—	500	—	—	—
Website name		25	—	—	25	25	—	25
Title License		6	—	—	6	—	—	—
Patent		—	—	—	—	28	—	28
Total		$99,306	$(6,142)	$(50,618)	$42,546	$31,431	$(1,726)	$29,705

(a)

During the three months ended September 30, 2018, the Company completed the acquisition of 65.7% share of Grapevine. Refer to Note 8. In connection with the previously mentioned business analysis of Grapevine, the Company determined that the attrition rate of the influencer network had accelerated, and performed an impairment analysis, and recorded an impairment loss of $0.8 million. As a result of this analysis of the influencer network, the Company also determined that the remaining useful life of the influencer network should be reduced to two years, effective January 1, 2021.

(b)

During the three months ended September 30, 2019, the Company completed the acquisition of additional shares in DBOT, which increased its ownership to 99.0%. Intangible assets of $8.3 million were recognized on the date of acquisition. As part of the determination of the fair value of DBOT’s intangible assets mentioned above, the Company utilized the cost method to determine the fair value of the continuing membership agreement, and determined the fair value was $0.6 million, and recorded an impairment loss of $7.1 million. The Company also recorded an impairment loss of $30,000 related to DBOT’s customer list. Refer to Note 8 for additional information related to the acquisition.

(c)

During the three months ended December 31, 2019, the Company completed the acquisition of a 51.0% interest in Tree Technologies, a Malaysian company engaged in the EV market. As part of the acquisition, Tree Technologies acquired an exclusive right to market and distribute the EVs manufactured by Tree Manufacturing. Upon acquisition, the fair value of this agreement was determined to be $11.3 million. In the three months ended December 31, 2020, Tree Technologies obtained a domestic EV manufacturing license in Malaysia; and therefore determined it would not purchase vehicles from Tree Manufacturing. The Company subsequently severed all commercial relationships with Tree Manufacturing. Accordingly, the Company determined there was no underlying value to the marketing and distribution agreement, and recorded an impairment loss of $12.5 million. Refer to Note 8 for additional information related to the acquisition.

(d)	During the three months ended March 31. 2021, the Company completed the acquisition of 100.0% interest in Timios. Refer to Note 8 for additional information related to the acquisition.
(e)	Relates to software development costs capitalized during the three months ended September 30, 2021 at Timios. The asset was placed into service in July 2021.
(f)	During three months ended March 31, 2021, the Company completed the acquisition of 100% interest in WAVE. Refer to Note 8 for additional information related to the acquisition.
(g)

During the three months ended June 30, 2021, the Company completed a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL, including cash, Ideanomics common stock, and 100% of the common stock outstanding of Grapevine.

(h)

During three months ended June 30, 2021, the Company completed the acquisition of privately held Solectrac. Solectrac develops 100% battery-powered, all-electric tractors for agriculture and utility operations. Refer to Note 8 for additional information related to the acquisition.

(i)

During three months ended June 30, 2021, the Company completed the acquisition of privately held US Hybrid Corporation. US Hybrid specializes in the design and manufacturing of zero-emission electric powertrain components. Refer to Note 8 for additional information related to the acquisition.

(j)	Relates to software costs capitalized during the three months ended September 30, 2021.

During the three months ended March 31, 2019, the Company completed the sale of certain intangible assets to GTD, and entered into a service agreement with GTD, a minority shareholder, in exchange for GTB. As a result of these transactions, the Company received 8.3 million GTB. On October 29, 2019, GTB had an unexpected significant decline in quoted price, from $17.00 to $1.84. This decline continued through the fourth quarter of 2019, and on December 31, 2019 the quoted price was $0.23. As a result of this decline in quoted price, and its inability to convert GTB into other digital currencies which were more liquid, or fiat currency, the Company performed an impairment analysis in the fourth quarter of 2019 and recorded an impairment loss of $61.1 million. Refer to Note 17 for additional information on the transactions denominated in GTB.

Amortization expense, excluding impairment losses of $13.9 million, $20.5 million and $66.8 million for the years ended December 31, 2021, 2020 and 2019, respectively, mentioned above, relating to intangible assets was $5.5 million, $5.2 million and $2.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The following table summarizes future expected amortization expense (in thousands):

Amortization to be
Years ending December 31,	recognized
2022	$4,199
2023	4,183
2024	3,918
2025	3,454
2026	3,404
2027 and thereafter	22,857
Total	$42,015

Note 12.   Long-term Investments

The following table summarizes the composition of long-term investments (in thousands):

	December 31,	December 31,
	2021	2020
Non-marketable equity investments	$7,500	$4,787
Equity method investments	28,088	3,700
Total	$35,588	$8,487

Non-marketable equity investments

Our non-marketable equity investments are investments in privately held companies without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount. Based on management’s analysis of certain investment’s performance, impairment losses of $4.5 million, $0.2 million and $3.0 million were recorded in the years ended December 31, 2021, 2020 and 2019, and are recorded in “Asset impairments” in the consolidated statements of operations.

Equity method investments

The following table summarizes the Company’s investment in companies accounted for using the equity method of accounting (in thousands):

		December 31, 2021
				Income (loss)			Reclassification	Dilution loss
		January 1,		on	Reclassification	Impairment	to equity method	due to investee	December 31,
		2021	Addition	investment	to subsidiaries	losses	investee	share issuance	2021
Solectrac	(a)	$2,556	$—	$(153)	$(2,372)	$—	$—	$(31)	$—
Energica	(b)	—	13,555	(1,226)	—	—	—	—	12,329
FNL	(c)	—	3,505	(899)	—	—	250	—	2,856
MDI Fund	(d)	—	4,646	(881)	—	—	—	—	3,765
TM2	(e)	1,144	7,226	(506)	—	(7,864)	—	—	—
PEA	(f)	—	9,138	—	—	—	—	—	9,138
Total		$3,700	$38,070	$(3,665)	$(2,372)	$(7,864)	$250	$(31)	$28,088

		December 31, 2020
				Income (loss)			Reclassification	Dilution loss
		January 1,		on	Reclassification	Impairment	to equity method	due to investee	December 31,
		2020	Addition	investment	to subsidiaries	losses	investee	share issuance	2020
TM2	(e)	$1,227	$—	$(83)	$—	$—	$—	$—	$1,144
Intelligenta	(g)	$9,800	$—	$—	$—	$(9,800)	$—	$—	$—
Glory	(h)	6,854	—	(4)	—	(6,850)	—	—	—
Solectrac	(a)	—	2,600	(44)	—	—	—	—	2,556
Total		$17,881	$2,600	$(131)	$—	$(16,650)	$—	$—	$3,700

The Company has received no dividends from equity method investees in the years ended December 31, 2021, 2020 and 2019.

(a)Solectrac

On October 22, 2020, the Company acquired 1.4 million common shares, representing 15.0% of the total common shares outstanding, of Solectrac for a purchase price of $0.91 per share, for total consideration of $1.3 million. On November 19, 2020, Ideanomics acquired an additional 1.3 million shares of common stock for $1.00 per share, for a subsequent investment of $1.3 million. The Company’s ownership in Solectrac was diluted to 24.3% as of March 31, 2021 due to the new share issuance by Solectrac during the three months ended March 31, 2021.

On June 11, 2021, Ideanomics entered into a stock purchase agreement and plan of merger with Solectrac and its shareholders, and acquired the remaining common shares outstanding of Solectrac for total consideration of $17.7 million. Ideanomics now owns 100% of Solectrac, and commenced consolidation of Solectrac on that date.

Refer to Note 8 for additional information on the acquisition of Solectrac.

(b)Energica

On March 3, 2021, the Company entered into an investment agreement with Energica. The Company invested €10.1 million ($13.6 million) for 6.1 million ordinary shares of Energica at a subscription price of €1.78 ($2.21) for each ordinary share. Pursuant to the purchase of the shares the Company will hold 20.0% of Energica’s share capital. From March 3, 2021 through September 30, 2021 the Company has the right to participate in any equity financing by Energica. Ideanomics was restricted from selling any of the shares for a period of 90 days.

Energica is the world’s leading manufacturer of high performance electric motorcycles and the sole manufacturer of the FIM Enel MotoE™ World Cup. Energica motorcycles are currently on sale through the official network of dealers and importers.

The Company has decided to account for Energica on a one quarter lag as Energica, which is publicly traded on the Milan stock exchange, is only required to prepare and file semi-annual and annual financial statements, and the time frame in which the filings must be complete is much more lenient than in the U.S. Energica prepares its financial statements in accordance with Article 2423 et seq of the Italian Civil Code, rather than U.S. GAAP. Energica’s financial statements will either be prepared in or reconciled to U. S. GAAP prior to the Company recording its share of Energica’s earnings or losses, and the one quarter lag will be utilized to accomplish this, as well as related disclosure matters.

As of December 31, 2021, the excess of the Company’s investment over its proportionate share of Energica’s net assets was $11.0 million. The difference represents goodwill.

Certain shareholders of Energica have rights such that they may convert their ordinary shares into ordinary shares with supervoting rights under certain conditions. If some or all of these ordinary shares were converted into ordinary shares with supervoting rights, the Company’s ownership in Energica would be diluted, perhaps significantly.

The aggregate market value of the Energica common shares owned by the Company was $21.8 million as of December 31, 2021.

(c)FNL

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL, which included the investment of $2.9 million cash into FNL, the issuance of 0.1 million shares of Ideanomics common stock, and 100.0% of the common stock outstanding of Grapevine. Ideanomics received 0.6 million shares of common stock of FNL at a subscription price of $8.09 per share of common stock, and Ideanomics also converted a $250,000 SAFE into 30,902 shares of common stock. The Company determined that the basis in the FNL investment is the aggregate of the cash invested, including the SAFE, the fair value of the Ideanomics common stock issued, and the fair value of Grapevine. As a result of this transaction, Ideanomics owns 29.0% of the common stock outstanding of FNL, and FNL appointed Alfred Poor, Ideanomics’ Chief Executive Officer, to be a member of its board of directors.

The Company has decided to account for FNL on a one quarter lag, as FNL is in the development stage and will require the additional time to prepare financial statements in accordance with U.S. GAAP.

(d)MDI Fund

On July 26, 2021, the Company entered into a subscription agreement to invest $25.0 million in the MDI Fund. The MDI Fund an organization of minority-owned banks that aim to increase inclusivity in the financial services industry, is sponsored by the National Bankers’ Association. The MDI Fund will provide capital resources primarily in low and moderate income areas to grow a more skilled workforce, increase employment opportunities, and support businesses’ growth among minority and underserved communities. The initial investment of $0.6 million was made on July 26, 2021.

The Company has decided to account for the MDI Fund on a one quarter lag since the MDI Fund’s reporting requirements differ from the Company’s quarterly reporting schedule.

(e)TM2

On January 28, 2021, the Company entered into a SAFE with TM2. As of August 13, 2021, the SAFE was amended to which Ideanomics would invest €5.0 million ($5.9 million), an increase in the investment of €3.5 million ($4.1 million), from the original contracted investment of €1.5 million ($1.8 million.) If there is an equity financing (of above €5.0 million ($6.8 million)) during the twelve months immediately following execution of the SAFE, on the initial closing of such equity financing the SAFE will automatically convert into the number of ordinary shares equal to the purchase amount divided by the lowest price per share of the ordinary shares paid during such equity financing. If no equity financing has taken place during the twelve-month period immediately following the date of the SAFE, the parties shall in good faith attempt for one month to agree to a fair value per ordinary share represented by the SAFE, following which the SAFE shall convert into the number of ordinary shares equal to the purchase amount divided by such fair value. If the parties are unable to establish a fair value per ordinary share within such one-month period, the Company shall be entitled to convert the purchase amount into ordinary shares based on the pre-investment valuation of the Company of €10.0 million ($11.1 million) on December 20, 2019, plus the value of any investment into the SAFE since the original investment resulting in a current valuation of the Company of €11.0 million ($12.5 million), but subject to increase by the amount of any further debt, equity, convertible investment prior to January 28, 2022. In the event of a non-qualifying financing, TM2 shall provide the Company with sufficient information to verify such funding and increase in valuation. The Company accounts for TM2 as an equity method investment, as it holds a 10.0% equity ownership interest and has one of four seats on the board of directors.

(f)PEA

On August 2, 2021, the Company announced a strategic investment in PEA, a business unit within the Prettl Group, a large German industrial company that manufactures and distributes components and systems for the automotive, energy, and electronics industries. The terms include a strategic investment of €7.5 million ($9.1 million) for 11,175 preferred shares. Ideanomics will receive exclusive sales and distribution rights for PEA charging infrastructure products and solutions in North America and CEO Alf Poor will join PEA’s Board of Directors. The Company received legal ownership as of October 19, 2021, after payment of €7.5 million ($9.1 million) representing a 30% equity ownership.

(g)Intelligenta

In 2018, the Company signed an investment agreement with two unrelated parties to establish BDCG, subsequently renamed Intelligenta, for providing block chain services for financial or energy industries by utilizing artificial intelligence and big data technology in the United States. On April 24, 2018, the Company acquired 20.0% equity ownership in BDCG from one noncontrolling party for total consideration of $9.8 million which consisted of $2.0 million in cash and $7.8 million paid in the form of the Company’s capital stock (valued at $2.60 per share and equal to 3.0 million shares of the Company’s common stock), increasing the Company’s ownership to 60.0%. The remaining 40.0% of Intelligenta are held by Seasail. The accounting treatment for the investment is based on the equity method due to variable substantive participating rights (in accordance with ASC 810) granted to Seasail.

Intelligenta’s target customer base is financial institutions and large energy companies in the U. S.; however, due to the political relations between the U.S. and China, Intelligenta has been unable to commercialize its product as such companies are hesitant to engage a company with China-based ownership to perform AI and block chain services. The Company evaluated the business prospects of Intelligenta, and determined the investment was impaired and the impairment was other-than-temporary. Accordingly, the Company recorded an impairment loss of $9.8 million in “Impairment of and equity in loss of equity method investees” in the consolidated statements of operations in the year ended December 31, 2020.

Intelligenta has yet to record revenue or earnings or losses, and therefore its statement of operations and balance sheet data are not material.

As of December 31, 2019, the excess of the Company’s investment over its proportionate share of Intelligenta’s net assets was $9.8 million. The difference represented goodwill and was not amortized.

(h)Glory

On July 18, 2019, the Company entered into an acquisition agreement to purchase a 34.0% interest in Glory, a Malaysian company, from its shareholder Beijing Financial Holding Limited, a Hong Kong registered company, for the consideration of 12.2 million restricted common shares of the Company, initially representing $24.4 million at $2.00 per share, the contract price, and subsequently revised to $20.0 million at $1.64 per share, the closing price on the date of acquisition. As part of this transaction, the Company was also granted an option to purchase a 40.0% interest in Bigfair from its shareholder Beijing Financial Holding Limited for an exercise price of $13.2 million in the form of common shares of the Company. Bigfair holds a 51.0% ownership stake in Glory. The option was exercisable from July 18, 2020 to July 19, 2021.

Upon the initial investment, the Company performed a valuation analysis and allocated $23.0 million and $1.4 million of the consideration transferred to the equity method investment and the call option, respectively, which was subsequently revised to $20.0 million and $0, respectively.

As initially contemplated, Glory, through its subsidiary Tree Manufacturing, would hold a domestic EV manufacturing license in Malaysia, a marketing and distribution agreement for EVs in the ASEAN region, as well as the land use rights for 250 acres of vacant land zoned for industrial development in the Gebeng Industrial Area adjacent to Kuantan Port. Kuantan is the capital city of the state of Pahang on the east coast of Peninsular Malaysia, which was to be the site of the manufacturing operations.

In December 2019, the Company acquired a 51.0% ownership interest in Tree Technologies. Tree Technologies had previously been granted the land use rights to the 250 acres of vacant land mentioned above, which was previously anticipated would be owned by Glory. As Glory would no longer receive the land use rights to the 250 acres of vacant land, the Company evaluated its investment in Glory for impairment, and recorded an impairment loss of $13.1 million in “Impairment of and equity in loss of equity method investees” in the consolidated statements of operations in the year ended December 31, 2019.

Tree Technologies had also entered into a product supply arrangement and a product distribution arrangement with a subsidiary of Glory. The Company performed an assessment of these arrangements, and determined that Glory is a variable interest entity, but that the Company is not the prime beneficiary. As of December 31, 2020, the Company accounted for Glory as an equity method investment. Refer to Note 8 for additional information on the acquisition of Tree Technologies.

In the three months ended December 31, 2020, Tree Technologies obtained a domestic EV manufacturing license in Malaysia; and therefore determined it would not purchase vehicles from Glory’s subsidiary, Tree Manufacturing. As Glory’s value was predicated on the underlying manufacturing agreement between Tree Technologies and Tree Manufacturing, the Company evaluated the business prospects of Glory, and determined that its investment was impaired and the impairment was other-than-temporary. Accordingly, the Company recorded an impairment loss of $6.9 million in “Impairment of and equity in loss of equity method investees” in the consolidated statements of operations in the year ended December 31, 2020. Refer to Note 11 for information on the impairment loss recorded with respect to the manufacturing agreement with Tree Manufacturing.

Note 13.   Leases

As of December 31, 2021 and 2020, the Company’s operating lease right of use assets were $12.8 million and $0.2 million, respectively. As of December 31, 2021 and 2020, the Company’s operating lease liabilities were $12.7 million and $0.1 million, respectively. The weighted-average remaining lease term is 4.2 years and the weighted-average discount rate is 5.2%.

The following table summarizes the components of lease expense (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Operating lease cost	$1,764	$1,600	$1,708
Short-term lease cost	720	349	317
Sublease income	—	(74)	(42)
Total	$2,484	$1,875	$1,983

The following table summarizes supplemental information related to leases (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,856	$991	$1,407
Right-of-use assets obtained in exchange for new operating lease liabilities	14,293	486	935

The additional right of use assets were primarily acquired in the Timios, WAVE, US Hybrid and Solectrac acquisitions. The facilities acquired are primarily office buildings and warehouses in U.S. locations where they conduct business. Additionally, the Company leased a showroom in New Jersey in November, 2021.

The following table summarizes the maturity of operating lease liabilities (in thousands):

Leased Property
Years ending December 31	Costs
2022	$3,629
2023	3,647
2024	2,728
2025	2,281
2026	1,685
2027 and thereafter	222
Total lease payments	14,192
Less: Interest	(1,459)
Total	$12,733

In the year ended December 31, 2021, the Company vacated two leases and recorded an impairment loss related to the right of use asset of $0.1 million.

In the three months ended March 31, 2020 the Company ceased to use the premises underlying one lease and vacated the real estate. As a result, the Company recorded an impairment loss related to the right of use asset of $0.9 million. In the three months ended June 30, 2020, the Company completed negotiations with the landlord to settle the remaining operating lease liability of $0.9 million by issuing a promissory note for $0.1 million, bearing an annual interest rate of 4.0%, and which was due on December 31, 2021 and was paid in the year ended December 31, 2021. The Company recorded a gain of $0.8 million in “Other income (expense), net” in the consolidated statements of operations for the settlement of the operating lease liability.

In the three months ended June 30, 2020 the Company ceased to use its New York City headquarters at 55 Broadway, which were subject to two leases, and vacated the real estate. As a result, the Company recorded an impairment loss related to the right of use asset of $5.3 million. The Company had an operating use liability of $5.8 million with respect to these leases, excluding $0.6 million in accounts payable. In the three months ended September 30, 2020, the Company completed negotiations with the landlord to settle the remaining amounts due of $6.4 million for a cash payment of $1.5 million. The Company recorded a gain of $4.9 million in “Other income (expense), net” in the consolidated statements of operations for the settlement of the operating lease.

Note 14.   Supplementary Information

Other Current Assets

“Other current assets” were $4.5 million and $3.7 million as of December 31, 2021 and 2020, respectively. Components of “Other current assets” as of December 31, 2021 and 2020 include a receivable of $1.9 million from a third-party and a deposit of $3.4 million to a third-party supplier for EV purchases, respectively. In the year ended December 31, 2021, the Company collected the $3.4 million deposit that was made to the third-party supplier in 2020. There were no components of “Other current assets” as of December 31, 2021 and 2020, which were more than 5% of total current assets.

Other Current Liabilities

“Other current liabilities” were $7.1 million and $2.2 million as of December 31, 2021 and 2020, respectively. There were no components of “Other current liabilities” as of December 31, 2021, which were more than 5% of total current liabilities. Components of “Other current liabilities” as of December 31, 2020 that were more than 5% of total current liabilities were other payables to third-parties in the amount of $0.8 million.

Current Liabilities, Other Non-current Assets and Other Long-term Liabilities

On December 31, 2021 the Company terminated a legal agreement previously entered into whereby the Company took possession of a property in Qingdao, China for no consideration. The termination resulted in the derecognition of an asset of $6.6 million recorded in “Other non-current assets,” and a liability of $6.7 million, of which $0.3 million was recorded in “Other current liabilities” and $6.4 million was recorded in “Other long-term liabilities.” This resulted in a gain of $0.2 million recorded in “Other income (expense), net.”

Note 15.    Promissory Notes

The following is the summary of outstanding promissory notes as of December 31, 2021 and 2020 (in thousands):

		December 31,		December 31,
		2021		2020
		Principal	Carrying	Principal	Carrying
	Interest rate	Amount	Amount*	Amount	Amount*
Convertible Debenture (a)	4.0%	$57,500	$57,809	$—	$—
Vendor Note Payable (b)	0.25%-4%	—	—	105	105
Small Business Association Paycheck Protection Program (c)	1.0%	311	312	460	463
Total		$57,811	58,121	$565	568
Less: Current portion			(58,121)		(568)
Long-term Note, less current portion			$—		$—

Ties to

*Carrying amount includes the accrued interest and approximates the fair value because of the short-term nature of these instruments.

The weighted average interest rate for these borrowings is 4.0% and 1.4% as of December 31, 2021 and December 31, 2020, respectively.

As of December 31, 2021 and 2020, the Company was in compliance with all ratios and covenants.

The following table summarizes the impact to the consolidated statements of operations associated with outstanding promissory notes (in thousands):

	Year Ended
	December 31	December 31	December 31
	2021	2020	2019
Interest expense excluding amortization of debt discount	$2,139	$1,593	$1,449
Interest expense related to amortization of debt discount	—	14,485	4,235
Total interest expense	$2,139	$16,078	$5,684
Expense due to conversion of notes	$—	$2,266	$—
(Gain)loss on extinguishment of debt	$(300)	$(8,891)	$3,940

(a) $75.0 million Convertible Debenture due October 24, 2022 – YA II PN

On October 25, 2021, the Company executed a security purchase agreement with YA II PN, whereby the Company issued a convertible note of $75.0 million, and received aggregate gross proceeds of $75.0 million. The note is scheduled to mature on October 24, 2022 and bears interest at an annual rate of 4.0%, which would increase to 18.0% in the event of default. The note has a fixed conversion price of $1.88. The conversion price is not subject to adjustment except for subdivisions or combinations of common stock. The Company has the right, but not the obligation, to redeem a portion or all amounts outstanding under this note prior to the maturity date at a cash redemption price equal to the principal to be redeemed, plus accrued and unpaid interest. The note contained customary events of default, indemnification obligations of the Company and other obligations and rights of the parties. Commencing February 1, 2022, the Company has the obligation to redeem $8.3 million per month, against the unpaid principal. This amount may be reduced by any conversions by YA II PN or optional redemptions made by the Company.

During the year ended December 31, 2021, the principal and accrued and unpaid interest in the amount of $17.6 million was converted into 9.4 million shares of common stock of the Company. Total interest expense recognized was $0.6 million for the year ended December 31, 2021.

(b) Vendor Notes Payable

On May 13, 2020, DBOT entered into a settlement agreement with a vendor whereby the existing agreement with the vendor was terminated, the vendor ceased to provide services, and all outstanding amounts were settled. In connection with this agreement, DBOT paid an initial $30,000 and executed an unsecured promissory note in the amount of $60,000, bearing interest at 0.25% per annum, and payable in two installments of $30,000. The first installment was due on December 31, 2020 and was repaid, the remaining payment was due on August 31, 2021 and was repaid.

In the three months ended March 31, 2020 the Company ceased to use the premises underlying one lease and vacated the real estate. In the three months ended June 30, 2020, the Company completed negotiations with the landlord to settle the remaining operating lease liability of $0.9 million by issuing a promissory note for $0.1 million, bearing an annual interest rate of 4.0%, and which was due and repaid as of December 31, 2021.

(c) Small Business Association Paycheck Protection Program

On April 10, 2020, the Company borrowed $0.3 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan was originally payable in 18 installments of $18,993 commencing on November 10, 2020, with a final payment due on April 10, 2022. With several amendments, the loan is currently payable monthly commencing on September 10, 2021, with a final payment due on April 10, 2025. The forgiveness application of the loan was submitted in August 2021 and the Company has made payments totaling $31,674 of principal and interest during the year ended December 31, 2021 while the forgiveness application is under review.

On May 1, 2020 Grapevine borrowed $0.1 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan was originally payable in 18 installments of approximately $7,000 commencing on December 1, 2020, with a final payment due on May 1, 2022. With several amendments, the loan was payable commencing on October 1, 2021, with a final payment due on April 10, 2025. On April 20, 2021, the Company completed the disposal of Grapevine and the loan balance was deconsolidated from consolidated balance sheet.

On May 3, 2020 WAVE borrowed $0.3 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan was originally payable in 18 installments of $12,630 commencing on November 1, 2020, with a final payment due on May 3, 2022. After the issuance of an additional grace period, payments were to commence on September 21, 2021 until the original maturity date of May 3, 2022. The loan and the accrued interest were forgiven and paid by the U.S. Small Business Administration according to the notice received from the bank on September 16, 2021. The Company recorded the forgiveness as “Gain (loss) on extinguishment of debt” on the consolidated statement of operations.

On February 24, 2021 US Hybrid borrowed $0.5 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan had a maturity date of February 24, 2026. After the issuance there was a 2 month loan forgiveness covered period followed by a 10 month deferment period, and payments were to commence on March 10, 2022 and continue until the maturity date. US Hybrid used the loan for qualifying expenses. The loan was forgiven in June 2021 and was accounted for in conjunction with the acquisition accounting in Note 8.

Promissory Notes Issued and Repaid in the Year Ended December 31, 2021

During the year ended December 31, 2021, the Company issued several convertible debt instruments to YA II PN, the terms of which are summarized in the following table (principal and gross proceeds in thousands):

	YA II PN Note 1	YA II PN Note 2	YA II PN Note 3	YA II PN Note 4
Principal	$37,500	$37,500	$65,000	$80,000
Gross proceeds	$37,500	$37,500	$65,000	$80,000
Interest rate	4.0%	4.0%	4.0%	4.0%
Conversion price	$2.00	$3.31	$4.12	$4.95
Maturity dates	July 4, 2021	July 15, 2021	July 28, 2021	August 8, 2021

The conversion prices on the notes above were fixed, and were not subject to adjustment except for subdivisions or combinations of common stock. The Company had the right, but not the obligation, to redeem a portion or all amounts outstanding under these notes prior to their maturity date at a cash redemption price equal to the principal to be redeemed, plus accrued and unpaid interest. The notes contained customary events of default, indemnification obligations of the Company and other obligations and rights of the parties. In the event of default, the interest rate would increase to 18.0%.

During the year ended December 31, 2021, the notes, plus accrued and unpaid interest, were converted into 45.9 million shares of common stock of the Company, and one note of $80.0 million was repaid.

Promissory Notes Outstanding Prior to December 31, 2020

The Company had various debt instruments outstanding prior to December 31, 2020. Certain of these instruments contained beneficial conversion features and/or down round provisions, which were triggered by the subsequent issuance of common stock at a price lower than the down round provisions in the instruments. Certain of these instruments were modified, amended or extinguished, resulting in additional expenses or gains. These debt instruments were either converted into common stock of the Company or repaid on or prior to their scheduled maturity dates in the year ended December 31, 2020.

Note 16.   Stockholders’ Equity, Redeemable Convertible Preferred Stock and Redeemable Non-controlling Interest

Convertible Preferred Stock

Our Board has authorized 50.0 million shares of convertible preferred stock, $0.001 par value, issuable in series. As of December 31, 2021 and 2020, 7.0 million shares of Series A preferred stock were issued and outstanding. The Series A preferred stock shall be entitled to one vote per common stock on an as-converted basis and is only entitled to receive dividends when and if declared by the Board.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into ten fully paid and nonassessable shares of Common Stock, and redeemable at a stated dollar amount upon a merger/consolidation/change in control.

Upon the occurrence of a liquidation event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share equal to $0.50, as may be adjusted from time to time plus all accrued, but unpaid dividends, whether declared or not.

Common Stock

Our Board has authorized 1,500 million shares of common stock, $0.001 par value.

Redeemable Non-controlling Interest

The Company and Qingdao formed an entity named New Energy. Qingdao entered into a capital subscription agreement for a total of RMB 200.0 million ($28.0 million), and made the first capital contribution of RMB 50.0 million ($7.0 million) in the three months ended March 31, 2020. The remaining RMB 150.0 million ($21.0 million) was payable in three installments of RMB 50.0 million ($7.0 million) upon New Energy attaining certain revenue or market value benchmarks~~.~~

The investment agreement stipulated that New Energy must pay Qingdao dividends at the rate of 6.0%. After one year, Qingdao may sell its investment to an institutional investor, and after three years may redeem its investment for the face amount plus 6.0% interest less dividends paid. The redemption feature was neither mandatory nor certain. Due to the redemption feature, the Company had classified the investment outside of permanent equity. Redeemable non-controlling interest is recorded as the greater of (i) the redemption amount or (ii) the cumulative amount that would result from applying the measurement guidance in ASC 810.

In the year ended December 31, 2021, Qingdao officially requested redemption of the invested funds and dividend, RMB 56.0 million ($7.9 million) in total prior to December 31, 2021. The Company designated Qingdao Medici to pay the redemption price. After the payment, Qingdao Medici owns 100% of New Energy. Because Qingdao Medici cannot complete its foreign exchange settlement prior to December 31, 2021, New Energy made the payment on behalf of Qingdao Medici. Qingdao, Qingdao Medici and New Energy agreed that Qingdao Medici will make the payment to Qingdao directly when it completes the foreign exchange settlement and Qingdao will return the money previously paid by New Energy to New Energy immediately after it receives the fund from Qingdao Medici.

The following table summarizes activity for the redeemable non-controlling interest for the years ended December 31, 2021 and 2020 (in thousands):

January 1, 2020
Initial investment	$7,047
Accretion of dividend	438
Loss attributable to non-controlling interest	(135)
Adjustment to redemption value	135
December 31, 2020	7,485
Accretion of dividend	464
Loss attributable to non-controlling interest	(206)
Adjustment to redemption value	206
Settlement	(7,949)
December 31, 2021	$—

2021 Equity Transactions

On February 26, 2021, the Company entered into a sales agreement with Roth Capital. In accordance with the terms of the sales agreement, the Company may offer and sell from time to time through Roth Capital the Company’s common stock having an aggregate offering price of up to $150.0 million. The Company shall pay to Roth Capital in cash, upon each sale of such shares pursuant to the sales agreement, an amount equal to 3.0% of the gross proceeds from each sale of such shares. During the year ended December 31, 2021, the Company issued 50.4 million shares of common stock and received net proceeds of $145.5 million after deducting $4.5 million commission and transaction fees.

On June 11, 2021, the Company entered into a SEDA with YA II PN. The Company will be able to sell up to $80.4 million shares of its common stock at the Company’s request any time during the 36 months following the date of the SEDA’s entrance into force. The shares would be purchased at (1) 95% of the Market Price if the applicable pricing period is two consecutive trading days or (2) 96% of the Market Price if the applicable pricing period is five consecutive trading days, and, in each case, would be subject to certain limitations, including that YA II PN could not purchase any shares that would result in it owning more than 4.99% of the Company’s common stock. “Market Price” shall mean the lowest daily volume weighted average price of the Company’s common stock during the two or five consecutive trading days, as applicable, commencing on the trading day following the date the Company submits an advance notice to YA II PN. Pursuant to the SEDA, the Company is required to register all shares which YA II PN may acquire. The SEDA contains customary representations, warranties and agreements of the Company and YA II PN, indemnification rights and other obligations of the parties. YA II PN has covenanted not to cause or engage in any direct or indirect short selling or hedging of the Company’s shares of common stock. During the year ended December 31, 2021, the Company issued 10.0 million shares of common stock for a total of $27.3 million.

On August 12, 2021, the Company entered into a controlled equity offering sales agreement with Cantor. In accordance with the terms of the agreement, the Company may offer and sell from time to time through or to Cantor, as sales agent or principal, the Company’s common stock having an aggregate offering price of up to $350.0 million. The shares will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333- 252230.) The Company shall pay to Cantor in cash, upon each sale of shares pursuant to this agreement, an amount equal to up to 3.0% of the aggregate gross proceeds from each sale of shares. During the year ended December 31, 2021, the Company issued 7.9 million shares of common stock and received net proceeds of $15.7 million after deducting $0.4 million commission and transaction fees.

Refer to Note 8 for information related to the issuance to common stock for acquisitions, Note 15 for information related to issuance of common stock with convertible notes, Note 18 for information related to the issuance to common stock for option exercise.

2020 Equity Transactions

The Company entered into a SEDA with YA II PN on April 3, 2020 and amended the SEDA to reduce the aggregate amount of facility from $50.0 million to $45.0 million on June 9, 2020, and terminated the SEDA on September 10, 2020. The Company had the right to issue and sell to YA II PN up to $45.0 million of the Company’s common stock over 36 months following the date of the SEDA’s entrance into force, the maximum amount of each of which is limited to $1.0 million. In connection with the SEDA, the Company issued commitment shares to a subsidiary of YA II PN on April 3, 2020 The Company recognized such commitment shares as deferred offering costs and additional paid-in capital for a total of $0.9 million and, subsequently fully charged these costs against the gross proceeds received from SEDA for the year ended December 31, 2020.

The Company entered into the second SEDA with YA II PN on September 4, 2020. The Company was able to sell up to $150.0 million of its common stock at the Company’s request any time during the 36 months following the date of the SEDA’s entrance into force.

For each share of common stock purchased under the SEDA, YA II PN was to pay 90% of the lowest VWAP of the Company’s shares during the five trading days following the Company’s advance notice to YA II PN. In general, the VWAP represents the sum of the value of all the sales of the Company’s common stock for a given day (the total shares sold in each trade times the sales price per share of the common stock for that trade), divided by the total number of shares sold on that day.

YA II PN’s obligation under the SEDA was subject to certain conditions, including the Company maintaining the effectiveness of a registration statement for the securities sold under the SEDA. In addition, the Company could not request advances if the common shares to be issued would result in YA II PN owning more than 4.99% of the Company’s outstanding common stock, with any such request being automatically modified to reduce the advance amount.

The SEDA contained customary representations, warranties and agreements of the Company and YA II PN, indemnification rights and other obligations of the parties. YA II PN had covenanted not to cause or engage in any direct or indirect short selling or hedging of the Company’s shares of common stock.

During the year ended December 31, 2020, the Company issued 122.9 million shares of common stock for a total of $182.5 million under the SEDA.

Refer to Note 15 for information related to issuance of common stock resulting from the conversion of convertible notes, Note 17 for information related to the issuance of common stock resulting from the conversion of convertible notes with related parties, Note 18 for information related to the issuance to common stock for warrant and option exercise, and Note 8 for the information related to the issuance of common stock for DBOT contingent consideration.

2019 Equity Transactions

Refer to Note 15 for information related to issuance of common stock resulting from the conversion of convertible notes, Note 8 for information related to the issuance of common stock resulting from the business acquisitions and Note 12 for the information related to the issuance of common stock for long-term investment. The Company also issued 7.4 million shares of common stock related to asset acquisitions.

Note 17.   Related Party Transactions

(a) Convertible Notes

$3.0 million Convertible Note with Mr. McMahon

On May 10, 2012, Mr. McMahon, our Executive Chairman, made a loan to the Company in the amount of $3.0 million. In consideration for the loan, the Company issued the note at a 4.0% interest rate computed on the basis of a 365-day year. The Company entered several amendments with respect to the effective conversion price (changed from $1.75 to $1.50), convertible stocks (changed from Common Stock to Series E Preferred Stock then back to Common Stock). The last amendment was made on May 9, 2020, and extended the maturity date to December 31, 2022.

On June 5, 2020, the Audit Committee and the Board approved the reduction of conversion price to $0.59, contingent upon the immediate conversion of the note. On June 5, 2020, the note was converted into 5.1 million shares of common stock. The Company recorded $1.5 million expense due to conversion in “Expense due to conversion of notes” in the consolidated statement of operation for the year ended December 31, 2020. The Company paid the accumulated interest of $0.3 million in cash prior to the conversion.

For the years ended December 31, 2021, 2020 and 2019, the Company recorded interest expense of $0, $0.1 million and $0.1 million, respectively, related to the note.

$2.5 million Convertible Promissory Note with SSSIG

On February 8, 2019, the Company entered into a convertible promissory note agreement with SSSIG, an affiliate of Dr. Wu, the former Chairman of the Company, in the aggregate principal amount of $2.5 million. The convertible promissory note bore interest at a rate of 4.0%, was scheduled to mature on February 8, 2020, and was convertible into shares of the Company’s common stock at a conversion price of $1.83 per share anytime at the option of SSSIG.

The Company received $1.3 million from SSSIG, and did not receive the remaining $1.2 million. On June 5, 2020, the Audit Committee and the Board approved the reduction of the conversion price to $0.59, contingent upon the immediate conversion of the convertible promissory note. On June 5, 2020, the convertible promissory note, including accumulated interest, was converted into 2.2 million shares of common stock. The Company recorded $0.7 million expense due to conversion in “Expense due to conversion of notes” in the consolidated statement of operation for the year ended December 31, 2020.

For the years ended December 31, 2021, 2020 and 2019, the Company recorded interest expense of $0, $21,546 and $48,357, related to the convertible promissory note, respectively. The Company did not pay the interest in cash on this note.

$1.0 million Convertible Promissory Note with SSSIG

On November 25, 2019, the Company entered into a convertible promissory note agreement with SSSIG, an affiliate of Dr. Wu, the former Chairman of the Company, in the aggregate principal amount of $1.0 million. The convertible promissory note bore interest at a rate of 4.0%, was initially scheduled to mature on November 25, 2021, and was convertible into the shares of the Company’s common stock at a conversion price of $1.25 per share anytime at the option of SSSIG.

The Company received $0.3 million from SSSIG and did not receive the remaining $0.8 million. On June 5, 2020, the Audit Committee and the Board of Directors approved the reduction of conversion price to $0.59, contingent upon the immediate conversion of the convertible promissory note. On June 5, 2020, the convertible promissory note, including accumulated interest, was converted into 0.4 million shares of common stock. The Company recorded $0.1 million expense due to conversion “Expense due to conversion of notes” in the consolidated statement of operation for the year ended December 31, 2020.

For the years ended December 31, 2021, 2020 and 2019, the Company recorded interest expense of $0, $4,301 and $1,000, respectively. The Company did not pay the interest in cash on this note.

(b) Transactions with GTD

Disposal of Assets in exchange of GTB

In March 2019, the Company completed the sale of the following assets (with total carrying amount of $20.4 million) to GTD, a minority shareholder based in Singapore, in exchange for 1.3 million GTB. The Company considered the arrangement as a nonmonetary transaction and that fair values of GTB were not reasonably determinable due to the reasons described below. Therefore, the GTB received were recorded at the carrying amount of the assets exchanged and the Company did not recognize any gain or loss based on the provisions of ASC 845.

●	License content (net carrying amount $17.0 million.)
●	13% ownership interest in Topsgame (carrying amount of $3.2 million which was included in long-term investment as a non-marketable equity investment.)
●	Animation copy right (net carrying amount $0.2 million which was included in intangible assets.)

Digital asset management services

The Company recognized revenue for the master plan development services over the contract period based on the progress of the services provided towards completed satisfaction. Based on ASC 606, at contract inception, the Company considered the following factors to estimate the value of GTB (noncash consideration): 1) it only trades in one exchange, which had operated for less than one year; 2) its historical volatility was high; and 3) the Company’s intention at the time to hold the majority of GTB, as part of its digital asset management services; and 4) associated risks related to holding GTB. Therefore, the value of 7.1 million GTB using Level 2 measurement was $40.7 million with a 76.0% discount to the fixed contract price agreed upon by both parties when signing the contract. The Company considered similar assets exchanges in Singapore and considered the volatility of the quoted prices and determined a discount of 76.0% The estimated value of GTB was calculated using the Black-Scholes Merton valuation model using the following assumptions: expected terms 3.0 years; volatility 155%; dividend yield:

zero and risk-free interest rate of 2.25%. As of December 31, 2019, all performance obligations associated with the development of the master plan for GTD’s assets had been satisfied. Accordingly, the Company recognized revenue of $40.7 million in the year ended December 31, 2019.

Refer to Note 11 for information concerning the impairment loss of $61.1 million recorded related to GTB in the year ended December 31, 2019.

(c) Long-Term Investment to Qianxi

In November 2019, the Company entered into a share transfer agreement with Shenma to acquire its 1.72% ownership in Qianxi for consideration of $4.9 million, which was to be paid in six installments. Shenma was required to complete the share transfer registration prior to May 31, 2020, otherwise it would be required to return the consideration to the Company. The Company had paid $0.5 million as of December 31, 2021 and 2020, and recorded it on the “Other Non-Current Assets” since the share transfer registration was not yet completed. The Company is currently taking actions to resolve these matters. The Company has requested that Shenma return the consideration provided and currently has full allowance against this receivable.

(d) Borrowing from DBOT

During the three months ended June 30, 2019, the Company obtained several borrowings, $0.6 million in total, from DBOT, These borrowings bore no interest. The Company paid $0.3 million in July, 2019. DBOT became a subsidiary in July 2019.

(e) Acquisition of Fintalk Assets

In 2018, the Company entered into an agreement to purchase Fintalk Assets from Sun Seven Star International Limited, a Hong Kong company and an affiliate of Dr. Wu. FinTalk Assets include the rights, titles and interest in a secure mobile financial information, social, and messaging platform that has been designed for streamlining financial-based communication for professional and retail users. The initial purchase price for the Fintalk Assets was $7.0 million payable with $1.0 million in cash and shares of the Company’s common stock with a fair market value of $6.0 million. The Company paid $1.0 million in October 2018. The purchase price was later amended to $6.4 million, payable with $1.0 million in cash and shares of the Company’s common stock with a value of $5.4 million. The Company issued 2.9 million common shares in June 2019 and completed the transaction. In the three months ended December 31, 2019, management determined these assets had no future use and recorded an impairment loss of $5.7 million.

(f) Sale of Red Rock

Refer to Note 8 for additional information.

(g) Acquisition of Grapevine

Refer to Note 8 for additional information.

(h) Sale of Amer

Refer to Note 8 for additional information.

(i) Taxis commission revenue from Qianxi

During the three months ended June 30, 2019, the Company signed an agreement with iUnicorn (also known as Shenma Zhuanche) to form a strategic entity that would focus on green finance and integrated marketing services for new energy taxi vehicles as part of Ideanomics China. The Company agreed to contribute advisory and sales resources which include arranging ABS-based auto financing with its bank partners, and have 50.1% ownership interest in the investment and will have control of the board. iUnicorn, which own 49.9% of the of the joint venture, agreed to contribute its vehicles sales orders in Sichuan province. The entity will generate revenues from commissions on vehicle sales order and ABS fees related to the financing, which will vary accordingly to manufacturer and vehicle model.

During the three months ended September 30, 2019, the joint venture took over an order of 4,172 EV taxis from a third-party and helped facilitate the completion of the order. As part of the transaction, Qianxi agreed to pay a commission of $2.7 million to the joint venture for facilitating the completion of this order. There is no other remaining performance obligation relating to this commission. In addition, the commission revenue is considered revenue from a related party as the minority shareholder of the joint venture is an affiliate of our customer, Qianxi. The Company has provided the full allowance against this receivable.

(j) Fuzhou Note Receivable

In May 2020, Energy Sales provided a note receivable to Zhengtong in the amount of 3.0 million RMB ($0.4 million). The note receivable was not collateralized. Zhengtong agreed to repay 3.3 million RMB ($0.5 million) within three months of the disbursement date. The Company has recorded a reserve of $0.5 million against this note receivable as of December 31, 2020. In September 2021, Zhengtong, BSSGCD, an affiliate of Bruno Wu, the former Chairman of the Company, and the Company reached an assignment agreement pursuant to which BSSGCD accepted from Zhengtong all the rights and claims arising from this note receivable. The Company received the payment in full of 3.3 million RMB (approximately $0.5 million at such time,) from BSSGCD subsequently and recorded this recovery in “Selling, general and administrative expenses.”

(k) Zhu Note Receivable

In May 2020, a subsidiary of the Company, Energy Sales provided a note receivable to Mr. Zhu in the amount of 10.0 million RMB ($1.4 million). Mr. Zhu, through his wholly-owned entity Prime Capital Enterprise Pte. Ltd., provided collateral in the form of its 50.0% ownership of Founder Space. Founder Space is also 50.0% owned by a related party, Seven Stars Innovative Industries Group Limited, an affiliate of Dr. Wu, the former Chairman of the Company. Mr. Zhu agreed to repay 10.5 million RMB ($1.5 million) one month from the disbursement date. In September 2020, a third-party satisfied the note receivable and accrued interest in the amount of 10.5 million RMB ($1.5 million) on behalf of Mr. Zhu, and the Company terminated the note and collateral agreement.

(l) Research and development contract with a related party

The Company has entered a research and development contract with an entity with the total amount of $2.8 million for EV design and technology development. The Company paid $1.6 million for the year ended December 31, 2020 and recorded this amount in “Research and development expense.” No service is currently being provided under this contract. One of the shareholders of this entity held a senior position in several of Dr. Wu’s affiliated entities.

(m) Transaction with Dr. Wu and his affiliates

On June 5, 2020, the Audit Committee and the Board approved the conversion of some borrowings at a conversion price of $0.59 per common share, contingent upon the immediate conversion of these amounts. On June 5, 2020, the borrowings of $1.5 million, including the $0.4 million transferred from Beijing Financial Holding Limited, were converted into 2.6 million shares of common stock.

As of December 31, 2021 and 2020, the Company has receivables of $0.2 million and $0.2 million, respectively, due from Dr. Wu, the former Chairman of the Company, and his affiliates and recorded in “Amounts due from related parties” in the consolidated balance sheets.

As of December 31, 2021 and 2020, the Company has payables of $0.7 million and $0.6 million, respectively, due to Dr. Wu, the former Chairman of the Company, and his affiliates and recorded in “Amounts due to related parties” in the consolidated balance sheets.

Service agreement with SSSIG

The Company entered a service agreement with SSSIG for the period from July 1, 2020 through June 30, 2021 for $1.4 million in exchange for consulting services from SSSIG, the services include but are not limited to human resources, finance and legal advice. The Company recorded the service charges of $0.4 million and $0.7 million in “Professional fees” for the years ended December 31, 2021 and 2020, respectively. The agreement was terminated in May 2021 and both parties agree that the service agreement has been completely performed and no payment is outstanding, and the termination shall not be regarded as a breach by either party. As a result, the Company recorded the reversal of the unpaid $0.6 million in “Other income (expense), net” in the consolidated statement of operations for the year ended December 31, 2021.

The Company entered a new consulting service agreement with SSSIG on April, 20, 2021 for the period from April 1, 2021 through June 30, 2021 for $0.4 million. The service agreement includes employment transfer, financial transition, corporate documents handover, legal representative and board member change for the Company’s subsidiaries and affiliates. The Company recorded $0.4 million in the “Amount due to related parties” in the consolidated balance sheets as of December 31, 2021.

(n) Borrowing from Beijing Financial Holdings Limited

In the three months ended June 30 2020, the borrowing of $0.4 million from Beijing Financial Holding Limited was transferred to Dr. Wu, the former Chairman of the Company, and was subsequently converted to shares at a conversion price of $0.59 per common share on June 5, 2020. Effective January 1, 2020, Beijing Financials Holding limited is considered a related party because MHTL, was, at a point in time, intended to act as a trustee over 10,000 common shares of Ideanomics China to affect a share-based compensation plan and has the same owner of Beijing Financial Holdings Limited.

(o) Amounts due from and due to Glory

Glory has made partial payment of $0.5 million on behalf of the Company to acquire the land use rights and the Company has made payments on behalf of Glory for some of its operational expenses during the year ended December 31, 2021 and December 31, 2020. The net balance of $0.2 million and $0.3 million due to Glory as result of these payments is recorded in “Amount due to related parties” in the consolidated balance sheets as of December 31, 2021 and December 31, 2020, respectively.

(p) Receivable due from Ocasia

In the year ended December 31, 2021, SSE, one of Ideanomics’ subsidiaries, remitted $0.2 million to Ocasia for the purpose of a business cooperation project. Ocasia returned $0.2 million subsequently because the project was put on hold.

(q) Receivable due from Mr. McMahon

In the year ended December 31, 2021, the Company paid $0.1 million on behalf of Mr. McMahon and subsequently reduced his compensation payment by the same amount.

(r) Stock purchase consideration payable due to FNL

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL. The unpaid consideration of $0.1 million is recorded in the “Amount due to related parties” in the consolidated balance sheets as of December 31, 2021. Refer to Note 8 for additional information.

(s) Energica Note Receivable

In October 2021, the Company extended a revolving line of credit to Energica Motor Company in the amount of $4.5 million. The parent company of Energica Motor Company is Energica, of which the Company has 20% ownership. The revolving loan commitment termination date is December 31, 2022. The revolving loan due date is 210 days from the date an individual revolving loan is made. Interest rate is the prime rate, as defined. All accrued and unpaid interest on each revolving loan shall be payable commencing on the nineteenth day after the making of such revolving loan, and then again thirty days thereafter until the principal balance of such revolving loan is repaid in full. Overdue principal shall bear interest at the Interest Rate plus four percentage points. Each revolving loan is solely for the purpose of purchasing financed vehicles in order to resell such financed vehicles to an approved dealer, or delivered to an approved dealer for later sale to a customer of such approved dealer. The loan is secured by a series of assets, including financed vehicles, all accounts receivable, all goods and inventory.

The Company has provided a loan of $0.7 million to Energica Motor Company as of December 31, 2021, and recorded in “Notes receivable from related party” in the consolidated balance sheets at cost, The interest income recognized is $6,476 for the year ended December 31, 2021 and is recorded as earned based on the outstanding balance for the time period at the rate per the agreement.

Note 18.   Share-Based Compensation

As of December 31, 2021, the Company had 21.8 million options and 1.1 million warrants outstanding.

The Company awards common stock and stock options to employees, consultants, and directors as compensation for their services, and accounts for its stock option awards to employees, consultants, and directors pursuant to the provisions of ASC 718. For the options with market conditions, the fair value of each award is estimated on the date of grant using a Monte-Carlo valuation model and the fair value of each option recognized as compensation expense over the derived service period. For the options with performance conditions, the fair value of each award is estimated on the date of grant using the Black-Scholes Merton valuation model and the fair value of each option recognized as compensation expense over the implicit service period. For restricted stock and option awards only with service conditions, the fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period.

Effective as of December 3, 2010 and amended on August 3, 2018, the Company’s Board approved the 2010 Plan pursuant to which options or other similar securities may be granted. On October 22, 2020, the Company’s shareholders approved the amendment and restatement of the 2010 Plan. The maximum aggregate number of shares of common stock that may be issued under the 2010 Plan increased from 31.5 million shares to 56.8 million shares. As of December 31, 2021, options available for issuance are 17.4 million shares.

For the years ended December 31, 2021, 2020 and 2019, total share-based payments expense was $22.0 million, $12.0 million and $9.1 million, respectively.

(a) Stock Options

The following table summarizes stock option activity for the years ended December 31, 2021 and 2020:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregated
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life (Years)	Value

Outstanding at December 31, 2019	14,936,726	$2.13	—	$—
Granted	15,854,166	0.60	—	—
Exercised	(2,421,657)	0.78	—	2,421,499
Expired	(1,682,658)	2.72	—	—
Forfeited	(1,599,161)	1.58	—	—
Outstanding at December 31, 2020	25,087,416	1.29	7.92	18,554,241
Granted	9,562,000	2.49	—	—
Exercised	(5,589,084)	1.50	—	7,731,175
Expired	(2,966,509)	1.69	—	—
Forfeited	(4,250,042)	1.10	—	—
Outstanding at December 31, 2021	21,843,781	1.74	8.06	4,596,393
Vested as of December 31, 2021	14,264,369	1.53	7.71	3,927,341
Expected to vest as of December 31, 2021	7,579,412	2.15	9.37	669,052

As of December 31, 2021, $12.9 million of total unrecognized compensation expense related to non-vested share options is expected to be recognized over a weighted average period of 1.40 years. The total intrinsic value of shares exercised in the years ended December 31, 2021, 2020 and 2019, was $7.7 million, $2.4 million and $0.0 million, respectively. The total fair value of shares vested in the years ended December 31, 2021, 2020 and 2019, was $8.4 million, $11.8 million and $8.5 million, respectively. Cash received from options exercised in the years ended December 31, 2021, 2020 and 2019, was $8.4 million, $1.7 million and $0.0 million, respectively.

For the options with performance and service conditions, the assumptions used to estimate the fair values of the stock options granted in the year ended December 31, 2021, 2020 and 2019 are as follows:

	Year ended
	December 31,	December 31,	December 31,
	2021	2020	2019
Expected term (in years)	4.79-7.17	5.15-5.52	5.52
Expected volatility	112%-130%	101%-122%	98%
Expected dividend yield	—%	—%	—%
Risk free interest rate	0.51%-1.29%	0.39%-0.44%	2.51%

For the options with market conditions, the assumptions used to estimate the fair values of the stock options granted in the year ended December 31, 2021 as follows:

Expected term (in years)	1.88
Expected volatility	106.92%
Expected dividend yield	—%
Risk free interest rate	1.31%

(b) Warrants

In connection with certain of the Company’s service agreements, the Company issued warrants to service providers to purchase common stock of the Company. As of December 31, 2021, the weighted average exercise price was $4.00, and the weighted average remaining life was 0.61 years.

A summary of the warrants is as follows:

	2021	2020
	Number of	Number of
	Warrants	Warrants
	Outstanding	Outstanding
	and	and	Exercise	Expiration
Warrants Outstanding	Exercisable	Exercisable	Price	Date
Service providers	200,000	200,000	$5.00	July 1, 2022
Service providers	700,000	700,000	2.50	February 28, 2022-October 1, 2022
Service providers	100,000	—	7.50	January 1, 2023
Service providers	100,000	—	9.00	January 1, 2023
	1,100,000	900,000

(c) Restricted Shares

In July 2021, the Company granted 5.0 million restricted shares to seven employees and directors under the 2010 Plan which was approved by the Board. The restricted shares were vested immediately on the grant date. The aggregated grant date fair value of all those restricted shares was $12.4 million.

In November 2020, the Company granted 0.1 million restricted shares to one employee under the 2010 Plan which was approved by the Board of Directors. The restricted shares were vested immediately on the commencement date. The aggregated grant date fair value of all those restricted shares was $0.1 million.

A summary of the unvested restricted shares is as follows:

		Weighted-average
	Shares	fair value

Non-vested restricted shares outstanding at December 31, 2020	—
Granted	5,025,000	2.46
Forfeited	—	—
Vested	(5,025,000)	2.46
Non-vested restricted shares outstanding at December 31, 2021	—	—

As of December 31, 2021, there was $0 of unrecognized compensation cost related to unvested restricted shares.

Note 19.   Loss Per Common Share

The following table summarizes the Company’s earnings (loss) per share (USD in thousands, except per share amounts):

	For the year ended
	December 31, 2021	December 31, 2020	December 31, 2019
Net loss attributable to Ideanomics, Inc. common stockholders	$(256,011)	$(101,264)	$(98,508)
Basic
Basic weighted average common shares outstanding	447,829,204	213,490,535	119,766,859
Diluted
Diluted weighted average common shares outstanding	447,829,204	213,490,535	119,766,859
Net loss per share:
Basic	$(0.57)	$(0.47)	$(0.82)
Diluted	$(0.57)	$(0.47)	$(0.82)

Basic loss per common share attributable to our shareholders is calculated by dividing the net loss attributable to our shareholders by the weighted average number of outstanding common shares during the period.

Diluted loss per share is calculated by taking net loss, divided by the diluted weighted average common shares outstanding. Diluted net loss per share equals basic net loss per share because the effect of securities convertible into common shares is anti-dilutive.

The following table includes the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in our losses and thus these shares were not included in the computation of diluted loss per share because the effect was antidilutive (in thousands.)

	December 31,	December 31,	December 31,
	2021	2020	2019
Warrants	1,100	900	8,996
Options and RSUs	21,859	25,172	14,937
Series A Preferred Stock	933	933	933
Contingent shares	1,491	1,013	8,501
Convertible promissory note and interest	30,585	—	21,678
Total	55,968	28,018	55,045

Note 20.   Income Taxes

(a) CIT

Ideanomics, Inc., and its US subsidiaries are subject to U.S. federal and state income tax.

Taxes that are based on gross revenue, rather than net income, are not CIT. In the year ended December 31, 2021, Timios incurred $0.1 million of such taxes that are included in selling, general and administrative expense in the statement of operations.

CB Cayman was incorporated in the Cayman Islands as an exempted company and is not subject to income tax under the current laws of the Cayman Islands.

Mobile Energy Operation Group Limited, M.Y. Products Global Limited and M.Y. Products Global Holdings Limited were incorporated in the British Virgin Islands (BVI) and are not subject to income tax under the current laws of the British Virgin Islands.

Medici Operation Limited and MEG Technology Services Group Limited were incorporated in HK SAR their activities relate to support and ownership of businesses outside of Hong Kong, and consequently their expenses do not create operating loss carryovers.

Tree Technologies is subject to Malaysian federal income tax. At the acquisition of Tree Technologies at the end of 2019, the Company recognized approximately $8.2 million of deferred tax liabilities related to land-use rights and a distribution and marketing agreement with carrying values well in excess of their tax basis. During the year ended December 31, 2020, Tree Technologies recorded a $3.3 million income tax benefit. This resulted principally from a $3.1 million benefit from amortization and eventual impairment, of the distribution and marketing agreement which resulted in the reversal of the deferred tax liabilities related to the agreement. The remaining $0.2 million benefit resulted from the operating losses creating carryovers that could offset part of the remaining deferred tax liabilities.

During the year ended December 31, 2021, Tree Technologies recorded a $0.4 million deferred tax benefit. This benefit resulted from a net operating loss carryover for the period, part of which was able to offset previously recorded deferred tax liabilities and part of which were offset by a valuation allowance.

With the exception of the two HK SAR companies, the three BVI companies, SSE, incorporated in Singapore, and M.Y. Products LLC, all subsidiaries of Ideanomics China are PRC entities. The income tax provision of these entities is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in the PRC.

In accordance with the CIT Law, effective beginning on January 1, 2008 and amended on December 29, 2018, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25.0% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, and among other items, overall management and control over the production and business, personnel, accounting, and properties of an enterprise. If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the CIT Law. Since our non-PRC entities have accumulated losses, the application of this tax rule will not result in any PRC tax liability, if our non-PRC incorporated entities are deemed PRC tax residents.

The CIT Law imposes a 10.0% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a FIE to its immediate holding company outside China. Under the PRC-HK tax treaty, the withholding tax on dividends is 5.0% provided that a HK holding company qualifies as a HK tax resident as defined in the tax treaty. No provision was made for the withholding income tax liability as the Company’s foreign subsidiaries were in accumulated loss.

Loss before tax (after impairment of an equity in loss of equity method investees) and the provision for income tax benefit consists of the following components (in thousands):

	2021	2020	2019
Loss before tax, after impairment of and equity in loss of equity method investees
United States	$(256,851)	$(82,999)	$(88,688)
PRC/Hong Kong/Singapore/Malaysia	(11,660)	(31,890)	(7,724)
	$(268,511)	$(114,889)	$(96,412)
Deferred tax expense (benefit) of net operating loss
United States - Federal	$—	$—	$—
United States - State	—	—	—
PRC/Hong Kong/Singapore/Malaysia	(371)	(241)	(176)
	(371)	(241)	(176)
Deferred tax (benefit) of a decrease in the beginning of the year
Valuation allowance as a result of a change in circumstances	—	—	—
United States - Federal	(8,873)	—	—
United States - State	(1,261)	—	—
PRC/Hong Kong/Singapore/Malaysia	—	—	—
	(10,134)	—	—
Deferred tax expense (benefit) other than the above two categories
United States - Federal	(89)	—	—
United States - State	(1,359)	—	(514)
PRC/Hong Kong/Singapore/Malaysia	(58)	(3,067)	—
Total deferred income tax (expense) benefit	(1,506)	(3,067)	(514)

Current tax expense (benefit) other than benefit of net operating loss
United States - Federal	—	—	—
United States - State	225	—	—
PRC/Hong Kong/Singapore/Malaysia	—	—	1,107
Total current income tax (expense) benefit	225	—	1,107

Total income tax expense (benefit)	$(11,786)	$(3,308)	$417

At the acquisition of each of Timios, WAVE, US Hybrid and Solectrac in 2021, the companies immediately became includable in the consolidated federal tax return of Ideanomics. WAVE will be included in the state tax returns of Ideanomics. In the case of each acquisition, intangible assets were recognized for financial reporting purposes that were not recognized for income tax purposes. This, in combination with some smaller temporary differences of the four acquired businesses, resulted in the recognition of $12.2 million deferred tax liabilities. The federal deferred tax liabilities, and the WAVE state deferred tax liabilities created, resulted in the valuation allowance on Ideanomics’ deferred tax assets being reduced. by a similar amount. Ideanomics’ net deferred tax assets that had previously been judged to be more likely that not to be unable to reduce the Company’s income tax liability. As a result, the net deferred tax assets were completely offset by a valuation allowance. Once the acquisitions of four acquired businesses occurred, a portion of Ideanomics’ deferred tax assets could be utilized in offsetting the newly acquired deferred tax liabilities, this resulted in a one-time income tax benefit of $10.1 million.

The current CIT for 2021 all relates to Timios, which had taxable income since its acquisition in January 2021 resulting from the non-deductibility of amortization and impairment charges.

A reconciliation of the expected income tax derived by the application of the U.S. CIT rate to the Company’s loss before income tax benefit is as follows:

	2021	2020	2019
U. S. statutory income tax rate	21.0%	21.0%	21.0%
Non-deductible expenses:
Non-deductible stock awards	(0.6)	(0.6)	(1.9)
Non-deductible impairment or disposal of goodwill	(10.5)	(3.7)	—
Non-deductible acquisition costs	(0.7)	—	—
Non-deductible officers’ compensation	(0.6)	—	—
Non-deductible interest expenses	(0.2)	(2.0)	(1.2)
Additional tax cost basis on disposal of subsidiary	0.4	—	—
Expiration of and disposal of subsidiary NOL carryovers	(0.5)	—	—
Change in state tax rates due to change in state apportionment	1.1	1.3	—
Increase in valuation allowance	(10.3)	(15.7)	(16.4)
Tax rate differential(state and foreign)	5.0	1.3	(0.5)
Non-taxable gain Non-deductible (loss) on contingent consideration	0.9	1.1	(1.1)
Others	(0.6)	0.2	(0.3)
Effective income tax rate	4.4%	2.9%	(0.4)%

The Company’s acquisition of WAVE in 2021, which will be included with Ideanomics in all state income tax filings, is expected to have a significant effect on the states to which Ideanomics’ income and loss is apportioned. This results in a higher income tax rate at which many of Ideanomics deductible temporary differences are expected to reverse. The increase in the expected rate consequently resulted in a significant increase in the relate deferred tax assets, which were then offset with a valuation allowance.

Deferred income taxes are recognized for future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2021 and 2020 are as follows (in thousands):

	December 31,	December 31,
	2021	2020
U.S. NOL	$46,693	$23,585
Foreign NOL	6,554	5,967
U.S. capital loss carryover	873	4,371
U. S. Section 1231 carryover	2,360
Accrued payroll and expense	1,012	—
Nonqualified options	2,999	1,927
Convertible notes	—	827
Inventory reserve	563	—
Bad debt allowance	281	281
Impaired assets	10,728	7,996
Other	126
Equity investment loss and others	5,081	3,596

Total deferred tax assets	77,270	48,550
Less: valuation allowance	(74,972)	(46,732)
Property and equipment	(357)	(81)
Intangible assets	(5,954)	(6,782)
Outside basis in domestic subsidiary and other	(1,060)	—
Total deferred tax liabilities	(7,371)	(6,863)
Net deferred tax assets (liabilities)	$(5,073)	$(5,045)

As of December 31, 2021, 2020 and 2019, the Company had U.S. domestic cumulative tax loss carryforwards of $191.4 million, $99.3 million and $83.1 million, respectively, and foreign cumulative tax loss carryforwards of $26.9 million, $24.0 million and $28.3 million, respectively, which may be available to reduce future income tax liabilities in certain jurisdictions. $28.2 million of the U.S. carryforwards expire in the years 2027 through 2037. The remaining U.S. tax loss is not subject to expiration. PRC tax loss carryforwards of $23.0 million will expire beginning year 2022 to year 2026. Malaysian tax loss carryforwards of $3.3 million will expire in the years 2030 and 2031. At December 31, 2021, The Company also has U.S. capital loss and section 1231 loss carryovers of $3.4 million and $9.1 million respectively. The capital loss carryover expires in 2027, while the 1231 loss carryover does not expire. Utilization of NOLs may be subject to an annual limitation due to ownership change limitations provided in the Internal Revenue Code and similar state and foreign provisions. This annual limitation may result in the expiration of NOLs before utilization. Management has however, excluded from the carryforward totals amounts shown on the tax returns but for which management has assessed cannot be used before expiration because of the annual limitations.

Realization of the Company’s net deferred tax assets is largely dependent upon the Company’s ability to generate future taxable income in the respective tax jurisdictions to obtain benefit from the reversal of temporary differences and NOL carryforwards. It is, however, reasonably possible that the Company could record an income tax benefit in 2022 or later years from the reduction of the valuation allowance resulting from acquisitions in which deferred tax liabilities are recorded. In such a case, as occurred in 2021, deferred tax assets could be utilized to offset the acquired deferred tax liabilities. The valuation allowance increased by $28.2 million, $16.5 million and $14.8 million in the years ended December 31, 2021, 2020 and 2019, respectively.

The following table reflects the changes in the valuation allowance (in thousands):

Valuation allowance - January 1, 2019	$15,468
Increase - year ended December 31, 2019	14,807
Valuation allowance - December 31, 2019	30,275
Increase - year ended December 31, 2020	16,457
Valuation allowance - December 31, 2020	46,732
Increase - year ended December 31, 2021	28,240
Valuation allowance - December 31, 2021	$74,972

(b) Uncertain Tax Positions

Accounting guidance for recognizing and measuring uncertain tax positions prescribes a threshold condition that a tax position must meet for any of the benefit of uncertain tax position to be recognized in the financial statements. The deferred tax assets listed above as of December 31, 2021, do not include $0.3 million of potential deferred tax assets, arising in the current year, not recognized because they do not meet the threshold for recognition. If these assets were to be recognized they would be fully offset by a valuation allowance. There were no identified uncertain tax positions December 31, 2020 and 2019.

The following table reflects changes in the gross unrecognized tax positions (in thousands):

Unrecognized tax benefits at beginning of year - January 1, 2019	$—
Gross changes - year ended December 31, 2019	—
Unrecognized tax benefits at end of year - December 31, 2019	—
Gross changes - year ended December 31, 2020	—
Unrecognized tax benefits at end of year - December 31, 2020	—
Gross increases - current year tax positions	256
Unrecognized tax benefits at end of year - December 31, 2020	$256

As of December 31, 2021, 2020 and 2019, the Company did not accrue any material interest and penalties. The Company’s United States federal and state income tax returns are generally subject to examination for potential assessment for 2018 and later years. The use of U.S. net operating loss carryovers from earlier years are subject to challenge in any future year utilized. Due to the uncertainty regarding the filing of tax returns for years before 2007, it is possible that the Company is subject to examination by the IRS for earlier years. All of the PRC tax returns for the PRC operating companies are subject to examination by the PRC tax authorities for all periods from the companies’ inceptions in 2009 through 2021 as applicable. All of Tree Technologies’ tax returns since inception in 2018 are subject to examination by the Malaysian tax authorities. All of Tree Technologies’ tax returns since inception in 2018 are subject to examination by the Malaysian tax authorities.

Note 21.   Commitments and Contingencies

Lawsuits and Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the business.

Vendor Settlement

In the year ended December 31, 2020, Ideanomics preliminarily settled a payable of $1.7 million with one vendor for $1.3 million. The settlement were conditioned upon factors which did not expire until three months from the date of the settlement; therefore, the Company recognized the gain of $0.4 million in the year ended December 31, 2020.

Shareholder Class Actions and Derivative Litigations

On July 19, 2019, a purported class action, now captioned Rudani v. Ideanomics, Inc. et al., was filed in the United States District Court for the Southern District of New York against the Company and certain of its then current and former officers and directors. The Amended Complaint alleged violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. Among other things, the Amended Complaint alleged purported misstatements made by the Company in 2017 and 2018, seeking damages. As part of a mediation, the parties reached a settlement for $5.0 million. The Court granted final approval of the settlement on January 25, 2022.

On June 28, 2020, a purported securities class action, captioned Lundy v. Ideanomics Inc. et al., was filed in the United States District Court for the Southern District of New York against the Company and certain current officers and directors of the Company. Additionally, on July 7, 2020, a purported securities class action captioned Kim v. Ideanomics Inc. et al, was filed in the Southern District of New York against the Company and certain current officers and directors of the Company. Both cases alleged violations of Section 10(b) and 20(a) of the Exchange Act arising from certain purported misstatements by the Company beginning in September 2020 regarding its Ideanomics China division. On November 4, 2020, the Lundy and Kim actions were consolidated and the litigation is now titled “In re Ideanomics, Inc. Securities Litigation.” In December 2020, the Court appointed Rene Aghajanian as lead plaintiff and an amended complaint was filed in February 2021, alleging violations of Section 10(b) and 20(a) of the Exchange Act arising from certain purported misstatements by the Company beginning in March 2020 regarding its Ideanomics China division and seeking damages. The defendants filed a motion to dismiss on May 6, 2021. On March 15, 2022, the Court granted Defendants’ motions to dismiss in full and dismissed Plaintiff’s complaint. On April 14, 2022, Plaintiff sought leave to amend its complaint and Defendants opposed that request. The Court has not yet ruled on Plaintiff’s request to amend the complaint. While the Company believes that this action is without merit, there can be no assurance that the Company will prevail. We cannot predict the outcome of the pending request seeking leave to amend the complaint. The Company cannot currently estimate the possible loss or range of losses, if any, that it may experience in connection with this litigation.

On July 10, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Toorani v. Ideanomics, et al. The Complaint alleges violations of Section 14(a) of the Exchange Act 1934, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and corporate waste and seeks monetary damages and other relief on behalf of the Company. Additionally, on September 11, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Elleisy, Jr. v. Ideanomics, et al, alleging violations and allegations similar to the Toorani litigation. On October 10, 2020, the Court in the Elleisy and Toorani, consolidated these two actions. Additionally, on October 27, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the District of Nevada, captioned Zare v. Ideanomics, et al, alleging violations and allegations similar to the Toorani and Elleisy litigation. The Company and certain of the defendants have reached a settlement in which the Company has agreed to certain corporate governance and internal procedure reforms. The Court granted final approval on March 1, 2022.

Merger-related Litigation and Demand Letters

Following the announcement of the Company’s agreement to acquire VIA, the Company has received several demand letters on behalf of purported stockholders of the Company and the Company and certain of its officers and directors have been named as defendants in complaints filed and consolidated in the United States District Court for the Southern District of New York demanding the issuance of additional disclosures in connection with the merger. The specific complaints, all of which have been consolidated, have the following filing dates: Macmillan v. Ideanomics, Inc.et al.¸ December 2, 2021; Saee v. Ideanomics, et al., December 7, 2021; and Foran v. Ideanomics, Inc., et al., January 11, 2022. In those complaints, Plaintiffs allege that the Company’s Registration Statement on Form S-4 initially filed with the SEC on November 5, 2021, is false and misleading and purportedly omits material information regarding the Company’s acquisition of VIA. The Company believes that its disclosures comply fully with applicable law and that the demand letters and complaints are without merit. Nevertheless, in order to moot the purported deficiencies alleged in the demand letters and the complaints, avoid the risk of delaying the consummation of the merger, and minimize the costs, risks, and uncertainties inherent in litigation, the Company, without admitting any liability or wrongdoing, voluntarily provided certain supplemental disclosures. Nothing in those supplemental disclosures should be considered an admission of the legal necessity or materiality under applicable laws of any of the disclosures included. To the contrary, the Company denies all of the allegations in the demand letters and the complaints that any additional disclosures are required.

SEC Investigation

As previously reported, the Company is subject to an investigation by the Division of Enforcement of the United States Securities and Exchange Commission. The Company is cooperating with the investigation and has responded to requests for documents, testimony and information regarding various transactions and disclosures going back to 2017. At this point, we are unable to predict what the timing or the outcome of the SEC investigation may be or what, if any, consequences the SEC investigation may have with respect to the Company. However, the SEC investigation could result in additional legal expenses and divert management’s attention from other business concerns and harm our business. If the SEC were to determine that legal violations occurred, we could be required to pay civil penalties or other amounts, and remedies or conditions could be imposed as part of any resolution.

Ideanomics Audit Committee Investigation

On March 14, 2022, BDO informed the company that information related to the company’s operations in China indicated that an illegal act may have occurred. In response, the company’s Audit Committee engaged an Am Law 100 law firm and a nationally recognized forensics accounting firm to conduct a complete and thorough investigation and such investigation was completed by such parties to the Audit Committee’s satisfaction on July 17, 2022. The investigation concluded with no findings of improper or fraudulent actions or practices by the Company or any of its officers or employees with respect to any matters, including those raised by BDO.

Ideanomics, Inc. v. Silk EV Cayman LP

Silk executed a convertible promissory note in favor of Ideanomics on January 28, 2021, in the amount of $15.0 million plus interest. Payment of the original principal amount plus interest was due on January 28, 2022. Silk did not pay on the convertible promissory note when it became due. On April 27, 2022, Ideanomics filed suit against Silk in the Supreme Court of the State of New York, New York County, Index No 51668/2022 for non-payment of the convertible promissory note. Silk was timely served with the Summons and Notice of Motion for Summary Judgment in Lieu of Complaint.

On June 1, 2022, Ideanomics agreed to dismiss the lawsuit without prejudice in exchange for Silk’s execution of a Confession of Judgment wherein Silk, through its Chairman, acknowledged its debt obligation under the convertible promissory note and agreed to a payment schedule, with interest continuing to run until payment in full at the rate of 6.0% per annum.

Following this agreement, Silk did not remit payment according to the payment schedule. On August 16, 2022, Ideanomics obtained a judgment against Silk for $16.4 million including prejudgment interest of 6.0%, which will accrue post-judgment interest of 9% until paid. It has not been paid.

Note 22.   Concentration, Credit and Other Risks

a.Major Customers and Referring Financial Institutions

For the year ended December 31, 2021, no customer individually accounted for more than 10.0% of the Company’s revenue. Two customers individually accounted for more than 10.0% of the Company’s net accounts receivable as of December 31, 2021 (37.9% of accounts receivable).

Timios generates much of its revenue through referring financial institutions. For the year ended December 31, 2021, no individual referring financial institution accounted for more than 10.0% of the Company’s revenue.

For the year ended December 31, 2020, three customers individually accounted for more than 10.0% of the Company’s revenue (77.0% of revenue.) Three customers individually accounted for more than 10.0% of the Company’s net accounts receivable as of December 31, 2020 (98.2% of accounts receivable.)

For the year ended December 31, 2019, one customer individually accounted for more than 10.0% of the Company’s revenue (91.3% of revenue.)

Major Suppliers

For the year ended December 31, 2021, no suppliers individually accounted for more than 10.0% of the Company’s cost of revenues. No suppliers individually accounted for more than 10.0% of the Company’s accounts payable as of December 31, 2021.

For the year ended December 31, 2020, four suppliers individually accounted for more than 10.0% of the Company’s cost of revenues (73.70% of cost of revenue.) Two suppliers individually accounted for more than 10.0% of the Company’s accounts payable as of December 31, 2020 (61.10% of accounts payable.)

For the year ended December 31, 2019, no suppliers individually accounted for more than 10.0% of the Company’s cost of revenues.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily consist of cash, cash equivalents, and accounts receivable. As of December 31, 2021 and 2020, the Company’s cash and cash equivalents were held by financial institutions (located in the PRC, Hong Kong, Malaysia, the U.S. and Singapore) that management believes have acceptable credit. Accounts receivable are typically unsecured. The risk with respect to accounts receivable is mitigated by regular credit evaluations that the Company performs on its distribution partners and its ongoing monitoring of outstanding balances.

b.Foreign Currency Risks, Currency Concentrations, and Capital Requirements

A portion of the Company’s operating transactions are denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by laws to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to complete the remittance.

As of December 31, 2021, the Company had cash and cash equivalents of $269.9 million. Approximately $241.9 million was held in U.S. entities and $27.9 million was held in Hong Kong, Singapore, Malaysia, and the PRC entities.

Timios holds various regulatory licenses related to its business as a title insurance agency and is required to hold a minimum cash balance of $2.0 million. As a broker-dealer, JUSTLY has minimum capital requirements. JUSTLY had cash of $0.2 million as of December 31, 2021, which was necessary for JUSTLY to meet its minimum capital requirements.

As of December 31, 2021 and 2020, deposits of $4.7 million and $1.3 million were insured, respectively. To limit exposure to credit risk relating to bank deposits, the Company primarily places bank deposits only with large financial institutions in the PRC, HK, U.S., Singapore and Cayman with acceptable credit ratings.

c.Cybersecurity Incident

The Company’s real estate services subsidiary, Timios, experienced a systems outage that was caused by a cybersecurity incident. Timios has engaged leading forensic information technology firms and legal counsel to assist its investigation into the incident. The systems outage caused a delay or disruption to parts of Timios’ business, including its ability to perform its mortgage title, closing and escrow services offerings during the year ended December 31, 2021. The cybersecurity incident had a material adverse impact on Timios’ revenues. Timios promptly notified third-parties who may have been affected by this incident, and its insurer has offered a one year credit monitoring service to those who may have been affected.

Timios has since recovered their operational capabilities, and has implemented multiple safeguards against future incidents, including but not limited to the establishment of a Chief Information Security Officer and a Security Operations Center that monitors the system against cyber threats twenty four hours a day. Timios still has yet to recover a significant portion of business lost as a result of the incident. Timios is uncertain to what degree any further revenue will be recovered. A class action lawsuit was filed against Timios as a result of the systems outage, which was settled within the limits of its insurance coverage. Timios has filed a claim with its insurer to recover a portion of the lost revenues and profits for the period from July 26, 2021 through January 27, 2022. The amount of the insurance recovery, if any, is not yet known.

Note 23.   Defined Contribution Plans

For U.S. employees, the Company began sponsoring a 401(k) plan that provides for a 100.0% employer matching contribution of the first 4.0% of eligible pay that the employee contributed to the plan. Employees are immediately 100.0% vested in the Company’s non-discretionary contribution to the 401(k) plan.

Timios sponsors a 401(k) plan that provides for discretionary non-matching employer contributions. Employees of Timios are immediately 100.0% vested in Timios’s discretionary contribution to the 401(k) plan so long as they are employed on the last day of the plan year. Exceptions to the last day requirement are made for those who leave employment due to retirement, disability, authorized leave of absence, or death.

The Company paid total matching and discretionary 401(k) contributions of $0.1 million, $0.1 million and $0.0 million in the years ended December 31, 2021, 2020 and 2019, respectively.

Full time employees in the PRC and Malaysia participate in government-mandated defined contribution plans pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to make contributions based on certain percentages of the employees’ basic salaries. Other than such contributions, there is no further obligation under these plans. The total contributions for such PRC and Malaysia employee benefits were $0.7 million, $0.4 million and $0.4 million in the years ended December 31, 2021, 2020 and 2019, respectively.

Note 24. Geographic Areas

The following table summarizes geographic information for long-lived assets (in thousands):

	December 31,	December 31,
	2021	2020
United States	$1,997	$8,965
Malaysia	26,870	28,185
Other	728	135
Total	$29,595	$37,285

Note 25.   Contingent Consideration

The following table summarizes information about the Company’s contingent consideration arrangements measured at fair value on a recurring basis, grouped into Level 1 to 3 based on the degree to which the input to fair value is observable (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
DBOT - Contingent Considerationa	$—	$—	$649	$649
Tree Technology - Contingent Considerationb	—	—	250	250
Solectrac - Contingent Considerationc	—	—	100	100
Total	$—	$—	$999	$999

	December 31, 2020
	Level 1	Level 2	Level 3	Total
DBOT - Contingent Considerationa	$—	$—	$649	$649
Tree Technology - Contingent Considerationb	—	—	250	250
Total	$—	$—	$899	$899

Note

a.

This represents the liability incurred in connection with the acquisition of DBOT shares during the three months ended September 30, 2019 and as remeasured as of April 17, 2020. The contractual period which required periodic remeasurement has expired, and therefore the Company will not remeasure this liability in the future. The fair value of DBOT contingent consideration was valued using the Black-Scholes Merton method. The Company issued 13.1 million shares during the year ended December 31, 2020 and partially satisfied this liability. No shares have been issued in the year ended December 31, 2021.

b.

This represents the liability incurred in connection with the acquisition of Tree Technologies during the three months ended December 31, 2019 and as subsequently remeasured as of December 31, 2021 and 2020. The fair value of the Tree Technology contingent consideration was valued using a probability-weighted discounted cash flow approach.

c.

This represents the liability incurred in connection with the acquisition of Solectrac. The liability represents the fair value of the three contingent considerations that were entered into at closing. The fair value was determined using Monte-Carlo simulations.

DBOT Contingent Consideration

The fair value of the DBOT contingent consideration as of March 31, 2020 and December 31, 2019, was valued using the Black-Scholes Merton model.

The significant unobservable inputs used in the fair value measurement of the contingent consideration includes the risk-free interest rate, expected volatility, expected term and expected dividend yield. The following table summarizes the significant inputs and assumptions used in the model:

	March 31,	December 31,
	2020	2019
Risk-free interest rate	0.1%	1.6%
Expected volatility	30%	30%
Expected term (years)	0.08	0.25
Expected dividend yield	—%	—%

Tree Technologies Contingent Consideration

The fair value of the Tree Technologies contingent consideration as of December 31, 2021 and 2020, was valued using a probability-weighted discounted cash flow approach which incorporates various estimates, including projected gross revenue for the periods, probability estimates, discount rates and other factors. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement.

The following table summarizes the significant inputs and assumptions used in the probability-weighted discounted cash flow approach:

	December 31,	December 31,
	2021	2020
Weighted-average cost of capital	15.0%	15.0%
Probability	5%‑10%	20%‑55%

Solectrac Contingent Consideration

The fair value of the Solectrac contingent consideration as of December 31, 2021, was valued using a Monte-Carlo simulation model. The significant unobservable inputs include volatility, discount rate and the risk free rate. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement. The following table summarizes the significant inputs and assumptions used in the model:

December 31,
2021
Risk-free interest rate	3.4%
Expected volatility	25.0%
Expected discount rate	13.1%

The following table summarizes the reconciliation of contingent consideration measured using Level 3 inputs (in thousands):

Contingent
Consideration
January 1, 2019	$—
Addition	19,562
Measurement period adjustment	5,094
December 31, 2020	24,656
Measurement period adjustment	(1,990)
Settlement	(8,203)
Remeasurement loss/(gain) recognized in the income statement	(5,503)
December 31, 2020	8,960
Addition	1,639
Net remeasurement loss/(gain) recognized in the income statement	(9,600)
December 31, 2021	$999

Note 26.   Subsequent Events

VIA Promissory Notes

As of December 31, 2021, the company had invested $42.5 million in VIA, in the form of convertible promissory note. As of September 31, 2022, the company has invested an additional $29.1 million in VIA, in the form of the 2021 convertible promissory note ($17.3 million) and a new promissory note issued in May 2022 ($11.8 million). Both promissory notes bear interest at an annual rate of 4% and the new promissory note is due and payable in the event of the termination of the merger agreement on the twelve month anniversary date of such termination.

Energica Loan Agreement

On January 7, 2022, the Company entered into a loan agreement with Energica. Pursuant to this loan agreement, the Company may advance up to €5.0 million ($5.7 million), in installments of €250,000 ($284,075), at an annual interest rate of Euribor plus 2.0%. The purpose of the loan is to provide working capital during the motorcycle manufacturing and purchasing season. The loan is unsecured, with interest payable semi-annually, on June 30 and December 31 of each year. The outstanding principal is due and payable in two installments, on June 30, 2024 and December 31, 2024.

Disposition of Seven Stars Energy Pte. Ltd.

On February 9, 2022, the Company transferred its 51.0% interest in Seven Stars Energy Pte. Ltd. for a nominal amount. The Company expects to record a loss resulting from the disposition of $0.5 million.

Energica Tender Offer

On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to approximately 70.0%. The Energica founders shall continue to own 29.0% of Energica.

On February 9, 2022, the Company wired €52.5 million (approximately $60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March, 7, 2022 the Company announced that it had achieved the 90.0% threshold for the conditional tender offer. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

Timios Investment in Orangegrid

On May 20, 2022, Timios purchased 6.6 million Series A-1 preferred share units in Orangegrid for a total investment of $3 million. Orangegrid is a developer and vendor of software technologies which improve the operational efficiency and effectiveness of financial institutions and their service providers. Timios and Orangegrid also entered into a strategic partnership making Timios the preferred provider of title, escrow, valuation and asset management services within OrangeGrid’s GridReady default management ecosystem.

Convertible Debenture Amendment

On August 30, 2022, the Company and YA II PN agreed to amend the terms of the outstanding convertible note and entered into an amendment agreement dated August 29, 2022. As of August 29, 2022, the outstanding principal balance of the Original Debenture was $16.7 million. The amendments to the Original Debenture amended the principal amount to reflect the outstanding balance as of August 29, 2022, change the maturity date to January 29, 2023 and adjust the conversion price to the lower of $1.50 or 85.0% of the lowest daily VWAP during the 7 consecutive Trading Days immediately preceding the Conversion Date or other date of determination, but not lower than $0.20 per share of common stock. The Company shall not have the right to prepay any amounts due under the Amended Debenture prior to the Maturity Date without the Investor’s prior written consent.

During September and October 2022, YA PN II converted the remaining outstanding balance of $16.7 million into a cumulative 43.7 million shares pursuant to the provisions of the convertible debenture, as amended on August 29, 2022. Consequently, there is no remaining outstanding balance on the debenture and no repayments or interest was paid in cash in September or October.

Standby Equity Purchase Agreement

On September 1, 2022, the company entered into a SEPA with YA II PN. The Company will be able to sell up to sixty million of the Company’s shares of common stock, par value $0.001 per share (the at the Company’s request any time during the 36 months following the date of the SEPA’s entrance into force. The shares would be purchased at 95.0% of the Market Price (as defined below) and would be subject to certain limitations, including that YA could not purchase any shares that would result in it owning more than 5.0% of the Company’s common stock. Market Price is the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the advance notice date, other than the daily VWAP on any excluded days. VWAP means, for any trading day, the daily volume weighted average price of the Common Shares for such trading day on the principal market during regular trading hours as reported by Bloomberg L.P.

Pursuant to the SEPA, the Company is required to register all shares which YA may acquire. The Company agreed to file with the SEC a Registration Statement (as defined in the SEPA) registering all of the shares of common stock that are to be offered and sold to YA pursuant to the SEPA. The Company is required to have a Registration Statement declared effective by the SEC before it can raise any funds using the SEPA.

Unless earlier terminated as provided under the SEPA, the SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date or (ii) the date on which the YA shall have made payment of Advances (as defined in the SEPA) pursuant to the SEPA for the Common Shares equal to the Commitment Amount (as defined in the SEPA).

Amendment to Standby Equity Purchase Agreement

On September 1, 2022, the company entered into a SEPA with YA II PN. Subsequently, on September 15, 2022, the company amended the SEPA increasing the commitment amount from sixty million shares to one hundred fifty million shares. In addition, the shares to be provided as a commitment fee increased from six hundred thousand to one million five hundred thousand.

Future wind down of PRC Operations

On September 12, 2022, the Board authorized management to pursue a plan to wind down operations in China. We expect the plan to be finalized and initiated in the fourth quarter of 2022. The wind down is anticipated to be complete no later than the fourth quarter of 2023. In the year ended December 31, 2021, the company generated $29.7 million in revenues in the PRC, primarily from the sale of electric vehicle products. For the six months ended June 30, 2022, the company generated $28.9 million in revenues in the PRC. The carrying value of long lived assets in the PRC as June 30, 2022 was not material and cash held in the PRC was approximately $12.4 million as of June 30, 2022.

June 30, 2022 was not material and cash held in the PRC was approximately 12.4 million as of June 30, 2022.

YA PN II SDPA

On October 25, 2022, the company entered into a SDPA with YA II PN, and simultaneously consummated the sale of a secured convertible debenture in a private placement in the principal amount of $6.5 million subject to a lien on all the assets of the Company; the Company received a net amount of $4.875 million after payment of the agreed upon financing fee of $1.5 million and expenses of $125,000. The principal, accrued and unpaid interest, and any other amounts outstanding pursuant to the terms of the debenture will mature on February 24, 2023, unless earlier converted or redeemed by the Company. Interest shall accrue on the outstanding principal at an annual rate equal to 8%; provided that such interest rate shall be increased to 18% upon an event of default. At any time before the maturity date, the Investor may convert the debenture at its option into shares of the Company’s common stock at a variable conversion price of 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.05 per share.

Under the SDPA, the Company within one year from the closing, agreed to affect a reorganization, pursuant to which the equity securities of the certain subsidiaries shall be distributed to, and such subsidiaries will therefore become, subsidiaries of a newly-formed holding company. Under an option agreement, the Company and each of the subsidiaries are granting to YA PN II an option to purchase (a) (i) an amount of shares of common stock of Timios and (ii) an amount of shares of common stock of Justly, which, in each case, shall represent twelve percent of the then issued and outstanding Timios common stock and Justly common stock, as applicable, at the time the spin-off call right is effected, and (b) (i) an amount of shares of the Timios New Shares, and (ii) an amount of shares of new common stock of Justly, which, in each case for each entity, shall represent (x) three percent (3%) of the outstanding share capital on an economic basis, and (y) at least fifty-one percent (51%) of the outstanding voting power of such entity.

VIA Convertible Promissory Note

Subsequent to October 31, 2022 and through December 23, 2022, the company invested an additional $2.4 million in VIA through the convertible promissory note detailed in note 6 above.

Sale of Preferred Shares

On November 14, 2022, the company executed a securities purchase agreement with Acuitas Capital. Pursuant to the terms of this agreement, Acuitas agreed to purchase convertible preferred shares with an aggregate purchase value of $20 million. The agreement provides for the closing of the preferred shares in conjunction with three defined closing events. The first closing of $5 million was completed on November 14, 2022 upon execution of the securities purchase agreement. The second closing of $5 million will be completed when the current S-1 registration statement has been declared effective by the SEC. The third closing of $10 million will be completed when a subsequent registration statement covering the sale of the securities cover under this agreement has been declared effective by the SEC.

Vendor Settlement Agreement

On December 1, 2022, the company executed an agreement with VIA Motors and a commercial vendor to VIA Motors. Pursuant to this agreement, the company will issue 15 million restricted shares to the vendor in settlement of amounts owed by VIA Motors to the vendor in the amount of approximately $4.1 million. In consideration of the issuance of the shares, VIA Motors has increased the balance owed to the company under the convertible promissory note in a corresponding value of $4.1 million. As of December 2, 2022, the company has not yet issued the shares to the vendor.

Promissory Note – Tillou Management

Effective December 13, 2022, the Company promised to pay to the order of Tillou Management and Consulting LLC, an entity controlled by Vince McMahon, the father of the Company’s Executive Chairman, the principal amount of $2 million, due on demand any time after January 15, 2023. The principal amount outstanding under the note accrues interest at 20% per annum.  As collateral for the Company’s obligations under the note, the Company granted to the noteholder a security interest in certain secured collateral with recorded value of $2.4 million.  Pursuant to a subordination agreement entered into among the Company, YA PN II and the noteholder, YA PN II consented to Tillou’s security interest in the secured collateral up to an aggregate of $2.4 million and agreed to subordinate its security interest in the secured collateral to Tillou’s security interest up to an aggregate of $2.4 million.

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

IDEANOMICS, INC.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (USD in thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$25,186	$269,863
Accounts receivable, net	6,000	3,338
Contract assets	3,767	2,772
Amount due from related parties	534	266
Notes receivable from third parties	83,863	54,907
Notes receivable from related party	400	697
Inventory	29,530	6,159
Prepaid expenses	15,075	20,015
Other current assets	5,673	4,490
Total current assets	170,028	362,507
Property and equipment, net	10,170	2,905
Intangible assets, net	78,645	42,546
Goodwill	68,711	16,161
Operating lease right of use assets	16,835	12,827
Financing lease right of use assets	1,376	—
Long-term investments	23,319	35,588
Other non-current assets	1,235	903
Total assets	$370,319	$473,437

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$22,782	$6,674
Deferred revenue (including customer deposits of $2,681 and $3,163 as of September 30, 2022 and December 31, 2021, respectively)	3,540	5,392
Accrued salaries	7,916	8,957
Amount due to related parties	2,223	1,102
Other current liabilities	8,831	7,137
Current portion of operating lease liabilities	3,878	3,086
Current portion of financing lease liabilities	348	—
Current contingent consideration	767	648
Promissory note-short term	2,424	312
Convertible promissory note due to third-parties-short term	9,250	57,809
Total current liabilities	61,959	91,117
Promissory note-long term	1,559	—
Operating lease liability-long term	12,808	9,647
Financing lease liability-long term	1,253	—
Non-current contingent consideration	100	350
Deferred tax liabilities	7,972	5,073
Other long-term liabilities	770	620
Total liabilities	86,421	106,807
Commitments and contingencies (Note 19)
Convertible redeemable preferred stock and Redeemable non-controlling interest:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of September 30, 2022 and December 31, 2021	1,262	1,262
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 517,134,223 shares issued and outstanding as of September 30, 2022 and 497,272,525 and 344,861,295 shares issued and outstanding as of December 31, 2021,	517	497
Treasury Stock	4,639	—
Additional paid-in capital	980,232	968,066
Accumulated deficit	(709,451)	(605,758)
Accumulated other comprehensive income	(13,162)	222
Total Ideanomics, Inc. shareholders’ equity	262,775	363,027
Non-controlling interest	19,861	2,341
Total equity	282,636	365,368
Total liabilities, convertible redeemable preferred stock, redeemable non-controlling interest and equity	$370,319	$473,437

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (USD in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue from sales of products (including from a related party of $10, $0 and $10, $1, for the three and nine months ended September 30, 2022 and 2021, respectively)	$15,746	$9,676	$55,157	$21,149
Revenue from sales of services	8,412	16,336	28,461	64,339
Other revenue	120	$569	253	$1,159
Total revenue	24,278	26,581	83,871	86,647
Cost of revenue from sales of products (including from a related party of $0, $4 and $0, $8 for the three and nine months ended September 30, 2022 and 2021, respectively)	18,198	9,934	58,963	20,445
Cost of revenue from sales of services	6,691	12,165	23,879	41,441
Cost of other revenue	48	531	179	1,063
Total cost of revenue	24,937	22,630	83,021	62,949
Gross profit	(659)	3,951	850	23,698

Operating expenses:
Selling, general and administrative expenses	37,710	37,750	113,555	74,419
Research and development expense	849	184	2,543	429
Asset impairment	378	15,183	1,030	15,183
Goodwill impairment	—	5,850	—	5,850
Change in fair value of contingent consideration, net	—	(5,099)	(131)	(7,006)
Litigation settlement	2	216	44	5,216
Depreciation and amortization	2,271	1,779	5,838	4,548
Total operating expenses	41,210	55,863	122,879	98,639

Loss from operations	(41,869)	(51,912)	(122,029)	(74,941)

Interest and other income (expense):
Interest income	957	417	2,560	812
Interest expense	(456)	(308)	(1,523)	(1,683)
Gain on extinguishment of debt	—	300	—	300
Loss on disposal of subsidiaries, net	(30)	—	(218)	(1,264)
Gain on remeasurement of investment	—	—	10,965	2,915
Other income, net	2,574	8	4,460	507
Loss before income taxes and non-controlling interest	(38,824)	(51,495)	(105,785)	(73,354)
Income tax benefit	400	944	925	9,971
Impairment of and equity in gain (loss) of equity method investees	(429)	(1,447)	(2,357)	(2,062)

Net loss	(38,853)	(51,998)	(107,217)	(65,445)

Net loss attributable to common shareholders	(38,853)	(51,998)	(107,217)	(65,445)

Net loss attributable to non-controlling interest	1,439	187	3,525	459

Net loss attributable to Ideanomics, Inc. common shareholders	$(37,414)	$(51,811)	$(103,692)	$(64,986)

Earnings (loss) per share
Basic	$(0.08)	$(0.11)	$(0.21)	$(0.15)
Diluted	$(0.08)	$(0.11)	$(0.21)	$(0.15)

Weighted average shares outstanding:
Basic	494,061,205	473,829,962	496,392,410	432,989,602
Diluted	494,061,205	473,829,962	496,392,410	432,989,602

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited) (USD in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss	$(38,853)	$(51,998)	$(107,217)	$(65,445)
Other comprehensive income (loss), net of nil tax:
Changes in fair value of available-for-sale securities	—	4	—	(16)
Foreign currency translation adjustments	(8,127)	(951)	(15,930)	(1,683)
Comprehensive loss	(46,980)	(52,945)	(123,147)	(67,144)
Comprehensive loss (gain) attributable to non-controlling interest	3,075	273	6,756	864
Comprehensive loss attributable to Ideanomics, Inc. common shareholders	$(43,905)	$(52,672)	$(116,391)	$(66,280)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY (Unaudited) (USD in thousands)

	Nine Months Ended September 30, 2021
					Accumulated
			Additional		Other	Ideanomics	Non-
	Common	Par	Paid-in	Accumulated	Comprehensive	Shareholders’	controlling	Total
	Stock	Value	Capital	Deficit	Loss	equity	Interest*	Equity
Balance, January 1, 2021	344,861,295	$345	$531,866	$(349,747)	$1,231	$183,695	$3,739	$187,434
Share-based compensation	—	—	2,040	—	—	2,040	—	2,040
Contingent shares	—	—	7,658	—	—	7,658	—	7,658
Common stock issuance for acquisition	10,181,299	10	32,367	—	—	32,377	—	32,377
Common stock issuance for professional fee	440,909	—	1,162	—	—	1,162	—	1,162
Common stock issued under employee stock incentive plan	475,000	—	251	—	—	251	—	251
Common stock issuance	17,615,534	18	53,389	—	—	53,407	—	53,407
Common stock issuance for convertible note	45,895,763	46	140,080	—	—	140,126	—	140,126
Net income (loss)	—	—	—	(6,483)	—	(6,483)	(236)	(6,719)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	(380)	(380)	(313)	(693)
Balance, March 31, 2021	419,469,800	$419	$768,813	$(356,230)	$851	$413,853	$3,190	$417,043
Share-based compensation	—	—	2,007	—	—	2,007	—	2,007
Common stock issuance for at the market offering	25,301,190	25	74,322	—	—	74,347	—	74,347
Common stock issued under employee Stock Incentive Plan	4,590,000	5	7,735	—	—	7,740	—	7,740
Common stock issuance for acquisition	6,733,497	7	21,120	—	—	21,127	—	21,127
Common stock issued pertain to SEDA	10,000,000	10	27,290	—	—	27,300	—	27,300
Common stock issuance for professional fee	260,000	—	656	—	—	656	—	656
Changes in available-for-sale securities fair value	—	—	—	—	(20)	(20)	—	(20)
Net income (loss)*	—	—	—	(6,695)	—	(6,695)	(267)	(6,962)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	(33)	(33)	(7)	(40)
Balance, June 30, 2021	466,354,487	$466	$901,943	$(362,925)	$798	$540,282	$2,916	$543,198
Share-based compensation	—	—	15,187	—	—	15,187	—	15,187
Contingent Shares	—	—	(6,138)	—	—	(6,138)	—	(6,138)
Common stock issuance for at the market offering	7,495,997	7	17,737	—	—	17,744	—	17,744
Common stock issued under employee Stock Incentive Plan	4,051,021	6	293	—	—	299	—	299
Common stock issuance for Controlled Equity Offering Sales	1,988,401	2	4,201	—	—	4,203	—	4,203
Changes in available-for-sale securities fair value	—	—	—	—	4	4	—	4
The effects of changes in exchange rate of RNCI	—	—	(9)	—	—	(9)	—	(9)
Common stock issuance for acquisition	2,011,617	2	6,302	—	—	6,304	—	6,304
Net income (loss)	—	—	—	(51,811)	—	(51,811)	(303)	(52,114)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	(866)	(866)	(85)	(951)
Balance, September 30, 2021	481,901,523	$483	$939,516	$(414,736)	$(64)	$525,199	$2,528	$527,727

*	Excludes accretion of dividend for redeemable non-controlling interest.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY (Unaudited) (USD in thousands) Continued

	Nine months ended September 30, 2022
						Accumulated
			Additional			Other	Ideanomics	Non-
	Common	Par	Paid-in	Treasury	Accumulated	Comprehensive	Shareholders’	controlling	Total
	Stock	Value	Capital	Stock	Deficit	Loss	equity	Interest*	Equity
Balance, January 1, 2022	497,272,525	497	$968,066	$—	$(605,758)	$222	$363,027	$2,341	$365,368
Share-based compensation	—	—	2,355	—	—	—	2,355	—	2,355
Common stock issuance for professional fee	350,000	1	434	—	—	—	435	—	435
Common stock issued under employee stock incentive plan	125,000	—	66	—	—	—	66	—	66
Tax withholding paid for net share settlement of equity awards	—	—	(83)	—	—	—	(83)	—	(83)
Deconsolidation of subsidiary	—	—	—	—	—	—	—	(236)	(236)
Acquisition of Energica	—	—	—	—	—	—	—	24,778	24,778
Net loss	—	—	—	—	(28,512)	—	(28,512)	(580)	(29,092)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	—	925	925	284	1,209
Balance, March 31, 2022	497,747,525	498	$970,838	$—	$(634,270)	$1,147	$338,213	$26,587	$364,800
Share-based compensation	—	—	2,863	—	—	—	2,863	—	2,863
Acquisition of Celer	—	—	—	—	—	—	—	49	49
Net loss	—	—	—	—	(37,767)	—	(37,767)	(1,506)	(39,273)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	—	(6,838)	(6,838)	(2,174)	(9,012)
Balance, June 30, 2022	497,747,525	498	$973,701	$—	$(672,037)	$(5,691)	$296,471	$22,956	$319,427
Share-based compensation	—	—	2,234	—	—	—	2,234	—	2,234
Common stock issuance for professional fee	1,059,006	1	689	—	—	—	690	—	690
Common stock issuance for conversion of convertible note (YA II)	23,455,257	23	7,500	—	—	—	7,523	—	7,523
Shares issued for US Hybrid acquisition	(6,627,565)	(7)	(4,633)	4,639	—	—	(1)	—	(1)
Investments from noncontroller shareholders	—	—	—	—	—	—	—	264	264
Option repurchase	—	—	(11)	—	—	—	(11)	—	(11)
Equity Adjustment from Foreign Currency Translation	—	—	—	—	—	(1,264)	(1,264)	—	754
SEPA Inducement shares	1,500,000	2	752	—	—	—	754	—	754
Net income (loss)	—	—	—	—	(37,414)	—	(37,414)	(1,439)	(38,853)
Foreign currency translation adjustments, net of nil tax	—	—	—	—	—	(6,207)	(6,207)	(1,920)	(8,127)
Balance, Balance, September 30, 2022	517,134,223	$517	$980,232	$4,639	$(709,451)	$(13,162)	$262,775	$19,861	$282,636

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (USD in thousands)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net loss	$(107,217)	$(65,445)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	7,452	19,234
Depreciation and amortization	5,838	4,548
Noncash lease expense	2,831	—
Non-cash interest expense (income)	(2,271)	(616)
Allowance for doubtful accounts	559	(141)
Loss on inventory obsolescence	1,634	—
Income tax benefit	(1,041)	(10,465)
Loss on disposal of subsidiaries, net	—	1,446
Equity in losses of equity method investees	2,357	2,062
Other income (forgiveness of liabilities)	(453)	(777)
Issuance of common stock for professional fees	1,766	1,819
Gain on extinguishment of debt	—	(300)
Gain on disposal of subsidiary	180	—
Gain on remeasurement of investment	(10,965)	(2,915)
Impairment losses	1,030	21,033
Foreign currency exchange losses	2,096	—
Change in fair value of contingent consideration	(131)	(7,006)
Change in assets and liabilities (net of amounts acquired):
Accounts receivable	(1,424)	5,295
Inventory	(15,736)	200
Prepaid expenses and other assets	3,669	(18,541)
Accounts payable	13,225	(1,572)
Deferred revenue	(2,896)	1,260
Amount due to related parties	(431)	387
Accrued expenses, salary and other current liabilities	(9,358)	7,893
Net cash used in operating activities	(109,286)	(42,601)

Cash flows from investing activities:
Acquisition of property and equipment	(6,995)	(1,352)
Acquisition of intangible asset	(563)	(263)
Notes receivable from related party	(1,000)	464
Disposal of subsidiaries, net of cash disposed	(417)	(44)
Proceeds from selling available for sales securities	4,031	—
Proceeds from long term investment	659	—
Acquisition of subsidiaries, net of cash acquired	(54,889)	(100,579)
Long term investment	(3,350)	(31,785)
Investment in available for sales securities	(165)	—
Investment in debt securities	(28,159)	(58,228)
Net cash used in investing activities	(90,848)	(191,787)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	220,000
Proceeds from issuance of shares, stock options and warrants	(11)	185,291
Capital contribution from noncontrolling interest shareholder	49	—
Borrowings from third parties	297	—
Repayments to third parties	(2,019)	—
Tax withholding paid for net share settlement of equity awards	(84)	—
Payment of finance lease obligations	(187)	—
Repayment of convertible note	(40,833)	(80,000)
Net cash (used in) provided by financing activities	(42,788)	325,291
Effect of exchange rate changes on cash	(1,755)	262
Net (decrease) increase in cash and cash equivalents	(244,677)	91,165

Cash and cash equivalents at the beginning of the period	269,863	165,764

Cash and cash equivalents at the end of the period	$25,186	$256,929

Supplemental disclosure of cash flow information:
Cash paid for income tax	$159	$928
Cash paid for interest	$1,383	$1,516

Issuance of shares for acquisition	$—	$59,808
Issuance of shares for convertible notes conversion	$7,523	$140,126
Issuance of shares for WAVE contingent liabilities	$—	$6,305
Issuance of shares for SEPA inducement fee	$754	$—
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$8,148	$—
Finance leases	$1,826	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IDEANOMICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Ideanomics, Inc. (Nasdaq: IDEX) is a Nevada corporation that primarily operates in Asia and the United States through its subsidiaries.

The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Therefore, the Company operates in one segment with two business units: Ideanomics Mobility and Ideanomics Capital. Through September 30, 2022, the Company operates in one segment with two business units, Ideanomics Mobility and Ideanomics Capital. For the nine months ended September 30, 2022, the Company completed one acquisition. We are in the process of preparing the necessary filing disclosures in anticipation of obtaining the required shareholder approval to acquire 100% of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630.0 million, consisting of an upfront payment at the closing of the transaction of $450.0 million and an earnout payment of up to $180.0 million. The Company anticipates that its internal management structure and the information reviewed by the chief operating decision maker will change such that it may have multiple reportable segments in the future. Anticipated segments are, Ideanomics Mobility, which will encompass the entities with businesses centered in the EV market, Ideanomics Capital, will encompass businesses centered in the finance/real estate market, corporate entity which will encompass costs associated with head office operations, with the combination/consolidation of all segments and the corporate entity comprising the consolidated operations of the Company. The chief operating decision maker will review financial results at the segment level; the Company has appointed business unit managers for Ideanomics Mobility and Ideanomics Capital and is in the process of and revising its internal reporting, budgeting and forecasting process so as to be aligned with the anticipated corporate structure.

Ideanomics Mobility will drive EV adoption by offering unique business solutions to commercial customers wanting to adopt EV vehicles and supporting infrastructure. To do that, Ideanomics has assembled, is developing and integrating business components with distinctive competence in three key pillars: Vehicles, Charging and Energy. These three pillars provide the foundation for Ideanomics Mobility’s planned offering of unique business solutions such as CaaS and VaaS which are proving to be extremely attractive to both large and small commercial vehicle operators.

Ideanomics Capital will be the Company’s fintech business unit, which focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry.

Recent Developments

Energica Tender Offer

On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to 72.4%. The Energica founders shall continue to own 27.6% of Energica.

On February 9, 2022, the Company wired €52.5 million (approximately $60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March, 7, 2022 the Company announced that it had achieved the 90.0% threshold for the conditional tender offer. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

Restructuring of PRC Operations

On September 12, 2022, the Board authorized management to pursue a plan to restructure operations in China. We expect the plan to be finalized and initiated in the fourth quarter of 2022. The restructuring is anticipated to be complete no later than the fourth quarter of 2023. In the year ended December 31, 2021, the company generated $29.7 million in revenues in the PRC, primarily from the sale of electric vehicle products. For the nine months ended September 30, 2022, the company generated $36.2 million in revenues in the PRC. The carrying value of long lived assets in the PRC as September 30, 2022, was $0.8 million and cash held in the PRC was approximately $15.1 million as of September 30, 2022.

As a result of the restructuring of our operations in PRC we have incurred restructuring costs that include employee termination severance and lease termination costs, as well as other incremental costs resulting from the restructuring actions. Employee termination severance are recorded based on statutory requirements and completed negotiations. Restructuring costs are recognized in the Company’s condensed consolidated financial statements in accordance with GAAP. Generally, charges are recorded when restructuring actions are approved, communicated and/or implemented.

In the nine months ended September 30, 2022, the Company recorded charges of $0.5 million in connection with its restructuring actions. These charges consist of $0.5 million recorded as selling, general and administrative expenses. The restructuring charges consist of employee termination costs of $0.5 million. Employee termination benefits were recorded based on statutory requirements, completed negotiations and Company policy.

Basis of Presentation

In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. All significant intercompany transactions and balances are eliminated in consolidation. However, the results of operations included in such financial statements may not necessary be indicative of annual results.

The Company uses the same accounting policies in preparing quarterly and annual financial statements. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on September 2, 2022 Form 10-K.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to the bad debt allowance, collectability of notes receivable, sales returns, fair values of financial instruments, equity investments, stock-based compensation, intangible assets and goodwill, useful lives of intangible assets and property and equipment, asset retirement obligations, income taxes, and contingent liabilities, among others. The Company bases its estimates on assumptions, both historical and forward looking, that are believed to be reasonable, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities.

Reclassifications

Certain prior year amounts have been reclassified for comparative purposes to conform to the current-period financial statement presentation.

Significant Accounting Policies

For a detailed discussion of Ideanomics’ significant accounting policies, refer to Note 2 — “Summary of Significant Accounting Policies,” in Ideanomics’ consolidated financial statements included in the Company’s 2021 Form 10-K. During the nine months ended September 30, 2022, the Company acquired one business, Energica, which resulted in the adoption of the following accounting policies with respect to that business.

Inventory

Inventories, which include the costs of material, labor and overhead, are stated at the lower of cost or net realizable value, with cost generally computed on a FIFO basis. Estimated losses from obsolete and slow-moving inventories are recorded to reduce inventory values to their estimated net realizable value and are charged to costs of revenue. At the point of loss recognition, a new cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in a recovery in carrying value.

The composition of inventory is as follows (in thousands)~~:~~

	September 30, 2022	December 31, 2021
Raw materials	$5,746	$245
Work in progress	10,470	90
Finished goods	13,314	5,824
Total	$29,530	$6,159

The majority of the inventory is held in US Hybrid, Solectrac and Energica entities and represents finished assemblies and sub assemblies to be used in delivering electric motorcycles, electric powertrain components and electric tractors to customers, respectively.

Revenue

For product sales, the acquired EV entities consider practical and contractual limitations in determining whether there is an alternative use for the product. For example, long-term design and build contracts are typically highly customized to a customer’s specifications. For contracts with no alternative use and an enforceable right to payment for work performed to date, including a reasonable profit if the contract were terminated at the customer’s convenience for reason other than nonperformance, the acquired EV entities recognize revenue over time. All other product sales are recognized at a point in time.

For contracts recognized over time, the acquired EV entities have historically used the cost-to-total cost method to recognize the revenue over the life of the contract.

For contracts recognized at a point in time, the acquired EV entities recognize revenue when control passes to the customer, which is generally based on shipping terms that address when title and risk and rewards pass to the customer. However, the acquired EV entities also consider certain customer acceptance provisions as certain contracts with customers include installation, testing, certification or other acceptance provisions. In instances where contractual terms include a provision for customer acceptance, the acquired EV entities consider whether they have previously demonstrated that the product meets objective criteria specified by either the seller or customer in assessing whether control has passed to the customer.

For service contracts, the acquired EV entities recognize revenue as the services are rendered if the customer is benefiting from the service as it is performed, or otherwise upon completion of the service. Separately priced extended warranties are recognized as a separate performance obligation over the warranty period.

The transaction price in the acquired EV entities’ contracts consists of fixed consideration and the impact of variable consideration including returns, rebates and allowances, and penalties. Variable consideration is generally estimated using a probability-weighted approach based on historical experience, known trends, and current factors including market conditions and status of negotiations.

For design and build contracts, the acquired entities may at times collect progress payments from the customer throughout the term of the contract, resulting in contract assets or liabilities depending on the timing of the payments. Contract assets consist of unbilled amounts when revenue recognized exceeds customer billings. Contract liabilities consist of advance payments and billings in excess of revenue recognized.

Design and engineering costs for highly complex products to be sold under a long-term production-type contract are deferred and amortized in a manner consistent with revenue recognition of the related contract or anticipated contract. Other design and development costs are deferred only if there is a contractual guarantee for reimbursement. Costs to obtain a contract (e.g., commissions) for contracts greater than one year are deferred and amortized in a manner consistent with revenue recognition of the related contract.

Product Warranties

The acquired EV entities’ standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. Accruals for estimated expenses related to product warranties are made at the time revenue is recognized and are recorded as a component of costs of revenue. The acquired EV entities estimate the liability for warranty claims based on standard warranties, the historical frequency of claims and the cost to replace or repair products under warranty. Factors that influence the warranty liability include the number of units sold, the length of warranty term, historical and anticipated rates of warranty claims and the cost per claim. The warranty liability as of September 30, 2022 is $0.6 million and is included in “Other long-

term liabilities” within the condensed consolidated balance sheet. The warranty liability has not changed substantially subsequent to WAVE’s acquisition.

Effects of COVID 19

The spread of COVID-19 has caused significant disruption to society as a whole, including the workplace. The resulting impact to the global supply chain has disrupted most aspects of national and international commerce, with government-mandated social distancing measures imposing stay-at-home and work-from-home orders in almost every country. The effects of social distancing have shut down significant parts of the local, regional, national, and international economies, for limited or extended periods of time, with the exception of government designated essential services.

In many parts of the world, stay-at-home and work-from-home orders were relaxed during the summer of 2021 as the effects of the Coronavirus appeared to lessen, and economic activity began to recover. However, commencing in the autumn and fall of 2021 and continuing, the U.S. as well as countries in Europe, South America and Asia began to experience an increase in new COVID-19 cases, and in some cases local, state, and national governments began to reinstate restrictive measures to stem the spread of the virus. The U.S. and other countries also experienced an increase in new COVID-19 cases after the fall and winter holiday season, with new, more infectious variants of COVID-19 identified. Various vaccines have been developed, with vaccinations programs in effect worldwide, though reaching acceptable levels of immunization against COVID-19 remains challenging at the local, regional and global level.

The future effects of the virus are difficult to predict, due to uncertainty about the course of the virus, different variants that may evolve, and the supply of the vaccine on a local, regional, and global basis, as well as the ability to implement vaccination programs in a short time frame.

The Company does not anticipate significant adverse effects on its operations’ revenue as compared to its business plan in the near- or mid-term, although the future effects of COVID-19 may result in regional restrictive measures which may constrain the Company’s operations, and supply chain shortages of various materials may have a negative effect on our EV sales or production capacity in the longer-term. The Company’s Tree Technologies business, which focuses on the sale of motorbikes in the ASEAN region, is experiencing disruption in its operations as a result the continued lockdowns in the region, which have adversely impacted its ability to fulfill committed orders.

The Company continues to monitor the overall situation with COVID-19 and its effects on both local, regional and global economies.

Liquidity and Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with U.S. GAAP. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Pursuant to the requirements of the ASC 205, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued.

This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company has a pending acquisition of VIA, a U.S. manufacturer of electric commercial vehicles including Class 2 through Class 5 cargo vans, trucks, and buses. The Company is in the process of obtaining required shareholder approval to acquire 100% of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630.0 million, consisting of an upfront payment at the closing of the transaction of $450.0 million, more than $62.9 million of which has been paid to date (prior to closing) in cash as documented in the form of convertible notes, as well as an earnout payment of up to $180.0 million. In addition, the company has provided an incremental $11.7 million in bridge financing to VIA for the support of ongoing operations due to the delay in closing. This bridge loan will be forgiven at the time of closing. The remaining consideration for the acquisition of VIA is to be consummated with Ideanomics common stock, rather than cash. However, transaction fees are material and estimated to be $45.0 million, and it is anticipated that VIA will require operational and capital funding of $260.0 million in the next twelve months. The Company has filed a registration statement on Form S-4 regarding shareholder approval for the transaction. As of the date of these financial statements, the registration statement had not been declared effective, and the financial statements contained therein must be updated. An amended S-4 statement with the required updated financial statements is anticipated to be filed with the SEC in the next three months. The terms of the agreement stated that either party may terminate the agreement under specified conditions as of August 31, 2022, however the Company has exercised its option to extend that date to September 30, 2022, and is currently discussing the terms of a further extension with VIA.

The Company believes that its current level of cash and cash equivalents are not sufficient to fund continuing operations or the addition of the two planned acquisitions in various stages of completion. The Company will need to bring in new capital to support its growth and, as evidenced from its successful capital raising activities in 2020 and 2021, believes it has the ability to continue to do so. However, there can be no assurance that this will occur. As described in Note 15, on October 25, 2021 the Company executed a security purchase agreement with YA II PN, whereby the Company issued a convertible note of $75.0 million, and received aggregate gross proceeds of $75.0 million. The note is scheduled to mature on October 24, 2022 and bears interest at an annual rate of 4.0%, which would increase to 18.0% in the event of default. The note has a fixed conversion price of $1.88. The conversion price is not subject to adjustment except for subdivisions or combinations of common stock. Commencing April 1, 2022, the Company has the obligation to redeem $8.3 million per month, against the unpaid principal. This amount may be reduced by any conversions by YA II PN or optional redemptions made by the Company. As of December 31, 2021, after the conversion of principal in the amount of $17.5 million, $57.5 million remained outstanding.

On August 30, 2022, the Company and YA II PN agreed to amend the terms of the outstanding convertible note and entered into an amendment agreement dated August 29, 2022. As of August 29, 2022, the outstanding principal balance of the original debenture was $16.7 million. The amendments to the original debenture amended the principal amount to reflect the outstanding balance as of August 29, 2022, change the maturity date to January 29, 2023 and adjust the conversion price to the lower of $1.50 or 85.0% of the lowest daily VWAP during the 7 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.20 per share of common stock. The Company shall not have the right to prepay any amounts due under the amended debenture prior to the maturity date without the investor’s prior written consent.

On September 1, 2022, the company entered into a SEPA with YA II PN . The Company will be able to sell up to 60.0 million of the Company’s shares of common stock, par value $0.001 per share at the Company’s request any time during the 36 months following the date of the SEPA’s entrance into force. The shares would be purchased at 95.0% of the market price and would be subject to certain limitations, including that YA II PN could not purchase any shares that would result in it owning more than 5.0% of the Company’s common stock. Market price is the lowest daily VWAP of the common shares during the three consecutive trading days commencing on the advance notice date, other than the daily VWAP on any excluded days. VWAP means, for any trading day, the daily volume weighted average price of the common shares for such trading day on the principal market during regular trading hours as reported by Bloomberg L.P.

Pursuant to the SEPA, the Company is required to register all shares which YA II PN may acquire. The Company agreed to file with the SEC a registration statement (as defined in the SEPA) registering all of the shares of common stock that are to be offered and sold to YA II PN pursuant to the SEPA. The Company is required to have a registration statement declared effective by the SEC before it can raise any funds using the SEPA.

Unless earlier terminated as provided under the SEPA, the SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the effective date or (ii) the date on which the YA II PN shall have made payment of advances (as defined in the SEPA) pursuant to the SEPA for the common shares equal to the commitment amount (as defined in the SEPA).

On September 15, 2022, we amended the SEPA increasing the commitment amount from 60.0 million shares to 150.0 million shares. In addition, the shares to be provided as a commitment fee increased from 0.6 million to 1.5 million.

The Company has various vehicles through which it could raise a limited amount of equity funding, however, these are subject to market conditions which are not within management’s control. As our Quarterly Report on Form 10-Q was not filed timely, we will not be Form S-3 eligible until August 9, 2023, which could make fund raising more difficult or more expensive. Management continues to seek to raise additional funds through the issuance of equity, mezzanine or debt securities. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our business and industry.

As of September 30, 2022, the Company’s principal source of liquidity is its unrestricted cash balance in the amount of $25.2 million of which $15.1 million is held by the Company’s subsidiaries located in China and is subject to foreign exchange control regulations and $2.2 million is the minimum regulatory capital required to be held by US operating companies – we do not consider cash balances held in China or required minimum regulatory capital to be part of the Company’s liquid cash balances. The Company has experienced greater net losses and negative cash flows from operating and investing activities in the third quarter consistent with its business plan for ongoing activities and planned acquisitions. As of the date of the filing of this Form 10-Q, securing additional financing is in progress, and as such management has limited the extent to which it is taking actions to delay, scale back, or abandon future expenditures. As such, management’s actions to preserve an adequate level of liquidity for a period extending twelve months from the date of the filing of this Form 10-Q are no longer sufficient on their own without additional financing, to mitigate the conditions raising substantial doubt about the Company’s ability to continue as a going concern. We currently do not have adequate cash to meet our short or long-term needs. In the event additional capital is raised, it may have a dilutive effect on our existing stockholders.

Although management continues to pursue these facilities and other opportunities to raise additional capital through a combination of debt financing, other non-dilutive financing and/or equity financing to supplement the Company’s capitalization and liquidity, management cannot conclude as of the date of this filing that its plans are probable of being successfully implemented.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

We believe substantial doubt exists about the Company’s ability to continue as a going concern for twelve months from the date of issuance of our financial statements.

Note 2.   Immaterial Corrections of Prior Period Condensed Consolidated Financial Statements

In the fourth quarter of 2021, the Company became aware of immaterial errors primarily related to amortization expense on certain intangible assets acquired in various acquisitions, the classification of gains and losses from equity method investments, the classification of certain costs, and the accounting for non-controlling interest and income taxes related to the Company’s acquisition of 51% of the ownership interests of Tree Technologies, a Malaysian company engaged in the EV market in December 2019. An assessment concluded that the errors were not material, individually or in the aggregate, to any prior period consolidated financial statements. As such, in accordance with ASC 250, “Accounting Changes and Error Corrections” and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the prior period consolidated financial statements have been revised in the applicable consolidated financial statements. The Company concluded a revision of prior period consolidated financial statements was appropriate the next time they were reported, since the correction of errors would have been material if recorded in the year ended December 31, 2021. Periods not presented herein will be revised, as applicable, in future filings. Although management has determined that the errors, individually and in the aggregate, were not material to prior periods, the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included herein, have been revised to correct for the impact of these items. Unless otherwise indicated, the condensed consolidated financial information as of and for the three and nine months ended September 30, 2021 presented in this Quarterly Report on Form 10-Q reflects these revisions.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported condensed consolidated statements of operations and comprehensive loss for the three months ended September 30, 2021 (in thousands, except per share amounts):

	Previously
	Reported	Adjustment	As Revised
Revenue – sales of products	$9,977	$(301)	$9,676
Total revenue	27,047	(466)	26,581
Cost of revenue – sales of products	9,893	41	9,934
Cost of revenue – sales of services	12,626	(461)	12,165
Total cost of revenue	22,519	111	22,630
Gross profit	4,528	(577)	3,951
Selling, general and administrative	28,876	8,874	37,750
Depreciation and amortization	1,682	97	1,779
Total operating expenses	56,063	(200)	55,863
Loss from operations	(51,535)	(377)	(51,912)
Loss before income taxes and non-controlling interest	(51,118)	(377)	(51,495)
Income tax benefit	842	102	944
Net loss	(51,095)	(903)	(51,998)
Net loss attributable to common shareholders	(51,095)	(903)	(51,998)
Net loss attributable to non-controlling interest	244	(57)	187
Net loss attributable to Ideanomics common shareholders	(50,851)	(960)	(51,811)
Foreign currency translation adjustments	(295)	(656)	(951)
Comprehensive loss	(51,386)	(1,559)	(52,945)
Comprehensive loss attributable to non-controlling interest	350	(77)	273
Comprehensive loss attributable to Ideanomics, Inc. shareholders	$(51,036)	$(1,636)	$(52,672)

There was no change in earnings per share – basic and diluted from the immaterial error corrections.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021 (in thousands, except per share amounts):

	Previously
	Reported	Adjustment	As Revised
Revenue – sales of products	$21,934	$(785)	$21,149
Total revenue	87,832	(1,185)	86,647
Cost of revenue – sales of products	20,838	(393)	20,445
Cost of revenue – sales of services	42,323	(882)	41,441
Total cost of revenue	63,161	(212)	62,949
Gross profit	24,671	(973)	23,698
Selling, general and administrative	53,650	20,769	74,419
Depreciation and amortization	4,445	103	4,548
Total operating expenses	99,545	(906)	98,639
Loss from operations	(74,874)	(67)	(74,941)
Loss on disposal of subsidiaries	(1,446)	182	(1,264)
Other income, net	689	(182)	507
Loss before income taxes and non-controlling interest	(73,287)	(67)	(73,354)
Income tax benefit	9,667	304	9,971
Equity in loss of equity method investees	(1,517)	(545)	(2,062)
Net loss	(65,137)	(308)	(65,445)
Net loss attributable to common shareholders	(65,137)	(308)	(65,445)
Net loss attributable to non-controlling interest	611	(152)	459
Net loss attributable to Ideanomics common shareholders	(64,526)	(460)	(64,986)
Foreign currency translation adjustments	(1,196)	(487)	(1,683)
Comprehensive loss	(66,349)	(795)	(67,144)
Comprehensive loss attributable to non-controlling interest	1,113	(249)	864
Comprehensive loss attributable to Ideanomics, Inc. shareholders	$(65,236)	$(1,044)	$(66,280)

There was no change in earnings per share – basic and diluted from the immaterial error corrections.

The following table reflects the impact of the immaterial corrections discussed above on the Company’s previously reported condensed consolidated statement of cash flows for the nine months ended September 30, 2021 (in thousands):

	Previously
	Reported	Adjustment	As Revised
Cash flows from operating activities
Net loss	$(65,137)	$(308)	$(65,445)
Depreciation and amortization	4,445	103	4,548
Income tax benefit	(10,160)	(305)	(10,465)
Equity in losses of equity method investees	1,517	545	2,062
Accounts receivable	5,042	253	5,295
Inventory	(410)	610	200
Prepaid expenses and other assets	(16,358)	(2,183)	(18,541)
Accrued expenses, salary and other current liabilities	$6,971	$922	$7,893

Note 3.   New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, which simplifies the accounting for income taxes by removing certain exceptions currently provided for in ASC 740 and by amending certain other requirements of ASC 740. The Company adopted ASU 2019-12 effective January 1, 2021. The effect of the adoption of ASU 2019-12 was not material.

In August 2020, the FASB issued ASU No. 2020-06, which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting, and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as additional paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The Company adopted ASU 2020-06 effective January 1, 2021. As the Company had no outstanding convertible instruments as of that date, the adoption of ASU 2020-06 had no effect.

In May 2021, the FASB issued ASU No. 2021-04, which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The Company adopted ASU 2021-04 on January 1, 2022. The Company has no freestanding equity-classified written call options. The effect will largely depend on the terms of written call options or financings issued or modified in the future.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10, which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company on the date the ASU was issued. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

In October 2021, the FASB issued ASU No. 2021-08, which will require companies to apply the definition of a performance obligation under ASC Topic 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers that are acquired in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. ASU No. 2021-08 will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. ASU No. 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and the effects will be based upon the contract assets and liabilities acquired in the future.

Note 4.   Revenue

The following table summarizes the Company’s revenues disaggregated by revenue source, geography (based on the Company’s business locations,) and timing of revenue recognition (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
		As restated		As restated
Geographic Markets
Malaysia	$3	$17	$53	$64
USA	12,665	17,984	38,797	69,873
PRC	7,360	8,580	36,242	16,710
Italy	4,250	—	8,779	—
Total	$24,278	$26,581	$83,871	$86,647

Product or Service
Electric vehicles products	$14,713	$8,737	$52,913	17,041
Electric vehicles services	71	46	228	154
Charging, batteries and powertrain products	1,034	940	2,244	4,108
Charging, batteries and powertrain services	415	770	1,205	1,526
Title and escrow services	7,875	15,519	26,971	62,428
Digital advertising services and other	—	—	—	231
Fund raising services	50	—	57	—
Other revenue	120	569	253	1,159
Total	$24,278	$26,581	$83,871	$86,647

Timing of Revenue Recognition
Products and services transferred at a point in time	$23,742	$25,196	$82,381	$83,807
Services provided over time	536	1,385	1,490	2,840
Total	$24,278	$26,581	$83,871	$86,647

In the three months ended September 30, 2022 and 2021, the Company recognized revenue of $2.4 million and $0.7 million recorded in deferred revenue as of the beginning of the periods, respectively. In the nine months ended September 30, 2022 and 2021, the Company recognized revenue of $4.4 million and $0.6 million recorded in deferred revenue as of the beginning of the periods, respectively.

In the three months ended September 30, 2022 and 2021, the Company recorded grant revenue of $0.1 million and $0.6 million, respectively. In the nine months ended September 30, 2022 and 2021, the Company recorded grant revenue of $0.3 million and $1.2 million, respectively, in “Other revenue” in the consolidated statements of operations.

Note 5.   Available-for-Sale Securities

The Company accounts for its available-for-sale securities at their fair value, with changes in fair value, if any, recorded in other comprehensive income. The fair value of available-for-sale securities is determined utilizing Level 1 inputs, as further discussed below.

The following table provides certain information related to available-for-sale debt securities (in thousands):

	As of September 30, 2022
			Unrealized	Unrealized		Estimated
	Cost	Interest	Gains	Losses	Impairment	Fair Value
Available-for-sale securities:
SILK EV Note (a)	$15,000	$902	$4	$(20)	$(15,886)	$—
Total available-for-sale securities	$15,000	$902	$4	$(20)	$(15,886)	$—

(a)	Silk EV Convertible Promissory Note

On January 28, 2021, the Company invested $15.0 million in Silk EV via a convertible promissory note. Silk is an Italian engineering and design services company that has recently partnered with FAW to form a new company Silk-FAW to produce fully electric, luxury vehicles for the Chinese and global auto markets.

The principal amount of the convertible promissory note is $15.0 million, is unsecured, bears interest at an annual rate of 6.0%, and the scheduled maturity date was January 28, 2022.

Upon a qualified equity financing, as defined, the outstanding principal and accrued interest convert into equity securities sold in the qualified equity financing at a conversion price equal to the cash price for the equity securities times 0.80.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties.

SILK EV did not remit payment of principal and interest on the scheduled maturity date of January 28, 2022, and the Company has sent a notice of default. The Company determined that the Silk EV note was fully impaired and recorded an impairment loss of $15.8 million recorded in “Asset impairment” in the year ended December 31, 2021.

Note 6. Notes Receivable from Third Parties

Notes receivable consists of the following (in thousands):

	As of September 30, 2022
			Unrealized	Unrealized		Estimated
	Cost	Interest	Gains	Losses	Impairment	Fair Value
VIA Note (a)	$58,418	$1,994	$—	$—	$—	$60,412
VIA Note-2(a)	11,682	105	—	—	—	11,787
Inobat Note (b)	11,819	652	724	(2,096)	—	11,099
Timios (c)	520	—	—	—	—	520
Green Power Motor Company (d)	$45	—	—	—	—	45
Total notes receivable	$82,484	$2,751	$724	$(2,096)	$—	$83,863

	As of December 31, 2021
			Unrealized	Unrealized		Estimated
	Cost	Interest	Gains	Losses	Impairment	Fair Value
VIA Note (a)	$42,500	$578	$—	$—	$—	$43,078
Inobat Note (b)	11,819	10	—	—	—	11,829
Total notes receivable	$54,319	$588	$—	$—	$—	$54,907

(a)	VIA Convertible Promissory Note

On August 30, 2021, the Company invested $42.5 million in VIA, in the form of a convertible promissory note. VIA is a leading electric commercial vehicle company with proven advanced electric drive technology, delivering sustainable mobility solutions for a more livable world. VIA designs, manufactures and markets electric commercial vehicles, with superior life-cycle economics, for use across a broad cross-section of the global fleet customer base.

The principal amount of the convertible promissory note is $42.5 million, is unsecured, bears interest at an annual rate of 4.0%, and the scheduled maturity date is the earlier of the closing date of the acquisition or one year after the agreement is terminated according to its terms.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties. The Company expects to convert this promissory note in conjunction with the closing of the acquisition of VIA. Management assessed the probability of closing the acquisition in determining the recoverability of the promissory note.

The Company entered into amendments of the convertible promissory note during the second quarter of 2022 to provide a total of an additional $5.5 million. The company entered into further amendments during the third quarter of 2022 to provide a total of an additional $10.4 million.

The Company entered into a secured promissory note (VIA Note-2) of $2.2 million with VIA on May 20, 2022. The Company entered into an amendment of the secured promissory note during the second quarter of 2022 to provide an additional $5.1 million. The company entered into further amendments during the third quarter of 2022 to provide a total of an additional $4.4 million.The note is secured by the certain assets and rights of VIA , bears interest at an annual rate of 4.0%. The principal and interest is due and payable in the event of the termination of the merger agreement.

As of October 31, 2022, the company has invested an additional $2.0 million in VIA, pursuant to amendments to the notes detailed above.

(b)	Inobat Convertible Promissory Note

On December 24, 2021, the Company invested €10.0 million ($11.4 million) in Inobat via a convertible promissory note, that is due December 24, 2022. Inobat specializes in the research, development, manufacture, and provision of innovative electric batteries custom-designed to meet the specific requirements of global mainstream and specialist OEMs within the automotive, commercial vehicle, motorsport, and aerospace sectors. Inobat is a European based battery manufacturer, that has a battery research and development facility and pilot line under development in Slovakia.

The principal amount of the convertible promissory note is €10.0 million ($11.4 million) is unsecured, bears interest at an annual rate of 8.00%, and the scheduled maturity date is December 28, 2022.

The convertible promissory note contains certain customary events of default and other rights and obligations of the parties.

The fair value of the Inobat convertible promissory note was valued using a scenario-based approach utilizing Level 3 inputs. The significant unobservable inputs include the probability of a qualified financing and the implied yield rate. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement. The following table summarizes the significant inputs and assumptions used in the model:

September 30, 2022
Probability	50%
Yield rate	17.5%

(c)	Timios Promissory Note

During the first quarter of 2022, Timios purchased mortgage notes at a fair value of $0.5 million, the notes bear interest of 3.5% and 4.875%. The notes mature August 2043 and December 2049. Installments for the loans are approximately $3,000. There was no interest recorded for the three and nine months ended September 30, 2022.

(d)	Green Power Motor Company

On July 29, 2022, the Company loaned $43,500, to Green Power Motor Company. Interest will accrue on the outstanding principal at a rate of fixed interest rate per annum equal to 7.50%. Borrower will make 80 consecutive monthly payments commencing on September 1, 2022.

Note 7.   Acquisitions and Divestitures

The Company continually evaluates potential acquisitions that align with the Company’s strategy of accelerating the adoption of electric vehicles. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s Consolidated Financial Statements. This goodwill arises because the purchase prices for these businesses exceeds the fair value of acquired identifiable net assets due to the purchase prices reflecting a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

For all acquisitions, the Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price.

The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including earnings before interest, taxes, depreciation and amortization, revenue, revenue growth rates, royalty rates and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with significant acquisitions.

Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required. The Company has included tables for the respective acquisitions by calendar year below. Where a purchase price allocation is considered final this has been disclosed respectively.

In addition to evaluating potential acquisitions, the Company may divest certain businesses from time to time based upon review of the Company’s portfolio considering, among other items, factors relative to the extent of strategic and technological alignment and optimization of capital deployment, in addition to considering if selling the businesses results in the greatest value creation for the Company and for shareholders. Details and the impacts of any dispositions are noted below.

2022 Acquisitions

The Company has completed the below acquisition in the nine months ended September 30, 2022. The accompanying condensed consolidated financial statements include the operations of the acquired entities from their respective acquisition dates. All of the acquisitions have been accounted for as business combinations.

Energica Acquisition

On March 3, 2021, the Company entered into an investment agreement with Energica to acquire 20.0% of Energica share capital. On September 15, 2021, the Company announced it had entered into an agreement to launch a voluntary conditional tender offer in concert with the founders of Energica for shares of Energica, pursuant to which Ideanomics plans to increase its investment from 20.0% in Energica to 72.4%. The Energica founders shall continue to own approximately 27.6% of Energica.

On February 9, 2022, the Company wired €52.5 million (approximately $60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March, 7, 2022, the Company announced that it had achieved the 90.0% threshold for the conditional tender offer. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

Acquisition Method Accounting Estimates

The preliminary purchase price was $58.1 million including $2.0 million in cash obtained through the acquisition. The purchase price was paid in cash and funded from available cash resources. The table below summarizes the preliminary estimates of fair value of identifiable assets acquired and liabilities assumed in the acquisition of Energica. These preliminary estimates of the fair value are subject to revisions, which may result in an adjustment to the preliminary values presented below.

(Dollars in thousands)
Cash paid at closing, including working capital estimates	$58,140
Fair value of previously held interest	22,183
Fair value of non-controlling interest	24,778
Purchase price	$105,101

Allocated to:
Current assets	$19,708
Property and equipment, net	1,927
Intangible assets –Customer relationships	14,226
Intangible assets – Development technology	18,603
Intangible assets – Trademark and trade name	14,496
Goodwill	58,643
Other assets	2,775
Current liabilities	(16,894)
Other liabilities	(8,383)
Fair value of assets acquired, less liabilities assumed	$105,101

The useful lives of the intangible assets acquired is as follows:

Energica
Intangible assets – customer relationships	13.0
Intangible assets – development technology	8.0
Intangible assets – trademark and tradename	25.0
Weighted average	14.7

The estimated amortization expense related to these intangible assets for each of the years subsequent to September 30, 2022, is as follows (amounts in thousands):

2022 remaining	$809
2023	4,000
2024	4,000
2025	4,000
2026	4,000
2027 and beyond	28,145
Total	$44,954

Amortization expense related to intangible assets created as a result of the Energica acquisition for the three and nine months ended September 30, 2022 respectively was $1.0 million and $2.4 million.

The goodwill from the Energica acquisition represents future economic benefits that we expect to achieve as a result of the Energica acquisition, Goodwill is calculated as the excess of the consideration transferred over the net assets acquired and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill is not expected to be deductible for tax purposes. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present.

Revenue of $4.2 million and $8.8 million and net loss of $3.7 million and net loss of $8.8 million for the three and nine months ended September 30, 2022, respectively, have been included in the condensed consolidated financial statements. As the Company did not consolidate Energica in 2021 there are no results to disclose, these have been included in the unaudited proforma information below.

2021 Acquisitions

The Company completed the below acquisitions in 2021. The accompanying condensed consolidated financial statements include the operations of the acquired entities from their respective acquisition dates. All of the acquisitions have been accounted for as business combinations. Accordingly, consideration paid by the Company to complete the acquisitions is initially allocated to the acquired assets and liabilities assumed based upon their estimated acquisition date fair values. The recorded amounts for assets acquired and liabilities assumed are provisional and subject to change during the measurement period, which is up to 12 months from the acquisition date.

The acquisitions below are collectively defined as the 2021 Acquisitions. Management considers the valuations final for the 2021 Acquisitions.

Timios

On January 8, 2021 the Company purchased 100% of Timios and its affiliates, a privately held company, pursuant to a stock purchase agreement for a purchase price of $40.0 million, net of cash acquired of $6.5 million. The purchase price was paid in cash and pursuant to the Agreement, $5.1 million of the cash consideration was paid into escrow pending a one year indemnification review.

Timios is a nationwide title and settlement solutions provider, which has been expanding in recent years though offering innovative solutions for real estate transactions, including residential and commercial title insurance, closing and settlement services, as well as specialized offers for the mortgage industry. The Company expects Timios to become one of the cornerstones of the Company’s fintech business unit.

Revenue of $7.9 million and $15.5 million and net income of $2.2 million and a net loss $16.4 million for the three months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

Revenue of $27.0 million and $62.4 million and net loss of $3.4 million and $10.6 million for the nine months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

The final purchase price allocation for Timios is summarized in the table below in the “Acquisition Method Accounting Estimates” section of this note.

Refer to Note 10 for information related to an impairment charge recognized for the Timios reporting unit during the year ended December 31, 2021.

WAVE

On January 15, 2021 the Company purchased 100% of WAVE, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $15.0 million of cash plus a total of 12.6 million unregistered shares of the Company’s common stock, valued at $40.0 million at the date of closing. Pursuant to the Wave Agreement, $5.0 million of the cash consideration was paid into escrow pending a one year indemnification review. The WAVE Agreement provided that 3.6 million shares of the Company’s common stock be held back at closing, to be released upon the receipt of certain customer consents not obtained prior to closing.

WAVE is a technology company focused on creating practical and economical solutions for the worldwide transit and off-road EV markets and is a leading provider of wireless charging solutions for medium and heavy duty EVs. The Company expects WAVE to create immediate synergies with its existing EV initiatives as it brings wireless charging to the Company’s current product offerings.

As of September 30, 2022, 0.5 million of the Company’s common stock remains unissued pending receipt of a final consent. Since receipt of this consent is probable, the Company has included the total common shares to be issued as contingent consideration as of the acquisition date of $11.4 million as of the acquisition date. Pursuant to the original agreement, if any such consent is not obtained within six months following the closing date, the portion of the common stock allocated to such consent in the agreement would not be issued to the sellers. The Company has extended the time frame for this contractual provision as the receipt of the consents is outside the control of the former WAVE shareholders.

In addition to the purchase price to be paid at closing, the WAVE Agreement contains three earnouts that could result in additional payments of up to $30.0 million to the sellers based upon: (1) revenue and gross profit margin metrics in calendar year 2021; (2) revenue and gross profit margin metrics in calendar year 2022; and (3) revenue and gross profit margin metrics for 2021 and 2022 collectively. The Company considers this earnout to be contingent consideration that as of the acquisition date is unlikely to occur and has therefore attributed zero value for purposes of the preliminary purchase price allocation. No earnout was earned for the period ending December 31, 2021. The Company will continue to monitor the fair value of this contingent considerations with any changes being recorded in the consolidated statement of operations if and when a change occurs.

The Company has also agreed to a performance and retention plan for the benefit of certain WAVE’s employees which could result in up to $10.0 million paid to such employees if certain gross revenue targets and certain gross profit margins are achieved for calendar years 2021 and 2022. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. The Company has not accrued any of this retention plan as the revenue and gross profit margin criteria are not probable of being met.

Revenue of $0.8 million and $1.0 million and net loss of $4.1 million and $1.2 million, for the three months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

Revenue of $2.0 million and $5.2 million and net loss of $11.0 million and $3.1 million for the nine months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

The final purchase price allocation for WAVE is summarized in the table below.

Refer to Note 10 for information related to an impairment charge recognized for the WAVE reporting unit during the year ended December 31, 2021.

US Hybrid

On June 10, 2021, the Company purchased 100% of US Hybrid, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $50.0 million in a combination of $30.0 million in cash and 6.6 million in unregistered shares of the Company’s common stock, valued at $20.9 million at the date of closing. Pursuant to the agreement, $1.0 million of cash consideration was paid into escrow pending a true up of net working capital within 90 days of the closing date. The agreement provided that the 6.6 million shares were paid into an indemnity escrow to satisfy future indemnification obligations of the selling shareholders, if any.

On July 12, 2022, the Company received 6.6 million shares of common stock back from the escrow agent pursuant to the triggering of a legal condition that permitted the Company to reclaim 100% of the shares held in escrow. The Company has concluded that the return of these shares do not constitute a change in the purchase consideration of US Hybrid and will account for this transaction as a Treasury Stock transaction in the third quarter is 2022.

US Hybrid specializes in the design and manufacturing of zero-emission electric powertrain components including traction motors, controllers, auxiliary drives, energy storage and fuel cell engines for electric, hybrid, and fuel cell medium and heavy-duty municipality vehicles, commercial trucks, buses, and specialty vehicles throughout the world. The Company expects US Hybrid to become another cornerstone in the Company’s mission to reduce commercial fleet greenhouse gas emissions through advanced EV technologies and forward-thinking partnerships.

The Company has also agreed to a performance and retention plan for the benefit of certain US Hybrid employees which could result in up to $16.7 million paid to such employees if certain gross revenue targets, gross profit margins and certain operational targets are achieved for calendar years 2021, 2022 and 2023. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. As of September 30, 2022 the Company has not accrued any of this retention plan as the various criteria for 2021 were not met and the criteria for 2022 and 2023 are not probable of being met.

Revenue of $0.8 million and $1.3 million and net loss of $1.9 million and $0.7 million, for the three months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

Revenue of $1.7 million and $1.6 million and net loss of $7.3 million and $0.8 million for the nine months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

The final purchase price allocation for US Hybrid is summarized in the table below.

Refer to Note 10 for information related to an impairment charge recognized for the US Hybrid reporting unit during the year ended December 31, 2021.

Solectrac

On June 11, 2021, the Company purchased the remaining 78.6% of Solectrac, a privately held company, pursuant to an agreement and plan of merger for a purchase price of $18.0 million. The Company had previously acquired 21.4% of Solectrac in 2020. The Company now owns 100% of Solectrac. The purchase price was paid in cash and pursuant to the agreement $2.0 million of cash consideration was paid into an indemnity escrow to satisfy future indemnification obligations of the selling shareholders, if any. In conjunction with the acquisition of Solectrac, the Company remeasured the 21.4% previously accounted for as an equity method investment. The Company remeasured the previous equity investment by grossing up the value of the 21.4% equity ownership to reflect the proceeds paid to gain control of Solectrac. This remeasurement resulted in a gain of $2.9 million recorded in the year ended December 31, 2021, this was recorded in Gain on remeasurement of investment, in our consolidated statement of operations,

Solectrac is a manufacturer and distributor of clean agricultural equipment of 100% battery-powered, all-electric tractors for agriculture and utility operations. Solectrac tractors provide an opportunity for farmers around the world to power their tractors by using the sun, wind, and other clean renewable sources of energy. The Company expects Solectrac to create immediate synergies with its existing EV initiatives as it brings a rapidly growing agricultural sector to the Company’s current product offerings.

In addition to the purchase price to be paid at closing, the Solectrac Agreement contains three earnouts that could result in additional payments of up to $6.0 million to the sellers based upon: (1) revenue and gross profit margin metrics in calendar year 2021; (2) revenue and gross profit margin metrics in calendar year 2022; and (3) revenue and gross profit margin metrics in calendar year 2023. The Company considers this earnout to be contingent consideration that as of the acquisition date is probable to occur in certain years and has attributed $2.4 million as additional consideration for purposes of the preliminary purchase price allocation. Of the $2.4 million, $1.6 million was included in the purchase price allocation and $0.8 million has been recorded as an expense for the year ended December 31, 2021 in the consolidated statement of operations, other income (expense) caption. The Company will continue to monitor the fair value of this contingent consideration with any changes being recorded in the consolidated statement of operations if and when a change occurs.

The Company has also agreed to a performance and retention plan for the benefit of certain Solectrac employees which could result in up to $3.0 million paid to such employees if certain gross revenue targets, gross profit margins and certain operational targets are achieved for calendar years 2021, 2022 and 2023. The Company has concluded that this performance and retention plan does not constitute purchase consideration and will be recorded as compensation expense when the criteria are probable of being met. As of September 30, 2022 the Company has not accrued any of this retention plan as the various criteria are not yet probable of occurring.

Revenue of $3.2 million and $0.2 million net loss of $4.5 million and net income of $0.7 million for the three months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statements.

Revenue of $8.1 million and $0.4 million and net loss of $10.5 million and net income of $0.7 million for the nine months ended September 30, 2022 and 2021, respectively, have been included in the condensed consolidated financial statement

The final purchase price allocation for Solectrac is summarized in the table below.

Refer to Note 10 for information related to an impairment charge recognized for the Solectrac reporting unit during the year ended December 31, 2021.

Acquisition Method Accounting Estimates

The table below reflects the Company’s final purchase price allocations of the acquisition date fair values of the assets acquired and liabilities assumed for the 2021 Acquisitions (in thousands):

	Solectrac	US Hybrid	Timios	WAVE
Purchase Price
Cash paid at closing, including working capital estimates	$18,025	$30,139	$46,576	$15,000
Fair value of previously held interest	5,287	—	—	—
Fair value of common stock	—	20,877	—	28,616
Fair value of contingent consideration	1,640	—	—	11,418
Total purchase consideration	$24,952	$51,016	$46,576	$55,034

Purchase Price Allocation
Assets acquired
Current assets	2,700	3,793	7,292	2,820
Property, plant and equipment	30	5	429	—
Other assets	45	52	48	—
Intangible assets – tradename	4,210	1,740	8,426	12,630
Intangible assets – lender relationships	—	—	16,600	—
Intangible assets - technology	2,350	5,110
Intangible assets – patents	—	—	—	13,000
Intangible assets - non-compete	—	520	—	—
Intangible assets – licenses	—	—	1,000	—
Indefinite lived title plant	—	—	500	—
Goodwill	17,714	42,218	21,824	35,689
Total assets acquired	27,049	53,438	56,119	64,139

Liabilities assumed:
Current liabilities	(509)	(1,602)	(4,306)	(4,578)
Deferred tax liability	(1,588)	(820)	(5,237)	(4,527)
Total liabilities assumed	(2,097)	(2,422)	(9,543)	(9,105)

Net assets acquired	$24,952	$51,016	$46,576	$55,034

Intangible Assets

During the year-ended December 31, 2021 the Company identified impairment indicators related to the 2021 Acquisitions resulting from changing market conditions and sustained supply chain issues that negatively impacted the subsidiaries’ projections. The Company impaired all of the intangible assets for WAVE, US Hybrid and Solectrac. The intangibles assets related to Timios were partially impaired. Refer to Note 10 of the Form 10-K filed on September 2, 2022 for additional details of the impairment.

The table below represents the useful lives for the remaining intangibles assets related to the 2021 Acquisitions:

Timios
Intangible assets – tradename	15
Intangible assets – lender relationships	7
Intangible assets – licenses	15
Weighted average useful life	10

The estimated amortization expense adjusted for the impairment related to the remaining intangible assets for each of the years subsequent to September 30, 2022 is as follows (amounts in thousands):

2022 remaining	$358
2023	1,433
2024	1,433
2025	933
2026	933
2026 and beyond	5,307
Total	$10,397

Amortization expense related to the 2021 Acquisitions was $0.4 million and $1.2 million for three and nine months ended September 30, 2022 and was $1.7 million and $4.0 million for the three and nine months ended September 30, 2021.

Cumulative Goodwill, excluding any impairments, in the amount of $117.4 million was recorded as a result of the 2021 Acquisitions. The goodwill from the 2021 Acquisitions represent future economic benefits that we expect to achieve as a result of the acquisitions, Goodwill is calculated as the excess of the consideration transferred over the net assets acquired and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill is not expected to be deductible for tax purposes for any of the 2022/2021 Acquisitions. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequent if certain indicators of impairment are present.

Refer to Note 10 for information related to an impairment charge recognized for the 2021 Acquisitions during the year ended December 31, 2021. This impairment charge reflected the impact of changing market conditions and sustained supply chain issues that negatively impacted the subsidiaries’ projections.

2021 and 2022 Transaction Costs

Transaction costs describe the broad category of costs the Company incurs in connection with signed and/or closed acquisitions. Transaction costs include expenses associated with legal, accounting, regulatory, and other transition services rendered in connection with acquisition, travel expense, and other non-recurring direct expenses associated with acquisitions.

●	The Company incurred transaction costs of $0.0 million and $0.4 million during the three and nine months ended September 30, 2022 related to the 2021 Acquisitions, immaterial acquisitions and other possible opportunities, other than Energica.
●	The Company incurred transaction costs of $0.0 million and $0.7 million during the three and nine months ended September 30, 2022, respectively, related to the Energica acquisition.

Transaction costs have been included in selling, general and administrative expenses in the condensed consolidated statements of operations and in cash flows from operating activities in the condensed consolidated statements of cash flows.

Unaudited Pro forma Financial Information

The unaudited pro forma results presented below include the effects of the Company’s acquisitions as if the acquisitions had occurred on January 1, 2021. The Company filed an Amended Form 8-K on April 6, 2021 to disclose unaudited pro forma financial information, and explanatory notes, related to the acquisition of Timios as it met the criteria of a significant acquisition. The remainder of the 2021 Acquisitions and the Energica acquisition did not meet the criteria of a significant acquisition, in aggregate or individually.

The pro forma adjustments are based on historically reported transactions by the acquired companies. The pro forma results do not include any material, nonrecurring adjustments directly attributable to the 2021 Acquisitions or the Energica acquisition. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions occurred on January 1, 2021.

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
(Amounts in thousands, except per share and share data)

Total revenue	$24,278	$37,502	$87,003	$99,451

Net loss attributable to IDEX common shareholders	(45,850)	(54,568)	(112,555)	(76,217)

Earnings (loss) per share
Basic and Diluted	$(0.09)	$(0.11)	$(0.23)	$(0.17)

Weighted average shares outstanding
Basic and Diluted	494,061,205	477,214,431	496,392,410	440,151,607

Dispositions

Seven Stars Energy Pte. Ltd.

On February 9, 2022, the Company transferred its 51.0% interest in Seven Starts Energy Pte. Ltd. to Fan Yurong, a current shareholder of SSE, for a nominal amount.

The Company recognized a disposal loss of $0.5 million.as a result of the deconsolidation of SSE and such loss was recorded in “Loss on disposal of subsidiaries, net” in the condensed consolidated statements of operations for the nine months ended September 30, 2022.

Grapevine

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL the owner and operator of the social media platform Hoo.be, pursuant to which Ideanomics made an investment into FNL, including cash, Ideanomics common stock, and 100% of the common stock outstanding of Grapevine, a wholly-owned subsidiary of the Company focused on influencer marketing. Subsequent to this transaction, the Company owned 29.0% of the outstanding common stock of FNL.

The Company recognized a disposal loss of $1.2 million as a result of the deconsolidation of Grapevine, and such loss was recorded in “Loss on disposal of subsidiaries, net” in the condensed consolidated statements of operations. Through its ownership in FNL, the Company has retained a 29.0% interest in Grapevine. The disposal loss of $1.2 million includes the adjustment recorded to adjust the retained interest of 29.0% in Grapevine to its fair value on the date of disposal. The fair value of the retained interest in Grapevine was determined based on the present value of estimated future cash flows which are Level 3 unobservable inputs in the fair value hierarchy. The Company prepared cash flow projections based on management’s estimates of revenue growth rates and operating margins, taking into consideration the historical performance and the current macroeconomic industry and market conditions.

Refer to Note 10 for additional information concerning the investment in FNL.

Note 8.   Accounts Receivable

The following table summarizes the Company’s accounts receivable (in thousands):

	September 30,	December 31,
	2022	2021
Accounts receivable	$7,478	$4,945
Less: allowance for doubtful accounts	(1,478)	(1,607)
Accounts receivable, net	$6,000	$3,338

As of September 30, 2022 and December 31, 2021, the gross balance includes the taxi commission revenue receivables from the related party Qianxi of $1.1 million and $1.3 million, respectively. These balances are fully reserved in the balances stated above.

The following table summarizes the movement of the allowance for doubtful accounts (in thousands):

	September 30,	December 31,
	2022	2021
Balance at the beginning of the period	$(1,607)	$(1,219)
Increase in the allowance for doubtful accounts	(13)	(350)
Effect of change in foreign currency exchange rates	$142	$(38)
Balance at the end of the period	$(1,478)	$(1,607)

For the nine months ended September 30, 2022, the Company increased its allowance for doubtful accounts for accounts receivable by $13 thousand from a third-party. In the year ended December 31, 2021, the Company increased its allowance for doubtful accounts by $0.4 million for accounts receivable from a third-party.

Note 9.   Property and Equipment, net

The following table summarizes the Company’s property and equipment (in thousands):

	September 30,	December 31,
	2022	2021
Furniture and office equipment	$2,685	$1,432
Vehicle	1,488	900
Leasehold improvements	5,275	581
Machinery and equipment	2,747	825
Total property and equipment	12,195	3,738
Less: accumulated depreciation	(2,025)	(833)
Property and equipment, net	$10,170	$2,905

The Company recorded depreciation expense of $0.6 million and $0.1 million, which is included in its operating expense, for the three months ended September 30, 2022 and 2021, respectively and $1.5 million and $0.3 million for the nine months ended September 30, 2022 and 2021, respectively.

Fintech Village

On January 28, 2021, the Company’s Board accepted an offer of $2.8 million for Fintech Village, which was a 58-acre former University of Connecticut campus in West Hartford and subsequently signed a sale contract on March 15, 2021. The Company estimated the costs to sell Fintech Village to be $0.2 million and recorded these costs in “Loss on disposal of subsidiaries, net”

In the year ended December 31, 2021, the Company closed on the sale of Fintech Village for $2.8 million, excluding commissions and other costs of $0.2 million.

The asset retirement obligations were derecognized in the year ended December 31, 2021.

Note 10.   Goodwill and Intangible Assets

A reporting unit is the level at which goodwill is tested for impairment, and is defined as an operating segment or one level below an operating segment, if certain criteria are met. Under its current corporate structure, the Company has one operating segment and seven reporting units.

Goodwill

The following table summarizes changes in the carrying amount of goodwill (in thousands):

Balance as of January 1, 2021	$705
Measurement period adjustments	186
Effect of change in foreign currency exchange rates	(1)
Acquisitions	117,445
Disposal of Grapevine (a)	(704)
Impairment loss (b,c,d,e)	(101,470)
Balance as of December 31, 2021	16,161
Acquisitions	59,593
Effect of change in foreign currency exchange rates	(7,043)
Balance as of September 30, 2022	$68,711

(a)	During the three months ended June 30, 2021, the Company completed the sale of Grapevine. Refer to Note 7 for additional information.
(b)

On July 26, 2021, Timios experienced a systems outage that was caused by a cybersecurity incident, which caused disruption to parts of Timios’ business, including its ability to perform its mortgage title, closing and escrow services offerings. This resulted in an adverse impact on Timios’ revenues in that one significant customer was lost and other customers have reduced their volume. The Company determined that an indicator of potential impairment existed and decided to perform an interim quantitative tangible and intangible asset and goodwill impairment tests for its Timios reporting unit.

Based on the results of this interim quantitative impairment test, the fair value of the Timios reporting unit was below the carrying value of its net assets. The decline in the fair value of the Timios reporting unit resulted from the cybersecurity event described above, which lowered the projected revenue and profitability levels of the reporting unit. The fair value of the Timios reporting unit was based on the income approach. Under the income approach, the Company estimated the fair value of the reporting unit based on the present value of estimated future cash flows which are level 3 unobservable inputs in the fair value hierarchy. The Company prepared cash flow projections based on management’s estimates of revenue growth rates and operating margins, taking into consideration the historical performance and the current macroeconomic industry and market conditions. The Company based the discount rate on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the Timios’ ability to execute on the projected cash flows. The fair value of Timios’ reporting unit is based on management’s best estimates, and should actual results differ from those estimates, future impairment charges may be required in future periods.

The quantitative analysis indicated that the carrying amount of the Timios reporting unit exceeded its fair value by $19.5 million. As a result, the Company recorded a goodwill impairment charge of $5.6 million, and impairment charges related to the Timios tradename and lender relationships of $0.7 million and $13.2 million, respectively, for the year ended December 31, 2021.

(c)

For the year ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on WAVE’s business forecasts. The projections have negatively impacted WAVE’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $35.7 million for the year ended December 31, 2021.

(d)

For the period ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on US Hybrid’s business forecasts. The projections have negatively impacted US Hybrid’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $42.2 million for the year ended December 31, 2021.

(e)

For the period ended December 31, 2021, market conditions and supply chain issues have had an adverse impact on Solectrac’s business forecasts. The projections have negatively impacted Solectrac’s performance, resulting in lower gross margins and revenue forecasts being reduced. As a result, the Company recorded a goodwill impairment charge of $17.7 million for the year ended December 31, 2021

As reported in Note 1 the Company restated its condensed consolidated financial statements, including errors in determining the estimated fair value of acquired intangible assets in its purchase price allocation for its 2021 acquisitions. The cumulative impact of these errors resulted in less fair value being attributed to identifiable intangible assets and additional value attributed to goodwill. Refer to the Amended Form 10-Q’s as of and for the three months ended March 31, 2021 and as of and for the three and six months ended June 30, 2021 that have been filed with the SEC on November 22, 2021.

Intangible Assets

The following table summarizes information regarding amortizing and indefinite lived intangible assets (in thousands):

	September 30, 2022					December 31, 2021
	Weighted
	Average
	Remaining	Gross				Gross
	Useful Life	Carrying	Accumulated	Impairment	Net	Carrying	Accumulated	Impairment	Net
	(in years)	Amount	Amortization	Loss	Balance	Amount	Amortization	Loss	Balance
Amortizing Intangible Assets
Continuing membership agreement (a)	16.8	$1,179	$(665)	$—	$514	$1,179	$(649)	$—	$530
Patents, trademarks and brands (d,f,h,i)	37.7	21,672	(1,385)	(1,132)	19,155	39,820	(2,715)	(30,492)	6,613
Customer relationships	14	12,737	(582)	—	12,155			—
Land use rights (c)	96.3	24,407	(555)	—	23,852	27,102	(411)	—	26,691
Licenses (d,j)	22.6	1,141	(124)	—	1,017	1,000	(65)	—	935
Lender relationships (d)	5.3	16,600	(1,952)	(12,551)	2,097	16,600	(1,638)	(12,550)	2,412
Internally developed software (e)	1.8	753	(203)	—	550	452	(76)	—	376
Software (h,j)	10.7	4,491	(1,006)	—	3,485	4,492	(178)	—	4,314
Non-compete (i)	0	—	—	—	—	520	(57)	(463)	—
Technology (h,i)	7.5	16,655	(1,447)	—	15,208	7,460	(347)	(7,113)	—
Assembled workforce	1.2	150	(63)	—	87	150	(6)	—	144
Total		99,785	(7,982)	(13,683)	78,120	98,775	(6,142)	(50,618)	42,015
Indefinite lived intangible assets
Timios Title plant (d)		500	—	—	500	500	—	—	500
Website name		25	—	—	25	25	—	—	25
Title License		6	—	(6)	—	6	—	—	6
Patent		—	—	—	—	—	—	—	—
Total		$100,316	$(7,982)	$(13,689)	$78,645	$99,306	$(6,142)	$(50,618)	$42,546

(a)	During the three months ended September 30, 2019 the Company completed the acquisition of additional shares in DBOT, which increased its ownership to 99.0%. Intangible assets of $8.3 million were recognized on the date of acquisition. As part of the determination of the fair value of DBOT’s intangible assets mentioned above, the Company utilized the cost method to determine the fair value of the continuing membership agreement, and determined the fair value was $0.6 million, and recorded an impairment loss of $7.1 million. The Company also recorded an impairment loss of $30,000 related to DBOT’s customer list. Refer to Note 7 for additional information related to the acquisition.

(b)	During the three months ended December 31, 2021, the Company completed the acquisition of a 51.0% interest in Tree Technologies, a Malaysian company engaged in the EV market. As part of the acquisition, Tree Technologies acquired an exclusive right to market and distribute the EVs manufactured by Tree Manufacturing. Upon acquisition, the fair value of this agreement was determined to be $11.3 million. In the three months ended December 31, 2020, Tree Technologies obtained a domestic EV manufacturing license in Malaysia; and therefore determined it would not purchase vehicles from Tree Manufacturing. The Company subsequently severed all commercial relationships with Tree Manufacturing. Accordingly, the Company determined there was no underlying value to the marketing and distribution agreement, and recorded an impairment loss of $12.5 million. Refer to Note 7 for additional information related to the acquisition.
(c)	During the three months ended March 31, 2022, the Company completed the acquisition of 100.0% interest in Timios. Refer to Note 7 for additional information related to the acquisition.
(d)	Relates to software development costs capitalized during the three months ended September 30, 2021 at Timios. The asset was placed into service in July 2021.
(e)	During three months ended March 31, 2021, the Company completed the acquisition of 100.0% interest in WAVE. Refer to Note 7 for additional information related to the acquisition.
(f)	During the three months ended June 30, 2021, the Company completed a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL, including cash, Ideanomics common stock, and 100% of the common stock outstanding of Grapevine.
(g)	During three months ended June 30, 2021, the Company completed the acquisition of privately held Solectrac. Solectrac develops 100% battery-powered, all-electric tractors for agriculture and utility operations. Refer to Note 7 for additional information related to the acquisition.
(h)	During three months ended June 30, 2021, the Company completed the acquisition of privately held US Hybrid Corporation. US Hybrid specializes in the design and manufacturing of zero-emission electric powertrain components. Refer to Note 7 for additional information related to the acquisition.
(i)	Relates to software costs capitalized during the nine months ended September 30, 2021.
(j)	Relates to licensing costs that were capitalized during the three months ended September 30, 2022.

Amortization expense relating to intangible assets was $1.7 million for both three month periods ended September 30, 2022 and 2021, respectively. Amortization expense relating to intangible assets was $4.3 million and $4.2 million for the nine months ended September 30, 2022 and 2021, respectively.

The following table summarizes the expected amortization expense for the following years (in thousands):

Amortization to be
Years ending September 30,	recognized
2022 (excluding the nine months ended September 30, 2022)	$1,566
2023	6,255
2024	5,987
2025	5,480
2026	5,315
2026 and thereafter	53,517
Total	$78,120

Note 11.   Long-term Investments

The following table summarizes the Company’s long-term investments (in thousands):

	September 30,	December 31,
	2022	2021
Non-marketable equity investments	$7,500	$7,500
Equity method investments	15,819	28,088
Total	$23,319	$35,588

Non-marketable equity investment

Our non-marketable equity investments are investments in privately held companies without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount. Based on management’s analysis of certain investment’s performance, no impairment losses were recorded in the three and nine months ended September 30, 2022. Based on management’s analysis of certain investment’s performance, the Company determined that there was a $1.5 million impairment loss recorded in the three and nine months ended September 30, 2021.

Equity method investments

The following table summarizes the Company’s investment in companies accounted for using the equity method of accounting (in thousands):

		September 30, 2022

					Foreign
		January 1,		Income (loss)	currency	Reclassification	Return of	September 30,
		2021	Addition	on investment	translation	to subsidiaries	basis	2022
Energica	(a)	$12,329	$—	$(1,031)	$—	$(11,298)	$—	$—
FNL Technologies	(b)	2,856	—	(685)	—	—	—	2,130
MDI Fund	(c)	3,765	274	(135)	—	—	(659)	3,245
PEA	(d)	9,138	—	(506)	(1,264)	—	—	7,368
Orange Grid	(e)	—	3,076	—	—	—	—	3,076
Total		$28,088	$3,350	$(2,357)	$(1,264)	$(11,298)	$(659)	$15,819

The Company has received no dividends from equity method investees in the three and nine months ended September 30, 2022 and 2021.

(a)	Energica

On March 3, 2021, the Company entered into an investment agreement with Energica. The Company invested €10.1 million ($13.6 million) for 6.1 million ordinary shares of Energica at a subscription price of €1.78 ($2.21) for each ordinary share. Pursuant to the purchase of the shares the Company will hold 20.0% of Energica’s share capital. From March 3, 2021 through September 30, 2021 the Company has the right to participate in any equity financing by Energica. Ideanomics was restricted from selling any of the shares for a period of 90 days.

Energica is the world’s leading manufacturer of high performance electric motorcycles and the sole manufacturer of the FIM Enel MotoE™ World Cup. Energica motorcycles are currently on sale through the official network of dealers and importers.

The Company has decided to account for Energica on a one quarter lag as Energica, which is publicly traded on the Milan stock exchange, is only required to prepare and file semi-annual and annual financial statements, and the time frame in which the filings must be complete is much more lenient than in the U.S. Energica prepares its financial statements in accordance with Article 2423 et seq of the Italian Civil Code, rather than U.S. GAAP. Energica’s financial statements will either be prepared in or reconciled to U. S. GAAP prior to the Company recording its share of Energica’s earnings or losses, and the one quarter lag will be utilized to accomplish this, as well as related disclosure matters.

On February 9, 2022, the Company wired €52.5 million (approximately $60.3 million) to an escrow account in order to facilitate and fund the conditional tender offer. On March, 7, 2022, the Company announced that it had achieved the 90.0% threshold for the conditional tender offer. The transaction received final approval from Italian regulatory authorities and closed on March 14, 2022.

(b)	FNL

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL, which included the investment of $2.9 million cash into FNL, the issuance of 0.1 million shares of Ideanomics common stock, and 100.0% of the common stock outstanding of Grapevine. Ideanomics received 0.6 million shares of common stock of FNL at a subscription price of $8.09 per share of common stock, and Ideanomics also converted a $250,000 SAFE into 30,902 shares of common stock. The Company determined that the basis in the FNL investment is the aggregate of the cash invested, including the SAFE, the fair value of the Ideanomics common stock issued, and the fair value of Grapevine. As a result of this transaction, Ideanomics owns 29.0% of the common stock outstanding of FNL, and FNL appointed Alfred Poor, Ideanomics’ Chief Executive Officer, to be a member of its board of directors.

The Company has decided to account for FNL on a one quarter lag, as FNL is in the development stage and will require the additional time to prepare financial statements in accordance with U.S. GAAP.

(c)	Minority Depository Institution Keepers Fund

On July 26, 2021, the Company entered into a subscription agreement to invest $25.0 million in the MDI Fund. The MDI Fund an organization of minority-owned banks that aim to increase inclusivity in the financial services industry, is sponsored by the National Bankers’ Association. The MDI Fund will provide capital resources primarily in low and moderate income areas to grow a more skilled workforce, increase employment opportunities, and support businesses’ growth among minority and underserved communities. The initial investment of $0.6 million was made on July 26, 2021.

The Company has decided to account for MDI on a one quarter lag, the MDI Fund reporting requirements differ from the Company’s quarterly reporting schedule.

(d)	PEA

On August 2, 2021, the Company announced a strategic investment in PEA, a business unit within the Prettl Group, a large German industrial company that manufactures and distributes components and systems for the automotive, energy, and electronics industries. The terms include a strategic investment of €7.5 million ($9.1 million) for 11,175 preferred shares. Ideanomics will receive exclusive sales and distribution rights for PEA charging infrastructure products and solutions in North America and CEO Alf Poor will join PEA’s Board of Directors. The Company received legal ownership as of October 19, 2021, after payment of €7.5 million ($9.1 million) representing a 30% equity ownership.

(e)	Orangegrid

On May 20, 2022, Timios purchased 6.6 million Series A-1 preferred share units in Orangegrid for a total investment of $3.0 million. Orangegrid is a is a developer and vendor of software technologies which improve the operational efficiency and effectiveness of financial institutions and their service providers. Timios and Orangegrid also entered into a strategic partnership making Timios the preferred provider of title, escrow, valuation and asset management services within OrangeGrid’s GridReady default management ecosystem.

Note 12.   Leases

As of September 30, 2022, and December 31, 2021, the Company’s operating lease right of use assets are $16.8 million and $12.8 million, respectively. As of September 30, 2022, the Company’s finance lease right of use assets are $1.4 million, the Company did not have any finance lease right of use assets as of December 31, 2021.

The following table summarizes the components of lease expense (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Operating lease cost	$1,210	$610	$3,434	$1,058
Short-term lease cost	187	241	636	523
Finance lease cost:
Amortization of right-of-use assets	61	—	160	—
Interest on lease liabilities	5	—	13	—
Total lease cost	$1,463	$851	$4,243	$1,581

The following table summarizes supplemental information related to leases (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,150	$723	$3,277	$1,506
Finance cash flows from financing leases	66	—	173	—
Right-of-use assets obtained in exchange for new operating lease liabilities	—	3,515	6,895	8,141
Right-of-use assets obtained in exchange for new finance lease liabilities	1,376	—	1,376	—
Weighted average remaining lease term:
Operating leases	5.4		5.4
Finance leases	4.3		4.3
Weighted average discount rate:
Operating leases	4.6%		4.6%
Finance leases	4.7%		4.7%

The additional right of use assets was primarily acquired in the Tree Technologies, Energica, WAVE, and Solectrac acquisitions. The facilities acquired are primarily office buildings and warehouses in Asia, Europe and U.S. locations where they conduct business.

The future minimum lease payments required under operating and financing lease obligations as of September 30, 2022, having initial or remaining non-cancelable lease terms in excess of one year are summarized as follows (in thousands):

	Operating	Finance
September 30, 2022	Leases	Leases	Total
2022 (excluding the nine months ended September 30, 2022)	$1,165	$114	$1,279
2023	4,707	409	5,116
2024	3,453	409	3,862
2025	3,187	409	3,596
2026	2,610	282	2,892
2026 and thereafter	4,354	160	4,514
Total undiscounted lease liabilities	19,476	1,783	21,259
Less: imputed interest	(2,790)	(182)	(2,972)
Net lease liabilities	$16,686	$1,601	$18,287

In the nine months ended September 30, 2022, the Company executed two finance leases, a five-year automobile lease and short-term service center, through the acquisition of Energica, a manufacturer of high-performance electric motorcycles and two operating leases with a twelve-year and six-year term on the Company’s manufacturing and general headquarters located in Italy. In Asia, the Company acquired a two-year operating lease and renewed a two-year lease for a general office building for a manufacturing facility for EV bikes, scooters, and batteries. In the U.S., the Company acquired two operating leases, one of which has a two-year term for a general office building and the other lease, has a ten-year life for a warehouse and office facility used primarily for fabrication, assembly, production, and storage of battery-powered electric tractors. In addition, the Company acquired twelve finance leases on trucks purchased for business purposes with a four-year term for each vehicle.

As of September 30, 2022, the Company has entered four finance leases that have not yet commenced.

Note 13.   Promissory Notes

The following table summarizes the outstanding promissory notes as of September 30, 2022 and December 31, 2021 (dollars in thousands):

		September 30,		December 31,
		2022		2021
	Interest Rate	Principal Amount	Carrying Amount*	Principal Amount	Carrying Amount*
Convertible Debenture (a)	4%	$9,250	$9,250	$57,500	$57,809
Small Business Association Paycheck Protection Program (c)	1%	242	242	311	312
Tim ios	5.49	491	491	—	—
Energica lending arrangements	0.06% - 5.7%	3,250	3,250	—	—
Total		$13,233	13,233	$57,811	58,121
Less: Current portion			(11,674)		(58,121)
Long-term Note, less current portion			$1,559		$—

As of September 30, 2022 debts are classified as current and long term.

The weighted average interest rate for these borrowings is 3.8% and 4.0% as of September 30, 2022 and December 31, 2021, respectively.

As of September 30, 2022, and December 31, 2021 the Company was in compliance with all ratios and covenants.

(a)	$75.0 million Convertible Debenture due October 24, 2022 – YA II PN

On October 25, 2021, the Company executed a security purchase agreement with YA II PN, whereby the Company issued a convertible note of $75.0 million, and received aggregate gross proceeds of $75.0 million. The note is scheduled to mature on October 24, 2022 and bears interest at an annual rate of 4.0%, which would increase to 18.0% in the event of default. The note has a fixed conversion price of $1.88. The conversion price is not subject to adjustment except for subdivisions or combinations of common stock. The Company has the right, but not the obligation, to redeem a portion or all amounts outstanding under this note prior to the maturity date at a cash redemption price equal to the principal to be redeemed, plus accrued and unpaid interest. The note contained customary events of default, indemnification obligations of the Company and other obligations and rights of the parties. Commencing February 1, 2022, the Company has the obligation to redeem $8.3 million per month, against the unpaid principal. This amount may be reduced by any conversions by YA II PN or optional redemptions made by the Company.

On August 30, 2022, the Company and YA II PN agreed to amend the terms of the outstanding convertible note and entered into an amendment agreement dated August 29, 2022. As of August 29, 2022, the outstanding principal balance of the original debenture was $16.7 million. The amendments to the original debenture amended the principal amount to reflect the outstanding balance as of August 29, 2022, change the maturity date to January 29, 2023 and adjust the conversion price to the lower of $1.50 or 85.0% of the lowest daily VWAP during the 7 consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.20 per share of common stock. The Company shall not have the right to prepay any amounts due under the amended debenture prior to the maturity date without the Investor’s prior written consent.

During the nine months ended September 30, 2022, principal and accrued and unpaid interest in the amount of $7.5 million was converted into 20.6 million shares of common stock of the Company. Total interest expense recognized was $0.2 million and $1.2 million for the three and nine months ended September 30 2022.

During the three months ended December 31, 2021, principal and accrued and unpaid interest in the amount of $17.6 million was converted into 9.4 million shares of common stock of the Company. Total interest expense recognized was $0.4 million for the three months ended December 31, 2021.

(b)	Small Business Association Paycheck Protection Program

On April 10, 2020, the Company borrowed $0.3 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan was originally payable in 18 installments of $18,993 commencing on November 10, 2020, with a final payment due on April 10, 2022. With several amendments, the loan is currently payable monthly commencing on September 10, 2021, with a final payment due on April 10, 2025. The forgiveness application of the loan was submitted in August 2021. While the forgiveness application is under review, the Company has made payments totaling $31,674 of principal and interest during the year ended December 31, 2021 and $23,756 and $71,726 of principal and interest during the three and nine months ended September 30, 2022. Interest expense recognized in connection with this loan was $636 and $2,038 in the nine months ended September 30, 2022 and 2021, respectively for the Small Business Association Paycheck Protection Program.

On May 1, 2020 Grapevine borrowed $0.1 million at an annual rate of 1.0% from a commercial bank through the Small Business Association Paycheck Protection Program. The loan was originally payable in 18 installments of approximately $7,000 commencing on December 1, 2020, with a final payment due on May 1, 2022. With several amendments, the loan was payable commencing on October 1, 2021, with a final payment due on April 10, 2025. On April 20, 2021, the Company completed the disposal of Grapevine and the loan balance was deconsolidated from consolidated balance sheet.

(c)	Timios notes payable

Timios entered a promissory note of $0.6 million to finance insurance premium in the three months ended September 30, 2022. The interest rate is 5.49%. The loan is payable in 11 installment of $50,320 commencing on September 1, 2022.

(d)	Energica Lending Arrangements

Energica is party to eleven individual instruments with different counterparties in Italy comprising an aggregate outstanding unpaid balance of $0.5 million. These instruments provide working capital for the Energica manufacturing operations through the combination of accounts receivable factoring, vendor financing programs and other secured asset-based lending arrangements. The instruments bear interest rates ranging from 0.1% to 5.7%, with a weighted average interest rate of 3.1%. An amount of $1.7 million of the payable will be due within one year, and $1.6 million of the payable will due between 2026 and 2028 in installments ranging 8 to 51 months. Due to the nature of the lending arrangements providing working capital, these arrangements are primarily classified as current liabilities and are secured primarily by Energica’s related trade accounts receivable, inventory and other current assets.

Promissory Notes Issued and Repaid in the Year Ended December 31, 2021

During the year ended December 31, 2021, the Company issued several convertible debt instruments to YA II PN, the terms of which are summarized in the following table (principal and gross proceeds in thousands):

	YA II PN Note 1	YA II PN Note 2	YA II PN Note 3	YA II PN Note 4
Principal	$37,500	$37,500	$65,000	$80,000
Gross proceeds	$37,500	$37,500	$65,000	$80,000
Interest rate	4.0%	4.0%	4.0%	4.0%
Conversion price	$2.00	$3.31	$4.12	$4.95
Maturity dates	July 4, 2021	July 15, 2021	July 28, 2021	August 8, 2021

The conversion prices on the notes above were fixed, and were not subject to adjustment except for subdivisions or combinations of common stock. The Company had the right, but not the obligation, to redeem a portion or all amounts outstanding under these notes prior to their maturity date at a cash redemption price equal to the principal to be redeemed, plus accrued and unpaid interest. The notes contained customary events of default, indemnification obligations of the Company and other obligations and rights of the parties. In the event of default, the interest rate would increase to 18.0%.

During the year ended December 31, 2021, the notes, plus accrued and unpaid interest, were converted into 45.9 million shares of common stock of the Company, and one note of $80.0 million was repaid.

Vendor Notes Payable Repaid in the Year Ended December 31, 2021

On May 13, 2020, DBOT entered into a settlement agreement with a vendor whereby the existing agreement with the vendor was terminated, the vendor ceased to provide services, and all outstanding amounts were settled. In connection with this agreement, DBOT paid an initial $30,000 and executed an unsecured promissory note in the amount of $60,000, bearing interest at 0.25% per annum, and payable in two installments of $30,000. The first installment was due on December 31, 2020 and was repaid, the remaining payment was due on August 31, 2021 and was repaid.

In the three months ended March 31, 2020 the Company ceased to use the premises underlying one lease and vacated the real estate. In the three months ended June 30, 2020, the Company completed negotiations with the landlord to settle the remaining operating lease liability of $0.9 million by issuing a promissory note for $0.1 million, bearing an annual interest rate of 4.0%, and which was due and repaid as of December 31, 2021.

Note 14.   Stockholders’ Equity, Convertible Preferred Stock and Redeemable Non-controlling Interest

Convertible Preferred Stock

The Board of Directors has authorized 50.0 million shares of convertible preferred stock, $0.001 par value, issuable in series. As of September 30, 2022 and December 31, 2021, 7.0 million shares of Series A preferred stock were issued and outstanding. The Series A preferred stock shall be entitled to one vote per common stock on an as-converted basis and is only entitled to receive dividends when and if declared by the Board.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into ten fully paid and nonassessable shares of Common Stock, and redeemable at a stated dollar amount upon a merger/consolidation/change in control.

Upon the occurrence of a liquidation event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share equal to $0.50, as may be adjusted from time to time plus all accrued, but unpaid dividends, whether declared or not.

Common Stock

Our Board has authorized 1,500 million shares of common stock, $0.001 par value.

2022 Equity Transactions

The Company issued 1.1 million and 1.5 million shares during the three and nine months ended September 30, 2022 for professional service received and the employee stock option exercise.

SEPA agreement with YA II PN, Ltd

On September 1, 2022 the Company entered into SEPA with YA II PN and subsequently amended it on September 15, 2022. The Company will be able to sell up to 150.0 million shares of its common stock at the Company’s request any time during the 36 months following the date of the Amended SEPA’s entrance into force. The shares would be purchased at 95% of the market price and would be subject to certain limitations, including that YA could not purchase any shares that would result in it owning more than 4.99% of the Company’s common stock. Pursuant to the SEPA, the Company is required to register all shares which YA II PN may acquire. The Company is required to have a Registration Statement declared effective by the SEC before it can raise any funds using the SEPA. There are no other restrictions on future financing transactions. The SEPA does not contain any right of first refusal, participation rights, penalties or liquidated damages. The Company has paid YA Global II SPV, LLC, a subsidiary of YA II PN, a structuring fee in the amount of $10,000, and, on the Effective Date, the Company agreed to issue to YA II PN an aggregate of 0.6 million Common Shares, as a commitment fee. Unless earlier terminated as provided under the SEPA, the SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36 month anniversary of the Effective Date or (ii) the date on which the YA II PN shall have made payment of Advances pursuant to the SEPA for the Common Shares equal to the Commitment Amount. The Company issued 1.5 million shares as a commitment fee during the three and nine months ended September 30, 2022.

US Hybrid Escrow Shares

On July 12, 2022, the Company received 6,600,000 shares of common stock back from the escrow agent pursuant to the triggering of a legal condition that permitted the Company to reclaim 100% of the shares held in escrow. The Company has concluded that the return of these shares does not constitute a change in the purchase consideration of US Hybrid and accounts for this transaction as a Treasury Stock transaction in the third quarter of 2022.

Refer to Note 13 for information related to issuance of common stock with convertible notes, Note 16 for information related to the issuance to common stock for option exercise. The Company issued 1.1 million shares during the three and nine months ended September 30, 2022 for the services received.

2021 Equity Transactions

SEDA agreement with YA II PN, Ltd

On June 11, 2021, the Company entered into a SEDA with YA II PN. The Company will be able to sell up to 80.4 million shares of its common stock at the Company’s request any time during the 36 months following the date of the SEDA’s entrance into force. The shares would be purchased at (i) 95.0% of the Market Price if the applicable pricing period is two consecutive trading days or (ii) 96.0% of the Market Price if the applicable pricing period is five consecutive trading days, and, in each case, would be subject to certain limitations, including that YA II PN could not purchase any shares that would result in it owning more than 4.99% of the Company’s common stock. “Market Price” shall mean the lowest daily volume weighted average price of the Company’s common stock during the two or five consecutive trading days, as applicable, commencing on the trading day following the date the Company submits an advance notice to YA II PN. Pursuant to the SEDA, the Company is required to register all shares which YA II PN may acquire. The SEDA contains customary representations, warranties and agreements of the Company and YA II PN, indemnification rights and other obligations of the parties. YA II PN has covenanted not to cause or engage in any direct or indirect short selling or hedging of the Company’s shares of common stock. During the six months ended June 30, 2021, the Company issued 10.0 million shares of common stock for a total of $27.3 million.

Redeemable Non-controlling Interest

The Company and Qingdao formed an entity named New Energy. Qingdao entered into a capital subscription agreement for a total of RMB 200.0 million ($28.0 million), and made the first capital contribution of RMB 50.0 million ($7.0 million) in the three months ended March 31, 2020. The remaining RMB 150.0 million ($21.0 million) are payable in three installments of RMB 50.0 million ($7.0 million) upon New Energy attaining certain revenue or market value benchmarks.

The investment agreement stipulates that New Energy must pay Qingdao dividends at the rate of 6.0%. After one year, Qingdao may sell its investment to an institutional investor, and after three years may redeem its investment for the face amount plus 6.0% interest less dividends paid. The redemption feature was neither mandatory nor certain. Due to the redemption feature, the Company had classified the investment outside of permanent equity. Redeemable non-controlling interest is recorded as at the greater of (i) the redemption amount or (ii) the cumulative amount that would result from applying the measurement guidance in ASC 810.

In the year ended December 31 2021, Qingdao officially requested redemption of the invested funds and dividend, RMB 56.0 million ($7.9 million) in total. The Company has designated New Energy to pay the redemption price. After the payment, New Energy owns 100% of Qingdao. Because Qingdao Medici cannot complete its foreign exchange settlement prior to December 31, 2021, New Energy made the payment on behalf of Qingdao Medici. Qingdao, Qingdao Medici and New Energy agreed that Qingdao Medici will make the payment to Qingdao directly when it completes the foreign exchange settlement and Qingdao will return the money previously paid by New Energy to New Energy immediately after it receives the fund from Qingdao Medici.

The following table summarizes activity for the redeemable non-controlling interest (in thousands):

	Nine months ended
	September 30, 2022	September 30, 2021
Beginning balance	$—	$7,485
Initial investment	—	—
Accretion of dividend	—	347
Loss attributable to non-controlling interest	—	(195)
Adjustment to redemption value	—	195
Ending balance	$—	$7,832

Sales agreement with Roth Capital

On February 26, 2021, the Company entered into a sales agreement with Roth Capital. In accordance with the terms of the sales agreement, the Company may offer and sell from time to time through Roth Capital the Company’s common stock having an aggregate offering price of up to $150.0 million. The Company shall pay to Roth Capital in cash, upon each sale of such shares pursuant to the sales agreement, an amount equal to 3.0% of the gross proceeds from each sale of such shares. During the three months ended September 30, 2021, the Company issued 17.6 million shares of common stock and received net proceeds of $53.4 million after deducting $1.7 million commission and transaction fees.

Refer to Note 7 for information related to the issuance to common stock for acquisitions, Note 14 for information related to issuance of common stock with convertible notes, Note 17 for information related to the issuance to common stock for option exercise.

Note 15.   Related Party Transactions

(a) Long-Term Investment to Qianxi

In November 2019, the Company entered into a share transfer agreement with Shenma to acquire its 1.72% ownership in Qianxi for consideration of $4.9 million, which was to be paid in six installments. Shenma was required to complete the share transfer registration prior to May 31, 2020, otherwise it would be required to return the consideration to the Company. The Company has paid $0.5 million as of September 30, 2022 and December 31, 2021, and recorded it on the “Other Non-Current Assets”. The Company has requested that Shenma return the consideration provided and currently has full allowance against this receivable.

(b) Transaction with Dr. Wu. and his affiliates

As of September 30, 2022 and December 31, 2021, the Company has receivables of $0.2 million, respectively, due from Dr. Wu, the former Chairman of the Company, and his affiliates and recorded in “Amounts due from related parties” in the condensed consolidated balance sheets.

As of September 30, 2022 and December 31, 2021, the Company has payables of $0.7 million, respectively, due to Dr. Wu, the former Chairman of the Company, and his affiliates and recorded in “Amounts due to related parties” in the condensed consolidated balance sheets.

Service agreement with SSSIG

The Company entered a new consulting service agreement with SSSIG on April 20, 2021 for the period from April 1, 2021 through June 30, 2021 for $0.4 million. The service agreement includes employment transfer, financial transition, corporate documents handover, legal representative and board member change for the Company’s subsidiaries and affiliates. The Company recorded $0.4 million in the “Amount due to related parties.”

The Company entered a service agreement with SSSIG for the period from July 1, 2020 through June 30, 2021 for $1.4 million in exchange for consulting services from SSSIG, the services include but are not limited to human resources, finance and legal advice. The Company recorded the service charges of $0.4 million in “Professional fees” for the nine months ended September 30, 2021. The agreement was terminated in May 2021 and both parties agree that the service agreement has been completely performed and no payment is outstanding, and the termination shall not be regarded as a breach by either party. As a result, the Company recorded unpaid $0.6 million in “Other income (expense, net)” in the condensed consolidated statement of operations for the year ended December 31, 2021.

(c) Amounts due from and due to Glory

As of September 30, 2022 and December 31, 2021, the Company has payables of $0.2 million, respectively, due to Glory as a result of the transactions incurred in 2020 and is recorded in “Amount due to related parties”.

(d) Receivable due from Tree Technology minority shareholders

As of September 30, 2022, the Company has receivables of $0.3 million due from Tree Technology minority shareholders for the registered capital contribution of the entity

(e) Stock purchase consideration payable due to FNL

On April 20, 2021, Ideanomics entered into a stock purchase agreement with FNL, pursuant to which Ideanomics made an investment into FNL. The unpaid consideration of $0.1 million is recorded in the “Amount due to related parties” in the condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. Refer to Note 7 for additional information.

(e) Energica Notes Receivable

In October 2021 , the Company extended a revolving line of credit to Energica Motor Company in the amount of $4.5 million. The parent company of Energica Motor Company is Energica, of which the Company has 20% ownership.

On January 7, 2022, the Company entered into a loan agreement with Energica. Pursuant to this loan agreement, the Company may advance up to €5.0 million ($5.7 million) in installments at an annual interest rate of Euribor plus 2.0%. The purpose of the loan is to provide working capital during the motorcycle manufacturing and purchasing season.

The Company has provided a loan of $0.7 million to Energica Motor Company as of December 31, 2021, and recorded in “notes receivable from related party”in the condensed consolidated balance sheets. On March 14 2022, the Company acquired Energica, the loan is eliminated on the consolidated financial statements as of March 31, 2022. The interest income recognized on the consolidated income statements is $28,476 for the nine months ended September 30, 2022. During the three months ended March 31, 2021, the Company lent $1.4 million and $1.1 million to Energica Motor Company and Energica, respectively.

(f) Energica Acquisition

The Company loaned $1.8 million to Energica senior management to exercise their options during the three months ended March 31, 2022. In April, the Company purchased 847,156 shares from option exercise in another $1.3 million. the $1.8 million was converted into the purchase price of the shares. The total $3.1 million is considered part of the acquisition price of Energica acquisition.

Refer to Note 7 for the details

(g) Energica Purchases

During the three months and nine month ended September 30, 2022, Energica has purchased $0.1 million and $0.4 million, respectively, of material and services from three entities owned by one of its senior management team. The balance as of September 30, 2022 with these three entities are $1.2 million and recorded in “Amounts due to related parties” in the condensed consolidated Balance Sheets.

(h) Receivable due from Ocasia

In the three months ended September 30, 2021, SSE, one of Ideanomics’ subsidiaries, sent $0.2 million to Ocasia Group Holding LTD for the purpose of a business cooperation project. Ocasia returned $0.2 million in October 2021 because the project was put on hold.

(i) Receivable due from Mr. McMahon

In the three months ended September 30 2021, the Company paid his personal expense $0.1 million on behalf of Mr. McMahon and recorded as the “amount due from related parties” on the consolidated balance sheet.

(j) Promissory note with FNL

On June 7, 2022, the Company entered into a secured negotiable promissory note of $1.0 million with FNL. The note bears an interest rate of 6% and expires on March 7, 2023, or with a change of control of FNL, or in the event of default. The Company recorded $0.6 million impairment of this note during the three months ended September 30, 2022.

Note 16.   Share-Based Compensation

As of September 30, 2022, the Company had 22.4 million options outstanding.

The Company awards common stock and stock options to employees, consultants, and directors as compensation for their services, and accounts for its stock option awards to employees, consultants, and directors pursuant to the provisions of ASC 718. For the options with market conditions, the fair value of each award is estimated on the date of grant using Monte-Carlo valuation model and recognizes the fair value of each option as compensation expense over the derived service period. For the options with performance conditions, the fair value of each award is estimated on the date of grant using Black-Scholes Merton valuation model and recognizes the fair value of each option as compensation expense over the implicit service period. For Restricted stock and option awards only with service conditions, the fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period.

Effective as of December 3, 2010 and amended on August 3, 2018, the Company’s Board of Directors approved the 2010 Plan pursuant to which options or other similar securities may be granted. On October 22, 2020, the Company’s shareholders approved the amendment and restatement of the 2010 Plan. The maximum aggregate number of shares of common stock that may be issued under the 2010 Plan increased from 31.5 million shares to 56.8 million shares. As of September 30, 2022, options available for issuance are 16.7 million shares.

For the three months ended September 30, 2022 and 2021, total share-based payments expense was $2.2 million and $15.2 million, respectively. For the nine months ended September 30, 2022 and 2021, total share-based payments expense was $7.4 million and $19.2 million, respectively.

(a)Stock Options

The following table summarizes stock option activity for the nine months ended September 30, 2022:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life (Years)	Value
Outstanding at January 1, 2022	21,843,781	$1.74	—	$—
Granted	1,605,000	1.01	—	—
Exercised	(72,334)	0.53	—	—
Expired	(737,963)	2.48	—	—
Forfeited	(234,662)	2.30	—	—
Outstanding at September 30, 2022	22,403,822	1.67	7.51	—
Vested as of September 30, 2022	18,039,489	1.51	7.31	—
Expected to vest as of September 30, 2022	4,364,333	2.16	8.36	—

As of September 30, 2022, $5.8 million of total unrecognized compensation expense related to non-vested share options is expected to be recognized over a weighted average period of 1.16 years. The total intrinsic value of shares exercised in the nine months ended September 30, 2022 and 2021 was $0.0 million and $5.6 million, respectively. The total fair value of shares vested in the nine months ended September 30, 2022 and 2021 was $6.7 million and $5.4 million, respectively. Cash received from options exercised in the nine months ended September 30, 2022 and 2021 were $0.0 million and $8.4 million, respectively.

For the options with service conditions, the assumptions used to estimate the fair values of the stock options granted in the nine months ended September 30, 2022 and 2021 as follows:

Nine Months Ended
	September 30, 2022	September 30, 2021
Expected term (in years)	5.51-5.53	4.79-7.17
Expected volatility	123%-124%	112%-130%
Expected dividend yield	—%	—%
Risk free interest rate	1.69%-2.87%	0.51%-1.1%

For the options with market conditions, the assumptions used to estimate the fair values of the stock options granted in the nine months ended September 30, 2021 as follows:

Nine Months Ended
September 30, 2021
Expected term (in years)	1.88
Expected volatility	106.92%
Expected dividend yield	—%
Risk free interest rate	1.31%

(b)Warrants

In connection with certain of the Company’s service agreements, the Company issued warrants to service providers to purchase common stock of the Company.

		December 31,
	September 30, 2022	2021
	Number of	Number of
	Warrants	Warrants
	Outstanding and	Outstanding and	Exercise	Expiration
Warrants Outstanding	Exercisable	Exercisable	Price	Date
Service providers	—	200,000	$5.00	July 1, 2022
Service providers	—	700,000	2.50	July 1, 2022 - October 1, 2022
Service provider	—	100,000	7.50	January 1, 2023
Service provider	—	100,000	9.00	January 1, 2023
Total	—	1,100,000

(c)Restricted Shares

As of September 30, 2022, there was no unrecognized compensation cost related to unvested restricted shares.

Note 17.   Earnings (Loss) Per Common Share

The following table summarizes the Company’s earnings (loss) per share for the three and nine months ended September 30, 2022 and 2021 (USD in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Net earnings (loss) attributable to common stockholders	$(37,414)	$(51,811)	$(103,692)	$(64,986)
Basic weighted average common shares outstanding	494,061,205	473,829,962	496,392,410	432,989,602
Effect of dilutive securities
Convertible preferred shares- Series A	—	—	—	—
Convertible promissory notes	—	—	—	—
Diluted potential common shares	494,061,205	473,829,962	496,392,410	432,989,602
Earnings (loss) per share:
Basic	$(0.08)	$(0.11)	$(0.21)	$(0.15)
Diluted	$(0.08)	$(0.11)	$(0.21)	$(0.15)

Basic earnings (loss) per common share attributable to the Company’s shareholders is calculated by dividing the net loss attributable to the Company’s shareholders by the weighted average number of outstanding common shares during the period.

Diluted earnings (loss) per share is calculated by taking net loss, divided by the diluted weighted average common shares outstanding. Diluted net loss per share equals basic net loss per share because the effect of securities convertible into common shares is anti-dilutive.

The following table includes the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses and thus these shares were not included in the computation of diluted loss per share because the effect was antidilutive (in thousands):

	September 30,	December 31,
	2022	2021
Warrants	950	1,100
Options and RSUs	22,419	21,859
Series A Preferred Stock	933	933
Contingent shares	1,491	1,491
Convertible promissory note and interest	28,876	30,585
Total	54,669	55,968

Note 18.   Income Taxes

In general, the Company has net operating loss carryovers creating deferred tax assets that, to the extent that they do not offset deferred tax liabilities, are reduced by a 100% valuation allowance. Certain deferred tax liabilities cannot be offset by deferred tax assets. These consist of state deferred tax liabilities of certain US subsidiaries that file separate state tax returns and of certain foreign subsidiaries. The Company also has certain deferred tax liabilities that can only be 80% offset by deferred tax assets relating to net operating loss carryovers that can only offset 80% of taxable income. During the three months ended September 30, 2022 there was an income tax benefit of $0.4 million. This consisted principally of foreign income tax benefits. During the nine months ended September 30, 2022 there was an income tax benefit of $0.9 million. This consisted principally of $0.3 million state income tax benefits for US subsidiaries and $0.6 million of foreign income tax benefits.

In March 2022 approximately $4.7 million of deferred tax liabilities were recognized on the acquisition of Energica. These are included in “other liabilities” in the table in Note 7. The foreign income tax benefit for the three and nine months ended September 30, 2022, consists primarily of the reversal of some of this liability as a result of Energica losses.

During the three months ended September 30, 2021 there was an income tax benefit of $0.9 million, During the nine months ended September 30, 2021 there was an income tax benefit of $10.0 million. This benefit for the nine months ended September 30, 2021 principally consisted of a reduction in the Company’s valuation allowance that resulted from the acquisitions, US Hybrid and Solectrac in the second quarter, and, Timios and WAVE, in the first quarter. In the case of each acquisition, intangible assets were recognized for financial reporting purposes that were not recognized for income tax purposes. This, in combination with some smaller temporary differences of four acquired businesses, resulted in the recognition of $11.0 million deferred tax liabilities, none of which was in the three months ended September 30, 2021. The federal tax returns of all four acquired businesses have been included in the Ideanomics and subsidiaries consolidated U.S. federal tax return from the date of acquistion. WAVE has been included in the state tax returns of Ideanomics. The federal deferred tax liabilities, and the WAVE state deferred tax liabilities created, resulted in the valuation allowance on Ideanomics’ deferred tax assets being reduced by a similar amount. Ideanomics’ net deferred tax assets that had previously been judged to be more likely that not to be unable to reduce the Company’s income tax liability and consequently were completely offset by a valuation allowance. Once the acquisitions of four acquired businesses occurred, a portion of Ideanomics’ deferred tax assets could be utilized in offsetting the newly acquired deferred tax liabilities, this resulted in a one-time income tax benefit of $9.1 million during the nine months ended September 30, 2021.

Timios, US Hybrid and Solectrac have taxable income or loss reported on certain separate state tax returns and consequently have related state income tax expense or benefit. In the case of US Hybrid and Solectrac, which have losses, there are state income tax benefits consisting of those losses being used to reduce the state deferred tax liabilities recognized in the acquisitions. In the case of Timios, state income tax expense results from income. The net state income tax benefit for Timios, US Hybrid and Solectrac was $0.8 million and $0.6 million for the three and nine months ended September 30, 2021, respectively. The net foreign income tax benefit for Tree Technologies was $0.1 million and $0.3 million for the three and nine months ended September 30, 2021, respectively. There are no other material income tax expenses or benefits for the three and nine months ended September 30, 2021 because of net operating loss and deferred tax assets related to the net operating loss carryovers utilized had been offset by a valuation allowance. The Company had established a 100% valuation allowance against its net deferred tax assets, excluding Timios, US Hybrid and Solectrac’s’ net state deferred tax liabilities, due to its history of pre-tax losses and the likelihood that the deferred tax assets will not be realized.

At September 30, 2022 and December 31, 2021, the Company’s deferred tax assets do not include $0.3 million of potential deferred tax assets, arising in 2021, not recognized because they do not meet the threshold for recognition. If these assets were to be recognized, they would be fully offset by a valuation allowance. Other than these, there were no uncertain tax positions that would prevent the Company from recording the related benefit as of September 30, 2022 and December 31, 2021.

Note 19.   Commitments and Contingencies

Lawsuits and Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the business.

Vendor Settlement

In the year ended December 31, 2020, Ideanomics preliminarily settled a payable of $1.7 million with one vendor for $1.3 million. The settlement were conditioned upon factors which did not expire until three months from the date of the settlement; therefore, the Company recognized the gain of $0.4 million in the year ended December 31, 2020.

Shareholder Class Actions and Derivative Litigations

On July 19, 2019, a purported class action, aptioned Rudani v. Ideanomics, Inc. et al., was filed in the United States District Court for the Southern District of New York against the Company and certain of its then current and former officers and directors. The Amended Complaint alleged violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. Among other things, the Amended Complaint alleged purported misstatements made by the Company in 2017 and 2018, seeking damages. As part of a mediation, the parties reached a settlement for $5.0 million. The Court granted final approval of the settlement on January 25, 2022.

On June 28, 2020, a purported securities class action, captioned Lundy v. Ideanomics Inc. et al., was filed in the United States District Court for the Southern District of New York against the Company and certain current officers and directors of the Company. Additionally, on July 7, 2020, a purported securities class action captioned Kim v. Ideanomics Inc. et al, was filed in the Southern District of New York against the Company and certain current officers and directors of the Company. Both cases alleged violations of Section 10(b) and 20(a) of the Exchange Act arising from certain purported misstatements by the Company beginning in

September 2020 regarding its Ideanomics China division. On November 4, 2020, the Lundy and Kim actions were consolidated and the litigation is now titled “In re Ideanomics, Inc. Securities Litigation.” In December 2020, the Court appointed Rene Aghajanian as lead plaintiff and an amended complaint was filed in February 2021, alleging violations of Section 10(b) and 20(a) of the Exchange Act arising from certain purported misstatements by the Company beginning in March 2020 regarding its Ideanomics China division and seeking damages. The defendants filed a motion to dismiss on May 6, 2021. On March 15, 2022, the Court granted Defendants’ motions to dismiss in full and dismissed Plaintiff’s complaint. On April 14, 2022, Plaintiff sought leave to amend its complaint and Defendants opposed that request. The Court has not yet ruled on Plaintiff’s request to amend the complaint. While the Company believes that this action is without merit, there can be no assurance that the Company will prevail. We cannot predict the outcome of the pending request seeking leave to amend the complaint. The Company cannot currently estimate the possible loss or range of losses, if any, that it may experience in connection with this litigation.

On July 10, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Toorani v. Ideanomics, et al. The Complaint alleges violations of Section 14(a) of the Exchange Act 1934, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and corporate waste and seeks monetary damages and other relief on behalf of the Company. Additionally, on September 11, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Elleisy, Jr. v. Ideanomics, et al, alleging violations and allegations similar to the Toorani litigation. On October 10, 2020, the Court in the Elleisy and Toorani, consolidated these two actions. Additionally, on October 27, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the District of Nevada, captioned Zare v. Ideanomics, et al, alleging violations and allegations similar to the Toorani and Elleisy litigation. The Company and certain of the defendants have reached a settlement in which the Company has agreed to certain corporate governance and internal procedure reforms. The Court granted final approval on March 1, 2022.

Merger-related Litigation and Demand Letters

Following the announcement of the Company’s agreement to acquire VIA, the Company has received several demand letters on behalf of purported stockholders of the Company and the Company and certain of its officers and directors have been named as defendants in complaints filed and consolidated in the United States District Court for the Southern District of New York demanding the issuance of additional disclosures in connection with the merger. The specific complaints, all of which have been consolidated, have the following filing dates: Macmillan v. Ideanomics, Inc.et al.¸ December 2, 2021; Saee v. Ideanomics, et al., December 7, 2021; and Foran v. Ideanomics, Inc., et al., January 11, 2022. In those complaints, Plaintiffs allege that the Company’s Registration Statement on Form S-4 initially filed with the SEC on November 5, 2021, is false and misleading and purportedly omits material information regarding the Company’s acquisition of VIA. The Company believes that its disclosures comply fully with applicable law and that the demand letters and complaints are without merit. Nevertheless, in order to moot the purported deficiencies alleged in the demand letters and the complaints, avoid the risk of delaying the consummation of the merger, and minimize the costs, risks, and uncertainties inherent in litigation, the Company, without admitting any liability or wrongdoing, voluntarily provided certain supplemental disclosures. Nothing in those supplemental disclosures should be considered an admission of the legal necessity or materiality under applicable laws of any of the disclosures included. To the contrary, the Company denies all of the allegations in the demand letters and the complaints that any additional disclosures are required.

SEC Investigation

As previously reported, the Company is subject to an investigation by the Division of Enforcement of the United States Securities and Exchange Commission. The Company is cooperating with the investigation and has responded to requests for documents, testimony and information regarding various transactions and disclosures going back to 2017. At this point, we are unable to predict what the timing or the outcome of the SEC investigation may be or what, if any, consequences the SEC investigation may have with respect to the Company. However, the SEC investigation could result in additional legal expenses and divert management’s attention from other business concerns and harm our business. If the SEC were to determine that legal violations occurred, we could be required to pay civil penalties or other amounts, and remedies or conditions could be imposed as part of any resolution.

Ideanomics Audit Committee Investigation

On March 14, 2022, the Company’s then auditor, BDO informed the company that information related to the company’s operations in China indicated that an illegal act may have occurred. In response, the company’s Audit Committee engaged an Am Law 100 law firm and a nationally recognized forensics accounting firm to conduct a complete and thorough investigation and such investigation was completed by such parties to the Audit Committee’s satisfaction on July 17, 2022. The investigation concluded with no findings of improper or fraudulent actions or practices by the Company or any of its officers or employees with respect to any matters, including those raised by BDO.

Ideanomics, Inc. v. Silk EV Cayman LP

Silk executed a convertible promissory note in favor of Ideanomics on January 28, 2021, in the amount of $15.0 million plus interest. Payment of the original principal amount plus interest was due on January 28, 2022. Silk did not pay on the convertible promissory note when it became due. On April 27, 2022, Ideanomics filed suit against Silk in the Supreme Court of the State of New York, New York County, Index No 51668/2022 for non-payment of the convertible promissory note. Silk was timely served with the Summons and Notice of Motion for Summary Judgment in Lieu of Complaint.

On June 1, 2022, IIdeanomics agreed to dismiss the lawsuit without prejudice in exchange for Silk’s execution of a Confession of Judgment wherein Silk, through its Chairman, acknowledged its debt obligation under the convertible promissory note and agreed to a payment schedule, with interest continuing to run until payment in full at the rate of 6.0% per annum.

Following this agreement, Silk did not remit payment according to the payment schedule. On August 16, 2022, Ideanomics obtained a judgment against Silk for $16.4 million including prejudgment interest of 6.0%, which will accrue post-judgment interest of 9.0% until paid. It has not been paid.

Note 20.   Concentration of Credit and Foreign Currency Risks

Concentration of Credit Risks

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily consist of cash, cash equivalents, and accounts receivable. As of September 30, 2022 the Company’s cash and cash equivalents were held by financial institutions (located in the PRC, Hong Kong, Malaysia, the U.S. and Singapore) that management believes have acceptable credit. Accounts receivable are typically unsecured. The risk with respect to accounts receivable is mitigated by regular credit evaluations that the Company performs on its distribution partners and its ongoing monitoring of outstanding balances.

(a)	Foreign Currency Risks

A portion of the Company’s operating transactions are denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes in the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by laws to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to complete the remittance.

(b)	Cybersecurity Incident

The Company’s real estate services subsidiary, Timios, experienced a systems outage that was caused by a cybersecurity incident. Timios has engaged leading forensic information technology firms and legal counsel to assist its investigation into the incident. Although Timios is actively managing the impact of the cybersecurity incident, it has caused a delay or disruption to parts of Timios’ business, including its ability to perform its mortgage title, closing and escrow services offerings during the reporting period. Timios has since recovered their operation capabilities. The cybersecurity incident has had a material adverse impact on Timios’ revenues. Daily orders are increasing and the company anticipates that a significant amount of the business lost immediately after the cybersecurity incident will be recovered in 2022, although there can be no assurances in this regard. Timios promptly notified third-parties who may have been affected by this incident, and its insurer has offered a one year credit monitoring service to those who may have been affected.

Timios has since recovered their operational capabilities, and has implemented multiple safeguards against future incidents, including but not limited to the establishment of a Chief Information Security Officer and a Security Operations Center that monitors the system against cyber threats twenty four hours a day. Timios still has yet to recover a significant portion of business lost as a result of the incident. Timios is uncertain to what degree any further revenue will be recovered. A class action lawsuit was filed against Timios as a result of the systems outage, which was settled within the limits of its insurance coverage. Timios has filed a claim with its insurer to recover a portion of the lost revenues and profits for the period from July 26, 2021 through January 27, 2022.

Note 21.   Contingent Consideration

The following table summarizes information about the Company’s financial instruments measured at fair value on a recurring basis, grouped into Level 1 to 3 based on the degree to which the input to fair value is observable (in thousands):

	September 30, 2022
	Level I	Level II	Level III	Total
DBOT - Contingent consideration1	$—	$—	$649	$649
Tree Technology - Contingent consideration2	—	—	119	119
Solectrac - Contingent consideration3	—	—	100	100
Total	$—	$—	$868	$868

	December 31, 2021
	Level I	Level II	Level III	Total
DBOT - Contingent consideration1	$—	$—	$649	$649
Tree Technology - Contingent consideration2	—	—	250	250
Solectrac - Contingent consideration3	—	—	$100	100
Total	$—	$—	$999	$999

1This represents the liability incurred in connection with the acquisition of DBOT shares during the three months ended September 30, 2019 and as remeasured as of April 17, 2020. The contractual period which required periodic remeasurement has expired, and therefore the Company will not remeasure this liability in the future. The fair value of DBOT contingent consideration as of September 30, 2022 was valued using the Black-Scholes Merton method. The Company issued 11.3 million shares during the year ended December 31, 2021 and partially satisfied this liability. No shares have been issued in the nine months ended September 30, 2022.

2This represents the liability incurred in connection with the acquisition of Tree Technology shares during the three months ended December 31, 2019 and as subsequently remeasured as of December 31, 2021 and 2020. The fair value of the Tree Technology contingent consideration was valued using a probability-weighted discounted cash flow approach.

3This represents the liability incurred in connection with the acquisition of Solectrac. The liability represents the fair value of the three contingent considerations that were entered into at closing. The fair value was determined using Monte-Carlo simulations.

DBOT Contingent Consideration

The fair value of the DBOT contingent consideration as of March 31, 2020 and December 31, 2019 was valued using the Black-Scholes Merton model.

The significant unobservable inputs used in the fair value measurement of the contingent consideration includes the risk-free interest rate, expected volatility, expected term and expected dividend yield. The following table summarizes the significant inputs and assumptions used in the model:

	March 31,	December 31,
	2020	2019
Risk-free interest rate	0.1%	1.6%
Expected volatility	30%	30%
Expected term (years)	0.08	0.25
Expected dividend yield	—%	—%

Tree Technologies Contingent Consideration

The fair value of the Tree Technologies contingent consideration as of September 30, 2022 and December 31, 2021, was valued using a probability-weighted discounted cash flow approach which incorporates various estimates, including projected gross revenue for the periods, probability estimates, discount rates and other factors. Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement.

The following table summarizes the significant inputs and assumptions used in the probability-weighted discounted cash flow approach:

		December 31,
	September 30, 2022	2021
Weighted-average cost of capital	15.0%	15.0%
Probability	5%-20%	5%-10%

Solectrac Contingent Consideration

The fair value of the Solectrac contingent consideration as of September 30, 2022 was valued using a Monte-Carlo simulation model. The significant unobservable inputs include volatility, discount rate and the risk free rate, Significant increases or decreases in any of those inputs in isolation would result in a significantly different fair value measurement. The following table summarizes the significant inputs and assumptions used in the model:

September 30, 2022
Risk-free interest rate	3.4%
Expected volatility	25.0%
Expected discount rate	13.1%

The following table summarizes the reconciliation of Level 3 fair value measurements (in thousands):

Contingent
Consideration
January 1, 2022	$999
Remeasurement loss/(gain) recognized in the statement of operations	(131)
September 30, 2022	$868

Note 22.   Subsequent Events

YA PN II SDPA

On October 25, 2022, the company entered into a SDPA with YA II PN, and simultaneously consummated the sale of a secured convertible debenture in a private placement in the principal amount of $6.5 million subject to a lien on all the assets of the Company; the Company received a net amount of $4.875 million after payment of the agreed upon financing fee of $1.5 million and expenses of $125,000. The principal, accrued and unpaid interest, and any other amounts outstanding pursuant to the terms of the debenture will mature on February 24, 2023, unless earlier converted or redeemed by the Company. Interest shall accrue on the outstanding principal at an annual rate equal to 8%; provided that such interest rate shall be increased to 18% upon an event of default. At any time before the maturity date, the Investor may convert the debenture at its option into shares of the Company’s common stock at a variable conversion price of 95% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than $0.05 per share.

Under the SDPA, the Company within one year from the closing, agreed to affect a reorganization, pursuant to which the equity securities of the certain subsidiaries shall be distributed to, and such subsidiaries will therefore become, subsidiaries of a newly-formed holding company. Under an option agreement, the Company and each of the subsidiaries are granting to YA PN II an option to purchase (a) (i) an amount of shares of common stock of Timios and (ii) an amount of shares of common stock of Justly, which, in each case, shall represent twelve percent of the then issued and outstanding Timios common stock and Justly common stock, as applicable, at the time the spin-off call right is effected, and (b) (i) an amount of shares of the Timios New Shares, and (ii) an amount of shares of new common stock of Justly, which, in each case for each entity, shall represent (x) three percent (3%) of the outstanding share capital on an economic basis, and (y) at least fifty-one percent (51%) of the outstanding voting power of such entity.

As noted above, the company has committed to spin out its ownership of Timios and Justly within twelve months. We expect that the spin out may result in the deconsolidation of these businesses. Timios is a nationwide title and settlement solutions provider and as of and for the nine months ended September 30, 2022 generated approximately $27.0 million in revenue and accounted for approximately $20.4 million of non-current assets.

YA PN II convertible debenture

During October 2022, YA PN II converted the remaining outstanding balance at September 30, 2022 of $16.7 million into a cumulative 43.7 million shares pursuant to the provisions of the convertible debenture, as amended on August 29, 2022. Consequently, there is no remaining outstanding balance on the debenture and no repayments or interest was paid in cash in October.

VIA Convertible Promissory Note

Subsequent to October 31, 2022 and through December 23, 2022, the company invested an additional $2.4 million in VIA through the convertible promissory note detailed in note 6 above.

Sale of Preferred Shares

On November 14, 2022, the company executed a securities purchase agreement with Acuitas Capital. Pursuant to the terms of this agreement, Acuitas agreed to purchase convertible preferred shares with an aggregate purchase value of $20 million. The agreement provides for the closing of the preferred shares in conjunction with three defined closing events. The first closing of $5 million was completed on November 14, 2022 upon execution of the securities purchase agreement. The second closing of $5 million will be completed when the current S-1 registration statement has been declared effective by the SEC. The third closing of $10 million will be completed when a subsequent registration statement covering the sale of the securities cover under this agreement has been declared effective by the SEC.

Vendor Settlement Agreement

On December 1, 2022, the company executed an agreement with VIA Motors and a commercial vendor to VIA Motors. Pursuant to this agreement, the company will issue 15 million restricted shares to the vendor in settlement of amounts owed by VIA Motors to the vendor in the amount of approximately $4.1 million. In consideration of the issuance of the shares, VIA Motors has increased the balance owed to the company under the convertible promissory note in a corresponding value of $4.1 million. As of December 2, 2022, the company has not yet issued the shares to the vendor.

Promissory Note – Tillou Management

Effective December 13, 2022, the Company promised to pay to the order of Tillou Management and Consulting LLC, an entity controlled by Vince McMahon, the father of the Company’s Executive Chairman, the principal amount of $2 million, due on demand any time after January 15, 2023. The principal amount outstanding under the note accrues interest at 20% per annum. As collateral for the Company’s obligations under the note, the Company granted to the noteholder a security interest in certain secured collateral with recorded value of $2.4 million. Pursuant to a subordination agreement entered into among the Company, YA PN II and the noteholder, YA PN II consented to Tillou’s security interest in the secured collateral up to an aggregate of $2.4 million and agreed to subordinate its security interest in the secured collateral to Tillou’s security interest up to an aggregate of $2.4 million.

Cautionary Note Regarding Forward Looking Statements

This Form 10-Q contains “forward-looking” statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “believe”, “continue”, or other similar words. You should read statements that contain these words carefully because they discuss the Company’s future expectations, contain projections of the Company’s future results of operations or financial condition or state other “forward-looking” information. The Company believes that it is important to communicate its future expectations to its investors. However, these forward-looking statements are not guarantees of future performance and actual results may differ materially from the expectations that are expressed, implied or forecasted in any such forward-looking statements. There may be events in the future that we are unable to accurately predict or control, including weather conditions and other natural disasters which may affect demand for the Company’s products, and the product-development and marketing efforts of its competitors. Examples of these events are more fully described in the Company’s 2020 Form 10-K under Part I. Item 1A. Risk Factors.

Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the Company files from time to time with the SEC, particularly its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, Current Reports on Form 8-K and all amendments to those reports.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount Paid
or to be Paid
SEC registration fee	$8,516
Legal fees and expenses	$200,000
Accounting fees and expenses	$270,000
Miscellaneous fees and expenses	$50,000
Total	$528,516

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as s director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

Fiscal Quarter Ended September 30, 2022 (the “Third FQ 2022”)

We did not sell any equity securities during the Third FQ 2022 that were not previously disclosed in a current report on Form 8 K that was filed during the Third FQ 2022.

Fiscal Quarter Ended June 30, 2022 (the “Second FQ 2022”)

We did not sell any equity securities during the Second FQ 2022 that were not previously disclosed in a current report on Form 8-K that was filed during the Second FQ 2022.

Fiscal Quarter Ended March 31, 2022 (the “First FQ 2022”)

We did not sell any equity securities during the First FQ 2022 that were not previously disclosed in a current report on Form 8-K that was filed during the First FQ 2022.

Fiscal Year Ended December 31, 2021 (the “FY 2021”)

We did not sell any equity securities during the FY 2021 that were not previously disclosed in a Quarterly Report on Form 10-Q or a current report on Form 8-K that was filed during the FY 2021.

Fiscal Year Ended December 31, 2020 (the “FY 2020”)

We did not sell any equity securities during the FY 2020 that were not previously disclosed in a Quarterly Report on Form 10-Q or a current report on Form 8-K that was filed during the FY 2020.

Fiscal Year Ended December 31, 2019 (the “FY 2019”)

We did not sell any equity securities during the FY 2019 that were not previously disclosed in a Quarterly Report on Form 10-Q or a current report on Form 8-K that was filed during the FY 2019.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1

Agreement and Plan of Merger by and among Ideanomics, Inc. and the stockholders of Wireless Advanced Vehicle Electrification, Inc. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on January 19, 2021]

2.2

Agreement and Plan of Merger by and among the Company, US Hybrid Corporation, USH Merger Corp. and Dr. Gordon Abas Goodarzi [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on May 14, 2021]

2.3

Agreement and Plan of Merger by and among the Company, Solectrac, SolectracMerger Corp. and certain other securityholders [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on June 17, 2021]

2.4

Agreement and Plan of Merger, dated August 30, 2021, by and among Ideanomics, Inc., Longboard Merger Corp., Via Motors International, Inc. and Shareholder Representative Services LLC [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 3, 2021]

2.5

Amendment No. 1 to Agreement and Plan of Merger by and among the Company, Longboard Merger Corp., Via Motors International, Inc., and Shareholder Representative Services LLC [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on May 23, 2022]

2.6

Amendment No. 2 to Agreement and Plan of Merger by and among the Company, Longboard Merger Corp., Via Motors International, Inc., and Shareholder Representative Services LLC [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on June 16, 2022]

3.1	Articles of Incorporation of the Company, as amended to date [incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 30, 2012]

3.2	Second Amended and Restated Bylaws, adopted on January 31, 2014 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 6, 2014]

3.3

Amendment No. 1 to the Second Amended and Restated Bylaws, adopted on March 26, 2015 [incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 30, 2015]

3.4

Amendment No. 2 to the Second Amended and Restated Bylaws, adopted on November 20, 2015. [incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 24, 2015]

3.5

Amendment No. 3 to the Second Amended and Restated Bylaws, adopted November 10, 2021 [incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

3.6	Certificate of Designation of Series A Preferred Stock [incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on August 23, 2010]

3.7

Certificate of Designation of Series B Preferred Stock, as corrected by Certificate of Correction [incorporated by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on September 2, 2022]

3.8	Certificate of Designation of Series C Preferred Stock [incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 31, 2012]

3.9	Certificate of Designation of Series D 4% Convertible Preferred Stock [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on July 11, 2013]

3.10	Certificate of Designation of Series E Convertible Preferred Stock [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 6, 2014]

3.11

Certificate of Withdrawal of Designation relating to the Series B Preferred Stock, filed with the Secretary of State of Nevada on November 16, 2022 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

3.12

Certificate of Withdrawal of Designation relating to the Series C Preferred Stock, filed with the Secretary of State of Nevada on November 16, 2022 [incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

3.13

Certificate of Withdrawal of Designation relating to the Series D Preferred Stock, filed with the Secretary of State of Nevada on November 16, 2022 [incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

3.14

Certificate of Withdrawal of Designation relating to the Series E Preferred Stock, filed with the Secretary of State of Nevada on November 16, 2022 [incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

3.15

Certificate of Designation of Series B Convertible Preferred Stock, filed with the Secretary of State of Nevada on November 17, 2022 [incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

4.1

Warrant To Purchase Common Stock dated as of November 14, 2022, issued to Acuitas Capital, LLC [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

5.1#	Opinion of Sherman & Howard L.L.C.

10.1	Amended and Restated 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 28, 2022]

10.2	Forms of Stock Option Agreement [Incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-8 (File No. 001-35561) filed on January 28, 2020]

10.3	Form of Restricted Stock Grant Agreement [Incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-8 (File No. 001-35561) filed on January 28, 2020]

10.4

Strategic Cooperation agreement between Qingdao Chengyang Xingyang Development and Investment Co., Ltd., Beijing Seven Star Global Culture Development Co., Ltd. and Ideanomics [incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 10-Q (File No. 001-35561) filed on May 11, 2020]

10.5

Standby Equity Distribution Agreement, dated as of September 4, 2020, by and between Ideanomics, Inc. and YA II PN, Ltd [incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K (File No. 001-35561) filed on September 10, 2020]

10.6†

Employment Agreement, dated August 5, 2020, by and between the Company and Mr. Conor J. McCarthy [incorporated by reference to Exhibit 10.6 to the Company’s Report on Form 10-Q (File No. 001-35561) filed on August 11, 2020]

10.7†

Employment Agreement, dated July 31, 2020, by and between the Company and Mr. Alfred P. Poor [incorporated by reference to Exhibit 10.7 to the Company’s Report on Form 10-Q (File No. 001-35561) filed on August 11, 2020]

10.8

Stock Purchase Agreement, by and among Ideanomics, Timios Holding Corp. and the stockholders of Timios Holding Corp [incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K (File No. 001-35561) filed on November 12, 2020]

10.9

An automobile sales contract between the Company and Meihao Travel (Hangzhou) Automobile Technology Co., Ltd. [incorporated by reference to Exhibit 10.142 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 31, 2021]

10.10

Payment agreement among the Company, Meihao Travel (Hangzhou) Automobile Technology Co., and BYD (HK) Co., Ltd. [incorporated by reference to Exhibit 10.143 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 31, 2021]

10.11

Stock purchase agreement, dated October 2, 2020, between the Company and Solectrac, Inc. [incorporated by reference to Exhibit 10.144 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 31, 2021]

10.12

Shareholder agreement, dated October 20, 2020, by and among Solectrac, Inc. and each of the shareholders [incorporated by reference to Exhibit 10.145 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on March 31, 2021]

10.13

Convertible Debenture between the Company and YA II PN, Ltd, dated January 4, 2021 in the principal amount of $37,500,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on January 8, 2021]

10.14

Convertible Debenture between the Company and YA II PN, Ltd, dated January 15, 2021 in the principal amount of $37,500,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on January 22, 2021]

10.15

Convertible Promissory Note between the Company and Slk EV Cayman LP, dated January 28, 2021 in the principal amount of $15,000,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 1, 2021]

10.16

Convertible Debenture between the Company and YA II PN, Ltd, dated January 28, 2021 in the principal amount of $65,000,000 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 1, 2021]

10.17

Simple Agreement for Future Equity between the Company and Technology Metals Market Limited, dated January 28, 2021 in the principal amount of £1,500,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 3, 2021]

10.18

Convertible Debenture between the Company and YA II PN, Ltd, dated February 8, 2021 in the principal amount of $80,000,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on February 12, 2021]

10.19

Sales Agreement by and between Ideanomics, Inc. and Roth Capital Partners, LLC, dated as of February 26, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on March 1, 2021]

10.20

Investment Agreement between the Company and Energica Motor Company, dated March 3, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on March 4, 2021]

10.21	Employment Agreement, effective April 5, 2021, with Kristin Helsel [incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on April 5, 2021]

10.22

Agent Agreement between Tree Technologies SDN BHD and PT Pasifik Sakti Enjinring, dated April 14, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on April 14, 2021]

10.23

Stock Purchase Agreement between the Company and FNL Technologies, Inc., dated April 20, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on April 26, 2021]

10.24

Standby Equity Distribution Agreement, dated as of June 11, 2021, by and between Ideanomics, Inc. and YA II PN, Ltd. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on June 11, 2021]

10.25

Controlled Equity Offering Sales Agreement by and between Ideanomics, Inc. and Cantor Fitzgerald & Co. dated as of August 12, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 13, 2021]

10.26	Form of Voting and Support Agreement, dated August 30, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 3, 2021]

10.27

Secured Convertible Promissory Note issued by VIA Motors International, Inc. to Ideanomics, Inc. [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 3, 2021]

10.28

Convertible Debenture between the Company and YA II PN, Ltd, dated October 25, 2021 in the principal amount of $75,000,000 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 29, 2021]

10.29	Framework Agreement, dated September 15, 2021 [incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.30	Shareholders Agreement, dated September 15, 2021 [incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.31

Employment Agreement of Robin Mackie, dated as of August 29, 2021 [incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.32

Subscription Agreement dated as of July 26, 2021, and entered into between the Company and the MDI Keeper’s Fund, L.P. [incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.33

Investment Agreement relating to PRETTL Electronics Automotive GmbH [incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.34

Shareholders’ Agreement relating to PRETTL Electronics Automotive GmbH [incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35561) filed on November 23, 2021]

10.35	Shareholders Agreement, dated December 29, 2021 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 29, 2021]

10.36

Amendment No. 1 to Secured Convertible Promissory Note by and between the Company and VIA Motors International, Inc. [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on May 23, 2022]

10.37

Secured Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of May 20, 2022 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on May 23, 2022]

10.38

Amendment No. 1 to Secured Convertible Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of June 17, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on July 18, 2022]

10.39

Amendment No. 2 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of June 17, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on July 18, 2022]

10.40

Amendment No. 3 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of July 12, 2022 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on July 18, 2022]

10.41

Amendment No. 2 to Secured Convertible Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of July 19, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on July 25, 2022]

10.42

Amendment No. 3 to Secured Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of August 15, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 19, 2022]

10.43

Amendment No. 4 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of August 15, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 19, 2022]

10.44

Amendment Agreement by and between the Company and YA II PN, LTD. dated as of August 29, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 31, 2022]

10.45

Amendment and Restated Convertible Debenture dated as of August 29, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 31, 2022]

10.46

Escrow Agreement by and among the Company, YA II PN, LTD., and Transfer Online, Inc. dated as of August 30, 2022 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on August 31, 2022]

10.47

Standby Equity Purchase Agreement, dated as of September 1, 2022, by and between Ideanomics, Inc. and YA II PN, Ltd. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 2, 2022]

10.48

Amendment No. 5 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of September 7, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 13, 2022]

10.50

Amended and Restated Standby Equity Purchase Agreement, dated as of September 14, 2022, by and between Ideanomics, Inc. and YA II PN, Ltd. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 16, 2022]

10.51

Separation Agreement, dated September 16, 2022, by and between the Company and Mr. Conor J. McCarthy. [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 20, 2022]

10.52

Employment Agreement, dated September 16, 2022, by and between the Company and Mr. Stephen Johnston. [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 20, 2022]

10.53

Amendment No. 6 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of September 12, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 22, 2022]

10.54

Amendment No. 7 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of September 16, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on September 22, 2022]

10.55

Amendment No. 8 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of September 28, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 3, 2022]

10.56	Secured Debenture Purchased Agreement dated October 25, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 26, 2022]

10.57	Secured Convertible Debenture dated October 25, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 26, 2022]

10.58	Pledge Agreement dated October 25, 2022 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 26, 2022]

10.59	Option Agreement dated October 25, 2022 [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 26, 2022]

10.60

Amendment No. 9 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of October 27, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on October 28, 2022]

10.61

Amendment No. 10 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of November 2, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 4, 2022]

10.62

Amendment No. 4 to the Secured Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of October 28, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 10, 2022]

10.63

Securities Purchase Agreement dated as of November 14, 2022, by and between the Company and Acuitas Capital, LLC [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

10.64

Registration Rights Agreement dated as of November 14, 2022, by and between the Company and Acuitas Capital, LLC [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on November 18, 2022]

10.65

Amendment No. 11 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of December 6, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 12, 2022]

10.66

Amendment No. 5 to Secured Promissory Note No. 1 issued by VIA Motors International, Inc. dated as of December 6, 2022 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 12, 2022]

10.67

Amendment No. 12 to Secured Convertible Promissory Note issued by VIA Motors International, Inc. dated as of December 19, 2022 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 19, 2022]

10.68

Promissory Note between Ideanomics, Inc. and Tillou Management and Consulting LLC, dated December 13, 2022. [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 19, 2022]

10.69

Pledge Agreement between Ideanomics, Inc. and Tillou Management and Consulting LLC, dated December 13, 2022. [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 19, 2022]

10.70

Subordination Agreement among Ideanomics, Inc., Tillou Management and Consulting LLC and YA PN II, dated December 13, 2022. [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 19, 2022]

10.71

Subordination Agreement among Ideanomics, Inc., Tillou Management and Consulting LLC and YA PN II, dated December 13, 2022. [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-35561) filed on December 19, 2022]

21#	List of subsidiaries of the registrant

23.1#	Consent of BF Borgers CPA PC

23.2#	Consent of Grassi & Co, CPAs, P.C., Independent Registered Public Accounting Firm

23.3#	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1 hereto)

24.1#	Power of Attorney (included on the signature page to this Registration Statement on Form S-1)

99.1	Risk Factors in connection with VIA Merger [incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K (File No. 001-35561) filed on September 2, 2022]

99.2#	Opinion of DaHui Lawyers

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definitions Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

107#	Filing Fee Table

# Previously filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 20, 2023.

IDEANOMICS, INC.

By:	/s/ Alfred P. Poor
Alfred P. Poor
Chief Executive Officer

By:	/s/ Stephen Johnston
Stephen Johnston
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alfred P. Poor
Alfred P. Poor	Chief Executive Officer (Principal Executive Officer), Director	January 20, 2023

/s/ Stephen Johnston
Stephen Johnston	Chief Financial Officer (Principal Financial Officer)	January 20, 2023

*
Shane McMahon	Chairman	January 20, 2023

*
James S. Cassano	Director	January 20, 2023

*
Jerry Fan	Director	January 20, 2023

* By:	/s/ Alfred P. Poor
Alfred P. Poor
Attorney-in-fact